UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CELSUS THERAPEUTICS PLC

(Exact name of Registrant as specified in its charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:
Ordinary Shares, par value £0.01 (Ordinary Shares), represented by American Depositary Shares (ADSs), each representing ten (10) Ordinary Shares, of Celsus Therapeutics Plc, or Celsus.

2.	Aggregate number of securities to which transaction applies:
849,949,588 Ordinary Shares of Celsus to be issued pursuant to that Share Exchange Agreement, or Acquisition Agreement, dated as of July 10, 2015, by and among Celsus and RPC Pharma Limited, assuming the exchange ratio determined based on information as to equity ownership as of July 13, 2015 and other assumptions discussed in this proxy statement and Celsus’s equityholders owning 8.32% of the combined company and Volution’s equityholders owning 91.68% of the combined company on a fully diluted basis.

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Calculated solely for the purpose of determining the filing fee. The maximum aggregate value was determined based upon the product of (i) 849,949,588 Ordinary Shares of Celsus and (ii) $.059 (value of one-tenth of one ADS of Celsus, based on the average of high and low prices of Celsus’s ADSs as reported on the NASDAQ Capital Market on July 13, 2015). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the amount calculated in the preceding sentence by 0.0001162.

4.	Proposed maximum aggregate value of transaction: $50,198,023

5.	Total fee paid: $5,833.01

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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2.	Form, Schedule or Registration Statement No.:

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4.	Date Filed:

To the Shareholders of Celsus Therapeutics Plc:

You are cordially invited to attend the general meeting of the shareholders of Celsus Therapeutics Plc, organized under the laws of England and Wales, which we refer to as “we”, “Celsus”, or the “Company”, which will be held at [•], local time, on [•], [•], 2015, at [•], unless postponed or adjourned to a later date. This is an important meeting that affects your investment in Celsus.

On July 10, 2015, Celsus and RPC Pharma Limited (“RPC”) entered into a Share Exchange Agreement (the “Acquisition Agreement”) pursuant to which Celsus will purchase all of the capital stock of Volution Immuno Pharmaceuticals SA (“Volution”) from RPC, Volution’s sole shareholder, in exchange for ordinary shares of Celsus (the “Acquisition”). Immediately following the effective time of the Acquisition, we anticipate that the securityholders of Celsus as of immediately prior to the effective time of the Acquisition will own 8.32% of the combined company and RPC will own 91.68% of the combined company on a fully diluted basis. The Acquisition has been approved by the boards of directors of both Celsus and RPC and is expected to close in [•], subject to certain approvals of the shareholders of each company as well as other customary conditions.

At the effective time of the Acquisition, the officers of Celsus will include Gur Roshwalb, M.D., Chief Executive Officer, Dov Elefant, Chief Financial Officer, Clive Richardson, Chief Operating Officer, and the key employees will include Miles Nunn, D.Phil., Chief Scientific Officer, and Wynne Weston Davies, M.D., UK Medical Director. At the effective time of the Acquisition, the combined company is expected to initially have a seven member board of directors, comprised of Ray Prudo, M.D. as Executive Chairman, Clive Richardson, Mark Cohen as Vice Chairman, Gur Roshwalb, M.D., David Sidransky, M.D., Allan Shaw and Johnson Yiu Nam Lau, M.D. Following the Acquisition, the headquarters of Celsus will be located at 24 West 40th Street, 8th Floor, New York, NY 10018.

Celsus’s ADSs are currently listed on The NASDAQ Capital Market under the symbol “CLTX”. Prior to consummation of the Acquisition, Celsus intends to file an initial listing application with The NASDAQ Capital Market pursuant to NASDAQ “change of control” rules. After completion of the Acquisition, Celsus will be renamed “Akari Therapeutics, Plc” and expects to trade on The NASDAQ Capital Market under the symbol “[•]”.

Celsus is holding the general meeting of shareholders in order to obtain the shareholder approvals necessary to complete the Acquisition and related matters (the “General Meeting”). At the General Meeting, Celsus will ask its shareholders to (1) approve the issuance of ordinary shares, par value £0.01 (“Ordinary Shares”) of Celsus to RPC pursuant to the Acquisition Agreement, (2) to change the Company’s name to “Akari Therapeutics, Plc” (3) elect Ray Prudo as a director of the Company, as a Class C Director as stated in Article 19.2.3 of the Articles of Association of the Company, to serve for a three year term commencing upon the completion of the Acquisition, (4) elect Clive Richardson as a director of the Company, as a Class B Director as stated in Article 19.2.2 of the Articles of Association of the Company, to serve for a two year term commencing upon the completion of the Acquisition, (5) approve a proposed amendment to the Company’s 2014 Equity Incentive Plan to increase the number of shares available for the grant of awards by 135,277,420 shares provided that the Acquisition is completed and (6) to set the cap on aggregate director fees (excluding executive Director remuneration) in article 27.1 of the Celsus’ Articles of Association at US$500,000 per annum, such sum to be automatically increased at the end of each fiscal year of Celsus by the same percentage increase as the increase in the U.S. consumer Prices Index as published by the U.S. Bureau of Labor Statistics over that fiscal year.

After careful consideration, Celsus’s board of directors has approved the Acquisition Agreement and the proposals referred to above, and has determined that they are advisable, fair and in the best interests of Celsus’s shareholders. Accordingly, Celsus’s board of directors unanimously recommends that our shareholders vote FOR each of the proposals (1) through (6) described in the preceding paragraph.

Your vote is very important, regardless of the number of shares you own.  Whether or not you expect to attend the General Meeting in person, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the General Meeting.

More information about Celsus, Volution and the proposed transactions is contained in this proxy statement. Celsus urges you to read the accompanying proxy statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 14.

Celsus is excited about the opportunities the Acquisition brings to its shareholders, and thank you for your consideration and continued support.

Yours sincerely,

/s/ Gur Roshwalb

Gur Roshwalb, M.D.
Chief Executive Officer and Director

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the acquisition described in this proxy statement or the Celsus Ordinary Shares to be issued in connection with the acquisition or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [•], 2015, and is first being mailed to Celsus shareholders on or about [•], 2015.

CELSUS THERAPEUTICS PLC

The Gridiron Building
One Pancras Square
C/O Pearl Cohen Zedek Latzer Baratz UK LLP
London, N1C 4AG, United Kingdom
+44-203-318-3004

NOTICE OF GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON [•], 2015

Dear Shareholders of Celsus Therapeutics Plc:

You are cordially invited to attend the general meeting (the “General Meeting”) of the shareholders of Celsus Therapeutics Plc, (“Celsus” or the “Company”), to be held at [•], local time, on [•], 2015, at [•], for the purpose of considering and, if thought fit, passing the following resolutions, of which Proposal No. 2 will be proposed as a special resolution and the remaining Proposals will be proposed as ordinary resolutions:

1.	To approve the issuance of Celsus’s ordinary shares, par value £0.01 (“Ordinary Shares”) pursuant to the Share Exchange Agreement, dated as of July 10, 2015, by and among Celsus and RPC Pharma Limited (“RPC”), a copy of which is attached as Annex A to the accompanying proxy statement.
2.	To change the name of the Company to “Akari Therapeutics, Plc”.
3.	To elect Ray Prudo as a director of the Company, as a Class C Director as stated in Article 19.2.3 of the Articles of Association of the Company, to serve for a three year term commencing upon the completion of the Acquisition.
4.	To elect Clive Richardson as a director of the Company, as a Class B Director as stated in Article 19.2.2 of the Articles of Association of the Company, to serve for a two year term commencing upon the completion of the Acquisition.
5.	To approve a proposed amendment to the Company’s 2014 Equity Incentive Plan to increase the number of shares available for the grant of awards by 135,277,420 shares provided that the Acquisition is completed.
6.	To set the cap on aggregate director fees (excluding executive Director remuneration) in article 27.1 of the Celsus’ Articles of Association at US$500,000 per annum, such sum to be automatically increased at the end of each fiscal year of Celsus by the same percentage increase as the increase in the U.S. consumer Prices Index as published by the U.S. Bureau of Labor Statistics over that fiscal year.

Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, as amended, the Company specifies that entitlement to attend and vote at the General Meeting, and the number of votes which may be cast at the General Meeting, will be determined by reference to the Company’s register of members at 6:00 p.m. (London time) on [•], 2015 or, if the General Meeting is adjourned, at the close of business on the date which is two days before the day of the adjourned General Meeting (as the case may be). In each case, changes to the register of members after such time will be disregarded. The accompanying Proxy Statement more fully describes the details of the business to be conducted at the General Meeting. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each proposal described in the Proxy Statement.

The Company’s principal executive offices in the United States are located at 24 West 40th Street, 8th Floor, New York, NY 10018. The UK registered office of Celsus Therapeutics plc is 42-50 Hersham Road, Walton-on-Thames, Surrey KT12 1RZ, United Kingdom.

Your vote is important. The affirmative vote (on a show of hands or a poll) of the holders of a majority of shareholders present in person or by proxy and voting on the proposal in favor of such proposal of is required for approval of all resolutions to be proposed other than Proposal No. 2, which requires the affirmative vote in favor (on a show of hands or poll) of the holders of at least three quarters of shareholders present in person or by proxy. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow & Co., LLC.

Whether or not you expect to attend the General Meeting, please complete, date, sign and return the enclosed proxy card using the enclosed return envelope as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are represented by American Depositary Shares and held on deposit by Deutsche Bank Trust Americas, as depositary, or if your Ordinary Shares are held of record by a broker, bank or other nominee and you wish to have your votes cast at the meeting, you must obtain, complete and timely return a proxy card issued in your name from that intermediary in accordance with any instructions provided therewith.

By Order of the Board of Directors of Celsus
Therapeutics Plc,

/s/ Gur Roshwalb

Gur Roshwalb, M.D.
Chief Executive Officer and Director
New York, New York
[•], 2015

Notes:

1.	A shareholder entitled to attend and vote at the meeting is entitled to appoint more than one proxy, to exercise all or any of his rights to attend, speak and vote in his place on a show of hands or on a poll provided that each proxy is appointed to a different share or shares. Such proxy need not be a shareholder of the Company.
2.	Only shareholders of whom are on the register of members by [ ], 2015, at [ ] local time (6.00 pm London time), shall be able to send their form of proxy. To be valid, the completed and signed form of proxy must be returned to SLC Registrars, either by mail to 42-50 Hersham Road, Walton-on-Thames, Surrey KT12 1RZ or by email to slc@davidvenus.com not less than 48 hours before the time fixed for the meeting. Lodging a form of proxy does not preclude a shareholder from attending and voting at the meeting.
3.	If your shares are represented by American Depositary Shares and held on deposit by Deutsche Bank Trust Company Americas, as depositary, or if your shares are held of record by a broker, bank or other nominee and you wish to have your votes cast at the meeting, you must obtain, complete and timely return a proxy card issued in your name from that intermediary in accordance with any instructions provided therewith.
4.	Pursuant to regulation 41 of the Uncertificated Securities Regulations 2001 (as amended), the Company specifies that entitlement to attend and vote at the General Meeting, and the number of votes which may be cast at the General Meeting, will be determined by reference to the Company’s register of members at 6.00 p.m. (London time) on [ ], 2015 or, if the General Meeting is adjourned, at close of business on the date which is two days before the day of the adjourned General Meeting (as the case may be). In each case, changes to the register of members after such time will be disregarded.

THE CELSUS BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, CELSUS AND ITS SHAREHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE CELSUS BOARD OF DIRECTORS RECOMMENDS THAT CELSUS SHAREHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about Celsus that is not included in or delivered with this document. You may obtain this information without charge through the Securities and Exchange Commission (the “SEC”) website (www.sec.gov) or upon your written or oral request by contacting the Chief Executive Officer of Celsus Therapeutics Plc, 24 West 40th Street, 8th Floor, New York, NY 10018 or by calling (646) 350-0702, extension 101.

You may also request information from Morrow & Co., LLC, Celsus’s proxy solicitor, at the following address and telephone number:

Morrow & Co., LLC
470 West Ave
Stamford, CT 06902
800-662-5200

To ensure timely delivery of these documents, any request should be made no later than [•], 2015 to receive them before the General Meeting.

For additional details about where you can find information about Celsus, please see the section entitled “Where You Can Find More Information” in this proxy statement.

ABOUT THIS DOCUMENT

Celsus Therapeutics Plc, which we refer to herein as the “Company,” “Celsus,” “we,” “our,” or “us,” is providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at our General Meeting of our shareholders to be held on [•], 2015, commencing at [•], local time, at [•], or at any adjournment or postponement thereof. This proxy statement and the enclosed proxy card will be mailed to each shareholder entitled to notice of, and to vote at, the General Meeting of shareholders commencing on or about [•], 2015.

You should rely only on the information contained in or incorporated by reference into this proxy statement. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement. This proxy statement is dated [•], 2015. You should not assume that the information contained in this proxy statement is accurate as of any other date, nor should you assume that the information incorporated by reference into this proxy statement is accurate as of any date other than the date of such incorporated document. The mailing of this proxy statement to our shareholders will not create any implication to the contrary.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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QUESTIONS AND ANSWERS ABOUT THE GENERAL MEETING AND THE ACQUISITION

The following section provides answers to frequently asked questions about the Acquisition and other matters relating to the General Meeting. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections. Celsus urges its shareholders to read this document in its entirety prior to making any decision.

Q:	What is the Acquisition?
A:	Celsus Therapeutics Plc (“Celsus”) and RPC Pharma Limited (“RPC”) have entered into a Share Exchange Agreement, dated as of July 10, 2015 (the “Acquisition Agreement”). The Acquisition Agreement contains the terms and conditions of the proposed business combination of Celsus and Volution Immuno Pharmaceuticals SA (“Volution”). Under the Acquisition Agreement, Celsus will acquire the entire issued share capital of Volution, with Volution becoming a wholly-owned subsidiary of Celsus. This transaction is referred to as the “Acquisition.”

Immediately following the effective time of the Acquisition, the securityholders of Celsus as of immediately prior to the effective time of the Acquisition will own 8.32% of the combined company and RPC will own 91.68% of the combined company on a fully diluted basis. The Acquisition has been approved by the boards of directors of both Celsus and RPC and is expected to close in [•], subject to certain approvals of the shareholders of each company as well as other customary conditions. After the completion of the Acquisition and subject to shareholder approval, Celsus will change its corporate name to “Akari Therapeutics, Plc” as required by the Acquisition Agreement.

For a more complete description of the Acquisition, please see the section entitled “The Acquisition Agreement”.

Q:	What will happen to Celsus if, for any reason, the Acquisition does not close?
A:	If, for any reason, the Acquisition does not close, the Celsus board of directors may elect to, among other things, attempt to complete another strategic transaction like the Acquisition, attempt to sell or otherwise dispose of the various assets of Celsus or continue to operate the business of Celsus. If Celsus decides to dissolve and liquidate its assets, Celsus would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurance as to the amount or timing of available cash left to distribute to shareholders after paying the debts and other obligations of Celsus and setting aside funds for reserves.

If Celsus were to continue its business, it would need to identify, acquire and develop other products or product candidates as it does not believe it is in the best interest of Celsus or possible to pursue development of its current pre-clinical product candidates without significant additional capital which Celsus believes is unavailable to Celsus in its current iteration. In addition, as of June 30, 2015, the Celsus workforce was comprised of two full-time employees, who are involved in financial and administrative roles.

Q:	Why are the two companies proposing to merge?
A:	Celsus and Volution believe that the Acquisition will result in a pharmaceutical company focused on development and commercialization of anti-complement and anti-inflammatory molecules as life-transforming treatments for a wide range of rare and orphan autoimmune and inflammatory diseases.

Celsus’s board of directors considered a number of factors that supported its decision to approve the Acquisition Agreement. In the course of its deliberations, Celsus’s board of directors also considered a variety of risks and other countervailing factors related to entering into the Acquisition Agreement.

For a discussion of Celsus’s reasons for the Acquisition, please see the section entitled “The Acquisition — Reasons for the Acquisition” and “Opinion of MTS Health Partners.”

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Q:	Why am I receiving this proxy statement?
A:	You are receiving this proxy statement because you have been identified as a shareholder of record of Celsus, and you may be entitled to vote at the general meeting (the “General Meeting”) of the shareholders of Celsus, to be held at [•], local time, on [•], 2015 to approve, among other things, the issuance of Celsus’s Ordinary Shares pursuant to the Acquisition Agreement. This proxy statement contains important information about the Acquisition and the General Meeting and you should read it carefully and in its entirety. The enclosed voting materials allow you to authorize a proxy to vote your Celsus Ordinary Shares held without attending the General Meeting. As promptly as practicable, please complete, sign, date and mail your proxy card in the pre-addressed postage-paid envelope provided to SLC Registrars Limited or via email to slc@davidvenus.com.
Q:	What is required to consummate the Acquisition?
A:	To consummate the Acquisition, Celsus shareholders must approve the issuance of Celsus’s Ordinary Shares pursuant to the Acquisition Agreement.

The approval of the issuance of Celsus Ordinary Shares pursuant to the Acquisition Agreement requires the affirmative vote of the majority of votes properly cast (not counting “abstentions” or “broker non-votes” as votes cast).

In addition to the requirement of obtaining such Celsus shareholder approvals, each of the other closing conditions set forth in the Acquisition Agreement must be satisfied or waived.

For a more complete description of the closing conditions under the Acquisition Agreement, we urge you to read the section entitled “The Acquisition Agreement — Conditions to the Completion of the Acquisition” in this proxy statement.

Q:	Are there any federal or state regulatory requirements that must be complied with or federal or state regulatory approvals or clearances that must be obtained in connection with the Acquisition?
A:	Neither Celsus nor Volution is required to make any filings or obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the Acquisition. In the United States, Celsus must comply with applicable federal and state securities laws and NASDAQ rules and regulations in connection with the issuance of the Ordinary Shares in connection with the Acquisition, including the filing with the Securities and Exchange Commission, or SEC, of this proxy statement. Prior to consummation of the Acquisition, Celsus intends to file an initial listing application with The NASDAQ Capital Market pursuant to NASDAQ’s “change of control” rules and to effect the initial listing of Celsus’s ADSs issuable in connection with the Acquisition.
Q:	What will the Volution shareholders receive in the Acquisition?
A:	Upon shareholder approval and as a result of the Acquisition, RPC, as Volution’s sole shareholder, will become entitled to receive Celsus Ordinary Shares in exchange for shares of Volution in accordance with the exchange ratio described in the Acquisition Agreement.

Under the exchange ratio described in the Acquisition Agreement, immediately following the Acquisition, RPC will own 91.68% of the aggregate number of Celsus’s Ordinary Shares, and the securityholders of Celsus as of immediately prior to the Acquisition will own 8.32% of the aggregate number of Celsus’s Ordinary Shares on a fully diluted basis.

As a result of the Acquisition, certain warrants of Celsus to purchase 1,929,824 Ordinary Shares at an exercise price of $0.57 per share will be adjusted due to anti-dilution adjustment provisions contained in the warrants based on the consideration for each Ordinary Share issued to RPC in consideration for the Acquisition. The fully diluted percentages of Celsus Ordinary Shares following the closing of the Acquisition set forth above take into account the as adjusted warrants.

For example, assuming 55,636,283 Celsus Ordinary Shares are issued and outstanding and a fair market value of $0.065 per Celsus Ordinary Share issued in the Acquisition (assuming a value equal to the closing sale price of Celsus ADSs of $0.65 per ADS on July 13, 2015), Celsus would issue an aggregate of 849,949,588 Ordinary Shares to RPC in connection with the Acquisition, which would represent

93.86% of Celsus’s outstanding Ordinary Shares following the closing of the Acquisition (or 91.68% of Celsus Ordinary Shares on a fully diluted basis). As a result of the Acquisition and making the assumptions set forth above, such warrants of Celsus to purchase 1,929,824 Ordinary Shares at an exercise price of $0.57 per share would be adjusted so that such warrants would become exercisable for an aggregate of 16,923,077 Celsus Ordinary Shares at an adjusted exercise price of $0.065 per share.

There are certain other circumstances in which the number of Ordinary Shares over which warrants can be exercised may be adjusted. If such adjustment takes place, RPC may be entitled to receive additional Ordinary Shares and/or warrants to subscribe for Ordinary Shares. Please see ‘Acquisition Consideration’ on page 63 for further details.

In connection with the Reorganization, each outstanding Volution option became an option to purchase shares of RPC.

For a more complete description of what the Volution shareholder will receive in the Acquisition, please see the sections entitled “Market Price and Dividend Information” and “The Acquisition Agreement — Acquisition Consideration” in this proxy statement. Please also see the section entitled “Risk Factors” in this proxy statement for a discussion of the risks associated with the Acquisition.

Q:	Will holders of the Celsus Ordinary Shares issued in the Acquisition be able to trade those shares?
A:	The Celsus Ordinary Shares issued as consideration in the Acquisition will be issued in transactions exempt from registration under the Securities Act of 1933 in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation S promulgated thereunder and may not be offered or sold by the holders of those shares absent registration or an applicable exemption from registration requirements. As a general matter, holders of such Ordinary Shares will not be able to transfer any of their Ordinary Shares until at least six (6) months after receiving the Ordinary Shares, which is when the Ordinary Shares would first be eligible to be sold under Rule 144 promulgated under the Securities Act, assuming the conditions thereof are otherwise satisfied.

However, RPC has agreed to certain transfer restrictions on their Celsus Ordinary Shares for a period of 180 days from the closing date of the Acquisition. See the section in this proxy statement entitled “Agreements Related to the Acquisition — Lock-Up Agreement” for more detail.

Q:	Who will be the directors of Celsus following the Acquisition?
A:	At and immediately after the effective time of the Acquisition, the board of directors of Celsus and its committees are expected to be composed of the individuals set forth in the table below. The directors shall serve until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

	Directors	Class	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Volution Appointees	Ray Prudo, M.D. (Executive Chairman)	C
	Clive Richardson	B
Celsus Appointees	Mark Cohen (Vice Chairman)	C		X	X (Chair)
	Gur Roshwalb, M.D.	B
	David Sidransky, M.D.	A	X	X (Chair)	X
	Allan Shaw	A	X (Chair)
	Johnson Yiu Nam Lau, M.D.	A	X	X	X

Q:	Who will be the executive officers of Celsus immediately following the Acquisition?
A:	Immediately following the Acquisition, the executive management team of Celsus is expected to be composed of:

Name	Position with the Combined Company	Current Position
Gur Roshwalb, M.D.	Chief Executive Officer and Director	Chief Executive Officer and Director of Celsus
Dov Elefant	Chief Financial Officer	Chief Financial Officer of Celsus
Clive Richardson	Chief Operating Officer	Commercial Development at Volution

And the key employees are expected to be:

Name	Position with the Combined Company	Current Position
Miles Nunn, D.Phil.	Chief Scientific Officer	Chief Scientific Officer of Volution
Wynne Weston Davies, M.D.	UK Medical Director	Medical and Drug Development at Volution
Q:	What are the material U.S. federal and U.K. income tax consequences of the Acquisition to me?
A:	The Acquisition will not result in any taxable gain or loss for U.S. federal or U.K. income tax purposes to Volution, Celsus or any Celsus shareholder in his or her capacity as a Celsus shareholder.
Q:	Why is Celsus seeking shareholder approval of the issuance of Ordinary Shares issuable upon the Acquisition?
A:	Because our ADSs are listed on the NASDAQ Capital Market, we are subject to NASDAQ Listing Rules. Rule 5635(b) of the NASDAQ listing standards requires shareholder approval when any issuance or potential issuance will result in a change of control of the issuer. Although NASDAQ has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), NASDAQ has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the Ordinary Shares (or securities convertible into or exercisable for Ordinary Shares) or voting power of an issuer could constitute a change of control.

Following the closing of the Acquisition, RPC will own 91.68% of the aggregate number of Celsus’s Ordinary Shares and the securityholders of Celsus as of immediately prior to the effective time of the Acquisition will own 8.32% of the aggregate number of Celsus’s Ordinary Shares on a fully diluted basis.

Given the issuance of Ordinary Shares to a single investor in excess of 20% of our outstanding Ordinary Shares that constitutes a change of control, Celsus is seeking shareholder approval of this issuance of Ordinary Shares issuable in connection with the Acquisition.

Q:	Why is the Company holding the General Meeting?
A:	We are holding the General Meeting to (1) approve the issuance of Celsus Ordinary Shares pursuant to the Acquisition Agreement, (2) approve the change of the Company’s name to “Akari Therapeutics, Plc”, (3) elect Ray Prudo as a director of the Company, as a Class C Director as stated in Article 19.2.3 of the Articles of Association of the Company, to serve for a three year term commencing upon the completion of the Acquisition, (4) elect Clive Richardson as a director of the Company, as a Class B Director as stated in Article 19.2.2 of the Articles of Association of the Company, to serve for a two year term commencing upon the completion of the Acquisition, (5) approve a proposed amendment to the Company’s 2014 Equity Incentive Plan to increase the number of shares available for the grant of awards by 135,277,420 provided that the Acquisition is completed and (6) set the cap on aggregate director fees (excluding executive Director remuneration) in article 27.1 of the Celsus’ Articles of Association at US$500,000 per annum, such sum to be automatically increased at the end of each fiscal year of Celsus by the same percentage increase as the increase in the U.S. consumer Prices Index as published by the U.S. Bureau of Labor Statistics over that fiscal year. At the General Meeting, you will be asked to vote upon the proposals included in this proxy statement.
Q:	As a Celsus shareholder, how does the Celsus board of directors recommend that I vote?
A:	After careful consideration, the Celsus board of directors recommends that Celsus shareholders vote:
•	“FOR” Proposal No. 1 to approve the issuance of Celsus Ordinary Shares in the Acquisition;
•	“FOR” Proposal No. 2 to approve the change of the Company’s name to “Akari Therapeutics, Plc”;
•	“FOR” Proposal No. 3 to elect Ray Prudo as a director of the Company, as a Class C Director as stated in Article 19.2.3 of the Articles of Association of the Company, to serve for a three year term;
•	“FOR” Proposal No. 4 to elect Clive Richardson as a director of the Company, as a Class B Director as stated in Article 19.2.2 of the Articles of Association of the Company, to serve for a two year term;
•	“FOR” Proposal No. 5 to approve a proposed amendment to the Company’s 2014 Equity Incentive Plan to increase the number of shares available for the grant of awards by 135,277,420 provided that the Acquisition is completed; and
•	“FOR” Proposal No. 6 to set the cap on aggregate director fees (excluding executive Director remuneration) in article 27.1 of the Celsus’ Articles of Association at US$500,000 per annum, such sum to be automatically increased at the end of each fiscal year of Celsus by the same percentage increase as the increase in the U.S. consumer Prices Index as published by the U.S. Bureau of Labor Statistics over that fiscal year;
Q:	What risks should I consider in deciding whether to vote in favor of the share issuance and name change?
A:	You should carefully review the section of this proxy statement entitled “Risk Factors,” which sets forth certain risks and uncertainties related to the Acquisition, risks and uncertainties to which the combined organization’s business will be subject, risks and uncertainties to which Celsus, as an independent company, is subject and risks and uncertainties to which Volution, as an independent company, is subject.
Q:	When do you expect the Acquisition to be consummated?
A:	We anticipate that the Acquisition will occur as promptly as practicable after the General Meeting to be held on [•], 2015 and following satisfaction or waiver of all closing conditions, but we cannot predict the exact timing. For a more complete description of the closing conditions under the Acquisition Agreement, please see the section entitled “The Acquisition Agreement — Conditions to the Completion of the Acquisition” in this proxy statement.
Q:	What do I need to do now?
A:	Celsus urges you to read this proxy statement carefully, including its annexes, and to consider how the Acquisition affects you.

If you are a shareholder of record of Celsus, you may provide your proxy instructions in one of two different ways. First, you can mail your signed proxy card in the enclosed return envelope to SLC Registrars Limited. Alternatively, you can email your signed proxy card to slc@davidvenus.com. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the General Meeting of Celsus shareholders. The laws of England and Wales, under which the Company is incorporated, permit electronically transmitted proxies.

Whether you hold your shares directly as the shareholder of record or beneficially in “street name”, you may vote your shares by proxy without attending the General Meeting. Depending on how you hold your shares, you may vote your shares in one of the following ways:

Shareholders of Record: For Shares Registered in Your Name

•	By Email. You may vote your shares by completing, signing and dating each proxy card, and returning via email in the form of a scanned document to slc@davidvenus.com. If you vote via email, you do not need to return a proxy card by mail. It is convenient and saves significant postage and processing costs. In addition, there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.
•	By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card.
•	In person at the General Meeting. You may vote your shares in person at the General Meeting. Even if you plan to attend the General Meeting in person, we recommend that you also submit your proxy card or voting instructions via email or mail by the applicable deadline so that your vote will be counted if you later decide not to attend the General Meeting.

Beneficial Shareholders: For Shares Registered in the Name of a Broker or Bank

Persons who own Ordinary Shares indirectly through a brokerage firm, bank or other financial institution, including persons who own Ordinary Shares in the form of ADSs through the Depositary (“beneficial owners”), must return a voting instruction form to have their shares or the shares underlying their ADSs, as the case may be, voted on their behalf. The availability of Internet voting will depend on the voting process of the broker, bank or other financial institution. Brokerage firms, banks or other financial institutions that do not receive voting instructions from beneficial owners may either vote these shares on behalf of the beneficial owners or return a proxy leaving these shares un-voted (a “broker non-vote”). ADR holders are not entitled to vote directly at the General Meeting, but a deposit agreement dated as of December 7, 2012, as amended (the “Deposit Agreement”), exists between the Depositary and the holders of ADRs pursuant to which registered holders of ADRs as of [•], 2015 (the “ADR Record Date”) are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Ordinary Shares so represented. The Depositary has agreed that it will endeavor, insofar as practicable, to vote (in person or by delivery to the Company of a proxy) the Ordinary Shares registered in the name of State Street Nominees Ltd., in accordance with the instructions of the ADR holders. In the event that the instruction card is executed but does not specify the manner in which the Ordinary Shares represented are to be voted (i.e., by marking a vote “FOR”, “AGAINST” or any other option), the Depositary will vote in respect of each proposal as recommended by the Board which is described in the Notice of General Meeting. Instructions from the ADR holders must be sent to the Depositary so that the instructions are received by no later than 10:00 a.m. New York time on [•], 2015 (the “Instruction Date”).

The Company has retained SLC Registrars to hold and maintain its register of members. SLC Registrars will be engaged by the Company to send proxy forms to all registered members appearing on that register and to take delivery of completed proxy forms posted to it in accordance with the details above.

General Information for All Shares Voted Via Email

Votes submitted via email must be received by [•], Eastern Time on [•]. Submitting your proxy via email will not affect your right to vote in person should you decide to attend the General Meeting.

Q:	Who can vote at the General Meeting?
A:	Only holders of record of Celsus Ordinary Shares at the close of business on the day two business days prior to the date of the General Meeting are entitled to notice of, and to vote at the General Meeting. There were approximately 332 holders of record of Celsus Ordinary Shares at the close of business on the date hereof. At the close of business on the date hereof, 55,636,283 Ordinary Shares of Celsus were issued and outstanding, of which approximately 49,349,583 were held in the name of State Street Nominees Ltd., the nominee of Deutsche Bank Trust Americas (the “Depositary”), which issues Company-sponsored American Depositary Receipts (“ADRs”) evidencing American Depositary Shares (“ADSs”) which, in turn, each represent ten (10) Ordinary Shares. Registered holders of ADRs as of [•], 2015 are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Ordinary Shares so represented.

With respect to all matters to be voted on at the General Meeting, each shareholder present has only one vote unless demand is made for a vote on a poll (in which case each shareholder gets one vote per

x

Ordinary Share held). The presence, in person or by proxy, of at least two shareholders who hold at least one third of the outstanding Ordinary Shares constitute a quorum for the transaction of business at the General Meeting for the purposes of the NASDAQ Rules. At any adjournment of the General Meeting, if a quorum is not present within fifteen minutes from the time appointed for such meeting, one person entitled to be counted in a quorum present at the adjournment shall be a quorum. Each Ordinary Share of Celsus entitles the holder thereof to one vote on each matter submitted for shareholders approval.

Q:	When and where will the General Meeting of Celsus shareholders be held?
A:	The General Meeting of Celsus shareholders will be held at [•], local time, on [•], 2015 at [•]. Subject to space availability, all Celsus shareholders as of the close of business on the day two business days prior to the date of the General Meeting, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [•], local time.
Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?
A:	Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record and do not vote by completing and submitting the enclosed proxy card via mail or email or in person at the General Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether The NASDAQ Stock Market (“NASDAQ”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of The NASDAQ Stock Market Listing Rules, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal Nos. 1 through 6, without your instructions, and the resulting broker non-votes will have no effect on those proposals. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

If you are a Celsus shareholder, the failure to return your proxy card or otherwise provide proxy instructions will reduce the aggregate number of votes required to approve Celsus Proposal Nos. 1 through 6 and your shares will not be counted for purposes of determining whether a quorum is present at the General Meeting. For Celsus shares that are held in “street name” by your broker, see the below question and answer for information regarding your broker voting your shares.

Q:	What if I return a proxy card or otherwise vote but do not make specific choices?
A:	If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted by the Chairman, as applicable, “For” the approval of the issuance of Celsus Ordinary Shares in the Acquisition, “For” the approval of the change of the Company’s name to “Akari Therapeutics, Plc”, “For” the election of Ray Prudo and Clive Richardson, “For” the approval of a proposed amendment to the Company’s 2014 Equity Incentive Plan to increase the number of shares available for the grant of awards by 135,277,420 shares provided that the Acquisition is completed and “For” the proposal to set the cap on aggregate director fees (excluding executive Director remuneration) in article 27.1 of the Celsus’ Articles of Association at US$500,000 per annum, such sum to be automatically increased at the end of each fiscal year of Celsus by the same percentage increase as the increase in the U.S. consumer Prices Index as published by the U.S. Bureau of Labor Statistics over that fiscal year.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?
A:	Celsus shareholders of record, may change their vote at any time before their proxy is voted at the General Meeting in one of three ways. First, a shareholder of record of Celsus can send a written notice to the Chief Executive Officer of Celsus stating that it would like to revoke its proxy. Second, a shareholder of record of Celsus can submit new proxy instructions on a new proxy card via mail or email. Third, a shareholder of record of Celsus can attend the General Meeting and vote in person. Attendance alone will not revoke a proxy.

Beneficial owners of our Ordinary Shares and holders of ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution or the Depositary, as applicable, for information on how to do so. Generally, however, beneficial owners of our Ordinary Shares and holders of ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions may do so up until 10:00 a.m. London Time on the Instruction Date. Beneficial owners who wish to attend the General Meeting and vote in person should contact their brokerage firm, bank or other financial institution holding Ordinary Shares of Celsus on their behalf in order to obtain a “legal proxy” which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial owners cannot vote at the General Meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf. Record holders of ADSs representing our Ordinary Shares who wish to attend the General Meeting and vote in person should contact the Depositary (and beneficial owners wishing to do the same should contact their brokerage firm, bank or other financial institution holding their ADSs) to cause their ADSs to be cancelled and the underlying shares to be withdrawn in accordance with the terms and conditions of the Deposit Agreement so as to be recognized by us as a record holder of our Ordinary Shares.

Your most current proxy card is the one that is counted.

Q:	Should Volution’s and Celsus’s shareholders send in their share certificates now?
A:	No. After the Acquisition is consummated, Volution’s shareholder will receive written instructions from the exchange agent for exchanging its certificates representing shares of Volution share capital for certificates representing Celsus Ordinary Shares. Each fraction of a Celsus Ordinary Share issuable will be rounded up to the nearest whole number of Celsus Ordinary Shares.
Q:	Am I entitled to appraisal rights?
A:	No, Celsus’s shareholders are not entitled to appraisal rights in connection with the Acquisition or any of the proposals to be voted on at the General Meeting.
Q:	Have Volution’s shareholders agreed to adopt the Acquisition Agreement?
A:	Yes. On July 10, 2015, Volution’s sole shareholder, RPC, approved the Acquisition Agreement, the Acquisition and related transactions.
Q:	Who is paying for this proxy solicitation?
A:	Celsus will pay for the cost of printing and filing of this proxy statement and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Celsus’s Ordinary Shares for the forwarding of solicitation materials to the beneficial owners of Celsus’s Ordinary Shares. Celsus will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Pursuant to our agreement with Morrow &Co., LLC, we have agreed to pay a fee of approximately $8,000 for their advice regarding proxy solicitation issues and for soliciting proxies from our stockholders on our behalf in connection with the General Meeting.
Q:	What constitutes a quorum at the General Meeting?
A:	For the purposes of the NASDAQ Rules, the presence, in person or by proxy, of at least two shareholders who hold an aggregate of at least one third of outstanding Celsus Ordinary Shares will constitute a quorum for the transaction of business at the General Meeting. For the purposes of Celsus’ Articles of Association the presence of at least 2 shareholders entitled to vote in person or by proxy, holding at least in the aggregate 15% of Celsus Ordinary Shares at the date of the meeting will constitute a quorum for the transaction of business at the General Meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. At any adjournment of the General Meeting, if a quorum is not present within fifteen minutes from the time appointed for such meeting, one person entitled to be counted in a quorum present at the adjournment shall be a quorum.
Q:	Who can help answer my questions?
A:	If you are a Celsus shareholder and would like additional copies, without charge, of this proxy statement or if you have questions about the Acquisition, including the procedures for voting your shares, you should contact Morrow & Co., LLC, Celsus’s proxy solicitor, by telephone at the following address and phone number or Gur Roshwalb, M.D., Chief Executive Officer and Director of Celsus, at the following address, phone number and email address:

Morrow & Co., LLC
470 West Ave
Stamford, CT 06902
203-658-9400
Shareholders Call Toll Free: 800-662-5200
Banks and Brokers Call: 203-658-9400

Celsus Therapeutics Plc
24 West 40th Street, 8th Floor
New York, New York 10018
Attn: Gur Roshwalb, M.D., Chief Executive Officer and Director
Tel: (646) 350-0702, ext. 101
Email: info@celsustx.com

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the Acquisition, and the proposals being considered at the General Meeting, you should read this entire proxy statement carefully, including the Acquisition Agreement attached as Annex A, the opinion of MTS Health Partners attached as Annex D and the other annexes to which you are referred herein. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 138.

The Companies

Celsus Therapeutics Plc

24 West 40th Street, 8th Floor
New York, New York 10018
(646) 350-0702, ext. 101

Celsus Therapeutics Plc is a biopharmaceutical company that was dedicated to the discovery and development of novel, first-in-class, non-steroidal, synthetic anti-inflammatory drugs. In February 2015, we announced that the Phase II Trial of MRX-6 Cream 2% in pediatric atopic dermatitis did not reach the primary endpoint and did not demonstrate any improvement over the vehicle (placebo) cream. Prior to this announcement, we were conducting a double-blind, parallel-group, vehicle-controlled clinical trial to evaluate the safety and efficacy of MRX-6 cream 2% in a pediatric population with mild to moderate atopic dermatitis. Since February 2015, we have been exploring potential business opportunities. Following the announcement, after considering our various alternatives, we decided to suspend development of the MRX-6 dermatology program and on April 6, 2015 we sent a letter to the FDA to close our IND for MRX-6 cream 2%. Our senior management considered potential strategic opportunities available to us, including repeat testing of MRX-6 in a dermatology indication or other non-dermatologic indication, advancing our pre-clinical candidates through animal models, the acquisition of new program assets and/or the sale of the company, or the liquidation of our company and distribution of assets to our shareholders. Because of the magnitude of the resources required to redesign and/or develop our current product candidates, both clinical and pre-clinical, our management concluded that the process to redesign and/or develop the assets and the early-stage of the other product candidates would likely not enable us to obtain the amount of funding required to meaningfully develop such assets in the near-term. We believe that our status as an SEC reporting company, our strong and experienced management and our continued NASDAQ listing, combined with our existing cash resources, could likely attract high-quality merger partners who may possess new, later or same-stage clinical assets that, if developed, could provide greater potential value to our shareholders in the future.

Volution Immuno Pharmaceuticals SA

Landmark Fiduciaire (Suisse) SA
6 Place des Eaux-Vives
PO Box 3461
1211 Geneva 3
Switzerland
+44 (0)20 7025 7911

Volution Immuno Pharmaceuticals SA is a private, Swiss-based, clinical stage biotechnology company that is a wholly-owned subsidiary of RPC. The company is focused on developing anti-complement and anti-inflammatory molecules as treatments for a wide range of rare and orphan conditions in the autoimmune and inflammatory diseases sectors. Volution’s lead molecule, Coversin, is a second generation and potentially best-in-class complement inhibitor which acts on complement C5 preventing release of C5a and formation of C5b-9, the membrane attack complex (MAC). C5 inhibition is a new form of treatment that was commercially pioneered by Alexion Pharmaceuticals in 2007 (Nasdaq: ALXN) with FDA approval of their drug Soliris® (eculizumab) to treat PNH. To date, Volution has demonstrated: (i) 100% inhibition of complement C5 activity by Coversin within 12 hours in a Phase Ia clinical trial in healthy volunteers; (ii) that Coversin inhibits PNH red blood cell lysis in vitro and (iii) that Coversin can achieve full complement inhibition in the blood of eculizumab-resistant patients tested to date. Volution believes that the subcutaneous formulation of Coversin will provide considerable patient benefits, accelerating recruitment for trials, and patient uptake if Coversin is approved by regulatory authorities for commercial sale.

Complement C5 inhibition has demonstrated clinical benefit in treating a wide range of autoimmune diseases including paroxysmal nocturnal hemoglobinuria (PNH), atypical hemolytic uremic syndrome (aHUS) and in certain other diseases and conditions, such as myasthenia gravis, Guillain Barré syndrome, Sjogren’s syndrome and in conditions such as antibody mediated transplant rejection.

The Acquisition (see page 46)

Upon the terms and conditions of the Acquisition Agreement, Celsus will acquire the entire issued share capital of Volution, with Volution becoming a wholly-owned subsidiary of Celsus.

Subject to shareholder approval, Celsus will change its name to “Akari Therapeutics, Plc”. Volution and Celsus expect the Acquisition to be consummated in [•] 2015, subject to the satisfaction of applicable conditions. Immediately following the effective time of the Acquisition, the securityholders of Celsus as of immediately prior to the Acquisition will own 8.32% of the combined company and the former Volution securityholders will own 91.68% of the combined company on a fully-diluted basis.

Reasons for the Acquisition (see page 49)

Our board considered various reasons for the Acquisition, as described later in this proxy statement.

Opinion of MTS Health Partners (see page 52)

At the meeting of the Celsus board of directors on June 23, 2015, MTS Health Partners (“MTS”), a financial advisor of Celsus, delivered its opinion to the Celsus board of directors to the effect that and subject to the various assumptions, qualifications and limitations set forth therein, as of that date, the exchange ratio used in the Acquisition was fair, from a financial point of view, to Celsus.

The full text of the written opinion of MTS, dated June 23, 2015, which sets forth the assumptions made, procedures followed, other matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference. Celsus urges securityholders of Celsus to read the opinion in its entirety. MTS’s written opinion is addressed to the Celsus board of directors, is directed only to the aggregate number of Celsus’s Ordinary Shares to be paid in the Acquisition and does not constitute a recommendation to any shareholder as to how to vote with respect to the proposed Acquisition or to take any action in connection with the Acquisition or otherwise. The summary of the opinion of MTS set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

Overview of the Acquisition Agreement

Acquisition Consideration (see page 63)

RPC, as the sole Volution shareholder, shall receive Celsus Ordinary Shares in exchange for Volution’s entire issued share capital at the ratio determined by the exchange ratio set forth in the Acquisition Agreement.

Treatment of Celsus Options and Warrants (see page 65)

Under the terms of the Acquisition Agreement, each option and warrant to purchase Celsus’s Ordinary Shares that is outstanding and unexercised immediately prior to the effective time of the Acquisition will continue according to its normal terms following the consummation of the Acquisition. Pursuant to the terms of his employment agreement, Celsus’s Chief Executive Officer Gur Roshwalb’s options will be accelerated in connection with the consummation of the Acquisition.

Conditions to the Completion of the Acquisition (see page 66)

The obligations to consummate the Acquisition and the other transactions contemplated by the Acquisition Agreement shall be subject to the satisfaction or waiver, on or prior to the effective time of the Acquisition, of the conditions set forth in the section entitled “The Acquisition Agreement — Conditions to the Completion of the Acquisition” below.

No Solicitation (see page 67)

Both Volution and Celsus are prohibited by the terms of the Acquisition Agreement from soliciting, initiating, knowingly encouraging, inducing or facilitating the making, submission or announcement of any Acquisition Proposal (as defined in the Acquisition Agreement) or taking any action that would reasonably be expected to lead to an Acquisition Proposal. Both companies, however, may provide information in response to an Acquisition Proposal if, after consultation with a financial adviser and external legal adviser, they determine in good faith that the Acquisition Proposal is likely to result in a Third Party Offer (as defined in the Acquisition Agreement) or if the board concludes in good faith, having consulted with outside legal counsel, that they are required to provide information in response to an Acquisition Proposal so in order to comply with their fiduciary duties.

Termination and Termination Fee (see page 70)

The Acquisition Agreement may be terminated by either party only under certain circumstances, including, among others: (i) if the closing has not occurred by the five-month anniversary of the Acquisition Agreement (or such later date as is agreed between Celsus and RPC); (ii) if Celsus’s shareholders fail to approve the transaction; (iii) if there has been a material breach of warranty by the other party; (iv) if there has been a material breach of the conduct provisions contained in the Acquisition Agreement by the other party; (v) if an event occurs which would have been a material breach of the warranties in the Acquisition Agreement had those warranties been repeated between signing and closing; (vi) if the RPC board is not satisfied that Celsus can be financed at levels and on terms satisfactory to it; (vii) if the Celsus ADSs cease to remain listed on the NASDAQ Capital Market; or (viii) if the other party accepts a Third Party Offer. Upon termination of the Acquisition Agreement for Celsus’ failure to obtain the required approval of its shareholders Celsus is obligated to reimburse RPC’s reasonably incurred fees and expenses. If the Acquisition Agreement is terminated because one party accepts a Third Party Offer, such party is obliged to pay a termination fee of US$6,000,000 to the other party. If the Celsus board withdraws its recommendation of the transaction in the absence of a right for Celsus to terminate the Acquisition Agreement, Celsus is obliged to pay a termination fee of US$6,000,000 to RPC. If RPC terminates the Acquisition Agreement because its board is not satisfied that Celsus can be financed at levels and on terms satisfactory to it and RPC accepts a Third Party Offer within 6 months of such termination, RPC is obliged to pay a termination fee of US$6,000,000 to Celsus.

Executive Officers and Key Employees of Celsus Following the Acquisition (see page 114)

Immediately following the Acquisition, the executive management team of Celsus is expected to be composed of:

Name	Position with the Combined Company	Current Position
Gur Roshwalb, M.D.	Chief Executive Officer and Director	Chief Executive Officer and Director of Celsus
Dov Elefant	Chief Financial Officer	Chief Financial Officer of Celsus
Clive Richardson	Chief Operating Officer	Commercial Development

And the key employees are expected to be:

Name	Position with the Combined Company	Current Position
Miles Nunn, D.Phil.	Chief Scientific Officer	Chief Scientific Officer of Volution
Wynne Weston Davies, M.D.	UK Medical Director	Medical and Drug Development at Volution

Directors of Celsus Following the Acquisition (see page 111)

At the effective time of the Acquisition, the combined company is expected to initially have a seven member board of directors, comprised of Ray Prudo, M.D., as Executive Chairman, Clive Richardson, Mark Cohen as Vice Chairman, Gur Roshwalb, M.D., David Sidransky, M.D., Allan Shaw and Johnson Yiu Nam Lau, M.D. until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

Ray Prudo, M.D. and Clive Richardson are expected to become directors of Celsus at the effective time of the Acquisition, with Ray Prudo, M.D. serving as the Executive Chairman of the board. Mark Cohen, Gur Roshwalb, M.D., David Sidransky, M.D., Allan Shaw and Johnson Yiu Nam Lau, M.D. are directors of Celsus prior to the effective time of the Acquisition and are expected to continue in such capacity after the effective time of the Acquisition, with Mark Cohen serving as the Vice Chairman of the board. In connection with the Annual General Meeting that is anticipated to occur on July 15, 2015, Dr. Roshwalb, Dr. Sidransky and Dr. Lau will retire from their current Class positions as directors and will be nominated for re-election by the board of directors (in the case of Dr. Roshwalb as a Class B Director, in the case of Dr. Sidransky as a Class A Director and in the case of Dr. Lau as a Class A Director) and Mr. Shaw and Mr. Cohen will be nominated for re-election by the board of directors as Class A and Class C Directors, respectively. The biographies of each of the directors of the combined company are set forth below in the section entitled “Directors and Officers of Celsus Following the Acquisition.” Other than Mark Cohen, Gur Roshwalb, M.D., David Sidransky, M.D., Allan Shaw and Johnson Yiu Nam Lau, M.D., the directors of Celsus serving in such capacity prior to the effective time of the Acquisition will no longer be directors upon the effective time of the Acquisition.

The board of directors of the combined company is expected to have the following committees: (1) an audit committee comprised of Allan Shaw (chair), Johnson Yiu Nam Lau, M.D. and David Sidransky, M.D., (2) a compensation committee comprised of David Sidransky, M.D. (chair), Mark Cohen and Johnson Yiu Nam Lau, M.D., (3) a nominating and corporate governance committee comprised of Mark Cohen (chair), Johnson Yiu Nam Lau, M.D. and David Sidransky, M.D and (4) a research and development committee comprised of Ray Prudo, M.D. (chair), Gur Roshwalb, M.D. and David Sidransky, M.D. Mark Cohen will be independent within the meaning of the NASDAQ corporate governance rules of independence for purposes of the Nominating and Corporate Governance Committee following the Acquisition. These committees are described in further detail in the section below entitled “Directors and Officers of Celsus following the Acquisition.”

Each of Amos Eiran and Robert F. Doman, current members of our board of directors, were not nominated for re-election by our board of directors.

Interests of the Celsus Directors and Executive Officers in the Acquisition (see page 61)

In considering the recommendation of Celsus’s board of directors with respect to the issuance of Celsus’s Ordinary Shares in connection with the Acquisition and the other matters to be acted upon by Celsus’s shareholders at the General Meeting, Celsus’s shareholders should be aware that members of the board of directors and executive officers of Celsus have interests in the Acquisition that may be different from, or in addition to, your interests.

As of June 30, 2015, all directors and executive officers of Celsus, together with their affiliates, beneficially owned approximately 6.8% of the outstanding shares of the Celsus capital stock. The affirmative vote of the holders of a majority of votes properly cast on Proposal No. 1 is required for approval of the Acquisition.

Certain Material U.S. Federal and U.K. Income Tax Consequences of the Acquisition (see page 64)

The Acquisition will not result in any taxable gain or loss for U.S. federal income tax purposes or U.K. income tax purposes to Volution, Celsus or any Celsus shareholder in his or her capacity as a Celsus shareholder. Celsus shareholders who are also shareholders of Volution should consult their own tax advisor as to the tax consequences to them of participating in the Acquisition with respect to their Volution registered shares.

The foregoing discussion is for general information purposes only and is not intended to be a complete analysis or description of all potential U.S. federal and U.K. income tax consequences of the Acquisition. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Acquisition. Accordingly, you are strongly encouraged to consult with your own tax advisor as to the tax consequences of the Acquisition in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Risk Factors (see page 14)

Both Celsus and Volution are subject to various risks associated with their businesses and their industries. In addition, the Acquisition, including the possibility that the Acquisition may not be completed, poses a number of risks to each company and its respective shareholders, including the following risks:

•	The exchange ratio is not adjustable based on the market price of Celsus’s Ordinary Shares so the Acquisition consideration at the closing may have a greater or lesser value than the market price of Celsus’s Ordinary Shares at the time the Acquisition Agreement was signed;
•	Celsus’s shareholders will experience immediate and substantial dilution upon the completion of the Acquisition and any equity financing to occur following the completion of the Acquisition;
•	The announcement and pendency of the Acquisition could have an adverse effect on the market price of Celsus’s Ordinary Shares and/or the business, financial condition, results of operations, or business prospects for Celsus and/or Volution;
•	The Acquisition may be completed even though material adverse changes may result solely from the announcement of the Acquisition, changes in the industry in which Celsus and Volution operate that apply to all companies generally and other causes;
•	Some Celsus officers and directors have interests that are different than, or in addition to, those of other Celsus shareholders and may influence them to support or approve the transactions contemplated by the Acquisition Agreement without regard to your interests;
•	Celsus’s ADSs could be delisted from The NASDAQ Capital Market if we do not comply with NASDAQ’s listing standards;
•	Celsus and Volution shareholders may not realize a benefit from the Acquisition commensurate with the ownership dilution they will experience in connection with the Acquisition and any equity financing to occur following the completion of the Acquisition;

•	During the pendency of the Acquisition, Celsus may not be able to enter into a business combination with another party under certain circumstances because of restrictions in the Acquisition Agreement, which could adversely affect its business;
•	Certain provisions of the Acquisition Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Acquisition Agreement;
•	Because the lack of a public market for Volution shares makes it difficult to evaluate the fairness of the exchange ratio, Celsus may pay more than the fair market value of the Volution shares;
•	The issuance of the shares pursuant to the Acquisition and certain related matters are subject to approval by Celsus shareholders, and there can be no assurance that Celsus’s shareholders will approve such matters;
•	If the conditions to the Acquisition are not met or waived, the Acquisition will not occur;
•	Failure to complete the Acquisition may result in Celsus paying a termination fee or expenses to Volution and could harm the Ordinary Share price of Celsus and future business and operations of Celsus;
•	Failure to complete the Acquisition may result in Celsus pursuing alternative strategic transactions or filing for liquidation and dissolution;
•	The announcement and pendency of the Acquisition could cause disruptions in the business of Volution, which could have an adverse effect on its business and financial results;
•	As a result of the Acquisition, certain warrants of Celsus will be adjusted due to anti-dilution adjustment provisions contained in the warrants which will further dilute the holdings of Celsus shareholders;
•	The ownership of the Ordinary Shares following the Acquisition will be highly concentrated and it may prevent you and other shareholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the ADS price to decline;
•	The success of the proposed business combination of Celsus and Volution will depend in part on relationships with third parties, which relationships may be affected by third-party preferences or public attitudes about the Acquisition, and any adverse changes in these relationships could adversely affect Celsus’s or Volution’s business, financial condition, or results of operations; and
•	If any of the events described in “Risks Related to Volution’s Development, Commercialization and Regulatory Approval” or “Risks Related to Volution’s Reliance on Third Parties” or “Risks Related to Volution’s Business” occur, those events could cause the potential benefits of the Acquisition not to be realized.

These risks and other risks are discussed in greater detail under the section entitled “Risk Factors” in this proxy statement. Celsus encourages you to read and consider all of these risks carefully.

Regulatory Approvals (see page 63)

In the United States, Celsus must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Capital Market in connection with the issuance of Celsus Ordinary Shares and the filing of this proxy statement with the SEC.

NASDAQ Stock Market Listing (see page 64)

Prior to consummation of the Acquisition, Celsus intends to file an initial listing application with The NASDAQ Capital Market pursuant to NASDAQ Stock Market LLC “change of control” rules. If such application is accepted, Celsus anticipates that Celsus’s ADSs will be listed on The NASDAQ Capital Market following the closing of the Acquisition and will, subject to shareholder approval, trade under Celsus’s new name, “Akari Therapeutics, Plc” and new trading symbol, “[•]”.

Anticipated Accounting Treatment (see page 64)

The Acquisition will be treated by Celsus as a reverse merger under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States. For accounting purposes, Volution is considered to be acquiring Celsus in the Acquisition.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following tables present summary historical financial data for each of Celsus and Volution, unaudited pro forma combined financial data for Celsus and Volution and comparative historical and unaudited pro forma per share data for Celsus and Volution.

Selected Historical Financial Data of Celsus Therapeutics Plc

The following table summarizes Celsus’s selected consolidated financial data as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 and have been derived from our audited consolidated financial statements and notes thereto prepared in accordance with United States GAAP, or GAAP. Our historical results are not necessarily indicative of results to be expected for future periods. The selected consolidated financial data set forth below should be read in conjunction with, and are entirely qualified by reference to “Celsus Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto appearing in Celsus’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 11, 2015 (the “Celsus 10-K”), which is incorporated by reference in this proxy statement.

	Year Ended December 31,
(in thousands except per share data)	2014	2013
Statements of Operations Data
Research and development	$6,417	$1,276
General and administrative	3,760	2,330
Total operating expenses	10,177	3,606
Financial (income) expense, net	(529)	14
Net Loss	9,648	3,620
Net basic and diluted loss per share	$(0.18)	$(0.17)
Weighted average number of Ordinary Shares	54,116,557	21,075,065
Balance Sheet Data
Total current assets	$6,431	$7,832
Total assets	6,480	7,832
Total current liabilities	1,359	1,231
Total liabilities	1,627	2,018
Working capital	5,072	6,601
Capital stock	927	675
Shareholders’ equity	4,853	5,814

Selected Unaudited Historical Financial Data of Volution Immuno Pharmaceuticals SA

The following table summarizes Volution’s financial data as of the date and for each of the periods indicated. The tables below present selected financial data of Volution prepared in accordance with U.S. generally accepted accounting principles. The historical financial data for each of the two years ended December 31, 2014 and 2013 is derived from Volution’s audited financial statements except for the net basic and diluted loss per share and are combined from those of both Volution and its predecessor, Varleigh Immuno Pharmaceuticals SA (“Varleigh”). Volution was formed in October 2013, and operationally overlapped with Varleigh through July 2014, when Varleigh effectively ceased operations. Volution’s historical results are not necessarily indicative of the results that may be expected in the future. The following selected financial data should be read in conjunction with “Volution Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto appearing elsewhere in this proxy statement.

	Year Ended December 31,
(in thousands except per share data)	2014	2013
Statements of Operations Data
Research and development	$1,616	$962
General and administrative	303	135
Total operating expenses	1,919	1,097
Other (income) expense, net	28	(1)
Net Loss	1,947	1,096
Net basic and diluted loss per share	$(16.42)	$(57.95)
Weighted average number of Ordinary Shares	118,593	18,904
Balance Sheet Data
Total current assets	$3,335	$554
Total assets	3,394	621
Total current liabilities	1,171	333
Total liabilities	1,171	333
Working capital	2,164	221
Capital stock	1,028	2,000
Shareholders’ equity	2,223	288

Selected Unaudited Pro Forma Combined Financial Data of Celsus and Volution

The following selected unaudited pro forma combined financial data is intended to show how the Acquisition might have affected historical financial statements if the Acquisition had been completed on January 1, 2014 for the purpose of the statement of operations and comprehensive loss and as of December 31, 2014 for the purpose of the balance sheet and was prepared based on the historical financial results reported by Celsus and Volution. The following should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 117, Celsus’s audited historical financial statements and notes thereto of the Celsus 10-K, Volution’s audited historical financial statements and the notes thereto beginning on page F-1, the sections entitled “Celsus Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 105 and “Volution Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 106 and the other information contained in this proxy statement.

The transaction will be accounted for as a reverse acquisition under the acquisition method of accounting. Under the acquisition method of accounting, Volution will be treated as the accounting acquirer and Celsus will be treated as the acquiree for financial reporting purposes because, immediately upon completion of the Acquisition, the Volution securityholders prior to the Acquisition will hold a majority of the voting interest of the combined company.

The unaudited pro forma combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the Acquisition are based upon the acquisition method of accounting in accordance with Generally Accepted Accounting Principles (GAAP) and upon the assumptions set forth in the unaudited pro forma combined financial statements.

The unaudited pro forma combined statements of operations and comprehensive loss for the year ended December 31, 2014 combines the historical statements of operations of Celsus and Volution and gives pro forma effect to the Acquisition as if it had been completed on January 1, 2014.

The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value. The unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined financial statements (see the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 117), the preliminary acquisition-date fair value of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma combined financial statements is subject to adjustment and may vary from the actual amounts that will be recorded upon completion of the Acquisition.

Year Ended December 31, 2014
(In thousands)
Unaudited Pro Forma Combined Statements of Operations and Comprehensive Loss Data:
Operating expenses:
Research and development	$8,033
General and administrative	4,063
Total operating expenses	12,096
Net loss and comprehensive loss	(11,516)
Unaudited Pro Forma Combined Balance Sheet Data:
Cash and cash equivalents	$9,543
Working capital	4,598
Total assets	12,589
Total liabilities	5,436
Stockholders’ equity	7,153

Comparative Historical and Unaudited Pro Forma Per Share Data

The following table sets forth certain historical, unaudited pro forma combined and pro forma combined equivalent financial information and reflects:

•	Celsus and Volution Historical Data: the historical Celsus net loss and net loss per share of Celsus’s Ordinary Shares and the historical Volution net loss and net loss per Volution registered share; and
•	Combined Company Pro Forma Data: the unaudited pro forma combined company net loss after giving effect to the Acquisition on a purchase basis as if the Acquisition had been completed on January 1, 2014.

You should read the table below in conjunction with the financial statements and notes thereto appearing in Celsus’s Annual Report on Form 10-K for the year ended December 31, 2014, which financial statements are incorporated by reference herein, and the financial statements and related notes thereto of Volution beginning on page F-1 of this proxy statement. You are urged to also read the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 117.

Year Ended December 31, 2014
(In thousands)
Celsus Historical Data
Basic and diluted net loss per common share:	$(0.18)
Volution Historical Data
Basic and diluted net loss per common share:	$(16.42)
Combined Company Pro Forma Data
Basic and diluted net loss per common share (unaudited):	$(0.07)

MARKET PRICE AND DIVIDEND INFORMATION

Our ADSs have been listed on the NASDAQ Capital Market under the symbol “CLTX” since January 31, 2014. Prior to that, our ADSs were quoted on the OTCQB under the symbol “CLSXD” from January 3, 2014 to January 30, 2014 and were quoted on the OTCQB under the symbol “CLSXY” from September 16, 2013 until January 2, 2014 and under the symbol “MRRBY” from February 19, 2013 to September 15, 2013. Effective January 3, 2014, our ratio of ADS to Ordinary Shares changed from one ADS per each two Ordinary Shares to one ADS per each ten Ordinary Shares. Currently, each ADS is represented by ten Ordinary Shares.

The following table sets forth the range of high and low closing sale prices for our ADSs for the periods indicated, as reported by the NASDAQ Capital Market or the OTCQB, as applicable. These prices do not include retail mark-ups, markdowns, or commissions but give effect to the change in the number of Ordinary Shares represented by each ADS to ten Ordinary Shares per each ADS, implemented on January 3, 2014. Historical data in the table has been restated to take into account these changes.

Volution is a private company and its registered shares are not publicly traded.

	USD High	USD Low
Fiscal Year Ended December 31, 2013
First Quarter	$25.00	$25.00
Second Quarter	$25.00	$20.00
Third Quarter	$20.00	$20.00
Fourth Quarter	$20.00	$7.10
Fiscal Year Ended December 31, 2014
First Quarter	$11.00	$6.15
Second Quarter	$6.96	$5.00
Third Quarter	$6.27	$5.40
Fourth Quarter	$6.05	$4.70
Fiscal Year Ended December 31, 2015
First Quarter	$6.17	$0.76
Second Quarter	$0.79	$0.41
Third Quarter (through July 13, 2015	$0.68	$0.49

The closing price of our ADSs on July 10, 2015, the date immediately prior to the public announcement of the Acquisition on July 13, 2015, as reported on The NASDAQ Capital Market, was $0.49 per share. The closing price of our ADSs on [•], the latest practicable date prior to the printing of this proxy statement, as reported on The NASDAQ Capital Market, was $[•] per share.

Because the market price of our ADSs is subject to fluctuation, the market value of our shares represented by ADSs that Volution shareholders will be entitled to receive in the Acquisition may increase or decrease.

Assuming approval of Celsus Proposal Nos. 1 and 2 and successful application for initial listing with The NASDAQ Capital Market, following the consummation of the Acquisition, our ADSs will be listed on The NASDAQ Capital Market and will trade under Celsus’s new name, “Akari Therapeutics, Plc” and new trading symbol, “[•]”. In order to satisfy the minimum bid price requirement and maintain the listing of our ADSs on the NASDAQ Capital Market, we may have to implement a change in our ratio of ADSs to Ordinary Shares from 1-to-10 to 1-to-[•].

As of July 13, 2015, Celsus had 332 holders of record of its registered shares. State Street Nominees Ltd., the nominee of Deutsche Bank Trust Americas, our depositary, constitutes a single record holder of our ordinary shares.

Dividends

Celsus has never paid or declared any cash dividends on its Ordinary Shares. If the Acquisition does not occur, Celsus does not anticipate paying any cash dividends on its Ordinary Shares in the foreseeable future, and Celsus intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of Celsus’s board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors Celsus’s board of directors deems relevant.

RISK FACTORS

The combined organization will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement, you should carefully consider the material risks described below before deciding how to vote your Ordinary Shares. In addition, you should read and consider the risks associated with the business of Celsus because these risks may also affect the combined company — these risks can be found in Celsus’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. You should also read and consider the other information in this proxy statement and the other documents incorporated by reference into this proxy statement. Please see the section entitled “Where You Can Find More Information” in this proxy statement.

Risks Related to the Acquisition

The exchange ratio is not adjustable based on the market price of Celsus’s American Depositary Shares, or ADSs (each representing ten (10) Celsus Ordinary Shares), so the Acquisition consideration at the closing may have a greater or lesser value than the market price at the time the Acquisition Agreement was signed.

The Acquisition Agreement has set the exchange ratio formula for Volution Ordinary Shares. Any changes in the market price of Celsus ADSs before the completion of the Acquisition will not affect the number of shares Volution securityholders will be entitled to receive pursuant to the Acquisition Agreement. Therefore, if before the completion of the Acquisition the market price of Celsus ADSs declines from the market price on the date of the Acquisition Agreement, then Volution securityholders could receive Acquisition consideration with substantially lower value. Similarly, if before the completion of the Acquisition, the market price of Celsus ADSs increases from the market price on the date of the Acquisition Agreement, then Volution securityholders could receive Acquisition consideration with substantially more value for their shares of Volution capital stock than the parties had negotiated for in the establishment of the exchange ratio. The Acquisition Agreement does not include a price-based termination right.

Celsus’s shareholders will experience immediate and substantial dilution upon the completion of the Acquisition and any equity financing that will occur as soon as practicable following the Acquisition.

Celsus’s current securityholders will own only 8.32% of Celsus’s Ordinary Shares on a fully diluted basis following the Acquisition. Such ownership share will be further diluted if we consummate an equity financing following the Acquisition and any such further dilution could be substantial. Increases in the share price at which Celsus’s Ordinary Shares is sold to third parties in any equity financing will result in relative ownership percentages that are different than those described above. In addition, the holders of Celsus Ordinary Shares will be diluted by the payment of $750,000 in fees to MTS Health Partners, our financial advisor, which are payable in Celsus Ordinary Shares following completion of the Acquisition.

The announcement and pendency of the Acquisition could have an adverse effect on the market price of Celsus ADSs and/or the business, financial condition, results of operations, or business prospects for Celsus and/or Volution.

The market price of Celsus ADSs may decline as a result of the Acquisition for a number of reasons including if:

•	investors react negatively to the prospects of the combined organization’s business and prospects from the Acquisition;
•	the effect of the Acquisition on the combined organization’s business and prospects is not consistent with the expectations of financial or industry analysts; or
•	the combined organization does not achieve the perceived benefits of the Acquisition as rapidly or to the extent anticipated by financial or industry analysts.

The announcement and pendency of the Acquisition could also disrupt Volution’s and/or Celsus’s businesses. For example, Volution and Celsus management may need to focus additional attention on the completion of the Acquisition and related matters, thereby diverting their attention from the day-to-day business operations of their respective companies. Should these disruptions occur, any of these matters could adversely affect the ADS price of Celsus or harm the financial condition, results of operations, or business prospects of Volution and/or Celsus.

The Acquisition may be completed even though material adverse changes may result from the announcement of the Acquisition, industry-wide changes and other causes.

Although both Celsus and RPC have certain termination rights, there could be material adverse changes that affect either or both of Celsus or Volution that do not give rise to a termination right. In particular certain matters which affect the wider industry or markets and certain matters which are not within the control of the parties may give rise to material adverse changes but may not give rise to a termination right.

If adverse changes occur and Celsus and Volution still complete the Acquisition, the combined organization stock price may suffer. This in turn may reduce the value of the Acquisition to the shareholders of Celsus, Volution or both.

Some Celsus officers and directors have interests in the Acquisition that are different from, or in addition to, yours and that may influence them to support or approve the issuance of Celsus Ordinary Shares in connection with the Acquisition and the related matters to be acted upon by Celsus’s shareholders at the General Meeting.

Certain officers and directors of Celsus participate in arrangements that provide them with interests in the Acquisition that are different from, or in addition to, yours, including, among others, the continued service as an officer or director of the combined organization, the acceleration of option vesting, and continued indemnification.

For example, the closing of the Acquisition will result in the acceleration of vesting of a portion of the stock awards, including options to purchase approximately 495,000 Celsus Ordinary Shares held by the Celsus Chief Executive Officer. For more information concerning the treatment of Celsus options in connection with the Acquisition, see the section entitled “The Acquisition Agreement — Treatment of Celsus Options” in this proxy statement.

In addition, Gur Roshwalb, Celsus’s Chief Executive Officer, and Dov Elefant, Celsus’s Chief Financial Officer, will enter into new employment agreements upon completion of the Acquisition.

These interests, among others, may influence the officers and directors of Celsus to support or approve the issuance of Celsus Ordinary Shares in connection with the Acquisition and the related matters to be acted upon by Celsus’s shareholders at the General Meeting. For more information concerning the interests of Celsus executive officers and directors, see the section entitled “The Acquisition — Interests of the Celsus Directors and Executive Officers in the Acquisition” in this proxy statement.

Celsus’s ADSs could be delisted from The NASDAQ Capital Market if we do not comply with NASDAQ’s listing standards.

Pursuant to the NASDAQ Listing Rules, consummation of the Acquisition requires the combined company to submit an initial listing application and, at the time of the Acquisition, meet all of the criteria applicable to a company initially requesting listing. We intend to apply for listing on The NASDAQ Capital Market. In connection with such listing, we may implement a change in our ratio of ADSs to Ordinary Shares from 1-to-10 to 1-to-[•]. While we intend to obtain listing status for the combined company and maintain such listing, no guarantees can be made about our ability to do so.

If Celsus’s ADSs are delisted by NASDAQ, the ADSs may be eligible to trade on the OTCQB or another over-the-counter market. Any such alternative would likely result in it being more difficult for the company to raise additional capital through the public or private sale of equity securities and for investors to dispose of, or obtain accurate quotations as to the market value of, the ADSs. In addition, there can be no assurance that the ADSs would be eligible for trading on any such alternative exchange or markets.

Celsus and Volution shareholders may not realize a benefit from the Acquisition commensurate with the ownership dilution they will experience in connection with the Acquisition and any equity financing to occur following the completion of the Acquisition.

If the combined organization is unable to realize the full strategic and financial benefits currently anticipated from the Acquisition and any equity financing to occur following completion of the Acquisition, Celsus and Volution shareholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined organization is able to realize only part of the strategic and financial benefits currently anticipated from the Acquisition. Significant management attention and resources will be required to integrate the two companies. Delays in this process could adversely affect the combined company’s business, financial results, financial condition and ADS price following the Acquisition. Even if the combined company were able to integrate the business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, innovation and operational efficiencies that may be possible from this integration and that these benefits will be achieved within a reasonable period of time.

During the pendency of the Acquisition, Celsus may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Acquisition Agreement, which could adversely affect their respective businesses.

Both Volution and Celsus are prohibited by the terms of the Acquisition Agreement from soliciting, initiating, knowingly encouraging, inducing or facilitating the making, submission or announcement of any Acquisition Proposal (as defined in the Acquisition Agreement), or taking any action that would reasonably be expected to lead to an Acquisition Proposal. As a result, if the Acquisition is not completed, the parties may be at a disadvantage to their competitors during that period. Both companies, however, may provide information in response to an Acquisition Proposal if, after consultation with a financial adviser and external legal adviser, they determine in good faith that the Acquisition Proposal is likely to result in a Third Party Offer (as defined in the Acquisition) or if the board concludes in good faith, having consulted with outside legal counsel, that they are required to provide information in response to an Acquisition Proposal so in order to comply with their fiduciary duties.

Certain provisions of the Acquisition Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Acquisition Agreement.

The terms of the Acquisition Agreement prohibit each of Celsus and Volution from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when such party’s board of directors determines in good faith that an unsolicited alternative takeover proposal is or is reasonably likely to lead to a superior takeover proposal and that such action is required in order for Celsus’s board to comply with its fiduciary duties. In addition, if Celsus or Volution terminates the Acquisition Agreement under certain circumstances, including terminating because of a decision of a board of directors to recommend a superior proposal or withdrawing the recommendation of its board of directors in the absence of a specific right to terminate the Acquisition Agreement, Celsus or Volution would be required to pay a termination fee of up to $6,000,000 to the other party. This termination fee may discourage third parties from submitting alternative takeover proposals to Celsus or Volution or their shareholders, and may cause the respective boards of directors to be less inclined to recommend an alternative proposal.

Because the lack of a public market for Volution shares makes it difficult to evaluate the fairness of the exchange ratio, Celsus may pay more than the fair market value of the Volution shares.

The outstanding share capital of Volution is privately held and is not traded in any public market. The lack of a public market makes it difficult to determine the fair market value of the Volution shares. Because the percentage of Celsus equity to be issued to Volution shareholders was determined based on negotiations between the parties, it is possible that Celsus may pay more than the aggregate fair market value for the Volution shares.

The Celsus Ordinary Shares issuable in the Acquisition constitute restricted securities under federal securities laws and are subject to additional restrictions on transfer. As a result, the shares will not be freely tradable following the Acquisition, and shareholders receiving them may never be able to achieve liquidity.

The Celsus Ordinary Shares issued as consideration in the Acquisition will not immediately be registered under the Securities Act. The Celsus Ordinary Shares will constitute “restricted stock” under the Securities Act and, therefore, such shares may not be sold unless the shares are registered or unless an exemption from the registration and prospectus delivery requirements of the Securities Act is available. As a general matter, holders of such shares will not be able to transfer any of their shares until at least six (6) months after receiving Celsus Ordinary Shares, which is when the shares would first be eligible to be sold under Rule 144 promulgated under the Securities Act, assuming the conditions thereof are otherwise satisfied.

Shareholders receiving such Celsus shares in the Acquisition will not be able to achieve liquidity with respect to their Celsus Ordinary Shares until the time that a registration statement covering the resale of such shares is declared effective and, as a result, holders of such shares may be required to bear the financial risks of this investment until that time. There can be no guarantee that holders of such shares will be able to sell them at or above the price per share in the Acquisition.

If the conditions to the Acquisition are not met or waived, the Acquisition will not occur.

Specified conditions must be satisfied or waived to complete the Acquisition. These conditions are set forth in the Acquisition Agreement and described in the section entitled “The Acquisition Agreement — Conditions to the Completion of the Acquisition” in this proxy statement. Neither Celsus nor Volution can assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Acquisition will not occur or will be delayed, and Celsus and Volution each may lose some or all of the intended benefits of the Acquisition. In the event that the Acquisition is not consummated, Celsus may be subject to many risks, including the fees and the costs related to the Acquisition, such as legal, accounting and advisory fees, which must be paid even if the Acquisition is not completed.

Failure to complete the Acquisition may result in Celsus and Volution paying a termination fee or expenses to the other party and could harm the Ordinary Shares price of Celsus and future business and operations of each company.

If the Acquisition is not completed, Celsus and Volution are subject to the following risks:

•	if the Acquisition Agreement is terminated because one party accepts a Third Party Offer (as defined in the Acquisition Agreement), the accepting party is obliged to pay a termination fee of $6,000,000 to the other;
•	if the Celsus board withdraws its recommendation of the transaction in the absence of a right for Celsus to terminate the Acquisition Agreement, Celsus is obliged to pay a termination fee of US$6,000,000 to RPC;
•	if the Acquisition Agreement is terminated for Celsus’ failure to obtain the required approval of its shareholders, Celsus is obligated to pay RPC its reasonably incurred costs and expenses; and
•	costs related to the Acquisition, such as legal and accounting fees, which must be paid even if the Acquisition is not completed.

In addition, if the Acquisition Agreement is terminated and the board of directors of Celsus or Volution determines to seek another business combination, there can be no assurance that either Celsus or Volution will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the Acquisition.

Failure to complete the Acquisition may result in Celsus filing for liquidation and dissolution.

In February 2015, following its announcement that its Phase II clinical trial of MRX-6 Cream 2% in pediatric atopic dermatitis did not reach its primary endpoint, Celsus began a significant restructuring plan to preserve its financial resources, minimize its exposure to fixed costs for staff and facilities and increase its control over the strategic timing and use of all of its resources. If Celsus is unable to complete the Acquisition, it may decide to liquidate. If a dissolution and liquidation were pursued, Celsus’s board of directors, in consultation with its advisors, would need to evaluate its outstanding obligations and potential contingent liabilities and make a determination about a reasonable amount to reserve. Accordingly, holders of Celsus’s Ordinary Shares and ADSs may lose their entire investment in the event of a bankruptcy, liquidation, dissolution or winding up of our company.

The success of the proposed business combination of Celsus and Volution will depend in part on relationships with third parties, which relationships may be affected by third-party preferences or public attitudes about the Acquisition. Any adverse changes in these relationships could adversely affect Celsus’s or Volution’s business, financial condition, or results of operations.

The success of the Acquisition will be in part dependent on the combined entity’s ability to maintain and renew the business relationships of both Celsus and Volution and to establish new business relationships. There can be no assurance that the management of either Celsus or Volution will be able to maintain such business relationships, or enter into or maintain new business contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important business relationships could have a material adverse effect on the business, financial condition, or results of operations of Celsus and Volution.

If any of the events described in “Risks Related to Volution’s Development, Commercialization and Regulatory Approval” or “Risks Related to Volution’s Reliance on Third Parties” or “Risks Related to Volution’s Business” occur, those events could cause the potential benefits of the Acquisition not to be realized.

If the parties complete the Acquisition, the composition of the Celsus Board will change in accordance with the Acquisition Agreement. Following the completion of the Acquisition, Celsus’s Board will consist of seven members and will be comprised of two representatives of Volution, two representatives of Celsus and up to three members may be appointed by Volution to replace current Celsus directors David Sidransky, Allan Shaw and Johnson Lau prior to the filing of the definitive proxy statement, with Celsus’s current chairman of the board of directors, Mark Cohen, to act as vice chairman of the board of Celsus following the Acquisition. This new composition of the Board may affect the business strategy and operating decisions of the combined company upon completion of the Acquisition.

Volution’s business is expected to constitute most, if not all, of the business of the combined company following the Acquisition. As a result, the risks described below in the section entitled “Risks Related to Volution’s Development, Commercialization and Regulatory Approval” beginning on page 0 are among the most significant risks to the combined company if the Acquisition is completed. To the extent any of the events in the risks described below in the sections entitled “Risks Related to Volution’s Development, Commercialization and Regulatory Approval” or “Risks Related to Volution’s Reliance on Third Parties” beginning on page 0 or “Risks Related to Volution’s Business” beginning on page 0 occur, those events could cause the potential benefits of the Acquisition not to be realized and the market price of the combined company’s ADSs to decline.

If Volution’s agreements with employees, consultants, advisors and corporate partners fail to protect its intellectual property, proprietary information or trade secrets, it could have a significant adverse effect on Volution’s and Celsus.

Volution has taken steps to protect its intellectual property and proprietary technology by entering into confidentiality agreements and invention assignment agreements with its employees, consultants, scientific advisors, contractors and commercial partners. However, such agreements may not be enforceable or may not provide meaningful protection for all of its trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and Celsus may not be able to prevent such unauthorized disclosure. Monitoring unauthorized disclosure is difficult, and Celsus does not know whether the steps it has taken to prevent such disclosure are, or will be, adequate. In addition, Celsus’s trade secrets may otherwise become known or be independently discovered by competitors. To the extent that Volution’s contractors use intellectual property owned by others in their work for Celsus, disputes may arise as to the rights in related or resulting know-how and inventions. Furthermore, the laws of some foreign countries may not protect its intellectual property rights to the same extent as do the laws of the United States.

Risks Related to Celsus

Celsus may not be able to complete the Acquisition and may elect to pursue another strategic transaction similar to such Acquisition, which may not occur on commercially reasonably terms or at all.

Celsus cannot assure you that it will complete the Acquisition in a timely manner or at all. The Acquisition Agreement is subject to many closing conditions and termination rights, as set forth in more detail in “The Acquisition Agreement — Conditions to the Completion of the Acquisition” and “The Acquisition Agreement — Termination” below. In addition to Celsus’s product candidates, for which it has suspended all development, Celsus’s assets currently consist primarily of cash, cash equivalents and marketable securities, its listing on The NASDAQ Capital Market and the Acquisition Agreement with Volution. If Celsus does not close the Acquisition, its board of directors may elect to attempt to complete another strategic transaction similar to the Acquisition. Attempting to complete another strategic transaction similar to the Acquisition will prove to be costly and time consuming, and Celsus cannot make any assurances that a future strategic transaction will occur on commercially reasonable terms or at all. Even if Celsus does complete the Acquisition, the Acquisition ultimately may not deliver the anticipated benefits or enhance shareholder value.

If the Acquisition is not completed, in light of the challenges of rebuilding an operating business, Celsus may elect to liquidate its remaining assets, and there can be no assurances as to the amount of cash available to distribute to shareholders after paying its debts and other obligations.

If Celsus does not close the Acquisition, in light of the risks of reestablishing an operating business, as set forth herein, the Celsus board of directors may elect to take the steps necessary to liquidate all remaining assets of Celsus. The process of liquidation may be lengthy and Celsus cannot make any assurances regarding timing of completion. In addition, Celsus would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims. There can be no assurance as to the amount or timing of available cash remaining to distribute to shareholders after paying Celsus’s debts and other obligations and setting aside funds for reserves.

If the Acquisition is not completed, and Celsus fails to acquire and develop other products or product candidates at all or on commercially reasonable terms, Celsus may be unable to reestablish a viable operating business.

Given the discontinuation of development of MRX-6, if the Acquisition is not completed, Celsus may not be able to reestablish a viable operating business. Due to Celsus’s history, its limited operational and management capabilities, and the intense competition for pharmaceutical product candidates, even if Celsus finds promising product candidates, and generates interest in a collaborative or strategic arrangement to acquire such product candidates, it may not be able to acquire rights to additional product candidates or approved products on commercially reasonable terms that it finds acceptable, or at all. Proposing, negotiating and implementing an economically viable product acquisition or license is a lengthy and complex process. In addition, even if Celsus finds promising product candidates, and generates interest in a collaborative or strategic arrangement to acquire such product candidates, it may not be able to acquire rights to additional product candidates or approved products on commercially reasonable terms that Celsus finds acceptable, or at all.

Celsus has had a limited operating history that may make it difficult for you to evaluate the potential success of its business and Celsus has a history of incurring losses.

Celsus was founded in February 2005 under its former name, Morria Biopharmaceuticals plc and changed its name to Celsus Therapeutics PLC in June 2013. Celsus’s operations to date have been limited to organizing and staffing, acquiring, developing and securing technology and undertaking preclinical studies and clinical trials. Furthermore, its business is not profitable and Celsus has incurred losses in each year since its inception. Celsus’s net loss for the years ended December 31, 2014, 2013 and 2012 was $9,648,000,

$3,620,000 and $4,268,000, respectively. Celsus had an accumulated deficit at December 31, 2014 of $30,190,000. To date, Celsus has not commercialized any products or generated any revenues from the sale of products, and absent the realization of sufficient revenues from product sales, Celsus may never attain profitability in the future.

If Celsus does not successfully complete the Acquisition, it will require substantial additional funding in the event Celsus resumes its operations, and may need to curtail operations if it has insufficient capital.

Celsus had cash and cash equivalents of approximately $4.0 million at March 31, 2015. Celsus expects its negative cash flows from operations to continue for the foreseeable future.

Celsus currently believes that its available cash, cash equivalents and marketable securities and interest income will be sufficient to fund its anticipated levels of operations for the next 12 months. However, if Celsus does not successfully complete the Acquisition, Celsus will require substantial additional funding in the event it resumes its operations. Any such financing, if available to us on favorable terms or at all, will likely be dilutive to existing shareholders. As such, its future capital requirements will depend on many factors, including:

•	Celsus’s ability to complete the Acquisition;
•	the timing and nature of any future strategic transactions that Celsus undertakes, including, but not limited to licensing a product candidate or potential partnerships;
•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;
•	the effect of competing technological and market developments; and
•	the cost incurred in responding to disruptive actions by activist shareholders.

Having an insufficient level of capital to resume its operations may require Celsus to significantly curtail one or more of its development, licensing or acquisition programs, which could have a negative impact on its financial condition and Celsus’s ability to successfully pursue its business strategy.

If Celsus’s agreements with employees, consultants, advisors and corporate partners fail to protect its intellectual property, proprietary or confidential information or trade secrets, it could have a significant adverse effect on Celsus.

Celsus has taken steps to protect its intellectual property and proprietary technology by entering into confidentiality agreements and invention assignment agreements with its employees, consultants, scientific advisors, contractors and commercial partners. However, such agreements may not be enforceable or may not provide meaningful protection for all of its trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and Celsus may not be able to prevent such unauthorized disclosure. Monitoring unauthorized disclosure is difficult, and Celsus does not know whether the steps it has taken to prevent such disclosure are, or will be, adequate. In addition, Celsus’s trade secrets may otherwise become known or be independently discovered by competitors. To the extent that Celsus’s contractors use intellectual property owned by others in their work for Celsus, disputes may arise as to the rights in related or resulting know-how and inventions. Furthermore, the laws of some foreign countries may not protect its intellectual property rights to the same extent as do the laws of the United States.

Risks Related to the Ordinary Shares of Celsus

Ownership of Celsus ADSs and/or Ordinary Shares involves a high degree of risk.

Investing in and owning Celsus ADSs and Ordinary Shares involves a high degree of risk. Shareholders should read carefully the risk factors provided within this section, as well as Volution’s and Celsus’s public documents filed by each party with the SEC, including the financial statements therein.

If the Acquisition is not completed, the Celsus ADS price may continue to be volatile.

The market price of Celsus ADSs is subject to significant fluctuations. During the six month period ended June 30, 2015, the sales price of Celsus ADSs on The NASDAQ Capital Market ranged from a high of $6.20 in February 2015 to a low of $0.40 in May 2015. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. The volatility of the market price of Celsus ADSs is exacerbated by low trading volume and the high proportion of shares held by insiders. Some of the factors that may cause the market price of Celsus ADSs to fluctuate include:

•	sales or potential sales of substantial amounts of our Ordinary Shares or ADSs;
•	delay or failure in initiating, enrolling, or completing pre-clinical or clinical trials or unsatisfactory results of these trials or events reported in any of our current or future clinical trials;
•	announcements about us or about our competitors, including funding announcements, corporate or business updates, updated on manufacturing of our drug candidates, clinical trial results, regulatory approvals or new product introductions;
•	developments concerning our licensors or product manufacturers;
•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;
•	conditions in the pharmaceutical or biotechnology industries;
•	governmental regulation and legislation;
•	variations in our anticipated or actual operating results;
•	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;
•	whether, to what extent and under what conditions the FDA or EMA will permit us to continue developing our product candidates, if at all, and if development is continued, any reports of safety issues or other adverse events observed in any potential future studies of these product candidates;
•	our ability to enter into new collaborative arrangements with respect to our product candidates;
•	the terms and timing of any future collaborative, licensing or other arrangements that we may establish;
•	our ability to raise additional capital to carry through with our pre-clinical and clinical development plans and current and future operations and the terms of any related financing arrangements;
•	the timing of achievement of, or failure to achieve, our and any potential future collaborators’ manufacturing, pre-clinical, clinical, regulatory and other milestones, such as the commencement of clinical development, the completion of a clinical trial or the receipt of regulatory approval;
•	announcement of FDA approval or non-approval of our product candidates or delays in or adverse events during the FDA review process;
•	actions taken by regulatory agencies with respect to our product candidates or products, our clinical trials or our sales and marketing activities, including regulatory actions requiring or leading to restrictions, limitations and/or warnings in the label of an approved product candidate;
•	uncontemplated problems in the supply of the raw materials used to produce our product candidates or any manufacturing problems with our product candidates;
•	the commercial success of any product approved by the FDA or its foreign counterparts;
•	introductions or announcements of technological innovations or new products by us, our potential future collaborators, or our competitors, and the timing of these introductions or announcements;

•	market conditions for equity investments in general, or the biotechnology or pharmaceutical industries in particular;
•	we may have limited or very low trading volume that may increase the volatility of the market price of our ADSs;
•	regulatory developments in the United States and foreign countries;
•	changes in the structure or reimbursement policies of health care payment systems;
•	any intellectual property infringement lawsuit involving us;
•	actual or anticipated fluctuations in our results of operations;
•	changes in financial estimates or recommendations by securities analysts;
•	hedging or arbitrage trading activity that may develop regarding our ADSs;
•	regional or worldwide recession;
•	sales of large blocks of our Ordinary Shares or ADSs;
•	sales of our Ordinary Shares or ADSs by our executive officers, directors and significant shareholders;
•	managerial costs and expenses;
•	changes in accounting principles; and
•	the loss of any of our key scientific or management personnel.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of Celsus ADSs.

In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted class action securities litigation against the company. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm Celsus’s profitability and reputation.

If Celsus fails to meet all applicable NASDAQ Capital Market requirements and NASDAQ determines to delist Celsus ADSs, the delisting could adversely affect the market liquidity of its ADSs and the market price of Celsus ADSs could decrease.

Celsus ADSs are listed on The NASDAQ Capital Market. In order to maintain its listing, Celsus must meet minimum financial, operating and other requirements, including requirements for a minimum amount of capital, a minimum price per share, and active operations. If Celsus is unable to comply with NASDAQ’s listing standards, NASDAQ may determine to delist the Celsus ADSs from The NASDAQ Capital Market. If Celsus ADSs are delisted for any reason, it could reduce the value of its Ordinary Shares and its liquidity. Delisting could also adversely affect the ability to obtain financing for the continuation of Celsus operations, if Celsus chooses to reestablish its business, or to use its Ordinary Shares in acquisitions, including the Acquisition.

On April 9, 2015, Celsus received a written notification from NASDAQ indicating that the Company was not in compliance with NASDAQ Listing Rule 5450(a)(2) because the minimum bid price of the Company’s ADSs, was below $1.00 per ADS for the previous 30 consecutive business days.

Pursuant to the NASDAQ Listing Rule 5810(c)(3)(A), the Company has been granted a 180-calendar day compliance period, or until October 6, 2015, to regain compliance with the minimum bid price requirement. During the compliance period, the Company’s ADSs, will continue to be listed and traded on The NASDAQ Capital Market. To regain compliance, the closing bid price of the Company’s ADSs must meet or exceed $1.00 per ADS for at least ten consecutive business days during this 180-day grace period.

The Company intends to consider available options to resolve the noncompliance with the minimum bid price requirement, including a change in its ratio of Ordinary Shares to each ADS. There can be no assurance that the Company will be able to regain compliance with the minimum bid price requirement or will otherwise be in compliance with other NASDAQ listing criteria.

Delisting could result in the loss of confidence by suppliers, investors and employees. Delisting would prevent Celsus from satisfying a closing condition for the Acquisition, and, in such event, Volution may elect not to consummate the Acquisition. In addition, the combined organization must submit a new application for listing on The NASDAQ Capital Market after the Acquisition pursuant to the reverse merger rules, and the combined organization will need to meet The NASDAQ Capital Market minimum requirements.

Raising additional funds by issuing securities or through licensing arrangements may cause dilution to existing shareholders, restrict Celsus operations or require Celsus to relinquish proprietary rights.

Additional financing may not be available to Celsus when it needs it or such financing may not be available on favorable terms. To the extent that Celsus raises additional capital by issuing equity securities, its existing shareholders’ ownership will be diluted and the terms of any new equity securities may have preferences over its Ordinary Shares. Any debt financing it enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of Celsus assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments. In addition, if Celsus raises additional funds through licensing arrangements, it may be necessary to relinquish potentially valuable rights to potential products or proprietary technologies, or grant licenses on terms that are not favorable to Celsus.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on Celsus stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC require an annual management assessment of the effectiveness of Celsus’s internal control over financial reporting. If Celsus fails to maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented or amended from time to time, it may not be able to ensure that it can conclude on an ongoing basis that Celsus has effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC. If Celsus cannot in the future favorably assess the effectiveness of its internal control over financial reporting, investor confidence in the reliability of its financial reports may be adversely affected, which could have a material adverse effect on Celsus’s stock price.

Risks Related to Volution’s Business

Volution has limited operating history, has incurred significant operating losses since inception and expects to incur significant losses for the foreseeable future. Volution may never become profitable or, if achieved, be able to sustain profitability.

Volution has incurred significant operating losses since it was founded in 2013 and expects to incur significant losses for the foreseeable future as it continues its clinical trial and development programs for Coversin. As of December 31, 2014, Volution had an accumulated deficit of approximately $11.5 million. Losses have principally resulted from costs incurred in its clinical trials, research and development programs and general and administrative expenses. Volution has funded its operations primarily through the private placement of equity securities and debt financing. During 2013 and 2014, Volution received net proceeds of approximately $1.5 million and approximately $4.2 million, respectively, from the issuance of securities and debt financing. As of December 31, 2014, Volution had cash and cash equivalents of $3.3 million. Volution expects to incur significant losses for the foreseeable future as it continues to conduct research and development, clinical testing, regulatory compliance activities and, if Coversin or other future product candidates receive regulatory approval, sales and marketing activities.

Volution currently generates no revenue from product sales, and may never be able to commercialize Coversin or other future product candidates. Because of the numerous risks and uncertainties associated with developing and commercializing Volution’s product candidates, Volution is unable to predict the extent of any future losses or when it will become profitable, if at all.

Volution’s business depends on the success of Coversin, which is still under development. If Volution is unable to obtain regulatory approval for or successfully commercialize Coversin, its business will be materially harmed.

Coversin has been the sole focus of Volution’s product development. Successful continued development and ultimate regulatory approval of Coversin for a wide range of autoimmune diseases including PNH, aHUS, Guillain-Barré Syndrome (GBS) and others, is critical to the future success of its business. Volution has invested, and will continue to invest, a significant portion of its time and financial resources in the development of Coversin. Volution will need to raise sufficient funds for, and successfully enroll and complete, its ongoing clinical development program for Coversin in PNH. The future regulatory and commercial success of this product candidate is subject to a number of risks, including the following:

•	Volution may not have sufficient financial and other resources to complete the necessary clinical trials for Coversin;
•	Volution may not be able to obtain adequate evidence of efficacy and safety for Coversin in PNH, aHUS, myasthenia gravis, GBS, keratoconjunctivitis sicca secondary to Sjogren’s and in conditions such as antibody mediated transplant rejection or any other indication;
•	Volution does not know the degree to which Coversin will be accepted as a therapy, even if approved;
•	in its clinical programs, Volution may experience variability in patients, adjustments to clinical trial procedures and the need for additional clinical trial sites, which could delay its clinical trial progress;
•	the results of its clinical trials may not meet the level of statistical or clinical significance required by the FDA, EMA or comparable foreign regulatory bodies for marketing approval;
•	patients in Volution’s clinical trials may die or suffer other adverse effects for reasons that may or may not be related to Coversin, which could delay or prevent further clinical development;
•	the standards implemented by clinical or regulatory agencies may change at any time;
•	the FDA, EMA or foreign clinical or regulatory agencies may require efficacy endpoints for a Phase 2 clinical trial for the treatment of PNH, aHUS, GBS and in conditions such as antibody mediated transplant rejection that differ from the endpoints of Volution’s planned current or future trials, which may require Volution to conduct additional clinical trials;
•	the mechanism of action of Coversin is complex and Volution does not know the degree to which it will translate into a medical benefit in certain indications;
•	if approved for PNH, aHUS, myasthenia gravis, GBS, keratoconjunctivitis sicca secondary to Sjogren’s or antibody mediated transplant rejection, Coversin will likely compete with the off-label use of currently marketed products and other therapies in development;
•	Volution’s intellectual property rights may not be patentable, valid or enforceable; and
•	Volution may not be able to obtain, maintain or enforce its patents and other intellectual property rights.

Of the large number of drugs in development in the pharmaceutical industry, only a small percentage results in the submission of a new drug application, or NDA, to the FDA and even fewer are approved for commercialization. Furthermore, even if Volution does receive regulatory approval to market Coversin, any such approval may be subject to limitations on the indicated uses or patient populations for which Volution may market the product. Accordingly, even if Volution is able to obtain the requisite financing to continue to fund its development programs, Volution cannot assure you that Coversin will be successfully developed or commercialized. If Volution or any of its future development partners are unable to develop, or obtain regulatory approval for, or, if approved, successfully commercialize Coversin, Volution may not be able to generate sufficient revenue to continue its business.

If Volution encounters difficulties enrolling patients in its clinical trials, its clinical development activities could be delayed or otherwise adversely affected.

Volution may not be able to initiate or continue clinical trials required by the FDA, EMA or other foreign regulatory agencies for Coversin if it is unable to locate and enroll a sufficient number of eligible patients to participate in these clinical trials. Volution will be required to identify and enroll a sufficient number of patients with PNH, aHUS, GBS, keratoconjunctivitis sicca secondary to Sjogren’s or antibody mediated transplant rejection for each of its ongoing and planned clinical trials of Coversin in these indications. Each of these is a rare disease or indication with relatively small patient populations, which could result in slow enrollment of clinical trial participants.

Patient enrollment is affected by other factors, including:

•	severity of the disease under investigation;
•	design of the clinical trial protocol;
•	size and nature of the patient population;
•	eligibility criteria for the trial in question;
•	perceived risks and benefits of the product candidate under trial;
•	proximity and availability of clinical trial sites for prospective patients;
•	availability of competing therapies and clinical trials;
•	clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating;
•	efforts to facilitate timely enrollment in clinical trials;
•	patient referral practices of physicians; and
•	Volution’s ability to monitor patients adequately during and after treatment.

Further, there are only a limited number of specialist physicians that treat patients with these diseases, and major clinical centers are concentrated in a few geographic regions. Volution also may encounter difficulties in identifying and enrolling such patients with a stage of disease appropriate for its ongoing or future clinical trials. In addition, the process of finding and diagnosing patients may prove costly. Volution’s inability to enroll a sufficient number of patients for any of its clinical trials would result in significant delays or may require Volution to abandon one or more clinical trials.

If clinical trials or regulatory approval processes for Coversin are prolonged, delayed or suspended, Volution may be unable to commercialize Coversin on a timely basis.

Volution cannot predict whether it will encounter problems with any of its completed, ongoing or planned clinical trials that will cause Volution or any regulatory authority to delay or suspend those clinical trials or delay the completion of Volution’s ongoing and planned clinical trials and negatively impact its ability to obtain regulatory approval for, and to market and sell, a particular product candidate:

•	conditions imposed on Volution by the FDA, EMA or another foreign regulatory authority regarding the scope or design of its clinical trials;
•	insufficient supply of Volution product candidates or other materials necessary to conduct and complete its clinical trials;
•	slow enrollment and retention rate of subjects in its clinical trials; and
•	serious and unexpected drug-related side effects related to the product candidate being tested.

Commercialization may be delayed by the imposition of additional conditions on its clinical trials by the FDA, EMA or any other applicable foreign regulatory authority or the requirement of additional supportive studies by the FDA, EMA or such foreign regulatory authority.

We do not know whether Volution’s clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, if at all. Delays in Volution’s clinical trials will result in increased development costs for its product candidates, and its financial resources may be insufficient to fund any incremental costs. In addition, if Volution’s clinical trials are delayed, its competitors may be able to bring products to market before it does and the commercial viability of its product candidates could be limited.

The efficacy of Coversin may not be known until advanced stages of testing, after Volution has incurred significant product development costs which may not be recoverable.

Coversin may fail to show the desired efficacy at any phase in the clinical development program. Good efficacy in animal models of the target indication are no guarantee of success in human clinical trials. Often there is no adequate animal model of a human disease, such as PNH. As a result, the first definitive proof of efficacy may not occur until clinical trials in humans. Until Coversin has completed proof of principal clinical trials in target indications, for example, PNH, aHUS and GBS, there can be no assurance that it will have its expected efficacy in these conditions. If Coversin does not demonstrate adequate efficacy, its development may be delayed or terminated, which could have a material adverse effect on Volution’s financial condition and results of operation.

The route of administration or dose for Coversin may be inadequate.

Unsatisfactory drug availability due to problems relating to the route of administration or the target tissue availability of the drug is another potential cause of lack of efficacy of Coversin if and when it is commercialized. Complement component C5, the target of Coversin is predominantly found in blood. For both PNH, aHUS and GBS, Coversin will be administered subcutaneously. The completed single dose phase 1 study shows that Coversin is able to enter the systemic circulation by absorption from subcutaneous sites in healthy volunteers. However, if daily subcutaneous administration proves to be unfeasible, then Volution may need to research additional doses or routes of administration, which could delay commercialization of Coversin and result in significant additional costs to Volution.

Long-term animal toxicity studies of Coversin could result in adverse results.

Volution has not yet undertaken long-term animal toxicity studies of Coversin. Such tests may show that Coversin is toxic in certain animals, is not as effective as Volution expected, or other adverse results. If animal toxicity tests do not yield favorable results, Volution may be required to abandon its development of Coversin, which could have a material adverse effect on Volution’s financial condition and results of operation.

Chronic dosing of patients with Coversin could lead to an immune response that causes adverse reactions or impairs the activity of the drug.

There is a risk that chronic dosing of patients with Coversin may lead to an immune response that causes adverse reactions or impairs the activity of the drug. Patients may develop an allergic reaction to the drug and/or develop antibodies directed at the drug. Impaired drug activity could be caused by neutralization of the drug’s inhibitory activity or by an increased rate of clearance of the drug from circulation.

One potential toxic side effect of Coversin that has occurred in patients receiving Soliris®, (eculizumab), a humanized antibody against complement component C5, may include the inhibition of the terminal complement system, which can result in an increased incidence of meningitis. As a result, we expect that patients receiving Coversin would also receive meningitis immunization and prophylactic antibiotics as indicated.

Coversin has a secondary binding site that sequesters leukotriene B4 (LTB4). LTB4 synthesis from eicosanoid fatty acids can be induced by a variety of triggers including complement. LTB4 is a pro-inflammatory mediator with potent neutrophil attractant properties. LTB4 inhibition may lead to positive anti-inflammory benefits, but another potential cause of undesired side effects is that. The reduction of these neutrophil attractant properties may include increased risk of infection, among others.

Any immune response that causes adverse reactions or impairs the activity of the drug could cause a delay in or termination of Volution’s development of Coversin, which would have a material adverse effect on Volution’s financial condition and results of operation.

If Coversin is not convenient for patients to use, then potential sales may decrease materially.

Coversin may be required to be kept refrigerated prior to use and will likely require self-injection. If the drug product is not stable at temperatures of between 4 and 8 degrees Celsius, then the drug product may need to be defrosted before use, which patients could view as inconvenient, causing sales to decrease. In addition, if Coversin shows a lack of long-term stability at low storage temperatures, this may negatively impact Volution’s ability to manage the commercial supply chain, which could result in Volution having to refund customers or replace products that are unstable, which could materially increase Volution’s costs and have an adverse effect on its financial condition and results of operation.

Because Coversin has not yet received regulatory approval, it is difficult to predict the time and cost of development and Volution’s ability to successfully complete clinical development and obtain the necessary regulatory approvals for commercialization.

Coversin has not yet received regulatory approval for the treatment of PNH, or other potential indications, and unexpected problems may arise that can cause Volution to delay, suspend or terminate its development efforts. Further, Coversin has not yet demonstrated efficacy for PNH in humans, and the long-term safety consequences of inhibition of C5 with Coversin is not known. Regulatory approval of new product candidates such as Coversin can be more expensive and take longer than approval for candidates for the treatment of more well understood diseases with previously approved products.

Volution plans to seek orphan drug status for Coversin, but it may be unable to obtain such designation or to maintain the benefits associated with orphan drug status, including market exclusivity.

Volution plans to seek orphan drug designation for Coversin in specific orphan indications in which there is a medically plausible basis for its use. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages, and user-fee waivers. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. Although Volution intends to seek orphan product designation for Coversin, it may never receive such designation.

If a product that has orphan drug designation subsequently receives the first FDA approval for a particular active ingredient for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a BLA, to market the same biologic for the same indication for seven years, except in limited circumstances such as a showing of clinical superiority to the product with orphan product exclusivity or if FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Even if Volution were to obtain orphan drug designation for Coversin, it may not be the first to obtain marketing approval for any particular orphan indication due to the uncertainties associated with developing pharmaceutical products. If Volution does obtain exclusive marketing rights in the United States, they may be limited if Volution seeks approval for an indication broader than the orphan designated indication and may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of the relevant patients. Further, exclusivity may not effectively protect the product from competition because different drugs with different active moieties can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve a drug with the same active moiety for the same condition if the FDA concludes that the later drug is safer, more effective, or makes a major contribution to patient care. Furthermore, the FDA can waive orphan exclusivity if Volution is unable to manufacture sufficient supply of its product.

Volution may seek a breakthrough therapy designation from the FDA for Coversin. Such designation or similar a designation from other national or international regulatory agencies, may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that Coversin or any other product candidates will receive marketing approval.

Volution may seek a breakthrough therapy designation for Coversin. A breakthrough therapy is defined as a product that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. Designation as a breakthrough therapy is within the discretion of the FDA. Receipt of a breakthrough therapy designation for Coversin may not result in a faster development process, review or approval compared to products considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if Coversin qualifies as a breakthrough therapy, the FDA may later decide that it no longer meet the conditions for qualification.

Even if Volution obtains FDA approval of Coversin, Volution or its partners may never obtain approval or commercialize its products outside of the United States.

In order to market any products outside of the United States, Volution must establish and comply with numerous and varying regulatory requirements of other countries regarding clinical trial design, safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approvals could result in significant delays, difficulties and costs for Volution and may require additional preclinical studies or clinical trials which would be costly and time consuming and could delay or prevent introduction of Coversin in those countries. Volution does not have experience in obtaining regulatory approval in international markets. If Volution or its partners fail to comply with regulatory requirements or to obtain and maintain required approvals, Volution’s target market will be reduced and its ability to realize the full market potential of Coversin will be harmed.

Volution currently has no marketing, sales or distribution infrastructure with respect to its product candidates. If Volution is unable to develop its sales, marketing and distribution capability on its own or through collaborations with marketing partners, Volution will not be successful in commercializing its product candidates.

Volution currently has no marketing, sales or distribution capabilities and has limited sales or marketing experience within its organization. If Volution’s product candidate Coversin is approved, Volution intends either to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize Coversin, or to outsource this function to a third party. Either of these options would be expensive and time consuming. Some or all of these costs may be incurred in advance of any approval of Coversin. In addition, Volution may not be able to hire a sales force in the United States or other target market that is sufficient in size or has adequate expertise in the medical markets that Volution intends to target. Any failure or delay in the development of Volution’s or third parties’ internal sales, marketing and distribution capabilities would adversely impact the commercialization of Coversin and other future product candidates.

With respect to Volution’s existing and future product candidates, Volution may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment or to serve as an alternative to its own sales force and distribution systems. Volution’s product revenue may be lower than if it directly marketed or sold any approved products. In addition, any revenue Volution receives will depend in whole or in part upon the efforts of these third parties, which may not be successful and are generally not within Volution’s control. If Volution is unable to enter into these arrangements on acceptable terms or at all, Volution may not be able to successfully commercialize any approved products. If Volution is not successful in commercializing any approved products, Volution’s future product revenue will suffer and it may incur significant additional losses.

Volution only has a limited number of employees to manage and operate its business.

As of June 30, 2015, Volution had three full-time employees and a further four full-time equivalent consultants. Its focus on limiting cash utilization requires it to manage and operate its business in a highly efficient manner. We cannot assure you that Volution will be able to retain adequate staffing levels to run its operations and/or to accomplish all of the objectives that Volution otherwise would seek to accomplish.

Volution depends heavily on its executive officers, directors, and principal consultants and the loss of their services would materially harm Volution’s business.

Volution’s success depends, and will likely continue to depend, upon its ability to retain the services of its current executive officers, directors, principal consultants and others. In addition, Volution has established relationships with universities and research institutions which have historically provided, and continue to provide, Volution with access to research laboratories, clinical trials, facilities and patients. The loss of the services of any of these individuals or institutions would have a material adverse effect on Volution’s business.

If Volution fails to obtain the capital necessary to fund its operations, Volution will be unable to successfully develop and commercialize Coversin and other future product candidates.

Volution will require substantial capital in the future to complete the remaining clinical development for Coversin. In order to initiate its Phase 2 clinical program for Coversin in PNH, Volution will need to collaborate with a strategic partner or raise significant capital. Volution expects its spending levels to increase in connection with its clinical trials of Coversin, as well as other corporate activities. The amount and timing of any expenditure needed will depend on numerous factors, including:

•	the type, number, scope, progress, expansion costs, results of and timing of Volution’s ongoing or future clinical trials or the need for additional clinical trials of Coversin for PNH, aHUS, or any of its other indications or product candidates which Volution is pursuing or may choose to pursue in the future;
•	the costs of obtaining, maintaining and enforcing its patents and other intellectual property rights;
•	the costs and timing of obtaining or maintaining manufacturing for Coversin for PNH, aHUS and any its other indications or product candidates, including commercial manufacturing if any product candidate is approved;
•	the costs and timing of establishing sales marketing, and reimbursement capabilities and enhanced internal controls over financial reporting;
•	the terms and timing of establishing and maintaining collaborations, license agreements and other partnerships;
•	costs associated with any new product candidates that Volution may develop, in-license or acquire;
•	the effect of competing technological and market developments; and
•	the costs associated with being a public company.

Some of these factors are outside of Volution’s control. Volution does not expect its existing capital resources together with the net proceeds from this Acquisition to be sufficient to enable it to fund the completion of its clinical trials and commercialization of its product candidates. Volution expects that it will need to raise additional funds in the future.

Volution has not sold any products, and it does not expect to sell or derive revenue from any product sales for the foreseeable future. Volution may seek additional funding through future debt and equity financing, as well as potential additional collaborations or strategic partnerships with other companies or through non-dilutive financings. Additional funding may not be available to Volution on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of Volution’s shareholders. In addition, the issuance of additional shares by Volution, or the possibility of such issuance, may cause the market price of Volution’s shares to decline.

If Volution is unable to obtain funding on a timely basis, Volution will be unable to complete ongoing and planned clinical trials for Coversin and Volution may be required to significantly curtail some or all of its activities. Volution also could be required to seek funds through arrangements with collaborative partners or otherwise that may require Volution to relinquish rights to its product candidates or some of its technologies or otherwise agree to terms unfavorable to Volution.

If Volution or its partners market products in a manner that violates fraud and abuse and other healthcare laws, or if they violate government price reporting laws, Volution or its partners may be subject to administrative civil and/or criminal penalties.

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare laws, including those commonly referred to as “fraud and abuse” laws have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. These laws include, among others, false claims and anti-kickback statutes. At such time, if ever, as Volution or any of its partners market any of its future approved products, it is possible that some of the business activities of Volution and/or its partners could be subject to challenge under one or more of these laws.

Federal false claims, false statements and civil monetary penalties laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or to get a false claim paid. The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are several statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, they are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor.

In addition, Volution and/or its partners may be subject to data privacy and security regulation, including the Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, which impose specified requirements relating to the privacy, security and transmission of individually identifiable health information.

Most states also have statutes or regulations similar to these federal laws, which may apply to items such as pharmaceutical products and services reimbursed by private insurers. Volution and/or its partners may be subject to administrative, civil and criminal sanctions for violations of any of these federal and state laws.

Volution’s success depends on its ability to protect its intellectual property and its proprietary technologies.

Volution’s commercial success depends in part on its ability to obtain and maintain patent protection and trade secret protection for its product candidates, proprietary technologies, and their uses as well as its ability to operate without infringing upon the proprietary rights of others. Volution can provide no assurance that its patent applications or those of its licensors will result in additional patents being issued or that issued patents will afford sufficient protection against competitors with similar technologies, nor can there be any assurance that the patents issued will not be infringed, designed around or invalidated by third parties. Even issued patents may later be found unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. The degree of future protection for Volution’s proprietary rights is uncertain. Only limited protection may be available and may not adequately protect Volution’s rights or permit Volution to gain or keep any competitive advantage. Composition-of-matter patents on the biological or chemical active pharmaceutical ingredients are generally considered to offer the strongest protection of intellectual property and provide the broadest scope of patent protection for pharmaceutical products, as such patents provide protection without regard to any method of use or any method of manufacturing. While Volution has issued composition-of-matter patents in the United States and other countries for Coversin, Volution cannot be certain that the claims in its issued composition-of-matter patents will not be found invalid or unenforceable if challenged. Volution cannot be certain that the claims in its patent applications covering composition-of-matter or formulations of its product candidates will be considered patentable by the United States Patent and Trademark Office, or USPTO, and courts in the United States or by the patent offices and courts in foreign countries, nor can Volution be certain that the claims in its issued composition-of-matter patents will not be found invalid or unenforceable if challenged. Even if Volution’s patent applications covering formulations of its product candidates issue as patents, the formulation patents protect a specific formulation of a product and may not be enforced against competitors making and marketing a product that has the same active pharmaceutical ingredient in a different formulation. Method-of-use patents protect the use of a product for the specified method or for treatment of a particular indication. This type of patents may not be enforced against competitors making and marketing a product that has the same active pharmaceutical ingredient but is used for a method not included in the patent. Moreover, even if competitors do not actively promote their product for Volution’s targeted indications, physicians may prescribe these products “off-label.” Although off-label prescriptions may infringe or contribute to the infringement of method-of-use patents, the practice is common and such infringement is difficult to prevent or prosecute.

Volution’s issued composition of matter patents for Coversin are expected to expire in the United States as early as 2024. Volution’s additional patents and pending patent applications that cover formulations, combination products and use of Coversin to treat various indications are expected to expire at various times that range from 2024 (for issued patents) to potentially 2031 (for pending patent applications if patents were to issue on the pending applications filed thereon).

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that Volution or any of its future development partners will be successful in protecting Volution’s product candidates by obtaining and defending patents. These risks and uncertainties include the following:

•	the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case;
•	patent applications may not result in any patents being issued;
•	patents that may be issued or in-licensed may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage;
•	Volution’s competitors, many of whom have substantially greater resources and many of whom have made significant investments in competing technologies, may seek or may have already obtained patents that will limit, interfere with or eliminate Volution’s ability to make, use, and sell its potential product candidates;
•	there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns; and
•	countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing product candidates.

In addition, Volution relies on the protection of its trade secrets and proprietary know-how. Although Volution has taken steps to protect its trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants and advisors, Volution cannot provide any assurances that all such agreements have been duly executed, and third parties may still obtain this information or may come upon this or similar information independently. Additionally, if the steps taken to maintain Volution’s trade secrets are deemed inadequate, Volution may have insufficient recourse against third parties for misappropriating its trade secrets. If any of these events occurs or if Volution otherwise loses protection for its trade secrets or proprietary know-how, Volution’s business may be harmed.

Others may claim an ownership interest in Volution intellectual property which could expose it to litigation and have a significant adverse effect on its prospects.

A third party may claim an ownership interest in one or more of Volution’s patents or other intellectual property. A third party could bring legal actions against Volution and seek monetary damages and/or enjoin clinical testing, manufacturing and marketing of the affected product or products. While Volution believes it owns the right, title and interest in the patents for which it has applied and Volution’s other intellectual property and is presently unaware of any claims or assertions by third-parties with respect to Volution’s patents or other intellectual property, it cannot guarantee that a third-party will not assert a claim or an interest in any of such patents or intellectual property. If Volution becomes involved in any litigation, it could consume a substantial portion of Volution’s resources, and cause a significant diversion of effort by Volution’s technical and management personnel. If any of these actions are successful, in addition to any potential liability for damages, Volution could be required to obtain a license to continue to manufacture or market the affected product, in which case Volution may be required to pay substantial royalties or grant cross-licenses to Volution’s patents. Volution cannot, however, assure you that any such license will be available on acceptable terms, if at all. Ultimately, Volution could be prevented from commercializing a product, or be forced to cease some aspect of its business operations as a result of claims of patent infringement or violation of other IP rights, Further, the outcome of IP litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of the adverse party. This is especially true in IP cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree.

Volution’s industry is highly competitive, and its product candidates may become obsolete.

Volution is engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and likely to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than Volution. Those companies and institutions also have substantially greater experience in developing products, conducting clinical trials, obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Volution’s competitors may succeed in obtaining regulatory approval for their products more rapidly than it does. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products, such as Alexion Pharmaceuticals’ eculizumab. Volution’s competitors may succeed in developing products that are more effective and/or cost competitive than those it is developing, or that would render its product candidates less competitive or even obsolete. In addition, one or more of Volution’s competitors may achieve product commercialization or patent protection earlier than Volution, which could materially adversely affect Volution’s business.

If the FDA or other applicable regulatory authorities approve generic products that compete with any of Volution’s or any of its partners’ product candidates, the sales of Volution’s product candidates would be adversely affected.

Once an NDA or marketing authorization application outside the United States is approved, the product covered thereby becomes a “listed drug” that can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application in the United States. Agency regulations and other applicable regulations and policies provide incentives to manufacturers to create modified, non-infringing versions of a drug to facilitate the approval of an abbreviated new drug application or other application for generic substitutes in the United States and in nearly every pharmaceutical market around the world. These generic equivalents, which must meet the same quality standards as branded pharmaceuticals, would be significantly less costly than Volution’s to bring to market, and companies that produce generic equivalents are generally able to offer their products at lower prices. Thus, after the introduction of a generic competitor, a significant percentage of the sales of any branded product is typically lost to the generic product. Accordingly, competition from generic equivalents to Volution’s or any of its partners’ future products, if any, could materially adversely impact Volution’s future revenue, profitability and financial condition.

If physicians and patients do not accept Volution’s future products or if the market for indications for which any product candidate is approved is smaller than expected, Volution may be unable to generate significant revenue, if any.

Even if any of Volution’s product candidates obtain regulatory approval, they may not gain market acceptance among physicians, patients, and third-party payers. Physicians may decide not to recommend its treatments for a variety of reasons including:

•	timing of market introduction of competitive products;
•	demonstration of clinical safety and efficacy compared to other products;
•	cost-effectiveness;
•	limited or no coverage by third-party payers;
•	convenience and ease of administration;
•	prevalence and severity of adverse side effects;
•	restrictions in the label of the drug;
•	other potential advantages of alternative treatment methods; and
•	ineffective marketing and distribution support of its products.

If any of Volution’s product candidates are approved, but fail to achieve market acceptance or such market is smaller than anticipated, Volution may not be able to generate significant revenue and its business would suffer.

The uncertainty associated with pharmaceutical reimbursement and related matters may adversely affect Volution’s business.

Market acceptance and sales of any one or more of Volution’s product candidates will depend on reimbursement policies and may be affected by future healthcare reform measures in the United States and in foreign jurisdictions. Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for any of Volution’s product candidates. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, Volution products. The insurance coverage and reimbursement status of newly-approved products for orphan diseases is particularly uncertain, and failure to obtain or maintain adequate coverage and reimbursement for Coversin or any other product candidates could limit Volution’s ability to generate revenue.

The United States and several foreign jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect Volution’s ability to sell its products profitably. There is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect Volution to experience pricing pressures in connection with the sale of any products that it develops due to the trend toward managed healthcare, increasing influence of health maintenance organizations and additional legislative proposals.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, ACA, became law in the U.S. While we cannot predict what impact on federal reimbursement policies this legislation will have, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of, and the price Volution may charge for, any products it develops that receive regulatory approval.

If any product liability lawsuits are successfully brought against Volution or any of its collaborative partners, Volution may incur substantial liabilities and may be required to limit commercialization of its product candidates.

Volution faces an inherent risk of product liability lawsuits related to the testing of its product candidates in seriously ill patients and will face an even greater risk if product candidates are approved by regulatory authorities and introduced commercially. Product liability claims may be brought against Volution or its partners by participants enrolled in Volution’s clinical trials, patients, health care providers or others using, administering or selling any of Volution’s future approved products. If Volution cannot successfully defend itself against any such claims, it may incur substantial liabilities, which may result in:

•	decreased demand for any of Volution’s future approved products;
•	injury to Volution’s reputation;
•	withdrawal of clinical trial participants;
•	termination of clinical trial sites or entire trial programs;
•	significant litigation costs;
•	substantial monetary awards to or costly settlements with patients or other claimants;
•	product recalls or a change in the indications for which they may be used;
•	loss of revenue;
•	diversion of management and scientific resources from Volution’s business operations; and
•	the inability to commercialize Volution’s product candidates.

If any of Volution’s product candidates are approved for commercial sale, Volution will be highly dependent upon consumer perceptions of Volution and the safety and quality of its products. Volution could be adversely affected if it is subject to negative publicity associated with illness or other adverse effects resulting from patients’ use or misuse of Volution’s products or any similar products distributed by other companies.

Volution currently does not have product liability insurance coverage and expects to obtain such coverage initially per clinical trial, which may not be adequate to cover all liabilities that Volution may incur. Volution will need to obtain more comprehensive product liability insurance and increase its insurance coverage when it begins the commercialization of its product candidates. Insurance coverage is becoming increasingly expensive. As a result, Volution may be unable to maintain or obtain sufficient insurance at a reasonable cost to protect Volution against losses that could have a material adverse effect on its business.

Volution enters into various contracts in the normal course of its business in which Volution indemnifies the other party to the contract. In the event Volution has to perform under these indemnification provisions, it could have a material adverse effect on its business, financial condition and results of operations.

In the normal course of business, Volution periodically enters into academic, commercial, service, collaboration, licensing, consulting and other agreements that contain indemnification provisions. With respect to Volution’s academic and other research agreements, Volution typically indemnifies the institution and related parties from losses arising from claims relating to the products, processes or services made, used, sold or performed pursuant to the agreements for which Volution has secured licenses, and from claims arising from Volution’s or its sublicensees’ exercise of rights under the agreement. With respect to Volution’s commercial agreements, Volution indemnifies its vendors from any third-party product liability claims that could result from the production, use or consumption of the product, as well as for alleged infringements of any patent or other intellectual property right by a third party.

Should Volution’s obligation under an indemnification provision exceed applicable insurance coverage or if Volution were denied insurance coverage, Volution’s business, financial condition and results of operations could be adversely affected. Similarly, if Volution is relying on a collaborator to indemnify Volution and the collaborator is denied insurance coverage or the indemnification obligation exceeds the applicable insurance coverage and does not have other assets available to indemnify Volution, its business, financial condition and results of operations could be adversely affected.

Volution’s business and operations would suffer in the event of computer system failures.

Despite the implementation of security measures, Volution’s internal computer systems, and those of its partners and other third parties on which Volution relies, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, fire, terrorism, war and telecommunication and electrical failures. In addition, Volution’s systems safeguard important confidential personal data regarding its subjects. If a disruption event were to occur and cause interruptions in Volution’s operations, it could result in a material disruption of its drug development programs. For example, the loss of clinical trial data from completed, ongoing or planned clinical trials could result in delays in Volution’s regulatory approval efforts and significantly increase its costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to Volution’s data or applications, or inappropriate disclosure of confidential or proprietary information, Volution could incur liability and the further development of Coversin and other product candidates could be delayed.

If Volution fails to develop and commercialize other product candidates, Volution may be unable to grow its business.

Although the development and commercialization of Coversin is Volution’s primary focus, as part of its longer-term growth strategy, Volution plans to evaluate the development and commercialization of other therapies related to immune-mediated, inflammatory, orphan and other diseases. Volution will evaluate internal opportunities from its current product candidates, and also may choose to in-license or acquire other product candidates as well as commercial products to treat patients suffering from immune-mediated or orphan or other disorders with high unmet medical needs and limited treatment options. These other product candidates will require additional, time-consuming development efforts prior to commercial sale, including preclinical studies, clinical trials and approval by the FDA and/or applicable foreign regulatory authorities. All product candidates are prone to the risks of failure that are inherent in pharmaceutical product development, including the possibility that the product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, Volution cannot assure you that any such products that are approved will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace or be more effective than other commercially available alternatives.

Risks Related to Volution’s Reliance on Third Parties

If the third parties on which Volution relies on for its clinical trials and results do not perform Volution’s clinical trial activities in accordance with good clinical practices and related regulatory requirements, Volution may be unable to obtain regulatory approval for or commercialize its product candidates.

Volution uses and heavily relies on third-party service providers to conduct and/or oversee the clinical trials of its product candidates and expects to continue to do so for the foreseeable future. Nonetheless, Volution is responsible for confirming that each of its clinical trials is conducted in accordance with the FDAs and/or EMA’s requirements and its general investigational plan and protocol.

The FDA and EMA require Volution and its third-party service providers to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Volution’s reliance on third parties that it does not control does not relieve Volution of these responsibilities and requirements. Third parties may not complete activities on schedule or conduct Volution’s clinical trials in accordance with regulatory requirements or the respective trial plans and protocols. In addition, third parties may not be able to repeat their past successes in clinical trials. The third parties’ failure to carry out their obligations could delay or prevent the development, approval and commercialization of Volution product candidates or result in enforcement action against Volution.

Use of third parties to manufacture Volution’s product candidates may increase the risk that it will not have sufficient quantities of its product candidates, products, or necessary quantities at an acceptable cost.

Volution does not own or operate manufacturing facilities for the production of clinical or commercial quantities of its product candidates, and Volution lacks the resources and the capabilities to do so. As a result, Volution currently relies on third parties for supply of the active pharmaceutical ingredients, or API, in its product candidates. Volution’s strategy is to outsource all manufacturing of its product candidates and products to third parties.

Volution currently engages a third-party manufacturer to provide clinical material of the API and fill and finish services for the final drug product formulation of Coversin that is being used in its clinical trials. Although Volution believes that there are several potential alternative manufacturers who could manufacture Coversin, Volution may incur added costs and delays in identifying and qualifying any such replacement. In addition, Volution has not yet concluded a commercial supply contract with any commercial manufacturer. There is no assurance that Volution would be able to timely secure needed supply arrangements on satisfactory terms, or at all. Volution’s failure to secure these arrangements as needed could have a material adverse effect on its ability to complete the development of its product candidates or, to commercialize them. Volution may be unable to conclude agreements for commercial supply with third-party manufacturers, or may be unable to do so on acceptable terms. There may be difficulties in scaling up to commercial quantities and formulation of Coversin and the costs of manufacturing could be prohibitive.

Even if Volution is able to establish and maintain arrangements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	reliance on third-parties for manufacturing process development, regulatory compliance and quality assurance;
•	limitations on supply availability resulting from capacity and scheduling constraints of third-parties;
•	the possible breach of manufacturing agreements by third-parties because of factors beyond Volution’s control; and
•	the possible termination or non-renewal of the manufacturing agreements by the third-party, at a time that is costly or inconvenient to Volution.

If Volution does not maintain its key manufacturing relationships, Volution may fail to find replacement manufacturers or develop its own manufacturing capabilities, which could delay or impair Volution’s ability to obtain regulatory approval for its products. If Volution does find replacement manufacturers, Volution may not be able to enter into agreements with them on terms and conditions favorable to it and there could be a substantial delay before new facilities could be qualified and registered with the FDA and other foreign regulatory authorities.

The FDA and other foreign regulatory authorities require manufacturers to register manufacturing facilities. The FDA and corresponding foreign regulators also inspect these facilities to confirm compliance with current good manufacturing practices, or cGMPs. Contract manufacturers may face manufacturing or quality control problems causing drug substance production and shipment delays or a situation where the contractor may not be able to maintain compliance with the applicable cGMP requirements. Any failure to comply with cGMP requirements or other FDA, EMA and comparable foreign regulatory requirements could adversely affect Volution’s clinical research activities and Volution’s ability to develop its product candidates and market its products following approval.

If Volution’s third-party manufacturer of Coversin is unable to increase the scale of its production of Coversin, and/or increase the product yield of its manufacturing, then Volution’s costs to manufacture the product may increase and commercialization may be delayed.

In order to produce sufficient quantities of Coversin to meet the demand for clinical trials and subsequent commercialization, Volution’s third party manufacturer of Coversin will be required to increase its production and optimize its manufacturing processes while maintaining the quality of the product. The transition to larger scale production could prove difficult. In addition, if Volution’s third party manufacturer is not able to optimize its manufacturing process to increase the product yield for Coversin, or if it is unable to produce increased amounts of Coversin while maintaining the quality of the product, then Volution may not be able to meet the demands of clinical trials or market demands, which could decrease the Volution’s ability to generate profits and have a material adverse impact on its business and results of operation.

Risks Related to the Combined Organization

In determining whether you should approve the Acquisition, the issuance of Celsus Ordinary Shares and other matters related to the Acquisition, as the case may be, you should carefully read the following risk factors in addition to the risks described under “Risk Factors — Risks Related to the Acquisition,” “Risk Factors — Risks Related to Celsus,” “Risk Factors — Risks Related to the Ordinary shares of Celsus,” “Risk Factors — Risks Related to Volution’s Development, Commercialization and Regulatory Approval,” “Risk Factors — Risks Related to Volution’s Reliance on Third Parties,” and “Risk Factors — Risks Related to Volution’s Business,” which will also apply to the combined organization.

The combined company will incur losses for the foreseeable future and might never achieve profitability.

The combined company may never become profitable, even if the combined company is able to complete clinical development for one or more product candidates and eventually commercialize such product candidates. The combined company will need to successfully complete significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, is expected to result in substantial increased operating losses for at least the next several years. Even if the combined company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

We expect Celsus’s stock price to be volatile, and the market price of its ADSs may drop following the Acquisition.

The market price of Celsus ADSs following the Acquisition could be subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of Celsus ADSs to fluctuate include:

•	the ability of the combined organization to obtain regulatory approvals for Coversin or other product candidates, and delays or failures to obtain such approvals;
•	failure of any of the combined organization’s product candidates, if approved, to achieve commercial success;
•	issues in manufacturing the combined organization’s approved products, if any, or product candidates;
•	the results of the combined organization’s current and any future clinical trials of its product candidates;
•	the entry into, or termination of, key agreements, including key commercial partner agreements;
•	the initiation of, material developments in, or conclusion of litigation to enforce or defend any of the combined organization’s intellectual property rights or defend against the intellectual property rights of others;
•	announcements of any dilutive equity financings;
•	announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;
•	adverse publicity relating to the aHUS, myasthenia gravis, Guillain Barré syndrome, keratoconjunctivitis sicca secondary to Sjogren’s or in conditions such as antibody mediated transplant rejection markets, including with respect to other products and potential products in such markets;
•	the introduction of technological innovations or new therapies that compete with potential products of the combined organization;

•	the loss of key employees;
•	changes in estimates or recommendations by securities analysts, if any, who cover the combined organization’s Ordinary Shares;
•	general and industry-specific economic conditions that may affect the combined organization’s research and development expenditures;
•	changes in the structure of health care payment systems; and
•	period-to-period fluctuations in the combined organization’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined organization’s ADSs.

In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined organization’s profitability and reputation.

The failure to integrate successfully the businesses of Volution and Celsus in the expected timeframe could adversely affect the future results of the combined organization following the completion of the Acquisition.

The success of the Acquisition will depend, in large part, on the ability of the combined organization following the completion of the Acquisition to realize the anticipated benefits from combining the businesses of Celsus and Volution. The continued operation of the two companies will be complex.

The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company’s failure to achieve some or all of the anticipated benefits of the Acquisition.

Potential difficulties that may be encountered in the integration process include the following:

•	using the combined company’s cash and other assets efficiently to develop the business of Volution;
•	appropriately managing the liabilities of the combined company;
•	potential unknown or currently unquantifiable liabilities associated with the Acquisition and the operations of the combined company;
•	potential unknown and unforeseen expenses, delays or regulatory conditions associated with the Acquisition; and
•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Acquisition and integrating the companies’ operations.

The combined organization will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

The combined organization will incur significant legal, accounting and other expenses that Volution did not incur as a private company, including costs associated with public company reporting requirements. The combined organization will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new rules implemented by the SEC and The NASDAQ Stock Market LLC. These rules and regulations are expected to increase the combined organization’s legal and financial compliance costs and to make some activities more time-consuming and costly. For example, the combined organization’s management team will consist of the executive officers of Volution prior to the Acquisition, many of whom have not previously managed and operated a public company. These executive officers and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations. These rules and regulations may also make it difficult and expensive for the combined organization to obtain directors and officers liability insurance. As a result, it may be more difficult for the combined organization to attract and retain qualified individuals to serve on the combined organization’s board of directors or as executive officers of the combined organization, which may adversely affect investor confidence in the combined organization and could cause the combined organization’s business or stock price to suffer.

Anti-takeover provisions in the combined organization’s charter documents and under English law could make an acquisition of the combined organization more difficult and may prevent attempts by the combined organization shareholders to replace or remove the combined organization management.

Provisions in the combined organization’s articles of incorporation may delay or prevent an acquisition or a change in management. These provisions include a classified board of directors and a prohibition on actions by written consent of the combined organization’s shareholders. Although Celsus and Volution believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the combined organization’s board of directors, they would apply even if the offer may be considered beneficial by some shareholders. In addition, these provisions may frustrate or prevent any attempts by the combined organization’s shareholders to replace or remove then current management by making it more difficult for shareholders to replace members of the board of directors, which is responsible for appointing the members of management.

Celsus and Volution do not anticipate that the combined organization will pay any cash dividends in the foreseeable future.

The current expectation is that the combined organization will retain its future earnings to fund the development and growth of the combined organization’s business. As a result, capital appreciation, if any, of the Ordinary Shares of the combined organization will be your sole source of gain, if any, for the foreseeable future.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the Acquisition.

The pro forma financial statements contained in this proxy statement are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Acquisition for several reasons. The pro forma financial statements have been derived from the historical financial statements of Celsus and Volution and adjustments and assumptions have been made regarding the combined company after giving effect to the Acquisition. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the Acquisition. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition of the combined company following the Acquisition may not be consistent with, or evident from, these pro forma financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition following the transaction. See “Unaudited Pro Forma Combined Financial Statements” beginning on page 117 of this proxy statement.

Future sales of shares by existing shareholders could cause the combined organization ADS price to decline.

If existing shareholders of Celsus and Volution sell, or indicate an intention to sell, substantial amounts of the combined organization’s ADSs in the public market after the post-Acquisition lock-up and other legal restrictions on resale discussed in this proxy statement lapse, the trading price of the ADSs of the combined organization could decline.

The ownership of the combined organization Ordinary Shares will be highly concentrated, it may prevent you and other shareholders from influencing significant corporate decisions and may result in conflicts of interest that could cause the combined organization ADS price to decline.

RPC, which is controlled by Ray Prudo, is expected to beneficially own or control approximately 91.68% of the outstanding shares of the combined organization’s fully diluted Ordinary Shares following the completion of the Acquisition (assuming the exercise of all outstanding vested and unvested options and warrants). Accordingly, Ray Prudo will have substantial influence over the outcome of corporate actions requiring shareholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined organization’s assets or any other significant corporate transactions. This shareholder may also delay or prevent a change of control of the combined organization, even if such a change of control would benefit the other shareholders of the combined organization. The significant concentration of stock ownership may adversely affect the trading price of the combined organization’s Ordinary Shares due to investors’ perception that conflicts of interest may exist or arise.

Even if the combined company’s drug candidate is successful in clinical trials, the combined company may not be able to successfully commercialize it, which may adversely affect the combined company’s future revenues and financial condition.

Volution has dedicated substantially all of its resources to the research and development of its product candidates. At present, Volution is focusing its resources on Coversin, while strategically conducting development activities on the remainder of its other future product candidates. Volution’s primary product candidate, Coversin, is currently in the clinical development stage. The combined company may not develop any product candidates suitable for commercialization.

Prior to commercialization, each product candidate will require significant additional research, development and preclinical testing and extensive clinical investigation before submission of any regulatory application for marketing approval. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons, including that they may:

•	be found ineffective or cause harmful side effects during clinical trials;
•	fail to receive necessary regulatory approvals;
•	be difficult to manufacture on a large scale;
•	be uneconomical to produce;
•	fail to achieve market acceptance; or
•	be precluded from commercialization by proprietary rights of third parties.

The combined company’s product development efforts or the combined company’s collaborative partners’ efforts may not be successfully completed for any product candidate, and the combined company may not obtain any required regulatory approvals or successfully commercialize a product candidate even if clinical development for such product candidate is successfully completed. Any products, if introduced, may not be successfully marketed nor achieve customer acceptance, which may adversely affect the combined company’s future revenues and financial condition.

FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference into this proxy statement contain forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as Celsus cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include, but are not limited to statements about:

•	the expected benefits of and potential value created by the proposed Acquisition for the shareholders of Celsus and Volution;
•	the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings;
•	any statements concerning proposed new products, services or developments;
•	likelihood of the satisfaction of certain conditions to the completion of the Acquisition and whether and when the Acquisition will be consummated;
•	any statements regarding future economic conditions or performance;
•	statements of the plans, strategies and objectives of management with respect to the approval and closing of the Acquisition, Celsus’s ability to solicit a sufficient number of proxies to approve matters related to the consummation of the Acquisition;
•	the anticipated exchange ratio, relative ownership percentages of the Celsus and Volution shareholders of the combined company; and
•	statements of belief and any statement of assumptions underlying any of the foregoing.

For a discussion of the factors that may cause Celsus, Volution or the combined organization’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Celsus and Volution to complete the Acquisition and the effect of the Acquisition on the business of Celsus, Volution and the combined organization, see “Risk Factors” beginning on page 14.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Celsus. See “Where You Can Find More Information” beginning on page 138.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Celsus, Volution or the combined organization could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement are current only as of the date on which the statements were made. Celsus and Volution do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

THE GENERAL MEETING OF CELSUS SHAREHOLDERS

Date, Time and Place

The General Meeting of Celsus shareholders will be held on [•], 2015, at [•] commencing at [•] local time. Celsus is sending this proxy statement to its shareholders in connection with the solicitation of proxies by the Celsus board of directors for use at the General Meeting and any adjournments or postponements of the General Meeting. This proxy statement is first being furnished to shareholders of Celsus on or about [•], 2015.

Purposes of the General Meeting

The purposes of the General Meeting are:

1.	To approve the issuance of Celsus’s Ordinary Shares, par value £0.01 (“Ordinary Shares”) pursuant to the Share Exchange Agreement, dated as of July 10, 2015, by and among Celsus and RPC, a copy of which is attached as Annex A to the accompanying proxy statement.
2.	To change the name of the Company to “Akari Therapeutics, Plc”.
3.	To elect Ray Prudo as a director of the Company, as a Class C Director as stated in Article 19.2.3 of the Articles of Association of the Company, to serve for a three year term commencing upon the completion of the Acquisition.
4.	To elect Clive Richardson as a director of the Company, as a Class B Director as stated in Article 19.2.2 of the Articles of Association of the Company, to serve for a two year term commencing upon the completion of the Acquisition.
5.	To approve a proposed amendment to the Company’s 2014 Equity Incentive Plan to increase the number of shares available for the grant of awards by 135,277,420 shares provided that the Acquisition is completed.
6.	To set the cap on aggregate director fees (excluding executive Director remuneration) in article 27.1 of the Celsus’ Articles of Association at US$500,000 per annum, such sum to be automatically increased at the end of each fiscal year of Celsus by the same percentage increase as the increase in the U.S. consumer Prices Index as published by the U.S. Bureau of Labor Statistics over that fiscal year.

Recommendation of the Celsus Board of Directors

•	The Celsus board of directors has determined and believes that the issuance of Celsus’s Ordinary Shares to Volution shareholders pursuant to the terms of the Acquisition Agreement is in the best interests of Celsus and its shareholders and has approved such items. The Celsus board of directors recommends that Celsus shareholders vote “FOR” Celsus Proposal No. 1 to approve the issuance of Celsus’s Ordinary Shares in the Acquisition.
•	The Celsus board of directors has determined and believes that the change of the name of the Company to “Akari Therapeutics, Plc” is advisable to, and in the best interests of, Celsus and its shareholders and has approved such name change. The Celsus board of directors recommends that Celsus shareholders vote “FOR” Celsus Proposal No. 2 to approve the name change of Celsus to “Akari Therapeutics, Plc”.
•	The Celsus board of directors has determined and believes that the election of Ray Prudo and Clive Richardson to serve until its director class is up for re-election and until their successors are elected and qualified, is advisable to, and in the best interests of, Celsus and its shareholders and has approved such re-elections. The Celsus board of directors recommends that Celsus shareholders vote “FOR” Celsus Proposal Nos. 3 and 4 to elect Ray Prudo and Clive Richardson.
•	The Celsus board of directors has determined and believes that the amendment to the Company’s 2014 Equity Incentive Plan to increase the number of shares available for the grant of awards by 135,277,420 shares provided that the Acquisition is completed is in the best interest of Celsus and its shareholders and has approved such amendment. The Celsus board of directors recommends that

Celsus shareholders vote “FOR” Celsus Proposal No. 5 to approve the amendment to the Company’s 2014 Equity Incentive Plan.
•	The Celsus board of directors believes that increasing the level of aggregate director fees is in the best interests of Celsus and its shareholders and has approved such proposal. The Celsus board of directors recommends that Celsus shareholders vote “FOR” Celsus Proposal No. 6 to set the cap on aggregate director fees in article 27.1 of the Celsus’ Articles of Association at US$500,000 per annum, such sum to be automatically increased at the end of each fiscal year of Celsus by the same percentage increase as the increase in the U.S. consumer Prices Index as published by the U.S. Bureau of Labor Statistics over that fiscal year.

Entitlement to Vote and Voting Power

Only holders of record of Celsus Ordinary Shares at the close of business on the day two business days prior to the date of the General Meeting are entitled to notice of, and to vote at, the General Meeting. There were approximately 332 holders of record of Celsus Ordinary Shares at the close of business on the date hereof. At the close of business on the date hereof, 55,636,283 Ordinary Shares of Celsus were issued and outstanding, of which approximately 49,349,583 were held in the name of State Street Nominees Ltd., the nominee of Deutsche Bank Trust Americas (the “Depositary”), which issues Company-sponsored American Depositary Receipts (“ADRs”) evidencing American Depositary Shares (“ADSs”) which, in turn, each represent ten (10) Ordinary Shares. With respect to all matters to be voted on at the General Meeting, each shareholder present has only one vote unless demand is made for a vote on a poll (in which case each shareholder gets one vote per Ordinary Share held). The presence, in person or by proxy, of at least two shareholders who hold at least one third of the outstanding Ordinary Shares will constitute a quorum for the transaction of business at the General Meeting. At any adjournment of the General Meeting for the purposes of the NASDAQ Rules, if a quorum is not present within fifteen minutes from the time appointed for such meeting, one person entitled to be counted in a quorum present at the adjournment shall be a quorum. Each Ordinary Share of Celsus entitles the holder thereof to one vote on each matter submitted for shareholders approval.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement is solicited on behalf of the board of directors of Celsus for use at the General Meeting.

If you are a shareholder of record of Celsus as of the close of business on the day two business days prior to the date of the General Meeting, you may vote in person at the General Meeting or vote by proxy using the enclosed proxy card via mail or email. Whether or not you plan to attend the General Meeting, Celsus urges you to vote by proxy to ensure your vote is counted. You may still attend the General Meeting and vote in person if you have already voted by proxy. As a shareholder of record:

•	to vote in person, come to the General Meeting and Celsus will give you a ballot when you arrive.
•	to vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided to SLC Registrars Limited or via email to slc@davidvenus.com. If you return your signed proxy card to Celsus before the General Meeting, Celsus will vote your shares as you direct.

Persons who hold Ordinary Shares directly must return a proxy card or attend the General Meeting in person in order to vote on the proposals. Persons who own Ordinary Shares indirectly through a brokerage firm, bank or other financial institution, including persons who own Ordinary Shares in the form of ADSs through the Depositary (“beneficial owners”), must return a voting instruction form to have their shares or the shares underlying their ADSs, as the case may be, voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from beneficial owners may either vote these shares on behalf of the beneficial owners or return a proxy leaving these shares un-voted (a “broker non-vote”). ADR holders are not entitled to vote directly at the General Meeting, but a deposit agreement dated as of December 7, 2012, as amended (the “Deposit Agreement”), exists between the Depositary and the holders of ADRs pursuant to which registered holders of ADRs as of the ADR Record Date are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Ordinary Shares so represented.

The Depositary has agreed that it will endeavor, insofar as practicable, to vote (in person or by delivery to the Company of a proxy) the Ordinary Shares registered in the name of State Street Nominees Ltd., in accordance with the instructions of the ADR holders. In the event that the instruction card is executed but does not specify the manner in which the Ordinary Shares represented are to be voted (i.e., by marking a vote “FOR”, “AGAINST” or any other option), the Depositary will vote in respect of each proposal as recommended by the Board which is described in the Notice of General Meeting. Instructions from the ADR holders must be sent to the Depositary so that the instructions are received by no later than 10:00 a.m. London time on [•  ], 2015 (the “Instruction Date”).

The Company has retained SLC Registrars to hold and maintain its register of members. SLC Registrars will be engaged by the Company to send proxy forms to all registered members appearing on that register and to take delivery of completed proxy forms posted to it in accordance with the details above.

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. The required vote for each of the proposals expected to be acted upon at the General Meeting is described below:

If you do not give instructions to your broker, your broker can vote your Celsus shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the NASDAQ Capital Market on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the Celsus shares will be treated as broker non-votes. It is anticipated that Celsus Proposal Nos. 1 through 6 will be non-discretionary items. Broker non-votes will have no effect on these proposals.

All properly executed proxies that are not revoked will be voted at the General Meeting and at any adjournments or postponements of the General Meeting in accordance with the instructions contained in the proxy. If a holder of Celsus Ordinary Shares executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted by the Chairman “For” the approval of the issuance of Celsus Ordinary Shares in the Acquisition, “For” the approval of the change of the Company’s name to “Akari Therapeutics, Plc”, “For” the approval of the amendment to the Company’s 2014 Equity Incentive Plan and “For” the increased cap on director fees.

Celsus shareholders of record, may change their vote at any time before their proxy is voted at the General Meeting in one of three ways. First, a shareholder of record of Celsus can send a written notice to the Chief Executive Officer of Celsus stating that the shareholder would like to revoke its proxy. Second, a shareholder of record of Celsus can submit new proxy instructions on a new proxy card via mail or email. Third, a shareholder of record of Celsus can attend the General Meeting and vote in person. Attendance alone will not revoke a proxy.

Beneficial owners of our Ordinary Shares and holders of ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution or the Depositary, as applicable, for information on how to do so. Generally, however, beneficial owners of our Ordinary Shares and holders of ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions may do so up until 10:00 a.m. London Time on the Instruction Date. Beneficial owners who wish to attend the General Meeting and vote in person should contact their brokerage firm, bank or other financial institution holding Ordinary Shares of Celsus on their behalf in order to obtain a “legal proxy” which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial owners cannot vote at the General Meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf. Record holders of ADSs representing our Ordinary Shares who wish to attend the General Meeting and vote in person should contact the Depositary (and beneficial owners wishing to do the same should contact their brokerage firm, bank or other financial institution holding their ADSs) to cause their ADSs to be cancelled and the underlying shares to be withdrawn in accordance with the terms and conditions of the Deposit Agreement so as to be recognized by us as a record holder of our Ordinary Shares.

Required Vote

The presence, in person or by proxy, of at least two shareholders who hold at least one third of the outstanding Ordinary Shares will constitute a quorum for the transaction of business at the General Meeting for the purposes of the NASDAQ Rules. At any adjournment of the General Meeting, if a quorum is not present within fifteen minutes from the time appointed for such meeting, one person entitled to be counted in a quorum present at the adjournment shall be a quorum.

Proposal No. 1 — Approval of the Issuance of Ordinary Shares in the Acquisition.  This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 2 — Approval of Name Change.  This proposal will be approved if (i) on a show of hands, three quarters of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, three quarters of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal Nos. 3 and 4 — Election of Directors.  Each director nominated for election is elected if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 5 — Approval of Amendment to the Company’s 2014 Equity Incentive Plan.  This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 6 — Increase in Cap on Aggregate Director Fees.  This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

As of June 30, 2015, the directors and executive officers of Celsus beneficially owned approximately 6.8% of the outstanding Ordinary Shares of Celsus entitled to vote at the General Meeting. As of June 30, 2015, Celsus is not aware of any affiliate of Volution, owning any Celsus Ordinary Shares entitled to vote at the General Meeting. See the “The Acquisition — Interests of the Celsus Directors and Executive Officers in the Acquisition” section for additional information.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Celsus may solicit proxies from Celsus shareholders by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Celsus Ordinary Shares for the forwarding of solicitation materials to the beneficial owners of Celsus Ordinary Shares. Celsus will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Other Matters

As of the date of this proxy statement, the Celsus board of directors does not know of any business to be presented at the General Meeting other than as set forth in the notice accompanying this proxy statement. If any other matters should properly come before the General Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE ACQUISITION

This section and the section entitled “The Acquisition Agreement” in this proxy statement describe the material aspects of the Acquisition, including the Acquisition Agreement. While Celsus and Volution believe that this description covers the material terms of the Acquisition and the Acquisition Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement for a more complete understanding of the Acquisition and the Acquisition Agreement, including the Acquisition Agreement attached as Annex A, the Lock-up Agreement attached as Annex B, the Relationship Agreement attached as Annex C, the opinion of MTS attached as Annex D, and the other documents to which you are referred herein. See the section entitled “Where You Can Find More Information” in this proxy statement.

Background of the Acquisition

The terms of the Acquisition Agreement between Celsus and RPC (together, “the companies”) with respect to Celsus’s acquisition of the entire issued share capital of Volution are the result of extensive arm’s-length negotiations among the management teams, and representatives of the management teams, of Celsus and Volution, under the guidance of each company’s board of directors, and involving outside advisors retained by each of the companies. From the beginning of the process, Celsus followed a careful process assisted by experienced outside financial and legal advisors to rigorously examine potential merger and acquisition partners in a broad and inclusive manner. The following is a summary of the background of the process, the negotiations, the Acquisition and related transactions, including the circumstances surrounding Celsus’s decision to review strategic alternatives available to it.

In February 2015, Celsus announced that the Phase II Trial of MRX-6 Cream 2% in pediatric atopic dermatitis did not reach the primary endpoint. Prior to this announcement, Celsus was conducting a double-blind, parallel-group, vehicle-controlled clinical trial to evaluate the safety and efficacy of MRX-6 cream 2% in a pediatric population with mild to moderate atopic dermatitis. Following such announcement, Celsus’s board of directors and management determined that it should begin exploring potential business combination opportunities.

Following the direction of the Board, Celsus management reached out to its bankers, including MTS Health Partners, L.P. (“MTS”), board members, advisors, including Torreya Partners LLC (“Torreya”) and industry contacts to determine the best path forward in terms of finding potential candidates to in-license or for merger, as well as screening candidates from several bankers and biotech/pharma contacts. Celsus initially hired Torreya and entered into an engagement letter on March 1, 2015 with Torreya. Celsus subsequently hired MTS as its investment banker and entered into an engagement letter with MTS on May 4, 2015.

During February, 2015, our senior management dealt with Torreya and MTS, on an informal basis to develop criteria for the potential acquisition of merger candidates and to assess and identify suitable third parties for a potential strategic transaction. During this period, Torreya, in consultation with our senior management, screened approximately 40 companies for a potential business combination. Of this group of 40 companies, 20 were investigated further and approximately six were identified as potential business combination candidates. Our senior management met with MTS informally to determine whether there were any known conflicts with MTS as the banker and the potential merger partners. Our senior management also spoke with and considered several other investment banks and boutique banks to assess the possibility of working with them during the merger candidate selection process.

On February 16, 2015, our board met to discuss the outcome of the MRX-6 clinical trial. After extensive discussion, our board resolved to suspend development of MRX-6. At this meeting, our senior management also reviewed with the board Celsus’s strategic plan and considered potential strategic opportunities available to Celsus, including repeat testing of MRX-6 in a dermatology indication in the United States or other non-dermatologic indication, advancing our pre-clinical candidates through animal models, the liquidation of the Company and distribution of assets to our shareholders, or the acquisition of new program assets and/or the sale of the Company. Our board and senior management discussed the magnitude of the resources required to redesign and develop Celsus’s current product candidates, both clinical and pre-clinical, and concluded that the process to redesign the assets and the early-stage of the other product candidates would likely not enable the Company to obtain the amount of funding required to meaningfully develop such assets in the near-term.

Additionally, our board felt that liquidation of the Company and distribution of the Company’s remaining cash resources to shareholders would provide little or no immediate increase in value to shareholders. On the other hand, our board believed that the Company’s status as an SEC reporting company, its strong and experienced management and its continued NASDAQ listing, combined with its existing cash resources, could likely attract high-quality merger partners who may possess new later-stage clinical assets that, if developed, could provide greater potential value to Celsus’s shareholders in the future. Our senior management also discussed with our board of directors their efforts to identify potential strategic partners, including an initial identification of approximately six potential merger candidates using screening criteria developed in consultation with representatives of MTS.

On February 27, 2015, Clive Richardson, a representative of Volution and Michael King, a U.S. advisor for Volution, acting on behalf of Volution’s board of directors, initiated dialogue with our chief executive officer, Gur Roshwalb, M.D. to provide an introduction to Volution and express interest in being a merger partner with Celsus. Following that discussion, the parties arranged a meeting between the companies to discuss a possible merger.

During the months of February and March, 2015, non-disclosure agreements were executed by seven potential merger or business candidates, including Volution.

On March 3, 2015, Ray Prudo, chief executive officer and chairman of Volution, had a conversation with a representative of MTS regarding our strategic alternatives process and expressed Volution’s interest in being considered as a merger partner for Celsus. On the same day, Gur Roshwalb, M.D. provided Clive Richardson with a copy of Celsus’s nondisclosure agreement. On March 4, 2015, Clive Richardson, acting on behalf of Volution’s board of directors, delivered an executed nondisclosure agreement to Gur Roshwalb, M.D.

During the period from March 10 through March 12, 2015, members of Volution’s and our management teams participated in meetings during which we provided an overview of our current operations and recently announced restructuring, and Volution provided an overview and an in-depth slide presentation of its development program for its lead product Coversin.

On March 10, 2015, members of our due diligence team started reviewing Volution’s regulatory, commercial, intellectual property, Chemistry, Manufacturing and Control (CMC), preclinical and clinical data.

On March 11 and 12, 2015, Mark Cohen and Gur Roshwalb, M.D. had diligence meetings with the advisors and Board members of Volution.

On March 18, 2015, MTS met with representatives of Volution in New York to discuss potential structure. On that same date, management of Celsus met with MTS after the Volution meeting to discuss suggested structure.

On March 18, 2015, after thorough discussion of the Volution suggested conceptual terms with MTS, Celsus responded with a counter proposal. On March 20, 2015, Volution relayed their initial response to the counter proposal.

On March 18, 2015, Clive Richardson and Michael King, a U.S. advisor for Volution, acting on behalf of Volution’s board of directors, discussed with MTS terms of a non-binding proposal letter that outlined a potential merger with Volution and provided details for a pro forma equity split between the companies, an overview of Volution’s clinical program, Volution’s financial projections and near-term financing needs for Volution’s business.

On March 18, 2015, Mintz provided a due diligence request list to Volution. Both companies provided multiple diligence requests and responses through access to electronic data rooms and emailed documents from March, 2015 through the eventual signing of the Acquisition Agreement on July 10, 2015.

Discussion of terms continued from March 23, 2015 through March 26, 2015 and On March 26, 2015, Celsus forwarded to MTS an initial draft term sheet.

Beginning on March 23, 2015, we began to provide the top potential candidates, including Volution, access to our dataroom. Our data room included all clinical, preclinical, regulatory, intellectual property, financial and business operational information and corporate records. All candidates were granted the same level of access to our dataroom at this stage.

During the week of March 30, 2015, Volution suggested several changes to the language of the term sheet that were discussed with MTS and counsel for both parties.

On March 31, 2015, after an in-depth discussion, our board, in consultation with a representative of Mintz, approved the engagement of a financial advisor to act as the exclusive provider of a fairness opinion in connection with a transaction.

A meeting of our board was held on March 31, 2015, at which management of Celsus presented an updated list of possible merger candidates. From an initial list of approximately six companies, all companies were selected for more detailed evaluation based on general company criterion and program, indication, technology, and specific company characteristics. These six candidates were chosen based on certain characteristics, including pedigree science, differentiated drug pipelines and meaningful catalysts to drive value appreciation within twelve to eighteen months using Celsus’s cash contribution and management in addition to those candidates own cash. Our board discussed the potential merger candidates with our management at length and our board conferred with its legal counsel, DLA Piper UK and Mintz, relating to its duties and obligations in connection with the process.

In February, March and April, 2015, the process of considering various merger partners continued with several meetings and conference calls between Celsus management and companies under confidentiality agreements, as well as experts and key opinion leaders for various potential therapies under discussion.

On March 10, March 11, March 12, March 20, April 2 and April 13, 2015, representatives of Volution and Celsus discussed financial modeling inputs and assumptions in meetings and telephone calls.

On or around March 12, 2015, March 18, 2015 and March 23 – 26, 2015, Mark Cohen and Ray Prudo, in their capacities as chairman of the board of directors of Volution and Celsus, respectively, with MTS and management from both parties, discussed the potential composition of the board of directors and management team of the merged company.

On March 31, 2015, representatives from management of Celsus and Volution, counsel for both companies and representatives of MTS held a meeting in New York to discuss transaction structure, timelines and a potential path forward.

On April 6, 2015, representatives of MTS sent a summary of the bid process to date to our executive chairman and management and provided potential transaction timelines.

A final term sheet was sent on April 7, 2015 and executed by both Celsus and Volution.

On April 12, 2015, Mark Cohen provided our board of directors with an update on the diligence process with Volution.

On April 21, 2015, a special meeting of our board of directors was held to discuss the potential transaction. Representatives of MTS and our management presented candidate evaluation materials for Volution. Our board of directors engaged in extensive discussions regarding Volution. Our board of directors decided that a business combination with Volution was in the best interests of the Celsus shareholders after an in-depth discussion of various factors including the following: Volution’s sizeable market opportunity, the opportunity as a result of the Acquisition for Celsus shareholders to participate in the value of the Volution product candidate portfolio, the likelihood that the combined organization would allow management to raise sufficient financial resources to allow the management team to focus on the continued development and anticipated commercialization of Coversin, and an experienced senior management team and board of directors that would be comprised of representatives from each of the current board of directors of Celsus and Volution to lead the combined organization. Our board of directors deliberated and decided unanimously to direct our management to move negotiations forward with Volution.

On May 5, 2015, members of Volution’s management and board of directors met with members of our management and board of directors in London to discuss the proposed transaction and the outstanding diligence questions relating to Volution’s business. Volution presented and discussed additional information regarding its development plans.

On May 6, 2015, DLA Piper, Celsus’s UK legal counsel, also delivered to Volution an initial draft of the Acquisition Agreement. Between May 6, 2015 and July 1, 2015, Volution and Celsus exchanged several revisions to the Acquisition Agreement, its exhibits and schedules, exchanged materials in response to diligence requests and representatives of each of the companies participated in various calls to discuss the Acquisition Agreement, its exhibits and schedules and various due diligence matters.

On June 23, 2015, at a special telephonic meeting, our board in consultation with our management and representatives of MTS and Mintz reviewed the strategic review process and considered the proposals received to date, including Volution’s current proposal. At this meeting, representatives of MTS reviewed with our board of directors its financial analyses of the consideration to be paid by Celsus in the Acquisition and delivered to our board MTS’s opinion, to the effect that and subject to the various assumptions, qualifications and limitations set forth in its opinion, as of that date, the exchange ratio for the consideration to be paid in the Acquisition was fair, from a financial point of view, to Celsus. Also, at this meeting, representatives of DLA Piper and Mintz reviewed the terms of the proposed Acquisition Agreement and other transaction agreements, including conditions to closing, termination rights and any fees associated with terminations under circumstances, and our limited right to continue negotiations with other interested parties. Our board engaged in extensive discussions relating to Volution, its business and the terms of the proposed transaction. Our board of directors voted unanimously to approve the Acquisition Agreement, the Acquisition, the issuance of Celsus Ordinary Shares to Volution shareholders pursuant to the terms of the Acquisition Agreement, the change of control of Celsus, and the other actions contemplated by the Acquisition Agreement, subject to satisfactory resolution of certain outstanding terms.

Between June 24, 2015 and July 1, 2015, Mark Cohen, Gur Roshwalb, Ray Prudo, Stuart Unger, a director of Volution, and Clive Richardson and counsel for both finalized the outstanding terms of the Acquisition Agreement.

On July 10, 2015, we entered into the Acquisition Agreement with Volution. Before the opening of trading on the Nasdaq Stock Market on July 13, 2015, we issued a joint press release with Volution announcing the execution of the Acquisition Agreement.

Historical Background of Volution

Varleigh Limited was incorporated in 2007 by a group of private shareholders, the largest of which and majority shareholder being Dr. Ray Prudo. Varleigh Limited then acquired the intellectual property, by an assignment dated September 5, 2007, of the intellectual property for Coversin from Evolutec Plc.

On June 29, 2010, Varleigh Limited changed its name to Varleigh Immuno Pharmaceuticals Ltd (“VIP”). On October 14, 2013 the shareholders of VIP formed a Swiss company, Volution Immuno Pharmaceuticals SA (“Volution”) and in July 2014, VIP completed the transfer of its entire business and assets (including its intellectual property assets) to Volution.

On June 23, 2015, the shareholders of Volution formed a Maltese company, RPC Pharma Limited (“RPC Pharma”) and on July 3, 2015 the shareholders of Volution contributed the entire issued share capital of Volution to RPC Pharma. Accordingly, as of July 3, 2015 Volution is a wholly-owned subsidiary of RPC Pharma Limited.

Reasons for the Acquisition

Our board considered the following factors in reaching its conclusion to approve the Acquisition and to recommend that the Celsus shareholders approve the issuance of Celsus Ordinary Shares in the Acquisition, all of which our board viewed as supporting its decision to approve the business combination with Volution:

•	Our board and its financial advisor had undertaken a comprehensive and thorough process of reviewing and analyzing potential merger candidates to identify the opportunity that would, in our board’s opinion, create the most value for Celsus’s shareholders.

•	Our board believes, based in part on the judgment, advice and analysis of our senior management with respect to the potential strategic, financial and operational benefits of the Acquisition (which judgment, advice and analysis was informed in part on the business, technical, financial, accounting and legal due diligence investigation performed with respect to Volution), that Volution’s lead drug candidate represents a sizeable market opportunity, and may provide new medical benefits for a diverse patient population of complement mediated rare and orphan diseases and returns for investors.
•	Our board also reviewed with our management and Volution’s management the current plans of Volution for developing Coversin to confirm the likelihood that the combined organization would possess sufficient financial resources to allow the management team to focus on the continued development and potential commercialization of Coversin. Our board also considered the possibility that the combined organization would be able to take advantage of the potential benefits resulting from the combination of the Celsus public company structure with the Volution business to raise additional funds in the near future, as well as the combination of two strong management teams.
•	Our board concluded that the Acquisition would provide the existing Celsus shareholders a significant opportunity to participate in the potential growth of the combined organization following the Acquisition.
•	Our board also considered that the combined organization will be led by an experienced senior management team and a board of directors with representation from each of the current boards of directors of Celsus and Volution.
•	Our board considered the financial analyses of MTS, including MTS’s opinion to our board as to the fairness to Celsus, from a financial point of view and as of the date of the opinion, of the exchange ratio, as more fully described below under the caption “The Acquisition — Opinion of MTS Health Partners.”

Our board also reviewed the recent financial condition, results of operations and financial condition of Celsus, including:

•	the lack of success in developing our lead product and the unlikeliness that such circumstances would change for the benefit of our shareholders in the foreseeable future;
•	the loss of the operational capabilities of Celsus, and the risks associated with continuing to operate Celsus on a stand-alone basis, including the need to rebuild infrastructure and management to continue its operations and the need to raise significant additional capital to prosecute any development program for our pre-clinical candidates, which both the board and management feel would not be available from the public markets based on the early nature of the programs;
•	the results of substantial efforts made by Celsus’s senior management and financial advisors to solicit strategic alternatives for Celsus to the Acquisition, including the discussions that Celsus management and the Celsus board of directors had in early 2015 with other potential Acquisition candidates; and
•	the projected liquidation value of Celsus and the risks, costs and timing associated with liquidating compared to the value Celsus shareholders will receive in the Acquisition.

Our board also reviewed the terms of the Acquisition and associated transactions, including:

•	the exchange ratio used to establish the number of Celsus’s Ordinary Shares to be issued in the Acquisition is fixed based on the relative valuations of the companies, and thus the relative percentage ownership of Celsus shareholders and Volution shareholders immediately following the completion of the Acquisition is similarly fixed;
•	the limited number and nature of the conditions to the Volution obligation to consummate the Acquisition and the limited risk of non-satisfaction of such conditions as well as the likelihood that the Acquisition will be consummated on a timely basis;

•	the respective rights of, and limitations on, Celsus and Volution under the Acquisition Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Celsus or Volution receive an alternative proposal;
•	the reasonableness of the potential termination fee of up to $6,000,000, which could become payable by either Celsus or Volution if the Acquisition Agreement is terminated in certain circumstances;
•	the fact that Celsus would solicit the approval of its shareholders to the Acquisition Agreement as soon as practicable following execution of the Acquisition Agreement and, if the Acquisition Agreement is not approved, RPC could terminate the Acquisition Agreement and receive reimbursement of reasonably incurred expenses;
•	the fact that the Acquisition Agreement could be terminated if RPC’s board were not satisfied that Celsus could be financed at levels and on terms satisfactory to RPC;
•	the controls in the agreement which would restrict what each of Celsus and Volution could do between signing and closing of the Acquisition Agreement without the consent of the other; and
•	the belief that the terms of the Acquisition Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, our board also considered a variety of risks and other countervailing factors related to entering into the Acquisition, including:

•	the termination fee of $6,000,000 upon the occurrence of certain events and the potential effect of such termination fee in deterring other potential acquirors from proposing an alternative transaction that may be more advantageous to Celsus shareholders;
•	the substantial expenses to be incurred in connection with the Acquisition;
•	the possible volatility, at least in the short term, of the trading price of the Celsus ADSs resulting from the Acquisition announcement;
•	the risk that the Acquisition might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the Acquisition or on the delay or failure to complete the Acquisition on the reputation of Celsus;
•	the risk to the business of Celsus, operations and financial results in the event that the Acquisition is not consummated, including the diminution of Celsus’s cash and its likely inability to raise additional capital through the public or private sale of equity securities;
•	the strategic direction of the continuing entity following the completion of the Acquisition, which will be determined by our board of directors, which will include Ray Prudo and Clive Richardson of Volution; and
•	various other risks associated with the combined organization and the Acquisition, including those described in the section entitled “Risk Factors” in this proxy statement.

The foregoing information and factors considered by the Celsus board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Celsus board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Acquisition and the complexity of these matters, the Celsus board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Celsus board of directors may have given different weight to different factors. The Celsus board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Celsus management team and the legal and financial advisors of Celsus, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of MTS Health Partners

Pursuant to an engagement letter dated May 4, 2015, Celsus retained MTS to act as a financial advisor in connection with the Acquisition and to render an opinion to the Celsus board of directors as to the fairness, from a financial point of view, to Celsus of the exchange ratio in the Acquisition.

On June 23, 2015, MTS delivered its opinion to the Celsus board of directors to the effect that and subject to the various assumptions, qualifications and limitations set forth therein, as of that date, the exchange ratio in the Acquisition was fair, from a financial point of view, to Celsus. The full text of the written opinion of MTS, dated June 23, 2015, is attached as Annex D to this proxy statement and is incorporated by reference. Celsus encourages holders of Celsus Ordinary Shares to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by MTS. The summary of the written opinion of MTS set forth herein is qualified by reference to the full text of such opinion. MTS’ analyses and opinion were prepared for and addressed to the Celsus board of directors and are directed only to the fairness, from a financial point of view, of the exchange ratio in the Acquisition. MTS’ opinion is not a recommendation to any stockholder as to how to vote with respect to the proposed Acquisition or to take any other action in connection with the Acquisition or otherwise.

In connection with its opinion, MTS reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the Acquisition Agreement dated June 22, 2015;
•	certain publicly available business and financial information concerning Celsus and Volution and the industries in which they operate furnished to MTS by Celsus management;
•	certain internal financial analyses and forecasts of Celsus and Volution prepared by the management of Celsus relating to each of Celsus’s and Volution’s business, including certain benefits to be realized as a result of the Transaction (the “Financial Forecasts”);
•	discussions MTS had with certain members of the managements of each of Celsus and Volution concerning the historical and current business operations, financial condition and prospects of Volution and such other matters MTS deemed relevant;
•	compared the financial and operating performance of Volution with publicly available information concerning other publicly-traded companies and reviewed the current and historical market prices of securities of certain publicly traded securities of such other companies, in each case, that MTS deemed relevant;
•	compared the financial and operating performance of Volution with the performance of the initial public offerings of certain companies that MTS deemed relevant;
•	certain financial terms of the Acquisition as compared to the financial terms of certain selected business combinations MTS deemed relevant;
•	reviewed and analyzed, based on the Financial Forecasts, the cash flows generated by Volution to determine the present value of Volution’s discounted cash flows; and
•	such other information, financial studies, analyses and investigations and such other factors that MTS deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, MTS, with the Celsus board of directors’ consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Celsus and Volution, respectively, or which is publicly available or was otherwise reviewed by MTS. MTS did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. MTS relied upon, without independent verifications, the assessment of Celsus management and Volution management as to the viability of, and risks associated with, the current and future products and services of Volution (including without limitation, the development, testing and marketing of such products and services, the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof, and the life and enforceability of all relevant patents and other intellectual and other property rights associated with such products and services). In addition, MTS did not conduct or assume any obligation to conduct any physical inspection of the properties or facilities of Celsus or Volution. MTS, with the Celsus board of directors’ consent, assumed that Financial Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments as to the future performance of Volution, and such projections provide a reasonable basis for MTS’ opinion. MTS expressed no opinion as to the Financial Forecasts or the assumptions on which they were made. MTS expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which MTS becomes aware after the date of its opinion.

MTS assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Celsus or Volution since the date of the last financial statements made available to it. MTS did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Celsus or Volution, nor was MTS furnished with such materials. In addition, MTS did not evaluate the solvency or fair value of Volution under any state or federal laws relating to bankruptcy, insolvency or similar matters. MTS’ opinion did not address any legal, tax or accounting matters related to the Acquisition Agreement or the Acquisition, as to which MTS assumed that Celsus and the Celsus board of directors received such advice from legal, tax and accounting advisors as each has determined appropriate. MTS’ opinion addressed only the fairness of the exchange ratio in the Acquisition, from a financial point of view to Celsus. MTS expressed no view as to any other aspect or implication of the Acquisition or any other agreement, arrangement or understanding entered into in connection with the Acquisition or otherwise. MTS’ opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by MTS on the date of its opinion. It should be understood that although subsequent developments may affect MTS’ opinion, MTS does not have any obligation to update, revise or reaffirm its opinion and MTS expressly disclaims any responsibility to do so.

MTS did not consider any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

For purposes of rendering its opinion MTS assumed in all respects material to its analysis, that the representations and warranties of each party contained in the Acquisition Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Acquisition Agreement and that all conditions to the consummation of the Acquisition will be satisfied without waiver thereof. MTS assumed that the final form of the Acquisition Agreement will be substantially similar to the last draft reviewed by MTS. MTS also assumed that all governmental, regulatory and other consents and approvals contemplated by the Acquisition Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Acquisition. MTS assumed that the Acquisition will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. The Celsus board of directors informed MTS, and MTS assumed, that the Acquisition will be treated as a tax-free reorganization.

It is understood that MTS’ opinion was intended for the benefit and use of the Celsus board of directors in its consideration of the financial terms of the Acquisition and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without MTS’ prior written consent. MTS’ opinion did not constitute a recommendation to the Celsus board of directors on whether or not to approve the Acquisition or to any stockholder or any other person as to how to vote with respect to the Acquisition or to take any other action in connection with the Acquisition or otherwise. MTS was not requested to opine as to, and MTS’ opinion does not in any manner address, Celsus’ underlying business decision to effect the Acquisition or the relative merits of the Acquisition as compared to other business strategies or transactions that might be available to Celsus. Additionally, MTS was not engaged to be involved in any determinations of the Celsus board of directors or Celsus’ management to pursue strategic alternatives or in the negotiation of any of the terms of the Acquisition, and MTS was not authorized or requested to, and did not, solicit alternative offers for Celsus or its assets, nor did MTS investigate any other alternative transactions that may be available to Celsus. In addition, MTS has not been requested to opine as to, and MTS’ opinion does not in any manner address, (i) the fairness of the amount or nature of the compensation to any of Celsus’ officers, directors or employees, or class of such persons, relative to the compensation to the public shareholders of Celsus, or (ii) the fairness of the Acquisition or the aggregate number of shares of Celsus’ Ordinary Shares to be paid in the Acquisition to the holders of any class of securities, creditors or other constituencies of Celsus. Furthermore, MTS expressed no view as to the price or trading range for Celsus Ordinary Shares at any time.

The following is a summary of the principal financial analyses performed by MTS to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. MTS performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Celsus the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Volution.

Transaction Overview

MTS performed stand-alone valuation analyses of both Celsus and Volution using a variety of valuation methodologies described below. MTS then performed a relative valuation analysis in order to compare the proposed pro forma ownership ratio of 11:1 to the pro forma ownership ratios implied based on the respective stand-alone valuation ranges. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 22, 2015 and is not necessarily indicative of current market conditions.

Celsus Valuation Analysis

MTS analyzed the valuation of Celsus using two different methodologies: the current public market capitalization and a preliminary liquidation analysis. The results of these analyses are summarized below.

Public Market Capitalization.  Based upon the closing price per share of Celsus ADSs on June 22, 2015 of $0.61, MTS calculated a market capitalization of approximately $3.4 million.

Preliminary Liquidation Analysis.  Based on information provided by Celsus’ management and assuming Celsus would be liquidated on June 30, 2015, MTS calculated the total implied equity value of Celsus. The total implied equity value is defined as the amount of cash available to Celsus stockholders in an orderly liquidation of Celsus, including a potential near-term distribution of cash. The illustrative valuation from the preliminary liquidation analysis assumed cash distributions net of liabilities. MTS calculated, based on these assumptions, that Celsus stockholders would receive a near-term cash distribution of approximately $0.5 million.

Volution Valuation Analysis

MTS analyzed the valuation of Volution using four different methodologies: analysis of selected Initial Public Offerings, analysis of selected publicly traded companies, analysis of selected precedent acquisitions, and discounted cash flow analysis. The results of these analyses are summarized below.

Analysis of Selected Initial Public Offerings.  MTS reviewed the implied pre-money enterprise values at IPO of five companies which completed initial public offerings (each, an “IPO”) since 2011 and whose lead program was a rare disease product that was at a stage comparable to Volution (which included lead programs that had completed a Phase I clinical trial and were ready to initiate or had initiated a Phase II clinical trial) at the time of their IPO (the “Selected Rare Disease IPO Companies”). The implied pre-money enterprise value at IPO is defined as the pre-money equity value of the company plus Net Debt at the IPO. Pre-money equity value is defined as the equity valuation of the company implied by the offering price of the company’s current fully diluted shares outstanding in its IPO, excluding the proceeds of the IPO.

These companies, which are referred to as the Selected Rare Disease IPO Companies, were:

•	Applied Genetic Technologies Corporation
•	aTyr Pharma, Inc.
•	bluebird bio, Inc.
•	Sage Therapeutics, Inc.
•	Ultragenyx Pharmaceutical Inc.

The Selected Rare Disease IPO Companies had the following range of implied pre-money enterprise values at IPO:

Selected Rare Disease IPO Companies
Implied Pre-Money Enterprise Values at IPO
($ in millions)

Low	Mean	Median	High
$90	$255	$210	$463

Analysis of Selected Publicly Traded Companies.  MTS reviewed the total enterprise values of: (a) three selected publicly traded companies that were developing rare disease products that were at a stage comparable to Volution (the “Selected Publicly Traded Rare Disease Companies”).

Selected Publicly Traded Rare Disease Companies

•	Applied Genetic Technologies Corporation
•	aTyr Pharma, Inc.
•	Pluristem Therapeutics, Inc.

The Selected Publicly Traded Rare Disease Companies had the following ranges of implied total enterprise values:

Selected Publicly Traded Rare Disease Companies
Implied Total Enterprise Values
($ in millions)

Low	Mean	Median	High
$148	$272	$237	$433

Although the companies referred to above were used for comparison purposes, none of those companies is directly comparable to Volution. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Rare Disease IPO Companies and the Selected Publicly Traded Rare Disease Companies and other factors that could affect the public trading value of such companies and Volution to which they are being compared.

Analysis of Selected Precedent Acquisitions.  MTS reviewed the financial terms, to the extent publicly available, of: (a) four all cash transactions involving the acquisition of private companies that were developing rare disease products that were at a stage comparable to Volution (the “Selected Precedent Rare Disease Acquisitions”). For each transaction, MTS reviewed the upfront payment and total consideration (the upfront payment plus any defined milestone payments) of the target company or business. The total implied enterprise values of the target company or business is defined as either the upfront payment or the total consideration paid for the target company or business. These transactions, including the month and year each were announced, were:

Selected Precedent Rare Disease Acquisitions

Month and Year Announced	Target Company	Acquiror
May 2014	Lumena Pharmaceuticals Inc.	Shire plc
May 2014	Fibrotech Therapeutics Pty Ltd.	Shire plc
February 2012	Stromedix, Inc.	Biogen Inc.
July 2011	Amira Pharmaceuticals, Inc.	Nabi Biopharmaceuticals

The Selected Precedent Rare Disease Acquisitions had the following range of implied total equity values:

Implied Total Enterprise Values
($ in millions)

	Low	Mean	Median	High
Upfront Payment	$75	$184	$168	$325
Total Consideration	$75	$343	$368	$563

Although the Selected Precedent Rare Disease Acquisitions were used for comparison purposes, none of those transactions is directly comparable to the Acquisition, and none of the companies or businesses in those transactions is directly comparable to Celsus or Volution. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies and Volution to which they are being compared.

Discounted Cash Flow Analysis.  MTS separately estimated a range of equity values for Volution based upon the present value of Volution’s estimated unlevered free cash flows for three sets of projections, Base Case, Upside Case and Downside Case, for the fiscal years ended December 31, 2015 through December 31, 2032. For further information regarding these financial forecasts, including Base Case, Upside Case and Downside Case, see “The Acquisition — Certain Financial Projections.” In performing this discounted cash flow analysis, MTS utilized discount rates ranging from 10.5% to 12.5%, which were selected based on the capital asset pricing model and the estimated weighted average cost of capital of commercial stage rare disease and specialty biotech companies. This discounted cash flow analysis was based upon certain key assumptions (i) at management’s instruction, MTS took into account the dilutive effect of subsequent capital raising by the Company to existing shareholders assuming the existing shareholders do not participate in future financings required to reach profitability, (ii) the Financial Forecasts supplied by the management of Celsus after consultation with Volution management, and (iii) a corporate tax rate of 20% in accordance with UK corporate tax rate, given Volution’s UK domicile. This discounted cash flow analysis assumed that Volution has no terminal value after 2032.

Probability of Success Adjustments.  In calculating unlevered free cash flow for purposes of performing its discounted cash flow analysis, MTS applied probability of success adjustments of 50%, 60% and 70% to the Volution projections, based on guidance received from Celsus' senior management. The probability of success adjustments were based on the outcome of technical and regulatory due diligence to account for the risk associated with achieving Coversin regulatory approval for marketing. The probability of success adjustment percentages were based on Celsus' senior management's experience in the pharmaceutical industry and commercialization of products, and on the basis of extensive scientific, development, technical, and regulatory due diligence performed by Celsus and its consultants. Based on such experience and findings of due diligence, Celsus' senior management determined that it was appropriate to use a “base” probability of success and a conservative range of “pessimistic” and “optimistic” probability of success to apply to Volution's forecasts. The probability of success adjustments were applied by multiplying the applicable unlevered free cash flows by 50%, 60% and 70%, as the case may be. The probability of success is applied directly to unlevered free cash flows that are projected to occur post-marketing approval. For any unlevered free cash flows that are projected to occur before marketing approval, the appropriate cumulative probability from the current phase to the appropriate projected stage of development is applied to the unlevered free cash flows. These adjusted forecast scenarios were used for purposes of the application of the discounted cash flow analysis for each case.

The discounted cash flow analysis resulted in the following implied total equity values for Volution:

Implied Total Equity Values
($ in millions)

Financial Projection Case	Low	High
Upside Case	$702	$2,044
Base Case	$333	$1,057
Downside Case	$120	$418

Relative Valuation Analysis

MTS analyzed the relative valuations resulting from the stand-alone equity value ranges calculated for Celsus and Volution. MTS compared the total implied equity value of Celsus calculated from the preliminary liquidation analysis and the public market capitalization against the total implied equity value of Volution for each of the following methodologies (i) selected Initial Public Offerings, (ii) selected publicly traded companies, (iii) selected precedent acquisitions, and (iv) discounted cash flow analysis. The relative valuation analysis assumes that Volution had no cash and debt on hand at closing, and therefore Volution enterprise and equity value are equivalent.

The result of this relative valuation analysis showed a range of implied pro forma ownership ratios of:

Implied Pro Forma Ownership Ratios (Volution: Celsus)

Volution Valuation Methodology	Volution High/ Celsus Low	Volution High/ Celsus High	Volution Low/ Celsus Low	Volution Low/ Celsus High
IPO Comps	950.2:1	135.5:1	185.9:1	26.5:1
Trading Comps	888.2:1	126.7:1	309.8:1	44.2:1
Acquisition Comps: Upfront	681.6:1	97.2:1	165.2:1	23.6:1
Acquisition Comps: Total	1,156.7:1	165.0:1	165.2:1	23.6:1
DCF – Upside	4,213.8:1	601.1:1	1,445.9:1	206.3:1
DCF – Base	2,189.5:1	312.3:1	681.6:1	97.2:1
DCF – Downside	867.5:1	123.8:1	247.9:1	35.4:1

In calculating the implied pro forma ownership ratios, MTS rounded the respective Volution valuations to the nearest ten. MTS noted that all of the implied pro forma ownership ratios in this analysis exceed the 11:1 ratio proposed in the transaction.

The summary set forth above does not purport to be a complete description of all the analyses performed by MTS. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. MTS did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, MTS believes, and has advised the Celsus board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, MTS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Celsus and Volution. These analyses performed by MTS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Celsus, Volution, MTS or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by MTS and its opinion were among several factors taken into consideration by the Celsus board of directors in making its decision to enter into the Acquisition Agreement and should not be considered as determinative of such decision.

MTS was selected by the Celsus board of directors to render an opinion to the Celsus board of directors because MTS and its affiliates, as part of their investment banking services, are regularly engaged in performing financial analyses with respect to businesses (including those in the health care industry) and securities in connection with mergers and acquisitions, and for other purposes. In addition, in the ordinary course of its business, MTS and its affiliates trade the equity securities of Celsus for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of its opinion, MTS served as a placement agent to Celsus and has received fees for the rendering of such services. In the two years preceding the date of its opinion, MTS did not have a material relationship with Volution or any other party to the Acquisition. MTS and its affiliates may in the future provide commercial and investment banking services to Celsus and may receive fees for the rendering of such services. The issuance of MTS’ opinion was approved by MTS’ fairness opinion review committee.

Pursuant to the engagement letter between MTS and Celsus, if the Acquisition is consummated, MTS will be entitled to receive a transaction fee of $1,250,000; $500,000 of such fee will be payable in cash, earned upon closing of the Acquisition, and payable immediately following the closing of an equity financing by the Company, and $750,000 of such fee will be payable in shares of Celsus Ordinary Shares based upon the closing price of the ADSs on the day of the Closing of the proposed Acquisition. Celsus intends to issue the shares of Celsus Ordinary Shares to MTS following the completion of the Acquisition. Celsus also paid a fee of $250,000 to MTS in cash for rendering its opinion on the date of delivery of its opinion. Additionally, Celsus has agreed to reimburse MTS for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify MTS against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with MTS, which are customary in transactions of this nature, were negotiated at arm’s length between Celsus and MTS, and the Celsus board of directors was aware of the arrangement, including the fact that a portion of the fee payable to MTS is contingent upon the completion of the Acquisition.

Certain Financial Projections

Celsus does not, as a matter of course publicly disclose long-term forecasts or internal projections as to future performance or results of operations due to the inherent unpredictability of the underlying assumptions and projections. However, during our consideration of the transactions contemplated by the Acquisition Agreement, as described in the section “The Acquisition — Background of the Acquisition” in this proxy statement, Celsus prepared and provided the Financial Forecasts to our board of directors and to MTS in connection with the rendering of MTS’ opinion to the board of directors and in performing its related financial analyses, as described above under the heading “The Acquisition — Opinion of MTS Securities LLC”, which include certain non-public financial projections regarding Volution’s anticipated future operations. A summary of the Financial Forecasts is included below to provide Celsus stockholders access to specific non-public information that was considered by the Celsus board for purposes of evaluating the Acquisition.

Such summary is presented in this document, but it is not being included to influence your decision whether to vote for or against any of the stockholder proposals included in this proxy statement, and is being included because financial forecasts were made available to our board of directors and MTS. The inclusion of this information should not be regarded as an indication that our board, its advisors or any other person considered, or now considers, such financial forecasts to be material or to be a reliable prediction of actual future results, and these Financial Forecasts should not be relied upon as such. The Financial Forecasts are subjective in many respects. There can be no assurance that these Financial Forecasts will be realized or that actual results will not significantly higher or lower than forecasted. The Financial Forecasts cover multiple years and such information, by its nature, becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the Financial Forecasts in this proxy statement should not be relied on as predictive of actual future events.

In addition, the Financial Forecasts were generated solely for internal use and not prepared with a view toward public disclosure or toward complying with United States generally accepted accounting principles (referred to as GAAP), the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Celsus’ independent public accounting firm, nor Volution's independent accounting firm, nor any other independent accountants, has compiled, examined or performed any procedures with respect to the Financial Forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Financial Forecasts. The independent auditor's reports included or incorporated by reference in this proxy statement relate to historical financial statements only and do not extend to any prospective financial information and should not be read to do so.

Although presented with numerical specificity, the projections were prepared in the context of numerous variables, estimates and assumptions that are inherently uncertain and beyond our control and which may prove not to have been, or to no longer be, accurate. The amounts presented in the table below represent a forecast for operating results, do not include any merger-related expenses and required the input of highly subjective assumptions about Volution's business that may not occur, and changes in the assumptions could materially affect the forecast presented below. Important factors that may affect actual results and cause these Financial Forecasts to not be achieved include, but are not limited to, risks and uncertainties relating Volution's business (including its ability to achieve strategic goals, obtain regulatory approval of Coversin, the availability of reimbursement from third party payors for Coversin, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described or referenced under the section entitled, “Forward-Looking Statements” in this proxy statement. In addition, the Financial Forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for Volution's business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Financial Forecasts were prepared. Accordingly, there can be no assurance that these Financial Forecasts will be realized or that Volution's future financial results will not materially vary from these Financial Forecasts. By including the Financial Forecasts in this proxy statement, neither Celsus nor any of its advisors has made or makes any representation to any person regarding the information included in the Financial Forecasts or the ultimate performance of Celsus, Volution or any of their affiliates compared to the information contained in the Financial Forecasts. Celsus has made no representation to Volution, in the Share Exchange Agreement or otherwise, concerning the Financial Forecasts.

The inclusion of a summary of the Financial Forecasts in this proxy statement should not be regarded as an indication that any of Celsus, Volution or their respective affiliates, officers, directors, financial advisors or other representatives consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. None of Celsus, Volution or their respective affiliates, officers, directors, financial advisors or other representatives gives any stockholder of Celsus, Volution or any other person any assurance that actual results will not differ materially from the Financial Forecasts set forth below, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the projections are shown to be in error. Volution's actual results of operations for the fiscal years ended December 31, 2013 and December 31, 2014 are included in this proxy statement, and Celsus stockholders are urged to review this information carefully.

The Financial Forecasts are forward-looking statements. For information on factors that may cause these future financial results to materially vary, see the section entitled, “Forward-Looking Statements” in this proxy statement.

The following is a summary of the Financial Forecasts.

Summary Financial Forecasts

Celsus' management delivered three sets of projections with respect to Volution's future financial performance to MTS and our board for the fiscal years ended December 31, 2015 through December 31, 2032. These projections were prepared by Celsus’ management and were based on certain input and guidance from Volution management, consultants and Celsus management assumptions.

The Volution financial forecasts included assumptions with respect to general business, economic, competitive, regulatory, market and financial conditions, and other future events, as well as matters specific to Volution’s business, such as the timing of completion of clinical trials and receipt of marketing approval for Coversin and operating expenses related to the development and commercialization of products, all of which are difficult to predict and many of which are beyond Volution’s control. The Volution financial forecasts also assume the following: that Coversin will be the first Volution product to receive marketing approval and all research and development expenses include spending on Coversin and certain other drug candidates. To develop the revenue forecasts and assess the related market potential, Celsus utilized various sources of information, including estimates of diagnosed, prescribed, treated, and covered patients, and also utilized publicly available financial results from other orphan drug products and companies. Cost estimates during the development cycle were based on Celsus' internal models and estimates, while cost estimates post-commercialization were based largely on industry metrics and publicly disclosed operating metrics of companies with similar products.

The first scenario, referred to below as the Upside Case, assumes Coversin receives accelerated approval in eculizumab-resistant patients in the U.S. in 2017 and certain geographies outside of the U.S. in 2018 and full approval in 2019. Volution does not have taxable income until 2018. All cases assume Coversin captures 100% of the PNH market of eculizumab resistant patients assuming a 2 year linear ramp to reach full penetration; however, the Upside Case assumes Coversin captures 50% of the market of new patients diagnosed with PNH assuming a 2 year linear ramp to reach full penetration and 30% of patients currently using eculizumab for PNH assuming a 5 year linear ramp to reach full penetration based on 20% capture in year 1. The Upside Case also assumes that beginning in 2020, Coversin is approved for aHUS and captures 30% of aHUS patients using eculizumab assuming a 5 year linear ramp to reach full penetration based on 20% capture in year 1. The Upside Case assumes COGS at 7% of net sales. The second scenario, referred to below as the Base Case, assumes Coversin is fully approved and commercially launched in the U.S. in 2019 and certain geographies outside of the U.S. in 2020 and that Volution does not have taxable income until 2020. The Base Case assumes Coversin captures 20% of the market of new patients diagnosed with PNH assuming a 2 year linear ramp to reach full penetration, and 20% of patients currently using eculizumab for PNH assuming a 5 year linear ramp to reach full penetration based on 5% capture in year 1. The Base Case also assumes that beginning in 2020, Coversin is approved in aHUS and captures 20% of aHUS patients using eculizumab assuming a 5 year linear ramp to reach full penetration based on 5% capture in year 1. The Base Case assumes COGS at 8.5% of sales. The third scenario, referred to below as the Downside Case, assumes Coversin is fully approved and commercially launched in the U.S. in 2020 and certain geographies outside of the U.S.in 2021 and that Volution does not have taxable income until 2021. The Downside Case assumes Coversin captures 10% of the market of new patients diagnosed with PNH assuming a 2 year linear ramp to reach full penetration and 10% of patients currently using eculizumab for PNH assuming a 5 year linear ramp to reach full penetration based on 5% capture in year 1. The Downside Case also assumes that beginning in

2021, Coversin is approved in aHUS and captures 10% of aHUS patients using eculizumab assuming a 5 year linear ramp to reach full penetration based on 5% capture in year 1. The Downside case assumes COGS at 10% of sales.

Upside Case — Projected Financials
($US Millions)

	2015	2016	2017	2018	2019	2020	2021	2022	2023
Revenue	$—	$—	$20	$79	$238	$665	$1,089	$1,455	$1,857
Operating Expenses	$12	$28	$63	$72	$102	$199	$327	$437	$557
Net Income/(Loss)	($12)	($28)	($44)	$1	$112	$335	$549	$733	$936

	2024	2025	2026	2027	2028	2029	2030	2031	2032
Revenue	$2,178	$2,265	$2,351	$2,435	$2,500	$2,563	$2,626	$2,688	$2,750
Operating Expenses	$653	$679	$705	$731	$750	$769	$788	$806	$825
Net Income/(Loss)	$1,098	$1,142	$1,185	$1,227	$1,260	$1,292	$1,323	$1,355	$1,386

Base Case — Projected Financials
($US Millions)

	2015	2016	2017	2018	2019	2020	2021	2022	2023
Revenue	$—	$—	$—	$—	$51	$269	$599	$878	$1,186
Operating Expenses	$12	$19	$31	$43	$65	$103	$180	$264	$356
Net Income/(Loss)	($12)	($19)	($31)	($43)	($19)	$139	$295	$432	$584

	2024	2025	2026	2027	2028	2029	2030	2031	2032
Revenue	$1,431	$1,490	$1,548	$1,606	$1,649	$1,693	$1,736	$1,778	$1,820
Operating Expenses	$429	$447	$464	$482	$495	$508	$521	$533	$546
Net Income/(Loss)	$704	$733	$762	$790	$812	$833	$854	$875	$895

Downside Case — Projected Financials
($US Millions)

	2015	2016	2017	2018	2019	2020	2021	2022	2023
Revenue	$—	$—	$—	$—	$—	$38	$186	$382	$532
Operating Expenses	$12	$19	$31	$33	$42	$64	$89	$127	$165
Net Income/(Loss)	($12)	($19)	($31)	($33)	($42)	($30)	$77	$192	$251

	2024	2025	2026	2027	2028	2029	2030	2031	2032
Revenue	$692	$823	$855	$886	$911	$935	$959	$983	$1,006
Operating Expenses	$213	$247	$256	$266	$273	$281	$288	$295	$302
Net Income/(Loss)	$328	$395	$410	$425	$437	$449	$460	$472	$483

Interests of the Celsus Directors and Executive Officers in the Acquisition

In considering the recommendation of the Celsus board of directors with respect to issuing Celsus’s Ordinary Shares in the Acquisition and the other matters to be acted upon by the Celsus shareholders at the General Meeting, the Celsus shareholders should be aware that some of our directors and executive officers have interests in the Acquisition that are different from, or in addition to, the interests of our shareholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.

Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Acquisition Agreement and the Acquisition, and to recommend, as applicable, that the Celsus shareholders approve the Celsus proposals to be presented to the Celsus shareholders for consideration at the General Meeting as contemplated by this proxy statement.

Ownership Interests

Pursuant to the terms of his current employment agreement Gur Roshwalb’s options will be accelerated in connection with the consummation of the Acquisition.

As of June 30, 2015, all directors and executive officers of Celsus beneficially owned approximately 6.8% of the Celsus Ordinary Shares.

Director and Officer Positions Following the Acquisition

Mark Cohen, Gur Roshwalb, M.D., Allan Shaw, David Sidransky, M.D. and Johnson Yiu Nam Lau, M.D. are currently directors of Celsus and shall continue as directors of the combined company after the effective time of the Acquisition. Mark Cohen will be the Vice Chairman of the combined company. Ray Prudo, currently a director of Volution and Clive Richardson shall become directors of the combined company after the effective time of the Acquisition. Ray Prudo will be the Executive Chairman of the combined company.

Gur Roshwalb, M.D., Celsus’s Chief Executive Officer, and Dov Elefant, Celsus’s Chief Financial Officer, are currently officers of Celsus and shall continue in the same executive officer positions of the combined company after the effective time of the Acquisition.

Acquisition-related Compensation of Named Executive Officers

The named executive officers are not entitled to any pension or non-qualified deferred compensation benefits enhancements, or any other form of compensation that is based on or otherwise related to the Acquisition.

Gur Roshwalb, M.D. New Employment Agreement

Gur Roshwalb, M.D., our Chief Executive Officer, will enter into a new employment agreement with Celsus with an initial term of 12 months and a base salary of $375,000. In addition, he shall be eligible to receive an annual cash bonus as determined by the board of directors and a share option to purchase 32,543,700 Ordinary Shares, vesting ratably on a sixth month basis over three years on each anniversary of the commencement date provided that he remains employed by Celsus on the applicable vesting date. Such employment agreement will be entered into upon closing of the Acquisition.

Dov Elefant New Employment Agreement

Dov Elefant, our Chief Financial Officer, will enter into a new employment agreement with Celsus with an initial term of 12 months and a base salary of $200,000. In addition, he shall be eligible to receive an annual cash bonus as determined by the board of directors and a share option to purchase 4,067,963 Ordinary Shares, vesting ratably on a sixth month basis over three years on each anniversary of the commencement date provided that he remains employed by Celsus on the applicable vesting date. Such employment agreement will be entered into upon closing of the Acquisition.

Treatment of Options

Gur Roshwalb, M.D.

Pursuant to the terms of his current employment agreement, all of Celsus’s Chief Executive Officer Gur Roshwalb’s options will be accelerated in connection with the consummation of the Acquisition.

Indemnification of Directors

The members of the Celsus board of directors and Celsus’s executive officers will continue to be indemnified under English law. In addition, Celsus will maintain a “tail” directors’ and officers’ insurance policy on Celsus’s existing directors’ and officers’ insurance policy for a period of six years following the completion of the Acquisition.

Form of the Acquisition

The Acquisition Agreement provides that at the effective time, Celsus will acquire the entire issued share capital of Volution from RPC. Upon the consummation of the Acquisition, Volution will be a wholly-owned subsidiary of Celsus.

After completion of the Acquisition, assuming Celsus Proposal No. 2 is approved by Celsus shareholders at the General Meeting, Celsus will be renamed “Akari Therapeutics, Plc” and expects to trade on The NASDAQ Capital Market under the symbol “[•]”.

Acquisition Consideration

At the effective time of the Acquisition, each registered share of Volution will be converted into the right to receive Celsus Ordinary Shares in exchange for registered shares of Volution at the exchange ratio set forth in the Acquisition Agreement. Under this exchange ratio, immediately following the Acquisition, the former Volution securityholders will own 91.68% of the aggregate number of Celsus’s Ordinary Shares, and the securityholders of Celsus as of immediately prior to the Acquisition will own 8.32% of the aggregate number of Celsus’s Ordinary Shares on a fully diluted basis.

As a result of the Acquisition, certain warrants of Celsus to purchase an aggregate of 1,929,824 Ordinary Shares at an exercise price of $0.57 per share will be adjusted due to anti-dilution adjustment provisions contained in the warrants based on the consideration per share issued in the Acquisition. The fully diluted percentages of Celsus Ordinary Shares following the closing of the Acquisition set forth above take into account the as adjusted warrants.

For example, assuming 55,636,283 Celsus Ordinary Shares are issued and outstanding and a fair market value of $0.065 per Celsus Ordinary Share issued in the Acquisition (assuming a value equal to the closing sale price of Celsus ADSs of $0.65 per ADS on July 13, 2015), Celsus would issue an aggregate of 849,949,588 Ordinary Shares to RPC in connection with the Acquisition, which would represent 93.86% of Celsus’s outstanding Ordinary Shares following the closing of the Acquisition (or 91.68% of Celsus Ordinary Shares on a fully diluted basis). As a result of the Acquisition and making the assumptions set forth above, such warrants of Celsus to purchase an aggregate of 1,929,824 Ordinary Shares at an exercise price of $0.57 per share would be adjusted so that such warrants would become exercisable for an aggregate of 16,923,077 Celsus Ordinary Shares at an adjusted exercise price of $0.065 per share.

In addition, if any holder or holders of these warrants challenges the value of Volution and, as a result of that challenge, the number of Celsus Ordinary Shares over which the warrants can be exercised is increased (such increase in the number of warrant shares being the “Increased Warrant Shares”), immediately following exercise of these warrants, Celsus shall issue such number of additional Celsus Ordinary Shares to RPC as is equal to 11 times the Increased Warrant Shares.

If after completion, Celsus issues Celsus Ordinary Shares at a price per share lower than the exercise price of the warrants and such Celsus share issue triggers an adjustment to the exercise price and/or the number of Celsus Ordinary Shares underlying the warrants (the “Warrant Adjustment”), Celsus shall issue a warrant to RPC giving RPC the non-transferable right (conditional only on exercise of the warrants) to purchase a number of Celsus Ordinary Shares equal to the additional number of Celsus Ordinary Shares that are issued to the holders of the warrants due to the Warrant Adjustment and are exercised. The exercise price for the warrant will either be at the adjusted price of the warrants or, if the cashless exercise option is utilized, at a nominal price.

Effective Time of the Acquisition

The Acquisition Agreement requires the parties to consummate the Acquisition after all of the conditions to the consummation of the Acquisition contained in the Acquisition Agreement are satisfied or waived, including the approval of the Acquisition Agreement by the shareholders of Celsus and, the change of the Company’s name to “Akari Therapeutics, Plc”. The Acquisition will become effective upon the first business day after the day on which the conditions under the Acquisition Agreement have become satisfied. Neither Celsus nor Volution can predict the exact timing of the consummation of the Acquisition.

Regulatory Approvals

In the United States, Celsus must comply with applicable federal and state securities laws and the rules and regulations of The NASDAQ Capital Market in connection with the issuance of Celsus Ordinary Shares and the filing of this proxy statement with the SEC.

Certain Material U.S. Federal and U.K. Income Tax Consequences of the Acquisition

The Acquisition will not result in any taxable gain or loss for U.S. federal or U.K. income tax purposes to Volution, Celsus or any Celsus shareholder in his or her capacity as a Celsus shareholder. Celsus shareholders who are also shareholders of Volution should consult their own tax advisor as to the tax consequences to them of participating in the Acquisition with respect to their Volution registered shares.

The foregoing discussion is for general information purposes only and is not intended to be a complete analysis or description of all potential U.S. federal and U.K. income tax consequences of the Acquisition. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Acquisition. Accordingly, you are strongly encouraged to consult with your own tax advisor as to the tax consequences of the Acquisition in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

NASDAQ Stock Market Listing

Celsus ADSs are currently listed on The NASDAQ Capital Market under the symbol “CLTX”. Celsus has agreed to use its reasonable best efforts to maintain its existing listing on The NASDAQ Capital Market. In addition, under the Acquisition Agreement, each party’s obligation to complete the Acquisition is subject to the satisfaction or waiver by each of the parties, at or prior to the Acquisition, of various conditions, including that the existing shares of Celsus ADSs must have been continually listed on The NASDAQ Capital Market.

Prior to consummation of the Acquisition, Celsus intends to file an initial listing application with The NASDAQ Capital Market pursuant to NASDAQ “change of control” rules. If such application is accepted, Celsus anticipates that its ADSs will be listed on The NASDAQ Capital Market following the closing of the Acquisition under the trading symbol “[•]”.

Anticipated Accounting Treatment

The Acquisition will be treated by Celsus as a reverse merger under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States. For accounting purposes, Volution is considered to be acquiring Celsus in this transaction. The transaction will be accounted for under the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP. Under the acquisition method of accounting, management of Celsus and Volution have made a preliminary estimated purchase price calculated as described in Note 2 to the unaudited pro forma combined financial statements. The net tangible and intangible assets acquired and liabilities assumed in connection with the transaction are at their estimated acquisition date fair values. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Celsus that exist as of the date of completion of the transaction.

THE ACQUISITION AGREEMENT

The following is a summary of the material terms of the Acquisition Agreement. A copy of the Acquisition Agreement is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. The Acquisition Agreement has been attached to this proxy statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Celsus, Volution or RPC. The following description does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement. You should refer to the full text of the Acquisition Agreement for details of the Acquisition and the terms and conditions of the Acquisition Agreement.

The Acquisition Agreement contains representations and warranties that Celsus, on the one hand, and RPC, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Acquisition Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Acquisition Agreement. While Celsus and RPC do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Acquisition Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Celsus or Volution, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Celsus and RPC and are modified by the disclosure schedules.

General

Under the Acquisition Agreement, Celsus will acquire the entire issued share capital of Volution from RPC, with Volution becoming a wholly-owned subsidiary of Celsus.

Acquisition Consideration

RPC, as the sole Volution shareholder, will receive Celsus Ordinary Shares in exchange for the entire issued share capital of Volution at the ratio determined by the exchange ratio formula set forth in the Acquisition Agreement. Under this exchange ratio formula described in the Acquisition Agreement, immediately following the Acquisition, RPC will own 91.68% of the aggregate number of Celsus’s Ordinary Shares, and the securityholders of Celsus as of immediately prior to the Acquisition will own 8.32% of the aggregate number of Celsus’s Ordinary Shares on a fully diluted basis. The exchange ratio takes into account, among other things, Celsus’s net cash at closing and the shares of capital stock and shares issuable upon exercise of options and warrants of Celsus outstanding as of immediately prior to the effective time of the Acquisition.

Treatment of Celsus Options and Warrants

Under the terms of the Acquisition Agreement, each option and warrant to purchase Celsus Ordinary Shares that is outstanding and unexercised immediately prior to the effective time of the Acquisition will continue according to its normal terms following the consummation of the Acquisition, subject to adjustments contained in certain Celsus warrants. As a result of the Acquisition, certain warrants of Celsus to purchase an aggregate of 1,929,824 Ordinary Shares at an exercise price of $0.57 per share will be adjusted due to anti-dilution adjustment provisions contained in the warrants based on the consideration per share issued in the Acquisition. The fully diluted percentages of Celsus Ordinary Shares following the closing of the Acquisition set forth above take into account the as adjusted warrants and all other outstanding Celsus warrants and options.

In addition, if any holder or holders of these warrants challenges the value of Volution and, as a result of that challenge, the number of Celsus Ordinary Shares over which the warrants can be exercised is increased (such increase in the number of Warrant Shares being the “Increased Warrant Shares”), immediately following exercise of these warrants, Celsus shall issue such number of additional Celsus Ordinary Shares to RPC as is equal to 11 times the Increased Warrant Shares.

If after completion, Celsus issues Celsus Ordinary Shares at a price per share lower than the exercise price of the warrants and such Celsus share issue triggers an adjustment to the exercise price and/or the number of Celsus Ordinary Shares underlying the warrants (the “Warrant Adjustment”), Celsus shall issue a warrant to RPC giving RPC the non-transferable right (conditional only on exercise of the warrants) to purchase a number of Celsus Ordinary Shares equal to the additional number of Celsus Ordinary Shares that are issued to the holders of the warrants due to the Warrant Adjustment and are exercised. The exercise price for the warrant will either be at the adjusted price of the warrants or, if the cashless exercise option is utilized, at a nominal price.

Directors and Officers of Celsus Following the Acquisition

The Acquisition Agreement provides that Celsus will take all actions necessary, in consultation with RPC, to cause the board of directors of Celsus, immediately after the effective time of the Acquisition, to consist of two members nominated by Celsus, two members nominated by Volution and up to three members that may be nominated by Volution at least two business days prior to the filing of the definitive proxy statement in consultation with Celsus to replace current directors David Sidransky, Allan Shaw and Johnson Lau.

Additional information regarding the directors nominated by Celsus and Volution pursuant to the foregoing provisions of the Acquisition Agreement, as well as the executive officers of the combined company after the effective time of the Acquisition, is included in the section below entitled “Directors and Officers of Celsus Following the Acquisition.”

Conditions to the Completion of the Acquisition

The obligations to consummate the Acquisition and the other transactions contemplated by the Acquisition Agreement shall be subject to the satisfaction or waiver, on or prior to the effective time of the Acquisition, of the following conditions:

(i)	approval of the transaction, the issuance of shares to RPC and the other General Meeting resolutions by the Celsus shareholders in general meeting;
(ii)	the approval by NASDAQ of the listing application to list the Celsus ADSs representing the shares to be issued to RPC pursuant to the Acquisition Agreement;
(iii)	there being no general suspension of trading on the New York Stock Exchange, the NASDAQ Stock Market or any other general bank moratorium;
(iv)	the board of RPC being satisfied that Celsus can be financed at levels and on terms satisfactory to RPC;
(v)	neither Celsus nor RPC having accepted a Third Party Offer (as defined in the Acquisition Agreement); and
(vi)	the Celsus ADSs remaining listed on NASDAQ.

Representations and Warranties

The Acquisition Agreement contains customary representations and warranties of the parties. RPC will warrant to the following matters:

•	the standing and capacity of RPC;
•	the share capital of Volution including options and subscription rights;
•	Volution’s interests in other corporate entities;
•	Volution’s constitutional and corporate documents;
•	Volution’s solvency;
•	the information disclosed in this document which relates to or was provided by Volution and/or RPC;
•	Volution’s financial statements and accounting records;

•	the conduct of Volution’s business since its last accounts date;
•	Volution’s funding and outstanding liabilities;
•	Volution’s assets and debtors;
•	Volution’s real property interests;
•	Insurance matters;
•	Volution’s intellectual property, data protection and confidential information;
•	key contracts entered into by Volution;
•	Volution’s employees and consultants;
•	legal and regulatory compliance by Volution;
•	outstanding litigation;
•	taxation matters; and
•	certain other non-material matters.

Celsus will warrant to the following matters:

•	the standing and capacity of Celsus;
•	the share capital of Celsus including options and subscription rights;
•	Celsus’ interests in other corporate entities;
•	Celsus’ constitutional and corporate documents;
•	Celsus’ solvency;
•	the accuracy and completeness of Celsus’ SEC filings;
•	Celsus’ financial statements and accounting records;
•	the conduct of Celsus’ business since its last accounts date;
•	Celsus’ funding and outstanding liabilities;
•	Celsus’ assets and debtors;
•	Celsus’ real property interests;
•	Insurance matters;
•	key contracts entered into by Celsus;
•	Celsus’ employees and consultants;
•	legal and regulatory compliance by Celsus;
•	outstanding litigation;
•	taxation matters; and
•	certain other non-material matters.

The warranties of RPC and Celsus set forth in the Acquisition Agreement will survive the closing of the Acquisition and expire six (6) months after the closing date of the Acquisition.

No Solicitation

Each of Celsus and RPC agree to certain restrictions on the possible solicitation of alternative offers for Celsus or Volution. Each of Celsus and RPC agrees not to:

•	solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal (as defined in the Acquisition Agreement) or take any action that would reasonably be expected to lead to an acquisition proposal;
•	furnish any nonpublic information to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal;
•	engage in discussions or negotiations with any person with respect to any Acquisition Proposal;
•	approve, endorse or recommend any Acquisition Proposal; or
•	enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction.

However, each of Celsus and RPC may:

•	furnish information to, or entering into discussions with, any person in response to an Acquisition Proposal that, after consultation with a financial advisor and outside legal counsel, the board determines in good faith is, or would reasonably be expected to result in, a Third Party Offer (as defined in the Acquisition Agreement); and
•	take any action which the board concludes in good faith, after having taken into account the advice of its outside legal counsel, that is required in order for the board to comply with its fiduciary duties to its shareholders.

Meeting of Celsus Shareholders

Pursuant to the Acquisition Agreement, Celsus will take all action necessary under applicable legal requirements to call, give notice of and hold a meeting of the holders of Celsus Ordinary Shares to vote on (i) the issuance of Celsus Ordinary Shares in the Acquisition, (ii) the change of the Company’s name to Akari Therapeutics, Plc and (iii) the election of Ray Prudo and Clive Richardson as Class C and Class B Directors of the Company, respectively. The General Meeting will be held as promptly as practicable following the date on which this Proxy Statement is cleared by the SEC. Celsus will ensure that all proxies solicited in connection with the General Meeting are solicited in compliance with all applicable legal requirements.

As RPC is Volution’s sole shareholder, no vote of Volution shareholders is necessary to approve the Acquisition.

Covenants; Conduct of Business Pending the Acquisition

During the period from the date of the Acquisition Agreement and continuing until the earlier of the termination of the Acquisition Agreement or the effective time of the Acquisition, each of Celsus and RPC agree, except to the extent that the other shall otherwise consent in writing, Celsus and Volution shall each carry on their respective businesses in the ordinary course, consistent with past practice whilst maintaining its documents and records, preserving the value of its assets, goodwill and current business relationships, maintaining its trading and financial position and in accordance with applicable laws.

During the period from the date of the Acquisition Agreement and continuing until the earlier of the termination of the Acquisition Agreement or the effective time, Volution shall not without the prior written consent of Celsus and Celsus shall not without the prior written consent of RPC:

•	change its issued share capital in any way (including the creation of new shares, the redemption or repurchase of shares or any reduction of capital) or any rights attached to any of its shares;
•	change any existing or grant any new option or right to subscribe for any shares or other securities convertible into shares;
•	declare, pay or make any dividend or other distribution or capitalize any reserves;
•	change its constitutional or governing documents;
•	pass any resolution of its shareholders or any class of its shareholders;
•	change its auditors, the date to which its annual accounts are prepared or its accounting policies, principles, estimation techniques, measurement bases, practices or procedures;

•	enter into any kind of insolvency process or any arrangement with its creditors generally;
•	undertake any merger, demerger or any other kind of business combination or reorganization;
•	acquire or dispose of:
º	any shares or any other interest in any company, business or partnership;
º	any real estate or interest in real estate;
º	any material IP; or
º	any other material asset;
•	grant any interest, licence, option in any material IP or Product it owns;
•	cancel, abandon, or fail to renew or respond to any registration of any material registered IP it owns;
•	create any Encumbrance over any of its material assets or undertaking;
•	enter into, amend or terminate any agreement or arrangement with the Seller or any Volution Shareholder or any of their respective connected persons;
•	waive any amounts owed to it by, or any rights it has against, the Seller, any Volution Shareholder or any of their respective connected persons;
•	enter into, amend or terminate any joint venture or partnership arrangement;
•	enter into, amend or terminate any material contract or arrangement, including any contract or arrangement that:
º	involves expenditure or liabilities in excess of US$2,000,000;
º	relates to the Company’s IP or any Product;
•	incur any capital expenditure which, when aggregated with all capital expenditure incurred by it and all other Volution Group Companies since the date of this agreement, exceeds US$2,000,000;
•	incur any borrowings (except borrowings in the ordinary course of business not exceeding US$100,000 under facilities available to it at the date of this agreement (as set out in the Volution Disclosure Letter));
•	make any loan;
•	give any guarantee or indemnity in relation to the obligations or liabilities of any other person;
•	cancel or fail to renew any of its insurance policies or do or omit to do anything which would make any such policy void or voidable;
•	commence or settle any dispute or legal or arbitral proceedings involving an amount in excess of US$100,000 (except when required by insurers or for routine debt collection in the ordinary course of business), or waive any right in relation to any such dispute or proceedings;
•	engage, or (except for serious misconduct) dismiss or give notice of dismissal to, any employee whose basic salary is in excess of US$200,000 per annum;
•	make any material changes to the terms and conditions of employment (including remuneration and benefits) of any of its officers or employees;
•	make any disclosure to, agreement with or filings with any Authority.

Termination

The Acquisition Agreement may be terminated and the Acquisition abandoned at any time prior to the effective time of the Acquisition only:

•	if the conditions are not satisfied by the date which is four months from the date of the Acquisition Agreement (or such later date agreed between Celsus and RPC);
•	by one party if there has been a material breach of the warranties given by the other at signing;
•	by one party if an event occurs in relation to the other party which would have been a material breach of warranty by the other party had its warranties been repeated at all times up to the effective time of the Acquisition; and
•	by one party if there is a material breach of the conduct provisions applicable between signing and the effective time of the Acquisition Agreement by the other party.

Termination Fee

Upon termination of the Acquisition Agreement for Celsus’ failure to obtain the required approval of its shareholders, Celsus is obliged to pay RPC’s reasonably incurred costs and expenses. If the Celsus board removes its recommendation of the transaction in the absence of a termination right for Celsus, Celsus is obligated to pay RPC a termination fee of $6,000,000. If the Acquisition Agreement is terminated because one party accepts a Third Party Offer, such party is obliged to pay a termination fee of US$6,000,000 to the other party. If RPC terminates the Acquisition Agreement because its board is not satisfied that Celsus can be financed at levels and on terms satisfactory to RPC and RPC accepts a Third Party Offer within 6 months of such termination, RPC is obliged to pay a termination fee of US$6,000,000 to Celsus.

Amendment

The Acquisition Agreement may be amended by the parties at any time by action taken by or on behalf of their respective boards of directors at any time prior to the effective time of the Acquisition.

Governing Law

The Acquisition Agreement is governed by English law and each of Celsus and RPC agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute arising from the Acquisition Agreement or related documents.

AGREEMENTS RELATED TO THE ACQUISITION

Lock-up Agreement

As a condition to the closing of the Acquisition, RPC, Volution’s sole shareholder will enter into a lock-up agreement, pursuant to which such RPC will agree not to sell or transfer, or engage in swap or similar transactions with respect to, Celsus Ordinary Shares, including, as applicable, shares received in the Acquisition and issuable upon exercise of certain warrants and options from the completion of the Acquisition until 180 days from the completion of the Acquisition.

Relationship Agreement

The Relationship Agreement is made between Celsus and RPC and provides, subject to closing of the Acquisition, the right for RPC to appoint the following number of directors to the Celsus board in relation to the percentage of Celsus Ordinary Shares held in aggregate by members of the RPC Group from time to time:

•	two class A Directors if members of the RPC group hold 25% or more of the Celsus Ordinary Shares;
•	one class A Director if members of the RPC group hold 10% or more but less than 25% of the Celsus Ordinary Shares; and
•	no Directors if members of the RPC group hold less than 10% of the Celsus Ordinary Shares,

and where such right to appoint a director falls away, RPC is obliged to procure the resignation of the relevant director as soon as practicably possible thereafter at no cost to Celsus. Unless otherwise agreed by the Celsus board of directors, the Directors appointed by RPC shall be Class A Directors.

Subject to such designated Directors meeting NASDAQ and SEC requirements to sit on such committees, each of the audit committee, nomination committee and the compensation committee of Celsus shall comprise at least one Director designated to serve on such committee by RPC.

Appointments by RPC are subject to NASDAQ and SEC requirements from time to time.

Working Capital Agreement

The working capital agreement will provide for certain of the shareholders of RPC to provide funding for Volution’s working capital up to closing of the Acquisition. The key terms of the working capital advances will be as follows:

•	the lenders will fund working capital of up to $4,000,000 in the aggregate;
•	interest on sums advanced will accrue at 3% per annum on the amounts outstanding from time to time;
•	the advance is expected to be repayable to the lenders shortly after completion of the Acquisition. Accordingly, it is expected that when the loan is repaid, Volution will be a wholly owned subsidiary of Celsus and the repayment funded by the combined companies.

The working capital advance also contains customary default provisions, information and conduct covenants.

MATTERS BEING SUBMITTED TO A VOTE OF CELSUS SHAREHOLDERS

Celsus Proposal No. 1: Approval of the Issuance of Ordinary Shares in the Acquisition

At the General Meeting, Celsus shareholders will be asked to approve the issuance of Celsus Ordinary Shares in the Acquisition. Immediately following the Acquisition, RPC, the sole and former Volution shareholder, will own 91.68% of the fully-diluted Celsus Ordinary Shares, with the Celsus securityholders as of immediately prior to the Acquisition holding 8.32% of the fully-diluted Celsus Ordinary Shares.

The terms of, reasons for and other aspects of the Acquisition Agreement, the Acquisition and the issuance of Celsus Ordinary Shares in the Acquisition are described in detail in the other sections in this proxy statement.

Required Vote

This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution.

THE CELSUS BOARD OF DIRECTORS RECOMMENDS THAT THE CELSUS SHAREHOLDERS VOTE “FOR” CELSUS PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF CELSUS ORDINARY SHARES IN THE ACQUISITION.

Celsus Proposal No. 2: Approval of Name Change

At the General Meeting, holders of Celsus Ordinary Shares will be asked to approve the change of the Company’s name from “Celsus Therapeutics Plc” to “Akari Therapeutics, Plc”. The primary reason for the corporate name change is that management believes this will allow for brand recognition of Volution’s product candidates and product candidate pipeline following the consummation of the Acquisition. Celsus management believes that the current name will no longer accurately reflect the business of Celsus and the mission of Celsus subsequent to the consummation of the Acquisition.

Required Vote

This proposal will be approved if (i) on a show of hands, three quarters of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, three quarters of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution.

THE CELSUS BOARD OF DIRECTORS RECOMMENDS THAT CELSUS SHAREHOLDERS VOTE “FOR” CELSUS PROPOSAL NO. 2 TO APPROVE THE NAME CHANGE.

Celsus Proposal Nos. 3 and 4: Election of Directors

Under the Company’s Articles of Association, there are three classes of Board members (Class A, Class B and Class C) with each class having a specific office term.

In connection with the Annual General Meeting that is anticipated to occur on July 15, 2015, Dr. Roshwalb, Dr. Sidransky and Dr. Lau will retire from their current Class positions as directors and will be nominated for re-election by the Board of Directors (in the case of Dr. Roshwalb as a Class B Director, in the case of Dr. Sidransky as a Class A Director and in the case of Dr. Lau as a Class A Director) and Mr. Shaw and Mr. Cohen will be nominated for re-election by the Board of Directors as Class A and Class C Directors, respectively. Amos Eiran, currently a Class B director and Robert F. Doman, currently a Class A director, have not been nominated for re-election. The directors elected at the Annual General Meeting will hold office until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal, or other cause in accordance with the Articles.

As described below, the Board, upon the recommendation of the Nominating and Governance Committee, has nominated each of Ray Prudo and Clive Richardson, for election at the General Meeting. Mr. Prudo has been nominated for election as a Class C Director, which has a term of three years and Mr. Richardson has been nominated for election as a Class B Director, which has a term of two years. Each of the nominees has indicated his willingness to serve if elected. Should any of the nominees become unavailable for election at the General Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board.

Nomination of Directors

The Nominating and Corporate Governance Committee, which acts as the Company’s nominating committee, reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Nominating and Corporate Governance Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. In addition to these qualifications, the Nominating and Corporate Governance Committee recommends that the Board select persons for nomination to help ensure that (i) a majority of the Board shall be independent (in accordance with NASDAQ rules); (ii) each of the Company’s Audit, Compensation and Nominating and Corporate Governance Committees shall be comprised of independent directors; and (iii) at least one member of the Audit Committee shall qualify as an audit committee financial expert (as defined by SEC rules). In addition, the Nominating and Corporate Governance Committee considers whether the nominee has direct experience in the pharmaceutical, biotechnology or healthcare industries.

After reviewing the qualifications of potential Board candidates, the Nominating and Corporate Governance Committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the Nominating and Corporate Governance Committee, each of Ray Prudo and Clive Richardson have been nominated for election as directors.

The Nominating and Corporate Governance Committee considers shareholder nominees using the same criteria set forth above. Shareholders who wish to present a potential nominee to the Nominating and Corporate Governance Committee for consideration for election at a future annual general meeting of shareholders must provide the Nominating and Corporate Governance Committee with notice of the nomination and certain information regarding the candidate within the time periods set forth below under the caption “Shareholder Proposals.”

Nominees

The following table sets forth the following information for these nominees, including: (i) their respective ages and (ii) Director class:

Name	Age	Director Class and Position
Director Nominees
Ray Prudo (2015)	70	Class C Director — Executive Chairman of the Board
Clive Richardson (2015)	50	Class B Director

Directors Nominated for Election

The following persons have been nominated by the Board to be elected as directors at the 2015 Annual General Meeting.

Ray Prudo, M.D., has been an active investor and developer of healthcare companies for 25 years. Dr. Prudo has been Founder, Chairman, and Chief Executive Officer of Volution and its predecessor company, Varleigh Immuno Pharmaceuticals, since inception in 2007. He is currently a board member of several UK healthcare companies. Dr. Prudo holds an MBBS from the University of London, and an FRCP(C) from the Royal College of Physicians and Surgeons of Canada.

Clive Richardson, is currently Head of Operations for Volution, a position he has held since January 2014 as a consultant. Prior his current position, Mr. Richardson served as consultant to Varleigh Immuno Pharmaceuticals since inception in 2007. Prior to working for Volution and Varleigh, Mr. Richardson served as a member of the board of directors for a range of international healthcare companies, including CIS Healthcare Ltd. and Clinisys Ltd. Mr. Richardson was formerly Head of Equities Research for Investec Bank, and worked as a strategy consultant for L.E.K. Consulting. Mr Richardson holds an M.A. in Zoology from Trinity College, Oxford University.

Director Independence

Under Rules 5605 and 5615 of the NASDAQ Marketplace Rules, a majority of a listed company’s board of directors must be comprised of independent directors within one year of listing. In addition, NASDAQ Marketplace Rules require that, subject to specified exceptions, including certain phase-in rules, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2) of the NASDAQ Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our Board of Directors has determined that Messrs. Shaw, Dr. Lau and Dr. Sidransky are independent under the applicable rules and regulations of the NASDAQ Stock Market. Our Board of Directors also determined that Dr. David Sidransky, Mr. Doman and Mr. Eiran (Mr. Doman and Mr. Eiran to be replaced by Dr. Lau following the Annual General Meeting) who comprise our Compensation Committee; and Dr. Sidransky and Dr. Lau, who comprise our Nominating and Governance Committee, all satisfy the independence standards for such committees established by the SEC and the NASDAQ Marketplace Rules, as applicable. Our Audit Committee currently consists of three members appointed by the board of directors: Mr. Shaw, Dr. Lau and Mr. Eiran (to be replaced by Dr. Sidransky following the Annual General Meeting), all of whom are independent within the meaning of SEC corporate governance rules of independence for purposes of the Audit Committee. In making such determinations, our Board of Directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances the Board of Directors deemed relevant in determining their independence. As of the date of the Annual General Meeting, Mr. Cohen will no longer have the title “Executive Chairman” but will remain as Chairman of the Board of Directors. Because Mr. Cohen is not, and never has been an employee of the Company, and based on his background, employment and affiliations, the Board of Directors has determined that he will qualify as an independent director under NASDAQ Marketplace Rules. Following the Annual General Meeting, Mr. Cohen will be appointed as a member of the Nominating and Governance Committee and a member of the Compensation Committee.

Code of Ethics

We have adopted a code of ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officer. The text of the code of conduct is posted in the “Investor Relations” section of our website at www.celsustx.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of the NASDAQ stock market.

Limitations on Liability and Indemnification Matters

To the extent permitted by the Companies Act 2006, we shall indemnify our directors against any liability. We maintain directors and officers insurance to insure such persons against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Board of Directors and Committees

Our Articles of Association, as amended, provide that our business is to be managed by the board of directors (subject to any directions made by the members of the Company by special shareholder resolution). Our board of directors is divided into three classes for purposes of election (Class A Directors, who serve a one year term before being subject to re-election at the Company’s annual general meeting; Class B Directors, who serve a two year term before being subject to re-election at the annual general meeting; and Class C Directors who serve a three year term before being subject to re-election at the annual general meeting, provided also that in any two year period, a majority of the board must stand for re-election). Our board of directors currently consists of five members, classified into the three classes as set out in the table below. Mark Cohen serves as Chairman of our board of directors.

Name	Age	Director Class and Position
Allan Lee Shaw (2013)	51	Class A Director — Audit Committee (Chairman)
David Sidransky, M.D. (2007)	54	Class C Director — Compensation Committee (Chairman); Nominating and Corporate Governance Committee and Research and Development Committee
Johnson Lau, M.B., B.S., M.D., F.R.C.P. (2007)	54	Class B Director — Nominating and Corporate Governance Committee (Chairman) and Audit Committee
Gur Roshwalb, M.D. (2014)	46	Class A Director — Chief Executive Officer and Research and Development Committee
Mark S. Cohen (2004)	48	Class C Director — Chairman of the Board

Committees of the Board of Directors and Meetings

The following table sets forth the number of meetings held during calendar year 2014 by the board of directors and by each committee there. Each of the directors, who were serving on our board of directors during 2014, attended at least 75% of the total number of meetings of the board of directors and of the committees of which he was a member during the time each such individual was a member of the board of directors.

Number of Meetings Held
Board of Directors	8
Audit Committee	3
Compensation Committee	4
Nominating and Corporate Governance Committee	1

The Committees of our Board of Directors consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

Our Audit Committee currently consists of three members, appointed by the board of directors: Allan Shaw, Johnson Yiu Nam Lau, M.D. and Amos Eiran (to be replaced by Dr. Sidransky following the Annual General Meeting), all of whom are independent within the meaning of SEC corporate governance rules of independence for purposes of the Audit Committee. Mr. Shaw is the chairman of our Audit Committee. Our board of directors has determined that Mr. Allan Shaw is the audit committee financial expert.

Compensation Committee

Our Compensation Committee currently consists of three members, appointed by the board of directors: David Sidransky, M.D., Robert F. Doman and Amos Eiran (Mr. Doman and Mr. Eiran to be replaced by Dr. Lau following the Annual General Meeting) all of whom are independent within the meaning of SEC corporate governance rules of independence for purposes of the Compensation Committee. Dr. Sidransky is the chairman of our Compensation Committee. Following the Annual General Meeting, Mark Cohen will become a member of the Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of three members, appointed by our board of directors: Robert F. Doman, David Sidransky, M.D. and Johnson Yiu Nam Lau, M.D. Messrs. Sidransky, Doman and Lau are independent within the meaning of SEC corporate governance rules of independence for purposes of the Nominating and Corporate Governance Committee. Dr. Lau is the chairman of our Nominating and Corporate Governance Committee. Following the Annual General Meeting, Mark Cohen will replace Mr. Doman and will become the chairman of such committee.

None of our directors have any service contracts with Celsus or any of our subsidiaries that provide for benefits upon termination of employment.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Compensation Committee was a current or former officer or employee of Celsus. None of our executive officers served as a member of the Compensation Committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Compensation Committee. Moreover, none of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Board.

Director Compensation

Our director compensation program is administered by our board of directors with the assistance of the compensation committee. The compensation committee conducts an annual review of director compensation and makes recommendations to the board with respect thereto.

Based on the recommendation of our compensation committee, our board of directors adopted a non-employee director compensation policy on February 11, 2015. Under the 2015 policy, our non-employee directors will be compensated for service on our board of directors as follows in 2015:

•	an annual retainer for our directors for service on our board of directors of $25,000;
•	for the chairman and vice chairman of the board; and each of the chairpersons of the audit committee, compensation committee, nominating and governance committee and the research and development committee, an annual fee of $10,000;
•	for service on our board of directors, an annual grant of a stock option to purchase 25,000 Ordinary Shares, at an exercise price equal to the fair market value of our Ordinary Shares on the date of grant, which option shall vest in one year on the anniversary of the date of grant;
•	for each of the chairpersons of the audit committee, compensation committee, nominating and governance committee and the research and development committee, an annual grant of a stock option to purchase 20,000 Ordinary Shares, at an exercise price equal to the fair market value of our Ordinary Shares on the date of grant, which option shall vest in one year on the anniversary of the date of grant; and

•	for the chairman and vice chairman of the board, an annual grant of a stock option to purchase 40,000 Ordinary Shares, at an exercise price equal to the fair market value of our Ordinary Shares on the date of grant, which option shall vest in one year on the anniversary of the date of grant.

Each of these options shall be granted under our 2014 Equity Incentive Plan, terminate 10 years after the grant date and become fully vested immediately prior to a change of control. The policy also provides that directors may elect, in lieu of annual cash payments, to receive, in part or in full, fully-vested Ordinary Shares equal to the dollar-value of the non-cash portion of their annual compensation, calculated in accordance with FASB Accounting Standards Codification ASC 718, “Share-Based Payment” on the payment date.

All directors are eligible to receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors, and our non-employee directors are also eligible to receive reimbursement, upon approval of the board of directors or a committee thereof, for reasonable out-of-pocket expenses incurred in connection with attendance at various conferences or meetings with our management.

During 2014, our policy was the same as our 2015 policy except that the annual retainer for non-employee directors was $25,000 and the annual fee for the chairman of the board and each of the chairpersons of the audit committee, compensation committee, nominating and governance committee and the research and development committee was $10,000. The following table sets forth information regarding the total compensation awarded to, earned by or paid to each of our non-employee directors during the year ended December 31, 2014 for their service on our board of directors. Dr. Roshwalb, our chief executive officer, did not receive any additional compensation for his service as a director during 2014. The compensation that we pay to Dr. Roshwalb is discussed under “Executive Compensation” below.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Mark S. Cohen	35,000	59,211	(2)	94,211	(6)
Robert Doman	35,000	30,898	(3)	65,898
Amos Eiran	25,000	22,774	(4)	47,774
Johnson Yiu Nam Lau, M.B., B.S., M.D., F.R.C.P.	25,000	30,898	(3)	55,898
Allan Shaw	35,000	40,992	(5)	75,992
David Sidransky, M.D.	35,000	40,992	(5)	75,992

(1)	These amounts represent the aggregate grant date fair value of options granted to each director during the year ended December 31, 2014 computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in our Financial Statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(2)	Fair value of the options granted on February 5, 2014 was $0.50 per share and fair value of the options granted on July 22, 2014 was $0.41. 130,000 options remain outstanding as of December 31, 2014.
(3)	Fair value of the options granted on February 5, 2014 was $0.50 per share and fair value of the options granted on July 22, 2014 was $0.41. 70,000 options remain outstanding as of December 31, 2014.
(4)	Fair value of the options granted on February 5, 2014 was $0.50 per share and fair value of the options granted on July 22, 2014 was $0.41. 50,000 options remain outstanding as of December 31, 2014.
(5)	Fair value of the options granted on February 5, 2014 was $0.50 per share and fair value of the options granted on July 22, 2014 was $0.41. 90,000 options remain outstanding as of December 31, 2014.
(6)	Does not include payments of an aggregate of $960,409 for intellectual property legal expenses and services in 2014 made to Pearl Cohen Zedek Latzer Baratz LLP, of which Mr. Cohen is a senior partner.

Executive Compensation

Summary Compensation Table

The following table shows the compensation paid or accrued during the last two fiscal years ended December 31, 2013 and 2014 to (1) our Chief Executive Officer, (2) our Chief Financial Officer, and (3) our Chief Medical Officer, our named executive officers (“NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gur Roshwalb, M.D., Chief Executive Officer(2)	2014	350,000	—	—	60,564	—	—	—	410,564
	2013	287,493	115,500	—	173,396	—	—	—	576,389
Dov Elefant, Chief Financial Officer	2014	200,000	—	—	20,188	—	—	—	220,188
	2013	163,472	50,000	—	25,120	—	—	—	238,592
Pablo Jimenez, M.D., Chief Medical Officer(3)	2014	240,000	—	—	—	—	—	—	240,000
	2013	40,000	—	—	50,771	—	—	—	90,771

(1)	These amounts represent the aggregate grant date fair value for option awards for fiscal years 2013 and 2014, respectively, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in our Financial Statements, included in our Annual Report on Form 20-F for the year ended December 31, 2013 and our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	Dr. Roshwalb has served as our Chief Executive Officer since March 4, 2013.
(3)	Dr. Jimenez has served as our Chief Medical Officer since October 23, 2013.

Employment and Consulting Agreements

Gur Roshwalb, M.D.  On March 4, 2013, we entered into an employment agreement with Dr. Roshwalb to be our Chief Executive Officer. The employment agreement, which is governed by New York law, is terminable by either party, upon three months’ prior written notice. In addition, we are entitled to terminate Dr. Roshwalb’s employment immediately, under certain circumstances, including, among other things, upon the occurrence of a material, recurring, continuing or fundamental breach of his obligations under the employment agreement, bankruptcy, inability to perform his duties under the employment agreement or criminal conviction under certain circumstances.

The annualized salary of Dr. Roshwalb shall be $350,000, plus reimbursement of out-of-pocket expenses incurred by him in the course of his duties. The board of directors will review Dr. Roshwalb’s salary annually, although it is not obligated to increase it. In addition, he is entitled to receive an option to purchase 560,000 Ordinary Shares under our stock option plan as soon as practicable following our June 2013 Annual General Meeting. The exercise price of such option will be equal to the greater of $2.00 per Ordinary Share or the fair market value (as such term in defined by the option plan) of an Ordinary Share on the effective date of the grant. On each anniversary of the effective grant date, 25% of the shares subject to the option shall vest, subject to Dr. Roshwalb’s continued employment on each such vesting date and full vesting upon a change of control. Upon our closing of a financing of issued securities of no less than $15,000,000, Dr. Roshwalb shall be granted an option to purchase 100,000 Ordinary Shares under our option plan, which shall have the same exercise price and same vesting provisions as set forth above. At the sole discretion of the Board of Directors or the Compensation Committee of the Board, following each calendar year of employment, Dr. Roshwalb shall be eligible to receive an additional cash bonus of up to thirty-three percent (33%) of his base salary, based on the attainment of certain clinical development, and/or business milestones to be established annually by the Board or the Compensation Committee. On September 24, 2013, Dr. Roshwalb was granted options to purchase up to 660,000 Ordinary Shares under the ESOP at an exercise price of $2.00, which options fully vest on September 24, 2017.

Upon termination of Dr. Roshwalb’s employment without cause, in addition to any accrued but unpaid base salary and expense reimbursement, he shall be entitled to receive an amount equal to 12 months of base salary at the highest annualized rate in effect at any time before the employment terminates payable in substantially equal installments. Dr. Roshwalb shall also be entitled to COBRA continuation coverage paid in full by us for up to a maximum of twelve (12) months following the date of termination.

The employment agreement includes a non-competition covenant that, during the term of his employment by us, Dr. Roshwalb cannot be involved, directly or indirectly, in any competing activity or any activity that may pose competition to or harm us, and for a period of six months after the termination of the agreement with us, to be involved in or provide any consultation services to any business that competes, or that is likely to compete with our business. Dr. Roshwalb also cannot engage in any activity outside the scope of his employment without our prior approval. Dr. Roshwalb is also obligated to keep confidential the confidential information of our company. In addition, the intellectual property and the technology that are developed during the provision of these services will be owned by us.

Dov Elefant.  Effective January 11, 2012, we entered into an employment agreement with Mr. Elefant, our Chief Financial Officer. The employment agreement, which is governed by English law, is terminable by either party, upon three months’ prior notice. In addition, we are entitled to terminate Mr. Elefant’s employment immediately, under certain circumstances, including, among other things, upon the occurrence of a material, recurring, continuing or fundamental breach of his obligations under the employment agreement, bankruptcy, inability to perform his duties under the employment agreement or criminal conviction under certain circumstances. The board of directors will review Mr. Elefant’s salary annually, although it is not obligated to increase it.

The annualized salary of Mr. Elefant was $150,000, plus reimbursement of out-of-pocket expenses incurred by him in the course of his duties. Effective with the closing of the September private placement, Mr. Elefant annualized salary increased to $200,000. Under the terms of his employment agreement, on June 20, 2012, the Board granted Mr. Elefant options to purchase up to 40,000 Ordinary Shares under the ESOP at an exercise price of $1.56 per share, which options fully vested on January 11, 2013. On September 24, 2013, Mr. Elefant was granted options to purchase up to 100,000 Ordinary Shares under the ESOP at an exercise price of $2.00, which options fully vest on July 1, 2014.

The employment agreement includes a non-competition covenant that, during the term of his employment by us, Mr. Elefant cannot be involved, directly or indirectly, in any competing activity or any activity that may pose competition to or harm us, and for a period of six months after the termination of the agreement with us, to be involved in or provide any consultation services to any business that competes, or that is likely to compete with our business. Mr. Elefant also cannot engage in any activity outside the scope of his employment without our prior approval. Mr. Elefant is also obligated to keep confidential the confidential information of our Company. In addition, the intellectual property and the technology that are developed during the provision of these services will be owned by us.

Pablo Jimenez, M.D.  Pursuant to the terms of his employment agreement, effective October 23, 2013, Dr. Pablo Jimenez, our former Chief Medical Officer, received an annual salary of $240,000 (or $20,000 per month), and was eligible to receive an additional cash bonus of up to twenty-five percent (25%) of his base salary. In connection with his resignation we entered into a Separation Agreement with Dr. Jimenez on April 30, 2015. Pursuant to the Separation Agreement, in consideration for a general release of claims from the Company, we have agreed to provide Dr. Jimenez with a severance payment equal to the equivalent of three months of current base wages, less standard payroll deductions and withholdings to be paid over the course of three months from the effective date.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Gur Roshwalb, M.D.	140,000		420,000	(1)	—		2.00	9/24/2023
	25,000		75,000	(2)	—		2.00	9/24/2023
	120,000	(3)	—		—		0.75	2/5/2024
Dov Elefant	40,000		—		—		1.56	1/11/2022
	100,000		—	(2)	—		2.00	7/1/2023
	40,000	(3)	—		—		0.75	2/5/2024
Pablo Jimenez, M.D.(4)	32,500		97,500	(6)	—		0.57	11/1/2023
	—		—		70,000	(7)	0.57	11/1/2023

(1)	These options were granted on September 23, 2013, and are exercisable over a four-year period with one-fourth of the options granted vesting on September 23 each year through 2017.
(2)	These options were granted on September 23, 2013, and are fully exercisable on July 1, 2014.
(3)	These options were granted on February 2, 2014, and are fully exercisable on May 31, 2014.
(4)	All of Mr. Jimenez’s options have been cancelled in connection with his separation from the Company.
(5)	These options were granted on November 1, 2013, and are exercisable over a four-year period with one-fourth of the options granted vesting on November 1 each year through 2017.
(6)	These options were granted on November 1, 2013, and will vest upon attainment of certain clinical development milestones.

Section 16(a) Beneficial Ownership Reporting Compliance

Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis. An Annual Statement of Beneficial Ownership on Form 5 is not required to be filed if there are no previously unreported transactions or holdings to report.

Certain Relationships and Related-Party Transactions

Pursuant to our audit committee charter, the audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us have or will have a direct or indirect material interest.

The following discloses, since January 1, 2011, certain related party transactions involving us.

The law firm of Pearl Cohen Zedek Latzer Baratz LLP, or PCZL, represents us in intellectual property and commercial matters. Mark Cohen, the Chairman of our board of directors, is a senior partner in PCZL. PCZL charges us for services it renders on an hourly basis and expenses incurred. For the years ended December 31, 2014 and 2013 and 2012, we received invoices from PCZL for services rendered and expenses incurred for approximately $749,000, $555,000 and $365,000, respectively, and made payments to PCZL of approximately $960,409, $944,070 and $148,307, respectively. In 2012, we agreed with PCZL to satisfy $309,000 of the then outstanding balance owed to PCZL by our issuance on February 12, 2012, of a warrant to purchase up to 309,492 our Ordinary Shares at an exercise price of $2.00 per share, such warrant to expire on February 12, 2017, or the PCZL Warrant. We intend to continue using the legal services of PCZL in the future.

On January 18, 2005, Prof. Yedgar granted Mark Cohen a call option to purchase up to 50,700 Ordinary Shares at a purchase price of $0.016 per share and (ii) on March 12, 2007, Prof. Yedgar granted Mark Cohen a call option to purchase up to 152,000 Ordinary Shares at £0.01 per share, as amended on March 1, 2011. On January 8, 2015, Mr. Cohen exercised these options.

In March 2012, the members of the board of directors unconditionally waived any director’s cash compensation for their service from March 2012 until the Company will raise an aggregate financing of at least $15,000,000 in private placement issuances.

From January 2012 through September 2013, we sold an aggregate of 280,025 Ordinary Shares to Mark Cohen, our Executive Chairman, at a price of $2.00 per share, for total gross proceeds of $560,050. In connection with such purchases, Mr. Cohen also received warrants to purchase an aggregate of 182,450 Ordinary Shares, at an exercise price of $2.00 per share.

On April 30, 2013, we sold an aggregate of 25,000 Ordinary Shares to Gur Roshwalb, our Chief Executive Officer, at a price of $2.00 per share, for total gross proceeds of $50,000. In connection with such purchase, Dr. Roshwalb also received warrants to purchase an aggregate of 12,500 Ordinary Shares, at an exercise price of $2.00 per share. In addition, on September 24, 2013, we sold an aggregate of 87,719 Ordinary Shares for a purchase price of $50,000 and also on September 24, 2013, in connection with the most favored nation terms, Dr. Roshwalb exchanged his warrants for an additional 62,719 Ordinary Shares.

Required Vote

Each director nominated for election will be elected if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of all the nominees named in this Proxy Statement.

THE CELSUS BOARD OF DIRECTORS RECOMMENDS THAT THE CELSUS SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IDENTIFIED ABOVE.

Celsus Proposal No. 5: Approval of Amendment to the Company’s 2014 Equity Incentive Plan Provided that the Acquisition is Completed

General

On June 25, 2015 our Board of Directors approved an amendment to our 2014 Equity Incentive Plan (the “Plan”), effective upon approval by our shareholders at the General Meeting, to increase the number of shares authorized for issuance of awards under the Plan by 135,277,420 shares to an aggregate of 141,142,420 shares provided that the Acquisition is completed. The Plan will continue to allow additional shares to be issued under the Plan if options outstanding under our 2007 Stock Option Plan (the “2007 Plan”) are cancelled or expire in the future. Our Plan was approved by our Board of Directors and shareholders in 2014. As of June 30, 2015, a total of 5,865,0000 shares plus such additional shares as are represented by options previously granted under our 2007 Plan are reserved for issuance under the Plan. As of June 30, 2015, options to purchase 2,791,690 shares are outstanding under the Plan and 3,073,310 options remain available for issuance. By its terms, the Plan may be amended by the Administrator (as defined therein), provided that any amendment which the Administrator determines requires shareholder approval is subject to receiving such shareholder approval. On June 25, 2015, our Board of Directors voted to approve an amendment to the Plan to increase the aggregate number of shares available for the grant of awards under the Plan by an additional 135,277,420 shares provided that the Acquisition is completed.

This amendment is being submitted to you for approval at the annual meeting in order to ensure (i) favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) continued eligibility to receive a federal income tax deduction for certain compensation paid under our Plan by complying with Section 162(m) of the Code. Approval by our stockholders of the Plan is also required by the listing rules of The NASDAQ Stock Market.

Generally Ordinary Shares reserved for awards under the Plan that lapse or are canceled will be added back to the share reserve available for future awards. However, Ordinary Shares tendered in payment for an award or Ordinary Shares withheld for taxes will not be available again for grant.

Our Board, the Compensation Committee and management all believe that the effective use of share-based long-term incentive compensation is vital to our ability to achieve strong performance in the future. The Plan will maintain and enhance the key policies and practices adopted by our management and Board of Directors to align employee and stockholder interests. In addition, our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. We believe that the increase in the number of shares available for issuance under our Plan is essential to permit our management to continue to provide long-term, equity-based incentives to present and future key employees, consultants and directors. Accordingly, our Board of Directors believes approval of the amendment to increase the aggregate number of shares available for issuance under the Plan is in our best interests and those of its shareholders and recommends a vote “FOR” the approval of the amendment to the Plan.

The following is a brief summary of the Plan. This summary is qualified in its entirety by reference to the text of the Plan, as amended and restated, a copy of which is attached as Annex E to this Proxy Statement.

2014 Plan

In order to retain qualified individuals, the Board previously established the 2007 Stock Option Plan. The Company currently has issued options representing 2,486,690 Ordinary Shares under the 2007 Stock Option Plan.

In acknowledgement of the Company’s status as a NASDAQ Capital Market listed company, and in order to comply with new laws put in place since 2007, on June 19, 2014, our Board of Directors approved the Plan. Our shareholders approved the Plan on June 19, 2014. The purpose of the Plan is to enable the Company to continue to attract and retain professional personnel for the purposes of executing its clinical development plan. The material terms of the Plan are set forth below.

The Plan is administered by our board of directors and grants are made pursuant thereto by the Compensation Committee. The aggregate number of Ordinary Shares that may be issued upon exercise of options under the Plan shall be the sum of: (i) 3,073,310 Ordinary Shares and (ii) any Ordinary Shares that are represented by awards granted under the Company’s 2007 Stock Option Plan that are forfeited, expire or are cancelled without delivery of Ordinary Shares or which result in the forfeiture of Ordinary Shares back to the Company on or after June 19, 2014, or the equivalent of such number of Ordinary Shares after the administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with the Plan; provided, however, that no more than 2,831,690 Ordinary Shares shall be added to the Plan pursuant to subsection (ii). Options may be granted at any time. As of June 30, 2015, options to purchase 305,000 of our Ordinary Shares were outstanding under the Plan. Unless sooner terminated, the Plan shall expire on April 30, 2024. The per share exercise price for the shares to be issued pursuant to the exercise of an option shall be such price as determined by our board of directors and set forth in the individual option agreement, subject to any guidelines as may be determined by our board of directors from time to time, provided, however, that the exercise price shall be not less than the par value of the shares underlying the option, and subject to other conditions set forth in the Plan.

Options are exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan. In general, an option, or any part thereof, may not be exercised unless the optionee is then a service provider of our company or any parent or subsidiary thereof (as each such term is defined in the Plan). Any tax consequences arising from the grant or exercise of any option from the payment for shares covered thereby, the sale or disposition of such shares and any other expenses are the responsibility of the optionee unless otherwise required by applicable law.

Federal Income Tax Considerations

The material federal income tax consequences of the issuance and exercise of options and other awards under the Plan, based on the current provisions of the Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.

Incentive Stock Options:
Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to us at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (referred to as the “ISO holding period”). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income” of the optionee. Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and we will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.
Non-Qualified Options:
Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options.

A non-qualified option ordinarily will not result in income to the optionee or deduction to us at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to us in an amount equal to the optionee’s compensation income.
An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.
Stock Grants:
With respect to stock grants under our Plan that result in the issuance of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of shares received. Thus, deferral of the time of issuance will generally result in the deferral of the time the grantee will be liable for income taxes with respect to such issuance. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.
With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.
Stock Units:
The grantee recognizes no income until the issuance of the shares. At that time, the grantee must generally recognize ordinary income equal to the fair market value of the shares received. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

On July 13, 2015 the closing market price per share of our ADSs was $0.65, as reported by The NASDAQ Stock Market.

Required Vote

This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution.

THE CELSUS BOARD OF DIRECTORS RECOMMENDS THAT THE CELSUS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE CELSUS 2014 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR THE GRANT OF AWARDS PROVIDED THAT THE ACQUISITION IS COMPLETED.

Celsus Proposal No. 6: Approval of Increase in Cap on Aggregate Director Fees

At the General Meeting, holders of Celsus Ordinary Shares will be asked to approve an increase in the cap on aggregate director fees (excluding executive Director remuneration) in article 27.1 of the Celsus’ Articles of Association at US$500,000 per annum, such sum to be automatically increased at the end of each fiscal year of Celsus by the same percentage increase as the increase in the U.S. consumer Prices Index as published by the U.S. Bureau of Labor Statistics over that fiscal year. The increase in the cap on aggregate director fees is necessary so that the Compensation Committee has sufficient flexibility to pay fees and remuneration to Directors commensurate with their roles and responsibilities.

Required Vote

If a quorum is present, this proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution.

THE CELSUS BOARD OF DIRECTORS RECOMMENDS THAT THE CELSUS SHAREHOLDERS VOTE “FOR” CELSUS PROPOSAL NO. 6 TO INCREASE THE CAP ON AGGREGATE DIRECTOR FEES IN ARTICLE 27.1 OF THE ARTICLES OF ASSOCIATION.

We know of no other matters to be submitted to a vote of shareholders at the General Meeting. If any other matter is properly brought before the General Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any shareholder to nominate a candidate at a given general meeting, he or she must provide timely written notice to our corporate secretary pursuant to the terms of our Articles of Association, as described below.

CELSUS’S BUSINESS

Overview

Celsus is a biopharmaceutical company that was dedicated to the discovery and development of novel, first-in-class, non-steroidal, synthetic anti-inflammatory drugs. In February 2015, we announced that the Phase II Trial of MRX-6 Cream 2% in pediatric atopic dermatitis did not reach the primary endpoint and did not demonstrate any improvement over the vehicle (placebo) cream. Prior to this announcement, we were conducting a double-blind, parallel-group, vehicle-controlled clinical trial to evaluate the safety and efficacy of MRX-6 cream 2% in a pediatric population with mild to moderate atopic dermatitis. Since February 2015, we have been exploring potential business opportunities. Following the announcement, after considering our various alternatives, we decided to suspend development of the MRX-6 cream dermatology program and on April 6, 2015 we sent a letter to the FDA to close our IND for the MRX-6 cream 2%. Our senior management considered potential strategic opportunities available to us, including repeat testing of MRX-6 in a dermatology indication or other non-dermatologic indication, advancing our pre-clinical candidates through animal models, the acquisition of new program assets and/or the sale of the company, or the liquidation of our company and distribution of assets to our shareholders. Because of the magnitude of the resources required to redesign and/or develop our current product candidates, both clinical and pre-clinical, our management concluded that the process to redesign and/or develop the assets and the early-stage of the other product candidates would likely not enable us to obtain the amount of funding required to meaningfully develop such assets in the near-term. We believe that our status as an SEC reporting company, our strong and experienced management and our continued NASDAQ listing, combined with our existing cash resources, could likely attract high-quality merger partners who may possess new, later or same-stage clinical assets that, if developed, could provide greater potential value to our shareholders in the future.

Employees

As of July 10, 2015, the latest practicable date prior to the filing of this proxy statement, Celsus had three employees across all operational sites. No Celsus employees are represented by a labor union or subject to a collective bargaining agreement. Celsus has not experienced any work stoppages and considers its relations with its employees to be satisfactory.

Intellectual Property and Certain Agreements

For a description of our intellectual property and certain license and technology agreements, please refer to the sections entitled “Intellectual Property” and “Material Licenses” included in the description of Celsus’s business in Item 1 of the Celsus 10-K, which sections are incorporated by reference herein.

Facilities and Corporate Information

For a description of our facilities and corporate information, please refer to the sections entitled “Organizational Structure” and “Corporate History” included in the description of Celsus’s business in Item 1 of the Celsus 10-K and “Facilities” included in Item 2 of the Celsus 10-K, which sections are incorporated by reference herein.

Independent Registered Public Accounting Firm

Celsus’s Audit Committee has selected Kost, Forer Gabbay & Kasierer, a member of Ernst & Young Global, to serve as Celsus’s independent registered public accounting firm for the fiscal year ending December 31, 2015 and Kost, Forer Gabbay & Kasierer served as Celsus’s independent registered public accounting firm for the fiscal year ended December 31, 2014.

VOLUTION’S BUSINESS

Overview

Volution is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics to treat rare and orphan autoimmune and inflammatory diseases. Volution’s lead drug, Coversin, a second-generation and potentially best-in-class complement inhibitor, acts on complement component-C5, preventing release of C5a and formation of C5b – 9 (also known as the membrane attack complex or MAC). Coversin is a recombinant small protein (16,740 Da) derived from a native protein discovered in the saliva of the Ornithodoros moubata tick, where it modulates the host immune system to allow the parasite to feed without alerting the host to its presence or provoking an immune response.

C5 inhibition is a new form of treatment that was commercially pioneered by Alexion Pharmaceuticals in 2007 (Nasdaq: ALXN) with FDA approval of their drug Soliris® (eculizumab) to treat PNH. Soliris® is currently the only drug approved to treat two complement-related orphan indications, PNH and aHUS, and has annual sales of $2.2 billion. Eculizumab is a humanized monoclonal antibody, administered by twice monthly intravenous infusion (IV).

To date, Volution has demonstrated: (i) 100% inhibition of complement C5 activity by Coversin within 12 hours in a Phase Ia clinical trial in healthy volunteers; (ii) that Coversin inhibits PNH red blood cell lysis in vitro and (iii) that Coversin can achieve full complement inhibition in the blood of eculizumab-resistant patients tested to date. Volution believes that the subcutaneous formulation of Coversin will provide considerable patient benefits, accelerating recruitment for trials, and patient uptake if Coversin is approved by regulatory authorities for commercial sale.

Scientific understanding of the role of complement C5 inhibition in the treatment of a range of rare diseases related to uncontrolled activation of the complement arm of the immune system is growing. These rare diseases include conditions such as paroxysmal nocturnal haemoglobinuria (PNH), atypical Hemolytic Uremic Syndrome (aHUS), myasthenia gravis (MG), Guillain Barré syndrome (GBS), and Sjögren’s syndrome.

The Complement System

In mammals, including humans, the immune system exists primarily to protect the body from invasion by harmful microbes and parasites. In humans, it is divided into the innate immune system, nonspecific defense mechanisms that come into play immediately or within hours of an antigen’s appearance in the body, and the adaptive immune system, which develops after birth in response to exposure to foreign antigens. The adaptive immune system mounts attacks against organisms to which the host has previously been exposed, principally through production of antibodies and T-cells. The complement system (see figure 1, below), in evolutionary terms one of the oldest parts of the immune system, is considered to bridge the divide between innate and adaptive immunity, working with the immune system to disable and clear out foreign invaders and unwanted cells. It acts by triggering one or all of three processes: inflammation, thrombosis or cell destruction by lysis. Together with white blood cells and antibodies, it marks organisms recognized as pathogenic for destruction, and then assists in this process by signalling for the appropriate white cells and mounting a direct lytic (destructive) attack on foreign cells.

Another important function of the complement system is the recognition of dead and dying host cells, marking them for removal by phagocytes. When activated, the complement system produces a cascade of proteins. C5, near the end of the complement cascade, is then split into the anaphylatoxin C5a, a powerful inflammatory substance in its own right, and into C5b, necessary for the formation of the membrane attack complex (MAC), which is responsible for much of the tissue damage in many autoimmune diseases. Although both C5a and the MAC provide useful protection against microbial infection when produced in appropriate circumstances, their unregulated release may lead to life-threatening inflammatory and autoimmune conditions. Coversin binds to the complement C5 molecule to prevent it splitting into complement C5a and C5b. The coversin molecule also has a binding site for the pro-inflammatory cytokine leukotriene B4 (LTB4). This confers additional anti-leukocyte properties and may contribute to additional efficacy in conditions in which trafficking of neutrophils and eosinophils play a role. Although not immediate targets for Volution such diseases include asthma, COPD and other respiratory inflammatory diseases.

Activation pathways
Classical
Mannose binding lectin
Alternative
C3 convertase
C3
C3b
Opsonisation
Amplification loop
C3b
Anaphylatoxins
C3a
C5a
Inflammation autoimmunity
C3 upstream of C5 in complement cascade
MAC
C5b
C6
C7
C8
C9
Lysis and cell death
Liver, Macrophages, etc.
C5 convertase
C5
LTB4 (Coversin's secondary binding site)
Both Coversin and eculizumab acton C5 to prevent formation of C5a and the MAC

Figure 1

Complement C3 and C5 are produced continuously by organs such as the liver and by cells such as macrophages to act as raw material to “prime the pump” should the complement system be called into action. Once activated, the whole complement cascade runs automatically until the potential threat is eliminated by one of the immune mechanisms. To prevent it running out of control, the complement system also includes a number of regulator, or inhibitor, proteins and it is usually when these proteins are deficient for genetic or other reasons that the complement system becomes dysregulated, and may start to directly attack the body’s own healthy organs and tissues. In other circumstances, the complement system may run out of control in response to a relatively mild infection which results in a “cytokine storm” in which an uncontrolled inflammatory reaction or thrombotic event endangers the body’s own survival. Until the relatively recent discovery and regulatory approval of clinical complement inhibitors (such as eculizumab), doctors were able to offer little effective treatment for such life-threatening events.

There are known pathological consequences of total terminal complement inhibition. These are well-understood both through study of people with a congenital genetic total C5 deficiency, and via careful follow-up of patients receiving eculizumab, some of whom have been terminally complement suppressed for more than nine years. It has been found that the most serious consequence of terminal complement inhibition is an increased tendency to meningitis caused by the Neisseria meningitidis bacterium. As a result of this discovery, all patients receiving eculizumab are carefully monitored and given either or both meningitis immunisation and prophylactic antibiotics. Volution expects that this precaution will also apply to patients treated with Coversin.

While it is possible to target other components of the complement system, like C3, it remains unclear if these targets will be safe or effective. C3, for example, plays a larger role in the complement system than C5, in that it not only leads eventually to the activation of C5, but is also involved in opsonization and removal of senescent cells as well as other immune functions. Unlike patients with inherited C5 deficiency, where the greatest risk is from Neisseria infections, which can be guarded against with a meningitis vaccine, C3 inhibition may carry a more significant risk since individuals with congenital C3 deficiencies suffer from generalised infections and other developmental abnormalities, rarely surviving beyond early childhood if untreated.

Lead Drug Candidate — Coversin

Volution’s lead drug, Coversin, a second-generation and potentially best-in-class complement inhibitor, acts on complement C5, preventing release of C5a and formation of C5b-9 (also known as the membrane attack complex or MAC). Coversin is a recombinant small protein (16,740 Da) derived from a native protein discovered in the saliva of the Ornithodoros moubata tick, where it modulates the host immune system to allow the parasite to feed without alerting the host to its presence or provoking an immune response.

To date, Volution has demonstrated: (i) 100% inhibition of complement C5 activity by Coversin within 12 hours in a Phase Ia clinical trial in healthy volunteers; (ii) that Coversin inhibits PNH red blood cell lysis in vitro and (iii) that Coversin can achieve full complement inhibition in the blood of eculizumab-resistant patients tested to date. Volution believes that the subcutaneous formulation of Coversin will provide considerable patient benefits, accelerating recruitment for trials, and patient uptake if Coversin is approved by regulatory authorities for commercial sale.

Although the precise binding site is different, Coversin acts on C5 in broadly the same way as eculizumab, inhibiting C5 activation and release of C5a and the formation of the membrane attack complex (MAC). As Coversin is active across mammalian species, Volution has been able to carry out numerous pre-clinical experiments, demonstrating activity in a broad range of complement mediated diseases.

Clinical Development Program — Past and Future

The role of complement dysregulation in inflammatory and autoimmune diseases is becoming increasingly recognized. From a handful of diseases known to be associated with disorders of the complement system thirty years ago, there are now more than 80 described in medical literature. Volution’s future development strategy for Coversin will likely be dependent on a number of factors, including commercial considerations, availability of clinical material, support from key opinion leaders for development targeting specific indications, and human and other resources. It is likely that Volution’s chief focus will be on rare and orphan diseases, including disease states spanning hematology, nephrology, transplantation, neurology and ophthalmology.

Coversin entered clinical development in 2013 when a Phase Ia clinical trial was initiated under a Clinical Trials Authorisation (CTA) issued by the Medicines and Healthcare products Regulatory Agency (MHRA), an executive agency of the Department of Health in the United Kingdom. The primary objective of this single ascending dose, first-in-man study was to explore the safety profile of Coversin. The drug was well tolerated, and no serious or dose-related adverse events were reported. The secondary objective of this Phase Ia clinical trial was to examine the effect of Coversin on complement activity at the highest, therapeutic dose. This showed that the peak onset of action was about nine hours after injection, and that the effect of a single dose persisted for more than 96 hours. The effects were consistent between all subjects and showed 100% inhibition of the complement system (see Phase Ia trial results, at right) within 12 hours. This trial suggested that Coversin is suitable for once daily subcutaneous injection. Confirmation of this and of the optimal repeat dose are expected to be obtained in a Phase Ib/II repeat dose study to be initiated in the fourth quarter of 2015.

Volution’s initial clinical targets will be PNH, GBS, aHUS, and the treatment of patients with polymorphisms of the C5 molecule which interfere with correct binding of eculizumab, making them resistant to treatment with that drug. The latter are expected to be initially treated under compassionate use and named patient protocols until sufficient safety and efficacy data have been accumulated to allow for regulatory approval.

A sequential Phase Ib/II clinical trial in healthy volunteers, and PNH patients, respectively, is currently expected to be initiated in the fourth quarter of 2015. Volution expects to begin treating PNH patients resistant to eculizumab on a compassionate basis before year-end 2015; in GBS in the first half of 2016; and in aHUS beginning later in 2016. We expect data from the Phase II trial in PNH to be available by year-end 2016, and data from the Phase II trial in GBS to be available in a similar timeframe. If Coversin achieves satisfactory results in those Phase II clinical trials, Volution expects to immediately proceed into Phase III pivotal studies in both Europe and the United States.

Throughout 2016, Volution expects to present data on eculizumab resistant compassionate use patients as they become available.

Coversin, at 17 kDa, is much smaller than typical antibodies currently used in therapeutic treatment. Coversin can be self-administered by subcutaneous injection, much like an insulin injection, which Volution believes will provide considerable benefits in terms of patient convenience. Use of fixed dose regimens and a dry powder formulation will further increase patient comfort and convenience, and patient surveys suggest that a majority of patients would prefer to self-inject daily than undergo intravenous infusions. Coversin’s small physical size allows it to be potentially used in a variety of formulations, some of which may enable therapeutic use via topical or inhaled routes of administration.

Toxicology

Volution successfully completed short-term toxicology trials of Coversin in rats and cynomolgus monkeys at doses of up to 100 times the highest expected human dose. No evidence of any harmful reaction or laboratory findings outside the generally-accepted normal range was found. These toxicology studies were used as a basis to gain regulatory authorization for Coversin’s Phase 1a clinical trial in 2014, and will also support the five day repeat-dose Phase Ib clinical trial to be initiated in 2015.

Volution is currently preparing to initiate longer term (one month) toxicology studies in mice and cynomolgus monkeys and, if these do not show any unexpected toxicity, Volution expects the UK regulatory authorities (MHRA) to require only a single animal species (mouse) sufficient for long term toxicology studies of up to six months to support eventual marketing authorization in humans.

Certain specialized forms of toxicology studies, including both carcinogenicity and reproductive toxicology studies, will also be necessary before marketing authorization. These are normally performed in mice, and Volution expects to complete these additional toxicology studies concurrently with planned Phase II and Phase III clinical trials.

Immunogenicity

Volution successfully completed a chronic (28 day) dosing experiment in mice to investigate whether daily subcutaneous administration of the expected therapeutic dose of Coversin induces an antibody response, and whether the antibodies neutralise complement inhibition by Coversin. The data from this chronic dosing experiment showed Coversin was well tolerated with no injection site allergic reactions or behavioral changes. Coversin can induce formation of low titre anti-drug IgG antibodies in mice after four weeks of daily inoculation, which is not uncommon, but these antibodies were not neutralising and had no effect on Coversin’s ability to inhibit complement.

Volution believes this data supports the development of Coversin for chronic use in humans. During the upcoming Phase Ib/II clinical trials and chronic toxicology studies, Volution plans to concurrently investigate whether any antibodies arise to Coversin, and if they do, whether these antibodies affect the drug’s activity or clearance rates and consequently drug tolerance and efficacy of the drug.

Metabolic studies

Metabolic studies, also known as ADME (administration, distribution, metabolism and excretion), are routinely undertaken in the development of any new drug. Volution has carried out a comprehensive program of such studies with Coversin in animals and as part of its Phase Ia trial and has gained a good insight into the behaviour of the molecule.

When administered intravenously, Coversin is immediately available to bind complement C5, which circulates continuously in the bloodstream. Any Coversin that remains unbound is rapidly filtered and excreted by the kidney with a circulating half-life of approximately 30 minutes. Coversin is uniformly distributed through most blood-perfused tissues of the body, but does not cross the intact blood brain barrier into the central nervous system. If given in excess, Coversin will ablate all circulating C5, as was demonstrated in Volution’s Phase Ia trial. Complete ablation results in reduction of terminal complement activity to zero until it is replenished by natural production, chiefly by the liver and macrophages. In Volution’s Phase Ia trial, 100% C5 inhibition was achieved in 12 hours, and did not return to baseline for four days.

Target Indications

Paroxysmal nocturnal haemoglobinuria

PNH is an ultra-rare, life-threatening and debilitating disease of the blood with an estimated 8,000 – 10,000 patients across North America and Europe. Due to an acquired genetic deficiency, uncontrolled complement activation in PNH patients allows their own complement system to attack and destroy blood cells, leading to life-threatening complications.

Patients with PNH suffer from chronic complement activation and destruction of some of their blood cells, known as hemolysis, caused by the C5 cleavage product C5b-9 (the membrane attack complex). This hemolysis is associated with further clinical symptoms and negative outcomes, including kidney disease, thrombosis (blood clots), liver dysfunction, fatigue, impaired quality of life, recurring pain, shortness of breath, pulmonary hypertension, intermittent episodes of dark-colored urine (hemoglobinuria), and anemia. When the destruction of red blood cells is sufficiently large, recurrent blood transfusions may be necessary.

Before the introduction of eculizumab, PNH patients, many of whom were in young adulthood, faced a life of repeated blood transfusions, thromboembolic complications and typical life expectancies of only 8 – 10 years from diagnosis. There are no animal models of the autoimmune hematological condition paroxysmal nocturnal haemoglobinuria (PNH). The advent of eculizumab, the first effective complement C5 inhibitor, transformed this bleak outlook, and most of these patients now enjoy a more normal life expectancy.

Eculizumab resistance

Coversin and eculizumab both prevent the splitting of complement C5 into its active components, but they each accomplish this effect by binding to specific and different sites on the molecule. It has recently been discovered that a small but identifiable subgroup of eculizumab-treated patients have a C5 polymorphism affecting the eculizumab binding site which prevents correct binding and makes these patients resistant to treatment — but does not appear to affect binding by Coversin in those patients tested to date. While this polymorphism has been identified in 3.5% of the Japanese population, the prevalence of this and other potential mutations that may interfere with eculizumab binding activity in non-Japanese patients remains unknown.

A currently available blood test enables some of these eculizumab-resistant patients to be identified, and Volution is in discussions with regulatory authorities to allow treatment of patients with Coversin under compassionate or named-patient protocols, as there are no alternate treatments currently available. Volution has identified several non-Japanese patients to date and has demonstrated that Coversin fully inhibits complement activity in the blood of these patients by blocking C5.

Guillain Barré syndrome

Guillain Barré syndrome is an acute immune-mediated polyneuropathy where the immune system is triggered into attacking the myelin sheath surrounding nerves, leading to progressive, fairly symmetric muscle weakness accompanied by absent or depressed deep tendon reflexes. Patients usually present a few days to a week after onset of symptoms. The weakness can vary from mild difficulty with walking to nearly complete paralysis of all extremities, facial, respiratory, and bulbar muscles.

Guillain-Barré syndrome occurs worldwide, with an overall incidence of one to two per 100,000 per year. According to the U.S. Department of Health and Human Services, Agency for Healthcare Research and Quality, there are over 6,000 patients admitted to US hospitals with a primary diagnosis of GBS every year. While all age groups are affected, the incidence increases by approximately 20 percent with every ten-year increase in age beyond the first decade of life. Patients are treated with supportive care, plasma exchange or Intravenous Immunoglobulin (IVIG).

The proportion of patients with GBS who walk independently at six months and one year after diagnosis is approximately 80 and 84 percent, respectively. At one year, full recovery of motor strength occurs in about 60 percent of patients, while severe motor problems persist in about 14 percent. Approximately five to ten percent of patients with GBS have a prolonged course with several months of ventilator dependency and very delayed and incomplete recovery. Within one year of diagnosis, approximately 4 to 5 percent of patients with GBS die despite intensive care. Of patients who become ventilator dependent, about 20 percent will die.

Causes of death include acute respiratory distress syndrome, sepsis, pulmonary emboli, and unexplained cardiac arrest. In animal models, Coversin has been shown to provide protection against such effects, both when given prophylactically before induction of MG, and when given therapeutically after induction. In an in vitro model of GBS, Coversin was shown to prevent the development of the characteristic pathological markers of disease activity, and in vivo protected mice from developing respiratory paralysis, the most serious consequence of GBS in humans.

Coversin has been successfully tested in animal models of Guillain Barré syndrome (GBS). In GBS, complement-mediated damage is provoked by the deposition of auto-antibodies, against the neuromuscular junction in the myelin sheath. This in turn triggers systemic complement activation and local tissue destruction, with often devastating neurological consequences.

Atypical Hemolytic Uremic Syndrome (aHUS)

Complement-mediated ‘atypical’ hemolytic uremic syndrome (aHUS) is a chronic and life-threatening ultra-rare genetic disease with an estimated prevalence of seven per one million individuals in which uncontrolled complement activation causes blood clots in small blood vessels throughout the body, or thrombotic microangiopathy (TMA), leading to kidney failure, stroke, heart attack and death.

The prognosis for patients with aHUS is generally poor. Approximately 70% of patients with the most common mutation experience chronic renal insufficiency, chronic dialysis, or death by one year after the first clinical symptoms. aHUS commonly recurs in patients who undergo renal transplantation for the kidney injury and kidney failure suffered due to the uncontrolled complement activity. Approximately 50% of patients with aHUS have been identified to have genetic mutations in at least one of the complement control proteins or neutralizing autoantibodies to complement regulatory factors, which can lead to uncontrolled complement activation. Eculizumab received accelerated FDA approval in 2011 based on data from both prospective and retrospective trials in a cumulative total of 67 adult and pediatric patients.

Eculizumab remains the first and only therapy approved for the treatment of pediatric and adult patients with aHUS. Alexion, the maker of eculizumab, has noted that the opportunity for eculizumab in aHUS is at least as large as PNH, with more patients in the United States receiving eculizumab for aHUS than PNH at a similar timeframe from launch since its approval in aHUS. Given that eculizumab and Coversin have the same mode of action, it is anticipated that Coversin will be effective in treating aHUS patients.

Sjogren’s-related dry eye syndrome

Sjögren’s syndrome is a chronic multisystem inflammatory autoimmune disorder characterized by a combination of dry eyes and dry mouth. According to medical literature, it is estimated that the annual incidence of Sjogren’s may range between four to as high as 43 per 100,000 people, with approximately five percent of these patients having severe dry eye. Severe dry eye is a painful and debilitating symptom that can lead to blindness. There is evidence that Coversin has activity against eye surface inflammation. Delivery by the topical ocular route, made possible by Coversin’s small molecular size, has considerable advantages both in reducing the total quantity of drug needed and, because the very small topical dose, virtually abolishes the effects of systemic complement inhibition, in reducing the risk of meningitis infection or need for prophylaxis of potential Neisseria infections.

Sjögren’s syndrome, a complement driven autoimmune disease affects multiple organs including the eye where it is responsible for a very severe form of dry eye which can be sight threatening. It is estimated that dry eye disease generally affects approximately 8% of the population, mainly women, and in 11% of these it is a co-morbidity of Sjögren’s syndrome. Thus approximately 2.5m people in the United States suffer from ocular Sjögren’s syndrome. The only approved drug for dry eye (but not Sjögren’s syndrome), cyclosporine, is of limited efficacy against ocular Sjögren’s syndrome.

Coversin’s special physical characteristics make it an attractive candidate drug for the treatment of ocular Sjögren’s syndrome which is not accessible by this route to antibodies like eculizumab or gene therapies which require systemic complement inhibition. Relative to systemic diseases such as PNH and aHUS, ocular drug development is potentially rapid and new drugs typically gain marketing approval much sooner than their systemic counterparts. Coversin has already successfully completed a 60 day topical eye toxicology study and is in a position to enter eye clinical trials in the near future.

Market Opportunity in Complement Mediated Diseases

The NIH estimates that approximately 23.5 million Americans may suffer from an autoimmune disorder, although this number may underestimate actual prevalence as it includes only 24 diseases for which good epidemiology studies were available. Researchers have identified 80 – 100 different autoimmune diseases and suspect at least 40 additional diseases of having an autoimmune basis. These diseases are chronic and can be life-threatening. Autoimmune disease is one of the top 10 leading causes of death in female children and women in all age groups up to 64 years of age. The NIH estimates annual direct health care costs for autoimmune diseases to be in the range of $100 billion. As noted earlier, the complement system works with the immune system to disable and clear out foreign invaders and unwanted cells, and as such, plays an important role in the pathology of many autoimmune diseases. The term “Complement Mediated Diseases” applies to diseases and conditions where a patient’s immune system attacks and destroys healthy body tissue by mistake, causing damage through its complement component and through mediators induced by complement activation. These diseases and conditions are often very rare, and include such diseases as PNH, aHUS, Myasthenia Gravis, GBS, transplant mediated organ rejection, glomerulopathies (kidney diseases), as well as numerous other disorders. While not all complement mediated diseases will respond to a direct C5 inhibitor, like Coversin, there is a large market opportunity as demonstrated by eculizumab with $2.2 billion in sales in 2014, with expectation of continued growth to its two approved indications of PNH and aHUS due to many other additional indications in current preclinical and clinical development.

Competition

The development and commercialization of new drugs is highly competitive. Volution will face competition with respect to all product candidates Volution may develop or commercialize in the future from pharmaceutical and biotechnology companies worldwide. The key factors affecting the success of any approved product will be its efficacy, safety profile, drug interactions, method of administration, pricing, reimbursement and level of promotional activity relative to those of competing drugs.

Volution’s potential competitors may have substantially greater financial, technical, and personnel resources than Volution. In addition, many of these competitors have significantly greater commercial infrastructures. Volution’s ability to compete successfully will depend largely on its ability to leverage its collective experience in drug discovery, development and commercialization to:

•	discover and develop medicines that are differentiated from other products in the market, including eculizumab;
•	obtain patent and/or proprietary protection for Volution’s medicines and technologies;
•	obtain required regulatory approvals;
•	obtain a commercial partner;
•	commercialize its drugs, if approved; and
•	attract and retain high-quality research, development and commercial personnel.

Coversin.  If approved, Volution would expect Coversin to compete in the market for PNH and aHUS treatment with eculizumab, which was developed by Alexion Pharmaceuticals. Eculizumab is the first and only therapy approved for PNH, is marketed by Alexion and had sales of approximately $2.2 billion in 2014. Clinicians, nurses and patient groups contacted by Volution believe that the ability to self-administer Coversin as a fixed-dose daily subcutaneous injection will be an attractive alternative therapy.

There has been a broad research effort in complement based therapy to date, with eculizumab being the first and only therapy approved that directly inhibits C5. Volution believes that Coversin is amongst the most advanced in clinical development of next generation C5 inhibitors. However, Volution is aware of certain other companies and academic institutions that are continuing their efforts to discover and develop alternate complement and/or C5 inhibitors, including Alexion, Alnylam, Swedish Orphan Biovitrum and RA Pharmaceuticals.

Volution is aware of certain other companies that are focused on developing therapies targeting other aspects of the complement system, including Appelis, Amyndus, Achillion, Omeros, Chemocentryx and True North Therapeutics.

Sales and Marketing

Because Volution is focused on discovery and development of drugs, it currently has no sales, marketing or distribution capabilities in order to commercialize Coversin or any approved drug candidates. If Volution’s product candidate Coversin is approved, Volution intends either to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize Coversin, or to outsource this function to a third party.

Manufacturing

Volution currently relies on a third-party contract manufacturer (CMO), which complies with FDA’s current good manufacturing practice requirements, for all of its clinical supplies, including active pharmaceutical ingredients, or APIs, drug substances and finished drug products for its preclinical research and clinical trials, including the Phase I/II trials for Coversin. Analytical methods that define activity, identity, purity, sterility, endotoxin, and host cell related impurities have been established and qualified for release testing of drug substance. Volution expects to complete scale-up to commercial fermentation batch sizes and yields with this CMO by the end of 2016.

Volution does not own or operate, and currently has no plans to establish, any manufacturing facilities. Volution currently relies, and expects to continue to rely, on third-party contract manufacturers, or CMOs, for the manufacture of Coversin and any other drug candidates that it may develop for larger scale preclinical and clinical testing, as well as for commercial quantities of any drug candidates that are approved.

Volution currently expects initial commercial supplies of Coversin to be supplied as a dry powder together with syringes prefilled with sterile water for injection. This will enable the drug to be stored for long periods at room temperature and simplify distribution and storage by hospitals and pharmacies. Further evaluation activities are ongoing regarding potential future alternate drug delivery and device options and/or improvements.

Volution plans to expand its relationship with the current CMO for commercial supplies of Coversin if and when it nears potential approval, and plans to examine alternate CMOs for secondary commercial supplies of Coversin.

Employees

As of June 30, 2015, Volution had three full-time employees and a further four full-time equivalent consultants.

Intellectual Property

Coversin is patent protected through the late 2020s with extension. Volution believes additional intellectual property and regulatory protections may eventually extend barriers to entry into the 2030s.

Volution will be able to protect its technology and products from unauthorized use by third parties only to the extent it is covered by valid and enforceable patents or is effectively maintained as trade secrets. Patents and other proprietary rights are thus an essential element of Volution’s business.

Volution’s success will depend in part on its ability to obtain and maintain proprietary protection for its product candidates, technology, and know-how, to operate without infringing on the proprietary rights of others, and to prevent others from infringing it proprietary rights. Volution’s policy is to seek to protect its proprietary position by, among other methods, filing U.S. and foreign patent applications related to its proprietary technology, inventions, and improvements that are important to the development of its business. Volution also relies on trade secrets, know-how, continuing technological innovation, and in-licensing opportunities to develop and maintain is proprietary position.

Volution owns or has exclusive rights to two United States and 16 foreign issued patents and allowed patent applications, and five United States and 14 foreign pending patent applications, relating to the complement C5 inhibitor protein Coversin and its use in the treatment of key disease indications. Volution’s current patent portfolio covers the jurisdictions of United States, Canada, major European countries, Japan, China, Australia and New Zealand.

Issued United States patents which cover Volution’s product candidate Coversin will expire between 2024 and 2025, excluding any patent term extensions that might be available following the grant of marketing authorizations. Issued patents outside of the United States directed to Volution’s product candidate Coversin and its uses will expire between 2024 and 2031. Volution has pending patent applications for its product candidate Coversin that, if issued, would expire in the United States and in countries outside of the United States between 2024 and 2035, excluding any patent term adjustment that might be available following the grant of the patent and any patent term extensions that might be available following the grant of marketing authorizations. These pending patent applications relate to the following specific compositions and methods: complement inhibitor molecule; methods for treating myasthenia gravis; methods for treating peripheral nerve disorders; methods for treating respiratory disorders; and methods for treating viral infections of the respiratory tract. In addition, Volution has a pending patent application on C5 polymorphisms that, if issued, would expire in the United States and in countries outside of the United States in 2035, excluding any patent term adjustment that might be available following the grant of the patent and any patent term extensions that might be available following the grant of marketing authorizations.

Orphan Drug Designation

Most of Coversin’s target disease indications are rare diseases, and therefore Volution plans to pursue orphan drug designation where possible. If granted, each such designation might provide for regulatory exclusivity for seven years in the United States and ten years in the European Union from the date of product approval for individual indications.

Eculizumab has been granted Orphan Status for some of the same disease indications that Volution proposes to treat with Coversin. However, Coversin is not considered structurally similar to eculizumab, and so these preceding Orphan designations should not pose a barrier to market entry for Coversin. There is also a possibility for Volution to obtain additional Orphan Designation(s) for Coversin beyond those already granted to eculizumab, based on the substantial medical benefits that it may offer in terms of its efficacy in certain clinical populations and dosage forms.

Government Regulation

Government Regulation and Product Approval

Government authorities in the U.S., at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of products such as those Volution is developing. A new drug must be approved by the FDA through the new drug application, or NDA, process and a new biologic must be approved by the FDA through the biologics license application, or BLA, process before it may be legally marketed in the U.S. The animal and other non-clinical data and the results of human clinical trials performed under an Investigational New Drug application, or IND, and under similar foreign applications will become part of the NDA or BLA.

U.S. Drug Development Process

In the U.S., the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and in the case of biologics, also under the Public Health Service Act, or PHSA, and implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, requesting product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a drug or biologic may be marketed in the U.S. generally involves the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices or other applicable regulations;
•	submission to the FDA of an IND which must become effective before human clinical trials may begin;
•	performance of adequate and well-controlled human clinical trials according to Good Clinical Practices to establish the safety and efficacy of the proposed drug for its intended use;
•	submission to the FDA of an NDA or BLA;
•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practice, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and
•	FDA review and approval of the NDA or BLA.

Once a pharmaceutical candidate is identified for development, it enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. The sponsor will also include a protocol detailing, among other things, the objectives of the first phase of the clinical trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, if the first phase lends itself to an efficacy evaluation. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during studies due to safety concerns or non-compliance.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with good clinical practice regulations. They must be conducted under protocols detailing the objectives of the trial, dosing procedures, subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND, and progress reports detailing the results of the clinical trials must be submitted at least annually. In addition, timely safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse events. An institutional review board, or IRB, at each institution participating in the clinical trial must review and approve each protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each trial subject or his or her legal representative, monitor the study until completed and otherwise comply with IRB regulations.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•	Phase I: The product candidate is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.
•	Phase II: This phase involves studies in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.
•	Phase III: Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product candidate and provide, if appropriate, an adequate basis for product labeling.

The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. Phase I, Phase II, and Phase III testing may not be completed successfully within any specified period, if at all.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase II, and before an NDA or BLA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and FDA to reach agreement on the next phase of development. Sponsors typically use the end of Phase II meeting to discuss their Phase II clinical results and present their plans for the pivotal Phase III clinical trial that they believe will support approval of the new drug.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. Review and Approval Processes

The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling, and other relevant information are submitted to the FDA as part of an NDA or BLA requesting approval to market the product. The submission of an NDA or BLA is subject to the payment of user fees; a waiver of such fees may be obtained under certain limited circumstances. The FDA reviews all NDAs and BLAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. The FDA may request additional information rather than accept a NDA or BLA for filing. In this event, the NDA or BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. FDA may refer the NDA or BLA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The approval process is lengthy and often difficult, and the FDA may refuse to approve an NDA or BLA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data and information. Even if such data and information is submitted, the FDA may ultimately decide that the NDA or BLA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. The FDA may issue a complete response letter, which may require additional clinical or other data or impose other conditions that must be met in order to secure final approval of the NDA or BLA, or an approval letter following satisfactory completion of all aspects of the review process. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality and purity. The FDA reviews a BLA to determine, among other things whether the product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. Before approving an NDA or BLA, the FDA will inspect the facility or facilities where the product is manufactured.

NDAs or BLAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. Priority review for an NDA for a new molecular entity and original BLAs will be six months from the date that the NDA or BLA is filed. In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, or IMM, that is reasonably likely to predict an effect on IMM or other clinical benefit. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. Priority review and accelerated approval do not change the standards for approval, but may expedite the approval process.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, the FDA may require a sponsor to conduct Phase IV testing which involves clinical trials designed to further assess a drug’s safety and effectiveness after NDA or BLA approval, and may require testing and surveillance programs to monitor the safety of approved products which have been commercialized.

The Food and Drug Administration Safety and Innovation Act, or FDASIA, which was enacted in 2012, made permanent the Pediatric Research Equity Act, or PREA, which requires a sponsor to conduct pediatric studies for most drugs and biologics, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original NDAs, BLAs and supplements thereto, must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The sponsor or FDA may request a deferral of pediatric studies for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug or biologic is ready for approval for use in adults before pediatric studies are complete or that additional safety or effectiveness data needs to be collected before the pediatric studies begin. After April 2013, the FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.

Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of our drugs, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of an NDA or BLA, plus the time between the submission date of an NDA or BLA and the approval of that application, except that the period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension, and the extension must be applied for prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration.

Pediatric exclusivity is another type of marketing exclusivity available in the U.S. The FDASIA made permanent the Best Pharmaceuticals for Children Act, or BPCA, which provides for an additional six months of marketing exclusivity if a sponsor conducts clinical trials in children in response to a written request from the FDA, or a Written Request. If the Written Request does not include studies in neonates, the FDA is required to include its rationale for not requesting those studies. The FDA may request studies on approved or unapproved indications in separate Written Requests. The issuance of a Written Request does not require the sponsor to undertake the described studies.

Biologics Price Competition and Innovation Act of 2009

On March 23, 2010, President Obama signed into law the Patient Protection and Affordable Care Act which included the Biologics Price Competition and Innovation Act of 2009, or BPCIA. The BPCIA amended the PHSA to create an abbreviated approval pathway for two types of “generic” biologics — biosimilars and interchangeable biologic products, and provides for a twelve-year exclusivity period for the first approved biological product, or reference product, against which a biosimilar or interchangeable application is evaluated; however if pediatric studies are performed and accepted by the FDA, the twelve-year exclusivity period will be extended for an additional six months A biosimilar product is defined as one that is highly similar to a reference product notwithstanding minor differences in clinically inactive components and for which there are no clinically meaningful differences between the biological product and the reference product in terms of the safety, purity and potency of the product. An interchangeable product is a biosimilar product that may be substituted for the reference product without the intervention of the health care provider who prescribed the reference product.

The biosimilar applicant must demonstrate that the product is biosimilar based on data from (1) analytical studies showing that the biosimilar product is highly similar to the reference product; (2) animal studies (including toxicity); and (3) one or more clinical studies to demonstrate safety, purity and potency in one or more appropriate conditions of use for which the reference product is approved. In addition, the applicant must show that the biosimilar and reference products have the same mechanism of action for the conditions of use on the label, route of administration, dosage and strength, and the production facility must meet standards designed to assure product safety, purity and potency.

An application for a biosimilar product may not be submitted until four years after the date on which the reference product was first approved. The first approved interchangeable biologic product will be granted an exclusivity period of up to one year after it is first commercially marketed, but the exclusivity period may be shortened under certain circumstances.

The FDA has issued a number of final and draft guidances in order to implement the law. On April 28, 2015, the FDA issued the following three final guidances: “Scientific Considerations in Demonstrating Biosimilarity to a Reference Product,” “Quality Considerations in Demonstrating Biosimilarity of a Therapeutic Protein Product to a Reference Product,” and “Biosimilars: Questions and Answers Regarding Implementation of the Biologics Price Competition and Innovation Act of 2009 Guidance for Industry.” The draft guidances include “Formal Meetings between the FDA and Biosimilar Biological Product Sponsors or Applicants” issued March 29, 2013, “Clinical Pharmacology Data to Support a Demonstration of Biosimilarity to a Reference Product” issued May 13, 2014, “Reference Product Exclusivity for Biological Products Filed Under Section 351(a) of the PHS Act” issued August 4, 2014, and “Biosimilars: Additional Questions and Answers Regarding Implementation of the Price Competition and Innovation Act of 2009,” issued May 12, 2015. The guidance documents provide FDA’s current thinking on approaches to demonstrating that a proposed biological product is biosimilar to a reference product. The FDA intends to issue additional guidance documents in the future. Nevertheless, the absence of final guidance documents covering all biosimilars issues does not prevent a sponsor for seeking licensure of a biosimilar under the BPCIA, and the FDA recently approved the first biosimilar application in the United States.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the U.S., or more than 200,000 individuals in the U.S. and for which there is no reasonable expectation that the cost of developing and making available in the U.S. a drug for this type of disease or condition will be recovered from sales in the U.S. for that drug. Orphan drug designation must be requested before submitting an NDA or BLA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years. Orphan drug exclusivity, however, also could block the approval of one of our products for seven years if a competitor obtains approval of the same drug as defined by the FDA or if our product candidate is determined to be contained within the competitor’s product for the same indication or disease.

The FDA also administers a clinical research grants program, whereby researchers may compete for funding to conduct clinical trials to support the approval of drugs, biologics, medical devices, and medical foods for rare diseases and conditions. A product does not have to be designated as an orphan drug to be eligible for the grant program. An application for an orphan grant should propose one discrete clinical study to facilitate FDA approval of the product for a rare disease or condition. The study may address an unapproved new product or an unapproved new use for a product already on the market.

Fast Track Designation and Accelerated Approval

FDA is required to facilitate the development, and expedite the review, of drugs that are intended for the treatment of a serious or life-threatening disease or condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. Under the fast track program, the sponsor of a new drug candidate may request that FDA designate the drug candidate for a specific indication as a fast track drug concurrent with, or after, the filing of the IND for the drug candidate. FDA must ermine if the drug candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request.

Under the fast track program, FDA may designate a drug for fast-track status if it is intended to treat a serious or life-threatening illness and nonclinical or clinical data demonstrate the potential to address an unmet medical need. Similarly, the agency may designate a drug for accelerated approval if it treats a serious condition and generally provides meaningful therapeutic benefit to patients over existing treatments based upon a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments.

In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions, or survives. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. A drug candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, will allow FDA to withdraw the drug from the market on an expedited basis. All promotional materials for drug candidates approved under accelerated regulations are subject to prior review by FDA.

In addition to other benefits such as the ability to use surrogate endpoints and engage in more frequent interactions with FDA, FDA may initiate review of sections of a fast track drug’s BLA before the application is complete. This rolling review is available if the applicant provides, and FDA approves, a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, FDA’s time period goal for reviewing an application does not begin until the last section of the BLA is submitted. Additionally, the fast track designation may be withdrawn by FDA if FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

In FDASIA, Congress encouraged the FDA to utilize innovative and flexible approaches to the assessment of products under accelerated approval. The law required the FDA to issue related draft guidance within a year after the law’s enactment and also promulgate confirming regulatory changes. In May 2014, the FDA published a Guidance for Industry entitled, “Expedited Programs for Serious Conditions-Drugs and Biologics” which provides guidance on FDA programs that are intended to facilitate and expedite development and review of new drugs as well as threshold criteria generally applicable to concluding that a drug is a candidate for these expedited development and review programs. In addition to the Fast Track, accelerated approval and priority review programs discussed above, the FDA also provided guidance on a new program for Breakthrough Therapy designation. A request for Breakthrough Therapy designation should be submitted concurrently with, or as an amendment to an IND. FDA has already granted this designation to over 30 new drugs and has approved several.

Post-Approval Requirements

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws and regulations. We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products. Future inspections by the FDA and other regulatory agencies may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct.

Any drug products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the drug, providing the FDA with updated safety and efficacy information, drug sampling and distribution requirements, complying with certain electronic records and signature requirements, and complying with FDA promotion and advertising requirements. FDA strictly regulates labeling, advertising, promotion and other types of information on products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label.

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. It is impossible to predict whether further legislative changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.

Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval by the comparable regulatory authorities of foreign countries or economic areas, such as the 28-member European Union, before we may commence clinical trials or market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.

Under European Union regulatory systems, a company may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicinal products produced by biotechnology or those medicinal products containing new active substances for specific indications such as the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, viral diseases and designated orphan medicines, and optional for other medicines which are highly innovative. Under the centralized procedure, a marketing application is submitted to the European Medicines Agency (EMA) where it will be evaluated by the Committee for Medicinal Products for Human Use and a favorable opinion typically results in the grant by the European Commission of a single marketing authorization that is valid for all European Union member states within 67 days of receipt of the opinion. The initial marketing authorization is valid for five years, but once renewed is usually valid for an unlimited period. The decentralized procedure provides for approval by one or more “concerned” member states based on an assessment of an application performed by one member state, known as the “reference” member state. Under the decentralized approval procedure, an applicant submits an application, or dossier, and related materials to the reference member state and concerned member states. The reference member state prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. Within 90 days of receiving the reference member state’s assessment report, each concerned member state must decide whether to approve the assessment report and related materials. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

When conducting clinical trials in the EU, we must adhere to the provisions of the EU Clinical Trials Directive and the laws and regulations of the EU Member States implementing them. These provisions require, among other things, that the prior authorization of an Ethics Committee and the submission and approval of a clinical trial authorization application be obtained in each Member State be obtained before commencing a clinical trial in that Member State.

As in the United States, it may be possible in foreign countries to obtain a period of market and/or data exclusivity that would have the effect of postponing the entry into the marketplace of a competitor’s generic product. For example, in the EU, if any of our products receive marketing approval in the European Economic Area, or EEA which is comprised of the 28 member states of the EU plus Norway, Iceland and Liechtenstein, we expect they will benefit from 8 years of data exclusivity and an additional 2 years of marketing exclusivity. An additional one-year extension of marketing exclusivity is possible if during the data exclusivity period, we obtain an authorization for one or more new therapeutic indications that is deemed to bring a significant clinical benefit compared to existing therapies. The data exclusivity period begins on the date of the product’s first marketing authorization in the EU and prevents biosimilars from relying on the holder of the marketing authorization for the reference biological medicine’s pharmacological, toxicological and clinical data for a period of 8 years. After 8 years, a biosimilar product application may be submitted and the sponsoring companies may rely on the marketing authorization holder’s data. However, a biosimilar medicine cannot launch until 2 years later (or a total of 10 years after the first marketing authorization in the EU of the innovator product), or 3 years later (or a total of 11 years after the first marketing authorization in the EU of the innovator product) if the marketing authorization holder obtains marketing authorization for a new indication with significant clinical benefit within the 8 year data exclusivity period.

As in the United States, a sponsor may apply for designation of a product as an orphan drug for the treatment of a specific indication in the EU before the application for marketing authorization is made. Orphan drugs in Europe enjoy economic and marketing benefits, including up to 10 years of market exclusivity for the approved indication unless another applicant can show that its product is safer, more effective or otherwise clinically superior to the orphan-designated product.

Reimbursement

Sales of pharmaceutical products depend in significant part on the availability of third-party reimbursement. Third-party payors include government healthcare programs, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the cost-effectiveness of our products. Our drug candidates may not be considered cost-effective. It is time consuming and expensive to seek reimbursement from third-party payors. Reimbursement may not be available or sufficient to allow us to sell our products on a competitive and profitable basis.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to by significantly lower.

CELSUS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

For Celsus’s management’s discussion and analysis of financial condition and results of operations, please refer to Item 7 set forth in the Celsus 10-K and Item 2 of Celsus’s most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which section is incorporated by reference herein. The discussion and analysis of financial condition and results of operations should be read together with the section entitled “Selected Historical and Unaudited Pro Forma Combined Financial Data — Selected Historical Financial Data of Celsus” in this proxy statement and the consolidated financial statements of Celsus and accompanying notes appearing in the Celsus 10-K.

VOLUTION MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with Volution’s financial statements and accompanying notes appearing elsewhere in this proxy statement. This Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” on page 41 for additional factors relating to such statements, and see “Risk Factors” relating to Volution beginning on page 14 for a discussion of certain risk factors applicable to Volution’s business, financial condition, and results of operation. Operating results are not necessarily indicative of results that may occur in future periods.

Overview

Volution is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics to treat rare and orphan autoimmune and inflammatory diseases. Volution’s lead drug, Coversin, a second-generation and potentially best-in-class complement inhibitor, acts on complement component-C5, preventing release of C5a and formation of C5b-9 (also known as the membrane attack complex or MAC).

Coversin is a recombinant small protein (16,740 Da) derived from a native protein discovered in the saliva of the Ornithodoros moubata tick, where it modulates the host immune system to allow the parasite to feed without alerting the host to its presence or provoking an immune response.

C5 inhibition is a new form of treatment that was commercially pioneered by Alexion Pharmaceuticals in 2007 (Nasdaq: ALXN) with FDA approval of their drug Soliris® (eculizumab) to treat PNH. Soliris® is currently the only drug approved to treat two complement-related orphan indications, PNH and aHUS, and has annual sales of $2.2 billion. eculizumab is a humanized monoclonal antibody, administered by twice monthly intravenous infusion (IV).

To date, Volution has demonstrated 100% inhibition of complement C5 activity by Coversin within 12 hours in a Phase Ia clinical trial in healthy volunteers; that Coversin inhibits PNH red blood cell lysis in vitro as effectively as eculizumab; and that Coversin can achieve full complement inhibition in the blood of eculizumab-resistant patients tested to date. Volution believes that the subcutaneous formulation of Coversin will provide considerable patient benefits over eculizumab’s IV formulation, accelerating recruitment for trials, and patient uptake if Coversin is approved by regulatory authorities for commercial sale.

Scientific understanding of the role of complement C5 inhibition in the treatment of a range of rare diseases related to uncontrolled activation of the complement arm of the immune system is growing. These rare diseases include conditions such as paroxysmal nocturnal haemoglobinuria (PNH), atypical Hemolytic Uremic Syndrome (aHUS), myasthenia gravis (MG), Guillain Barré syndrome (GBS), and Sjögren’s syndrome.

Coversin entered clinical development in 2013 when a Phase Ia clinical trial was initiated under a Clinical Trials Authorisation (CTA) issued by the Medicines and Healthcare products Regulatory Agency (MHRA), an executive agency of the Department of Health in the United Kingdom. The primary objective of this single ascending dose, first-in-man study was to explore the safety profile of Coversin. The drug was well tolerated, and no serious or dose-related adverse events were reported. The secondary objective of this Phase Ia clinical trial was to examine the effect of Coversin on complement activity at the highest, therapeutic dose. This showed that the peak onset of action was about nine hours after injection, and that the effect of a single dose persisted for more than 96 hours. The effects were consistent between all subjects and showed 100% inhibition of the complement system (see Phase Ia trial results, at right) within 12 hours. This trial suggested that Coversin is suitable for once daily subcutaneous injection. Confirmation of this and of the optimal repeat dose are expected to be obtained in a Phase Ib/II repeat dose study to be initiated in the fourth quarter of 2015.

Volution’s initial clinical targets will be PNH, GBS, aHUS, and the treatment of patients with polymorphisms of the C5 molecule which interfere with correct binding of eculizumab, making them resistant to treatment with that drug. The latter are expected to be initially treated under compassionate use and named patient protocols until sufficient safety and efficacy data have been accumulated to allow for regulatory approval.

A sequential Phase Ib/II clinical trial in healthy volunteers, and PNH patients, respectively, is currently expected to be initiated in the fourth quarter of 2015. Volution expects to begin treating PNH patients resistant to eculizumab on a compassionate basis before year-end 2015; in GBS in the first half of 2016; and in aHUS beginning later in 2016. We expect data from the Phase II trial in PNH to be available by year-end 2016, and data from the Phase II trial in GBS to be available in a similar timeframe. If Coversin achieves satisfactory results in those Phase II clinical trials, Volution expects to immediately proceed into Phase III pivotal studies in both Europe and the United States.

Volution’s reported Results of Operations for the years ended December 31, 2014 and December 31, 2013 and the other financial information presented below, are combined from those of both Volution and its preceding entity, Varleigh Immuno Pharmaceuticals. Volution was formed in October 2013, and operationally overlapped with Varleigh through July 2014, when Varleigh effectively ceased operations.

Volution’s research and development expenses consist primarily of personnel expenses, fees paid to external service providers for formulation and synthesis activities, manufacturing and costs of pre-clinical studies and clinical trials. Volution primarily uses external service providers to manufacture its product candidates for clinical trials and for all of its pre-clinical and clinical development work. Volution charges all research and development expenses to operations as they are incurred. Volution expects its research and development expenses to remain its primary expense in the near future as Volution continues to develop its product candidates. Volution currently performs its research and development activity mainly through outsourcing to subcontractors.

Since inception, Volution has generated losses in connection with its research and development, including the pre-clinical and clinical development of its product candidates. As of December 31, 2014, Volution had an accumulated deficit of approximately $11,479,000. Volution has not yet generated any revenues and Volution expects to continue to generate losses in connection with the research and development activities relating to its pipeline of product candidates. Such research and development activities are budgeted to expand over time and will require further resources if Volution is to be successful. As a result, Volution may continue to incur operating losses, which may be substantial over the next several years, and Volution may need to obtain additional funds to further develop its research and development programs.

Since inception, Volution has funded its operations primarily through the sale of equity securities and debt financings. Volution believes that its cash and cash equivalents as of December 31, 2014 will be sufficient to fund operations through September 2015. Volution will require additional capital in order to complete the clinical development of and to commercialize its product candidates and its pre-clinical product candidates.

Critical Accounting Policies and Use of Estimates

The preparation of the consolidated financial statements in conformity with United States Generally Accepted Accounting Principles requires management to make estimates, judgments and assumptions. Volution’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Functional Currency

Volution’s costs and financing are in Swiss Francs (“Franc”). Volution’s management believes that the Franc is the currency of the primary economic environment in which Volution and its subsidiaries have operated and expect to continue to operate in the foreseeable future. Therefore, the functional currency of Volution and its subsidiaries is the Franc. For SEC reporting purposes, the reporting currency of Volution is U.S. Dollars. Volution translated its non-U.S. operations’ assets and liabilities denominated in foreign currencies into U.S. dollars at current rates of exchange as of the balance sheet date and income and expense items at the average exchange rate for the reporting period. Translation adjustments resulting from exchange rate fluctuations are recorded in the cumulative translation account, a component of accumulated other comprehensive income. Gains or losses from foreign currency transactions are included in other expense (income), net.

Results of Operations

For the years ended December 31, 2014 and December 31, 2013

Research and development expenses

Research and development expenses for the year ended December 31, 2014 were approximately $1,616,000, compared to $962,000 for the year ended December 31, 2013. This 68%, or $654,000, increase was due to higher expenses of approximately $525,000 for formulation, synthesis activities and manufacturing, and $230,000 of professional consultancy fees, offset by $95,000 for clinical trials only taking place in 2013 and miscellaneous expenses of $6,000.

Provided that Volution is able to secure additional sources of capital, Volution expects its research and development expenses to increase in the future as Volution conducts additional clinical trials to support the clinical development of Coversin, and advance other product candidates into pre-clinical and clinical development.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2014 were approximately $303,000, compared to $135,000 for the year ended December 31, 2013. This 124%, or $168,000, increase was primarily due to higher legal, consulting, professional and accounting expenses of approximately $128,000, $23,000 of travel related expenses, and $32,000 for other miscellaneous expenses, offset by $15,000 for insurance expenses.

Other income/expenses

Other expenses for the year ended December 31, 2014 were approximately $28,000 compared to other income of $1,000 for the year ended December 31, 2013. This change was primarily attributed to foreign exchange loss of $23,000 and interest expense on shareholder loans of $5,000 in 2014 offset by $1,000 of interest income in 2013.

Liquidity and Capital Resources

Net cash used in operating activities was approximately $1,477,000 during the year ended December 31, 2014, compared to $1,262,000 used by operating activities during the year ended December 31, 2013. The 17% increase in cash flow used in operating activities of approximately $215,000 can be primarily attributed to initiation of additional formulation, manufacturing and clinical trial activities.

In both 2014 and 2013, Volution had no investment activity, and anticipates that its investment will be minimal in the future.

Net cash provided by financing activities was approximately $4,235,000 during the year ended December 31, 2014, compared to approximately $1,452,000 during the year ended December 31, 2013. Financing activities in fiscal 2014 and 2013 were comprised of cash proceeds from stockholder loans, the issuance of shares, and proceeds from stock subscriptions.

The effect of exchange rates on cash and cash equivalents was approximately $15,000 during the year ended December 31, 2014, compared to approximately $1,000 during the year ended December 31, 2013.

As of December 31, 2014, Volution had approximately $3,327,000 in cash and cash equivalents, an increase of approximately $2,774,000 from December 31, 2013. In addition, as of December 31, 2014, Volution had accumulated losses in the total amount of approximately $11,479,000.

Since inception, Volution has funded its operations primarily through the sale of equity securities and debt financings. In October 2013, Volution issued 100,000 shares in exchange for a note receivable of

$112,300. The note was paid in full in 2014. In March 2014, Volution issued 1,750 shares in exchange for $237,090. In December 2014, Volution issued 900,000 shares in exchange for $3,453,633 as part of a 10 for 1 split that resulted in a reduction of par value from CHF10 to CHF1. In September 2013, Varleigh, the predecessor to Volution issued 2,635,659 ordinary shares in exchange for $1,339,940.

Volution is constantly addressing its liquidity and will seek additional fund raisings when necessary to implement its operating plan. Failure to do so may delay research and development activities. Volution cannot be certain that such funding will be available on acceptable terms or available at all. To the extent that Volution raises additional funds by issuing equity securities, its shareholders may experience significant dilution. There can be no assurance that Volution will be successful in obtaining an adequate level of financing needed for its long-term research and development activities. If Volution is unable to raise sufficient capital resources, Volution will not be able to continue the development of all of its products or may be required to delay part of the development programs and significantly reduce its activities in order to maintain its operations. Volution believes that its cash and cash equivalents as of December 31, 2014 will be sufficient to fund operations through September 2015. Volution will require additional capital in order to complete the clinical development of and to commercialize its product candidates and its pre-clinical product candidates. These events raise substantial doubt about Volution’s ability to continue as a going concern in future periods.

Research and Development

Volution’s research and development expenditures were $1,616,000 and $962,000 in the years ended December 31, 2014 and 2013, respectively. Most of these research and development expenditures were in the form of payments to third parties to carry out Volution’s formulation and synthesis activities, manufacturing, pre-clinical and clinical research activities.

Volution incurred the following research and development expenses in the years ended 2014 and 2013, respectively:

	Years ended December 31,
	2014	2013
Direct Expenses:
Coversin	$547	$12
Other	329	262
Clinical trials	11	206
Total direct expenses	$887	$480
Indirect Expenses:
Staffing	232	169
Other indirect	497	313
Total indirect expenses	$729	$482
Total Research and Development	$1,616	$962

Off-balance Sheet Arrangements

Volution currently does not have any off-balance sheet obligations.

Tabular Disclosure of Contractual Obligations

Loans payable to shareholders at December 31, 2014 and 2013 consist of the following:

	2014	2013
Unsecured demand loan (CHF 100,500) bearing interest at 3.5% per annum	$101,252	$112,525
Unsecured demand loan (EUR 224,250) bearing interest at 4.5% per annum	275,241	—
Unsecured demand loan (GBP 100,000) bearing interest at 4.5% per annum	157,112	—
	$533,605	$112,525

Interest expense included in the statement of comprehensive loss related to these loans for the years ended December 31, 2014 and 2013 was approximately $5,400 and $0, respectively. All loans and interest accrued have been repaid in full in April 2015.

The following table sets forth Volution’s known contractual obligations for the periods indicated therein as of December 31, 2014.

Contractual obligations	Payments due by period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Lease of office space	$87,100	$20,500	$61,500	$5,100	$—
Total	$87,100	$20,500	$61,500	$5,100	$—

Volution has total minimum rental commitments of approximately $87,100 for its offices. This lease expires in March 2019.

DIRECTORS AND OFFICERS OF CELSUS FOLLOWING THE ACQUISITION

Resignations of Directors of Celsus

Pursuant to the Acquisition Agreement, all of the directors of Celsus who will not continue as appointees to the board following the Acquisition, if any, will resign effective immediately prior to the completion of the Acquisition.

Directors of Celsus Following the Acquisition

Celsus’s Articles of Association, as amended, provide that its business is to be managed by the board of directors (subject to any directions made by the members of the Company by special shareholder resolution). Celsus’s board of directors is divided into three classes for purposes of election (Class A Directors, who serve a one year term before being subject to re-election at the Company’s annual general meeting; Class B Directors, who serve a two year term before being subject to re-election at the annual general meeting; and Class C Directors who serve a three year term before being subject to re-election at the annual general meeting, provided also that in any two year period, a majority of the board must stand for re-election).

The following information sets forth the names, ages, director classes, and proposed titles of each of the proposed directors of the combined company upon consummation of the Acquisition, their present principal occupation and their recent business experience. During the last five years, neither we nor the proposed directors of the combined company have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors

Name	Age*	Class	Position(s)
Ray Prudo, M.D.	70	C	Executive Chairman of the Board
Clive Richardson	50	B	Director
Mark Cohen	48	C	Vice Chairman of the Board
Gur Roshwalb, M.D.	46	B	Director
David Sidransky, M.D.	54	A	Director
Allan Shaw	51	A	Director
Johnson Yiu Nam Lau, M.D.	55	A	Director

*	Ages as of July 1, 2015.

Mark S. Cohen has served as the Chairman of Celsus’s board of directors since December 21, 2004. Currently, he is a senior partner and the chair of the life sciences group at the law firm Pearl Cohen Zedek Latzer Baratz, LLP, which he joined in 1999. Mr. Cohen holds a B.A. in biochemistry from Rutgers University, an M.S. in biology from New York University and a J.D. from University of Baltimore School of Law. He is admitted to practice law in New York and New Jersey, and he is a registered patent attorney in the United States.

Gur Roshwalb, M.D. has served as Celsus’s Chief Executive Officer since March 4, 2013. Prior to joining Celsus, from April 2008 to February 2012, Dr. Roshwalb was employed by Venrock, a leading venture capital firm, where he most recently served as a Vice President investing in both private and public healthcare companies. At Venrock, Dr. Roshwalb was involved in the valuation, diligence and deal structuring of numerous pharmaceutical and biotechnology companies. Prior to Venrock, Dr. Roshwalb was a senior equity analyst at Piper Jaffray from June 2004 to March 2008 where he published research on specialty pharmaceutical companies. Dr. Roshwalb was in private practice in New York and Board Certified in Internal Medicine before joining the investment community. He received an MBA from the NYU Stern School of Business, and an MD from the Albert Einstein College of Medicine.

Ray Prudo, M.D. has been an active investor and developer of healthcare companies for 25 years. Dr. Prudo has been Founder, Chairman, and Chief Executive Officer of Volution and its predecessor company, Varleigh Immuno Pharmaceuticals, since inception in 2007. He is currently a board member of several UK healthcare companies. Dr. Prudo holds an MBBS from the University of London, and an FRCP(C) from the Royal College of Physicians and Surgeons of Canada.

Clive Richardson is currently Head of Operations for Volution, a position he has held since January 2014 as a consultant. Prior his current position, Mr. Richardson served as consultant to Varleigh Immuno Pharmaceuticals since inception in 2007. Prior to working for Volution and Varleigh, Mr. Richardson served as a member of the board of directors for a range of international healthcare companies, including CIS Healthcare Ltd. and Clinisys Ltd. Mr. Richardson was formerly Head of Equities Research for Investec Bank, and worked as a strategy consultant for L.E.K. Consulting. Mr Richardson holds an M.A. in Zoology from Trinity College, Oxford University.

David Sidransky, M.D. has served as a member of our board of directors since June 13, 2007. Currently, Dr. Sidransky serves as a Prof. of Oncology at the Johns Hopkins University in Baltimore, and has held this position since 1996. He served as Vice Chairman of the Board of Directors of Imclone until the sale of the company to Eli Lily. He also serves as a member of the board of directors of Galmed (NASDAQ:GLMD), Advaxis (NASDAQ:ADXS), Orgenesis (OTC:ORGS), Rosetta Genomics (NASDAQ:ROSG) and Champions Oncology, Inc. (OTCBB: CSBR). Dr. Sidransky holds a B.S. in chemistry from Brandeis University and an M.D., specializing in Oncology, from Baylor College of Medicine.

Allan L. Shaw has served as a member of our board of directors since October 2, 2013. Mr. Shaw recently lead Alvarez & Marsal’s biopharmaceutical consulting practice and served as a member of the Board of Directors for the Central New York Biotech Accelerator (formerly Central New York-Biotech Research Center). Previously, he worked as Chief Financial Officer and executive management board member of Serono International S.A., a global biotechnology company and the largest in Europe. He was also the founder and Senior Managing Director of Shaw Strategic Capital LLC, an international financial advisory firm, focused on providing strategic financial counsel on a wide variety of issues such as general corporate finance, mergers and acquisitions, capital structuring, licensing and capital markets. His clients included a biopharmaceutical licensing/developmental group and an international investment bank, for which he served as a strategic adviser. Mr. Shaw has served as a Board member and Chief Financial Officer for NewLead Holdings LTD (NEWL), as well as an independent board member of Navios Maritime Holdings Inc.’s, serving as Chairman for Navios’ Audit (designated financial expert) and Compensation Committees. He has contributed to several corporate governance books and is a member of the American Institute of Certified Public Accountants, New York Society of Certified Public Accountants and Corporate Directors Group. Mr. Shaw graduated with a Bachelor of Science from the State University of New York (Oswego College), and is a certified public accountant in the State of New York.

Johnson Yiu Nam Lau, M.B., B.S., M.D., F.R.C.P. has served as a member of our board of directors since May 2, 2007. Currently, he serves as the chairman and CEO of Kinex Pharmaceuticals LLC, a drug discovery and development biotech company, which he joined in 2003. He previously served as Chairman and CEO of Ribapharm, a publicly traded company listed in (NYSE: RNA), and as a member of the board of directors and Chairman of each of the Audit and Risk Management and Nominating and Corporate Governance Committees of Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP). Dr. Lau holds an M.B.B.S. and M.D. from the University of Hong Kong and an M.R.C.P. and an F.R.C.P. from the Royal College of Physicians.

Board Committees

The board of directors of the combined company is expected to have the following committees: (1) an audit committee comprised of Allan Shaw (chair), Johnson Yiu Nam Lau, M.D. and David Sidransky, M.D., (2) a compensation committee comprised of David Sidransky, M.D. (chair), Mark Cohen and Johnson Yiu Nam Lau, M.D., (3) a nominating and corporate governance committee comprised of Mark Cohen (chair), Johnson Yiu Nam Lau, M.D. and David Sidransky, M.D. and (4) a research and development committee comprised of Ray Prudo, M.D. (chair), Gur Roshwalb, M.D. and David Sidransky, M.D. Mark Cohen will be independent within the meaning of the NASDAQ corporate governance rules of independence for purposes of the Nominating and Corporate Governance Committee following the Acquisition.

Audit Committee

The Audit Committee oversees the combined company’s corporate accounting and financial reporting processes and audits of its financial statements. The primary functions of this committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit Celsus’s financial statements;
•	helping to ensure the independence and performance of the independent registered public accounting firm;
•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, interim and fiscal year end operating results;
•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing our policies on risk assessment and risk management;
•	reviewing related party transactions;
•	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes Celsus’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and
•	reviewing and pre-approving the engagement of Celsus’s independent registered public accounting firm to perform audit and permissible non-audit services (unless pursuant to pre-approval policies and procedures consistent with applicable laws and rules).

Compensation Committee

The Compensation Committee will act on behalf of the board of directors of the combined company to review, adopt and oversee compensation strategy, policies, plans and programs, including:

•	reviewing and approving, or recommending that the board of directors approve, the compensation of executive officers;
•	reviewing and recommending to the board of directors the compensation of directors;
•	reviewing and approving, or recommending that the board of directors approve, the terms of compensatory arrangements with executive officers;
•	administering stock and equity incentive plans;
•	selecting independent compensation consultants and assessing conflict of interest compensation advisers;
•	reviewing and approving, or recommending that the board of directors approve, incentive compensation and equity plans; and
•	reviewing and establishing general policies relating to compensation and benefits of employees and reviewing overall compensation philosophy.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee will oversee the combined company’s corporate governance function. The primary functions of this committee will include:

•	identifying, evaluating and selecting, or recommending that the board of directors approve, nominees for election to the board of directors and its committees;
•	evaluating the performance of the board of directors and of individual directors;

•	considering and making recommendations to the board of directors regarding the composition of the board of directors and its committees;
•	reviewing developments in corporate governance practices;
•	evaluating the adequacy of our corporate governance practices and reporting;
•	reviewing management succession plans;
•	developing and making recommendations to the board of directors regarding corporate governance guidelines and related matters; and
•	overseeing an annual evaluation of the performance of the board of directors.

Executive Officers and Key Employees of Celsus Following the Acquisition

Following the completion of the Acquisition, the officers of Celsus will include Gur Roshwalb, M.D., Chief Executive Officer, Dov Elefant, Chief Financial Officer, and Clive Richardson, Chief Operating Officer, and the key employees will include Miles Nunn, D.Phil., Chief Scientific Officer, and Wynne Weston Davies, M.D., UK Medical Director. The following information sets forth the names, ages, and proposed titles of each of the executive officers and key employees of the combined company upon consummation of the Acquisition, their present principal occupation and their recent business experience. During the last five years, neither we nor the proposed executive officers or key employees of the combined company have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Age**	Position(s)
Gur Roshwalb, M.D.*	46	Chief Executive Officer and Director
Clive Richardson*	50	Chief Operating Officer
Dov Elefant	47	Chief Financial Officer
Miles Nunn, D.Phil.	46	Chief Scientific Officer
Wynne Weston Davies, M.D.	72	UK Medical Director

*	The biographies of Dr. Roshwalb and Clive Richardson can be found under “Directors” above.
**	Ages of the executive officers and key employees are as of July 1, 2015.

Dov Elefant has served as our Chief Financial Officer since January 11, 2012. From March 2011 until January 2012, he was Chief Financial Officer of Althera Medical Ltd. and from March 2009 to February 2011 he performed consulting services to a number of companies. He was also the Corporate Controller, from March 2007 to February 2009 for Lev Pharmaceuticals (OTCBB:LEVP), which was acquired by ViroPharma in 2008, Controller and Vice President of Finance and Administration at EpiCept Corporation (NASDAQ:EPCT.PK) from December 1999 to March 2007, Assistant Controller at Tetragenex Pharmaceuticals from November 1998 to October 1999 and held other accounting and finance roles from March 1991 to October 1998. Mr. Elefant holds a B.S. in accounting from Yeshiva University.

Wynne Weston-Davies, MRCS, LRCP, MB BS, FRCS, ECFMG, has 30 years of biopharmaceutical drug development experience, and has been Medical Director of Volution since 2014. From 2009 to 2014, he served as the medical director at Varleigh. Prior to 2009, Dr. Weston-Davies was Medical Director for Evolutec Group Plc, a publicly-listed UK biotechnology company focused on the discovery and development of drugs from immuno-modulatory molecules found in the saliva of blood-feeding parasites. He has worked for a number of global pharmaceutical companies, including Bristol Myers Squibb from 1979 – 1992, where he headed up departments responsible for Phase I through Phase IV clinical trials. Dr. Weston-Davies has been a director of multiple health care companies, and initially worked as a general and colorectal surgeon at several UK teaching hospitals. Dr. Weston-Davies gained his initial medical qualifications at London University before becoming a Fellow of the Royal College of Surgeons.

Miles Nunn has been Chief Scientific Officer for Volution since April 2014. Prior to Volution, he worked at the Natural Environment Research Council (NERC) for 16 years. He discovered Volution’s lead drug Coversin, and is an inventor on several other patents. Dr. Nunn was formerly Director of Amplion Ltd., and a Principal Investigator for the Natural Environment Research Council. His scientific interests center on the structural and functional interactions between parasite-derived molecules and host defense responses, in particular complement, and on exploitation of the associated information and parasite molecules for drug development. Dr. Nunn holds a D.Phil. from Oxford University, and M.Sc. from University College London.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS
OF THE COMBINED COMPANY

Described below are any transactions occurring since January 1, 2013, and any currently proposed transactions to which either Celsus or Volution was a party and in which:

•	the amounts involved exceeded or will exceed $120,000; and
•	a director, executive officer, holder of more than 5% of the outstanding capital stock of Celsus or Volution, or any member of such person’s immediate family had or will have a direct or indirect material interest.

Celsus Transactions

For a description of Celsus’s transactions with related persons, please see “Certain Relationships and Related-Party Transactions.”

Volution Transactions

Pursuant to short term loan agreements entered into with Dr. Ray Prudo, a director and significant shareholder of Volution and RPC, on October 15, 2014 and November 10, 2014, Volution borrowed an aggregate of approximately $405,018 from Dr. Prudo at an interest rate of $4.5% per annum. Volution repaid Dr. Prudo the entire principal amount outstanding, plus interest in the amount of approximately $4,052, on April 17, 2015.

On July 3, 2015, under the terms of a contribution agreement among RPC and the shareholders of Volution, the Volution shareholders contributed all of their Volution shares to RPC, which resulted in Volution becoming a wholly owned subsidiary of RPC.

Prior to the closing of the Acquisition, Volution and certain shareholders of Volution, including Dr. Ray Prudo who is a director of both Volution and RPC, are expected to enter into a working capital advance agreement, pursuant to which such shareholders have agreed to make available £2,000,000 to Volution for working capital purposes. All amounts advanced under the agreement will accrue interest at a rate of 3% per annum and will mature shortly after completion of the Acquisition.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma combined financial statements give effect to the proposed Acquisition. The transaction will be accounted for under the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP, which are subject to change and interpretation. Volution is considered to be the acquiring company for accounting purposes in this transaction. Volution is considered the accounting acquirer even though Celsus will be the issuer of the Ordinary Shares in the Acquisition. Under the acquisition method of accounting, management of Celsus and Volution have made a preliminary estimate of purchase price, calculated as described in Note 2 to these unaudited pro forma combined financial statements. The net tangible assets acquired and liabilities assumed in connection with the transaction are at their estimated acquisition date fair values. The unaudited pro forma combined financial statements presented below are based upon the historical financial statements of Celsus and Volution, included in this proxy statement, adjusted to give effect to the acquisition of Celsus by Volution, for accounting purposes. The pro forma adjustments are described in the accompanying notes presented on the following pages.

The unaudited pro forma combined balance sheet as of December 31, 2014 and the unaudited pro forma combined statement of operations and comprehensive loss for the year ended December 31, 2014 presented herein are based on the historical financial statements of Volution and Celsus, adjusted to give effect to the proposed acquisition (for accounting purposes) of Celsus by Volution. The pro forma assumptions and adjustments are described in the accompanying notes presented in the following pages.

Because the Volution securityholders are anticipated to own 91.68% of the fully-diluted capitalization of the Company immediately following the closing of the Acquisition, Volution is considered to be the acquiring company for accounting purposes, and the transaction will be accounted for by Volution as a reverse acquisition under the acquisition method of accounting for business combinations. Accordingly, the acquisition consideration for accounting purposes will consist of the Celsus Ordinary Shares and the fair value of vested options and warrants issued by Celsus that are expected to be outstanding at the date of the Acquisition immediately prior to closing, assuming any acceleration as a result of the Acquisition. Assets and liabilities of Celsus will be measured at fair value and added to the assets and liabilities of Volution, and the historical results of operations of Volution will be reflected in the results of operations of the Company following the Acquisition.

The unaudited pro forma combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the Acquisition are based upon the preliminary accounting analysis conclusion that the Acquisition, without the completion of a valuation of the identifiable intangibles, should be accounted for under the acquisition method of accounting in accordance with GAAP and upon the assumptions set forth in the notes to the unaudited pro forma combined financial statements.

The Volution balance sheet as of December 31, 2014 and statement of operations and comprehensive loss for the year ended December 31, 2014 were derived from its audited financial statements for the year ended December 31, 2014, included elsewhere in this proxy statement.

The Celsus balance sheet as of December 31, 2014 and statement of operations and comprehensive loss for the year ended December 31, 2014 were derived from its audited consolidated financial statements included in its Annual Report on Form 10-K as of and for the year ended December 31, 2014, included elsewhere in this proxy statement.

The historical financial statements have been adjusted to give pro forma effect to events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial statements and the Celsus’s future results of operations and financial position. The actual amounts recorded as of the completion of the Acquisition may differ materially from the information presented in these unaudited pro forma combined financial statements as a result of the cash used in the Celsus operations between the signing of the Acquisition Agreement and the closing of the Acquisition; the timing of completion of the Acquisition; and other changes in the Celsus net assets that occur prior to the completion of the Acquisition, which could cause material differences in the information presented below.

The estimated number of shares of Celsus Ordinary Shares used to calculate the acquisition consideration is determined pursuant to the Acquisition Agreement, which includes stock options and warrants expected to be outstanding on the Acquisition date. The amount of acquisition consideration, assets acquired and liabilities assumed that will be used in acquisition accounting will be based on their respective fair values as determined at the time of closing, and may differ significantly from these preliminary estimates.

The unaudited pro forma combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition. The unaudited pro forma combined financial data also do not include any integration costs. The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Volution and Celsus been a combined company during the specified period. The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with the Volution historical audited financial statements for the year ended December 31, 2014 included elsewhere in this proxy statement and in conjunction with the Celsus historical audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2014.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
DECEMBER 31, 2014
(In thousands)

	Celsus Therapeutics PLC	Volution Immuno Pharmaceuticals SA		Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$6,216	$3,327		$—		$9,543
Prepaid expenses and other current assets	73	8		—		81
Short term restricted cash	142	—		—		142
Total current assets	6,431	3,335		—		9,766
Property and equipment, net	49	—		—		49
Patent acquisition costs, net	—	59		—		59
Investment in Volution Immuno Ltd	—		*)	—			*)
Goodwill and Intangibles	—	—		2,715	D	2,715
Total assets	$6,480	$3,394		$2,715		$12,589
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,003	$555		$—		$1,558
Accounts payable – related party	—	39		—		39
Accrued expenses	356	43		2,638	B	3,037
Loans payable – shareholders	—	534		—		534
Total current liabilities	1,359	1,171		2,638		5,168
Liability related to stock options and warrants	235	—		—		235
Other long term liabilities	33	—		—		33
Total liabilities	1,627	1,171		2,638		5,436
Commitments and contingencies
Ordinary Shares	927	1,028		181	B	14,469
				13,361	C
				(1,028)	E
Additional paid-in capital	34,116	12,628		(30,190)	A	7,505
				569	B
				(13,361)	C
				2,715	D
				1,028	E
Accumulated other comprehensive income (loss)	—	46		—		46
Accumulated deficit	(30,190)	(11,479)		30,190	A	(14,867)
				(750)	B
				(2,638)	B
Total shareholders’ equity	4,853	2,223		77		7,153
Total liabilities and shareholders’ equity	$6,480	$3,394		$2,715		$12,589

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND
COMPREHENSIVE LOSS
FOR THE YEAR ENDED DECEMBER 31, 2014
(In thousands, except share and per share data)

	Celsus Therapeutics PLC	Volution Immuno Pharmaceuticals SA	Pro Forma Adjustments	Pro Forma Combined
Operating expenses:
Research and development	$6,417	$1,616	$—	$8,033
General and administrative	3,760	303	—	4,063
Total operating expenses	10,177	1,919	—	12,096
Loss from operations	(10,177)	(1,919)	—	(12,096)
Financial income, net	549	—	—	549
Other income (expense), net	(20)	(28)	—	(48)
Loss before income tax expense	(9,648)	(1,947)	—	(11,595)
Income tax expense	—	—	—	—
Net loss	(9,648)	(1,947)	—	(11,595)
Other comprehensive income	—	79	—	79
Net loss and comprehensive loss	$(9,648)	$(1,868)	$—	$(11,516)
Net loss per share, basic and diluted	$(0.18)	$—	$—	$(0.07)
Weighted-average common shares outstanding, basic	54,116,557			156,258,394
Weighted-average common shares outstanding, diluted	54,271,330			156,413,167

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. Description of Transaction and Basis of Presentation

Description of Transaction

On July 10, 2015, Celsus entered into the Share Exchange Agreement with RPC. Pursuant to the terms and subject to the conditions set forth in the Share Exchange Agreement, Volution will become a subsidiary of Celsus and Celsus will be re-named Akari Therapeutics, PLC in connection with the Acquisition. The references to “the Company” in this footnote 1 refer to the combined merged companies following the closing of the Acquisition pursuant to the Share Exchange Agreement.

Upon completion of the Acquisition, current Celsus security holders will own 8.32% of the combined Company and current Volution security holders will own 91.68% of the combined Company on a fully diluted basis. No fractional shares of Celsus Ordinary Shares will be issued in connection with the Acquisition.

Basis of Presentation

The unaudited pro forma combined financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission (SEC) and are intended to show how the Acquisition might have affected the historical financial statements if the the Acquisition had been completed on January 1, 2014 for the purposes of the statement of operations, and as of December 31, 2014 for purposes of the balance sheet. Based on the terms of the the Acquisition, Volution is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as a reverse acquisition under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States. Accordingly, the assets and liabilities of Celsus will be recorded as of the the Acquisition closing date at their estimated fair values.

The pro forma adjustments are preliminary and based on management’s estimates of the fair value of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition. These estimates are based on the most recently available information. To the extent there are significant changes to the combined company’s business following completion of the the Acquisition, the assumptions and estimates set forth in the unaudited pro forma combined financial statements could change significantly. Accordingly, the pro forma purchase price adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following completion of the the Acquisition. There can be no assurances that these additional analyses and will not result in material changes to the estimates of fair value.

The unaudited pro forma combined statement of comprehensive loss for the year ended December 31, 2014 combine the audited historical statements of comprehensive loss of Celsus and Volution for their respective year ended December 31, 2014, and give pro forma effect to the the Acquisition as if it had been completed on January 1, 2014.

The unaudited pro forma combined financial statements assume current Celsus security holders will own 8.32% of the combined Company and current Volution security holders will own 91.68% of the combined Company on a fully diluted basis. This based on the number of shares of Celsus Ordinary Shares, stock options and warrants outstanding immediately prior to completion of the Acquisition.

The unaudited pro forma combined financial statements are based on Celsus’s market value as of July 13, 2015. The market value of Celsus’s Ordinary Shares at the completion of the Acquisition may be more or less than the market price at July 13, 2015. No adjustments to percentage of ownership of the combined Company will be made based on changes in the trading price of Celsus’ Ordinary Shares prior to completion of the Acquisition. As a result, upon closing of the Acquisition, the value of the shares of Celsus Ordinary Shares issued or issuable to Volution shareholders in connection with the Acquisition could be substantially less or substantially more than the current market value of Celsus’ Ordinary Shares.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

2. Purchase Price

The preliminary estimated total purchase price of the proposed Acquisition is as follows (in thousands):

Fair value of Celsus Ordinary Shares outstanding		$3,616
Estimated fair value of Celsus stock options outstanding		$35
Estimated fair value of Celsus warrants outstanding	$		*)
Estimated total purchase price		$3,651

*)	less than $1,000

For pro forma purposes, the fair value of Celsus Ordinary Shares used in determining the purchase price was $0.065 per share based on the closing price of Celsus ADS on July 13, 2015, a date close to the filing date. The pro forma information is illustrative only and the total purchase price consideration at closing of the Acquisition will be adjusted based upon the actual closing price of the ADS of Celsus. A $0.01 increase (decrease) in the per share price would increase (decrease) the total purchase price consideration by approximately $564. The combined company will expense all transaction costs as incurred.

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Celsus based on their estimated fair values as of the Acquisition closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill and intangible assets.

The allocation of total preliminary estimated purchase price to the acquired tangible assets and liabilities assumed of Celsus based on the estimated fair values as of December 31, 2014 is as follows (in thousands):

Cash, cash equivalents and restricted cash	$2,860
Prepaid expenses and other assets acquired	100
Goodwill and intangible assets	2,715
Liability related to stock options and warrants	(1,004)
Other assumed liabilities	(1,020)
Total	$3,651

The allocation of the estimated purchase price is preliminary because the proposed Acquisition has not yet been completed. The final determination of the purchase price allocation is anticipated to be based on the fair values of assets and the fair values of liabilities assumed as of the Acquisition closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined financial statements.

Celsus and Volution believe that the historical values of Celsus’s current assets and current liabilities approximate their fair value based on the short term nature of such items.

Celsus has preliminarily concluded that the Acquisition transaction is a business combination pursuant to ASC 805 and thus will record the fair value of intangible assets. Celsus has not performed a valuation but has estimated and recorded the intangible assets as a difference between the purchase price and the acquired tangible assets and liabilities. The accounting analysis is preliminary and further analysis and the completion of a valuation may result in the capitalized goodwill and intangible asset being recorded as acquired in-process research and development (IPR&D). Alternatively, if the accounting analysis indicates that the Acquisition is an asset acquisition, any amounts determined to be IPR&D would be recorded to the Statement of Operations and Comprehensive Loss.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

3. Pro Forma Adjustments

The unaudited pro forma combined financial statements include pro forma adjustments to give effect to certain significant transactions of Volution as a direct result of the proposed Acquisition, the acquisition of Celsus by Volution for accounting purposes.

The pro forma adjustments reflecting the completion of the Acquisition are based upon the preliminary accounting analysis conclusion that the Acquisition should be accounted for under the acquisition method of accounting and upon the assumptions set forth below.

The pro forma adjustments are as follows:

(A)	To reflect the elimination of Celsus’s historical accumulated deficit.
(B)	To reflect the estimated transactions costs payable in cash that were not incurred as of December 31, 2014. The estimated amounts include deal related transaction costs and fees to financial advisors. Approximately $750,000 of such costs will be paid in Ordinary Shares based upon the Ordinary Shares value at the closing date of the Share Exchange Agreement.
(C)	To reflect the issuance of Celsus Ordinary Shares that includes the effect of certain warrants of Celsus that will be adjusted due to anti-dilution adjustment provisions contained in the warrants based on the consideration per share issued in the Acquisition.
(D)	Represents the preliminary assessment of the fair value of Celsus’s identifiable goodwill and intangible assets acquired in the Share Exchange Agreement calculated as the difference between the purchase price and the acquired tangible assets and liabilities.
(E)	To reflect the elimination of Volution’s historical Ordinary Shares.

DESCRIPTION OF CELSUS SHARE CAPITAL

The following description of Celsus’s share capital summarizes the material terms and provisions of Celsus’s Ordinary Shares. The following description does not purport to be complete and is summarized from, and qualified in its entirety by reference to, the Celsus Articles of Association, which has been publicly filed with the SEC. See “Where You Can Find More Information.”

Dividend Rights.  Our Articles provide that our board of directors may, subject to the applicable provisions of the Companies Act 2006, from time to time, pay such dividend as may appear to the board of directors to be justified by the distributable profits of the company. Dividends may also be declared by the shareholders in general meeting upon the recommendation of the directors. Subject to the rights of the holders of shares with preferential or other special rights that may be authorized in the future (and the circumstances in which dividend rights may be suspended referred to in the Limitation on Owning Securities section below), holders of Ordinary Shares are entitled to receive dividends according to the amounts paid up (which is generally accepted to mean the proportion of the nominal value of the shares paid-up. ignoring any premium paid or payable on them) on account of the shares they respectively hold at the record date for the dividend appointed by the Company. Under the Companies Act 2006, a company may distribute a dividend only if the distribution does not create a reasonable concern that the company will be unable to meet its existing and anticipated obligations as they become due. A company may only distribute a dividend out of the company’s profits available for distribution, as defined under the Companies Act 2006. Additionally, under the Companies Act 2006, a public limited company cannot pay a dividend unless its net assets are not less than its called-up share capital and undistributable reserves and will not become less as a result of the proposed dividend.

Voting Rights.  Holders of Ordinary Shares have one vote for each Ordinary Share held on all matters submitted to a vote of shareholders provided that no monies are due for payment by the holder on the shares. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future and are also capable of suspension in the circumstances referred to in the Limitation on Owning Securities section below.

The Ordinary Shares do not have cumulative voting rights in the election of directors. As a result, holders of Ordinary Shares that represent more than 50% of the voting power at the general meeting of shareholders, in person or by proxy, have the power to elect all the directors whose positions are being filled at that meeting to the exclusion of the remaining shareholders. Our board of directors is divided into three classes for purposes of election (Class A Directors, who serve a one year term before being subject to re-election at the Company’s annual general meeting; Class B Directors, who serve a two year term before being subject to re-election at the annual general meeting; and Class C Directors who serve a three year term before being subject to re-election at the annual general meeting). At every annual general meeting, one third of the directors who are subject to retirement by rotation, or as near to it as may be, will retire from office. In any two year period, a majority of the directors must stand for re-election or replacement. In the event that this majority has not been met and the number of directors eligible for retirement by rotation under the provision of our Articles are not met, any further directors to retire are those who have been in office the longest since their last appointment or re-appointment, but as between persons who became or were last re-appointed directors on the same day, those to retire are determined by the Board of Directors at the recommendation of the Chairman. A retiring director is eligible for re-appointment, subject to the terms of our Articles.

The actions necessary to change the rights of holders of the Ordinary Shares are as follows: the rights of the shareholders would need to be altered by way of a special resolution requiring the approval of 75% votes of the shareholders who are present and voting in person or by proxy. In order to change the rights of a separate class of shares, it will require such a vote by shareholders of that class of shares, or the written consent in writing of the holders of at least 75% of the nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares).

Liquidation Rights.  In the event of our liquidation, subject to applicable law, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of Ordinary Shares in proportion to their respective holdings. This liquidation right may be affected by the grant of preferential dividends or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Redemption Provisions.  We may, subject to applicable law and to our Articles, issue redeemable preference shares and redeem the same.

Capital Calls.  Under our Articles and the Companies Act 2006, the liability of our shareholders (in their capacity as such) is limited to the amounts agreed to be paid up on the shares held by them upon their issue (both as to nominal value and any share premium).

Transfer of Shares.  Fully paid Ordinary Shares are issued in registered form and may be transferred pursuant to our Articles, unless such transfer is restricted or prohibited by another instrument and subject to applicable securities laws.

The Articles state that the directors of the Company may refuse to authorize a transfer of shares if the shares in question have not been paid in full and are therefore only partly paid, or if the transfer: is in respect of more than once class of share; or is in favour of more than four transferees; or is not duly stamped (if required); or is made in breach of applicable rules or regulations; or not accompanied with the certificate relating to the shares concerned and any other evidence that the directors may reasonably require relating to the title of the transferor to the shares and its capacity to transfer them. See also the restrictions in respect of transfer referred to in the Transfer Restrictions and Limitation on Owning Securities sections below.

Preemptive Rights.  The Companies Act 2006 confers on our shareholders preemptive rights with respect to new issuances of equity securities for cash consideration, which rights are capable of being misapplied by special shareholder resolution. On June 28, 2012, our shareholders authorised the allotment by the Company of equity securities (including subscription rights/warrants) with an aggregate nominal value of up to £50,000,000 non pre-emptively. This authority lasts until June 28, 2017, unless it is revoked early.

Modification of Rights

Subject to the provisions of the Companies Act 2006, if at any time our capital is divided into different classes of shares, the rights attached to any class may be varied or abrogated with the consent in writing of the holders of at least three-fourths in nominal value of that class (excluding any shares of that class held as treasury shares) or with the sanction of a special resolution passed at a separate meeting of the holders of that class, but not otherwise. The quorum at any such meeting is one person holding, or representing by proxy, at least one-third in nominal value of the issued shares in question.

Transfer Restrictions

Upon the listing of our shares on a Regulated Market (as defined by the Financial Services and Markets Act 2000, the AIM market of the London Stock Exchange, the New York Stock Exchange, the NYSE Amex, NASDAQ and similar securities exchanges), the board may decide that up to 100% of each shareholders’ free shares (i.e. unrestricted shares under the applicable rules and regulations) shall be restricted to sale or transfer according to the following provisions, such shares as restricted by the board being Restricted Shares: (i) during the first six months commencing on the date of the listing, no transfer of Restricted Shares is permitted; (ii) as of the seventh and eighth month following the date of the listing, such a shareholder may transfer shares that constitute up to 12.5% of his Restricted Shares per month; and (iii) as of the ninth month following the date of the listing, the remaining Restricted Shares are no longer considered restricted.

Shareholders’ Meetings and Resolutions

Pursuant to our Articles, the quorum required for a general meeting of shareholders consists of at least two shareholders present in person or by proxy or by representative (in the case of a corporation), who hold shares constituting in the aggregate at least 15% of our outstanding share capital. If at any time the Company has only one shareholder, such shareholder, in person, by proxy or, if a corporation, by its representative, shall constitute a quorum. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the chairman of the board may designate. Furthermore, the board of the company may call a general meeting whenever they think fit. If the board, in its absolute discretion, considers that it is impractical or unreasonable for any reason to hold a general meeting on the date or at the time or place specified in the notice calling the general meeting, it may postpone the general meeting to another date, time and/or place.

Under the Companies Act 2006 and the Articles, each shareholder of record entitled to vote at the meeting must be provided at least 14 clear days’ prior notice of any general shareholders’ meeting and

21 clear days’ prior of an annual general meeting (unless, in the case of an annual general meeting all members entitled to attend and vote at the meeting, or in the case of a general meeting, a majority of the members entitled to attend and vote who hold not less than 95 per cent. of the voting shares (excluding treasury shares), agree to shorter notice). Subject to the provisions of the Companies Act 2006, our annual general meeting will be held at such time and place or places as our board may determine. Our board may call a general meeting whenever it thinks fit, and must do so when required under the Companies Act 2006. General meetings must also be convened on such requisition, or in default may be convened by such requisitionists or by court order, as provided by the Companies Act 2006.

Limitation on Owning Securities

Our Articles do not restrict in any way the ownership or voting of Ordinary Shares on grounds of non-residency of a shareholder in the UK. Furthermore, there is no longer an obligation of a shareholder of a UK company which is a non-listed (in the UK or EU) company to voluntarily disclose his shareholding unless, required to do so by the company. The company may serve a demand on a person under section 793 to the Companies Act 2006 requiring that person to give information about the person’s interest (if any) in shares of the company, following which that person is required to disclose any such interest to the company. Under the our Articles, if a shareholder fails to give the information required by the section 793 notice in respect of the shares that are the subject of the notice within 14 days of the service of the notice, the board may serve a disenfranchisement notice on the holder of such shares, following which (unless the board determines otherwise): the shares cease to confer the right to attend and vote at general meetings or at meetings of the class of the relevant shares; if such shares represent at least 0.25% in nominal value of the issued shares of a class (excluding shares held as treasury shares), then the shares cease to confer dividend rights and the right of the holder to transfer the shares is restricted. Such sanctions cease to apply cease to apply upon the required information being provided to the satisfaction of the board (or the shares being transferred in limited circumstances prescribed by the Articles).

Change in Control

We can, with the authority of shareholders, issue additional shares with any rights or restrictions attached to them as long as not restricted by any rights attached to existing shares (or, if so restricted, provided that the rights attaching to the relevant classes of existing share are varied in order to permit the allotment of the new shares — see the Modification of Rights section above). On June 28, 2012, our shareholders authorised the allotment by the Company of shares and subscription rights/warrants in respect of shares with an aggregate nominal value of up to £50,000,000 non pre-emptively. This authority lasts until June 28, 2017, unless it is revoked early. The allotment of shares carrying preferential rights to existing shares may not in all circumstances constitute a variation or abrogation of the rights attaching to existing shares. Accordingly, it may be possible for the rights or restrictions attaching to new shares to be decided by the directors without any shareholder or class of shareholder approval being required, unless the resolution authorizing the directors to allot the shares stipulates the class of shares and/or the rights and restrictions that are to attach to the new shares. The June 28, 2012 allotment authority does not so restrict the class of shares that may be allotted by directors under the authority or stipulate the rights and restrictions to apply to any new shares. The ability of the directors to issue shares with rights or restrictions that are different than those attached to the currently outstanding Ordinary Shares could have the effect of delaying, deferring or preventing change of control of our company.

In addition, as discussed above under “Election of Directors” and Voting Rights, our board of directors is divided into three classes for purposes of election and not all directors are required to submit themselves for re-election annually. This would make it difficult for shareholders to replace the entire board at a single meeting unless the special procedure for the removal of directors under the Companies Act 2006 is followed (see Differences in Corporate Law below), and so this could also have the effect of delaying, deferring or preventing a change in control of our company.

We may in the future be subject to the UK Takeover Code which is not binding on our company at the present time. Nevertheless, the UK Takeover Code could apply to our company under certain circumstances in the future. If that were to occur, each person who, when taken together with persons acting in concert with him, acquires an interest in shares which carry 30% or more of our voting rights, or any person who, together with persons acting in concert with him, is interested in shares which carry between 30% and 50% of the voting rights in us, and such person, or his concert parties, acquires an interest in any other shares which increases the percentage of shares carrying voting rights in which he is interested, could, in most circumstances, be required to make an offer for all the shares in our company under the terms of the UK Takeover Code.

Drag Along

If any shareholder or shareholders holding in aggregate 75% or more of the issued Ordinary Shares wish to transfer such shares in a transaction or series of related transactions to a third party, such selling shareholders may require all remaining shareholders to offer the Ordinary Shares held by them to the proposed buyer.

Our Articles do not have conditions governing changes in our capital which are more stringent than those required by law.

Differences in Corporate Law

The applicable provisions of the Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act 2006 applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

	England and Wales	Delaware
Number of Directors	Under the Companies Act 2006, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.
Removal of Directors	Under the Companies Act 2006, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided that 28 clear days’ notice of the resolution is given to the company and its shareholders and certain other procedural requirements under the Companies Act 2006 are followed (such as allowing the director to make representations against his or her removal either at the meeting or in writing).	Under Delaware law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority shareholder vote, though in the case of a corporation whose board is classified, shareholders may effect such removal only for cause.

	England and Wales	Delaware
Vacancies on the Board of Directors	Under English law, the procedure by which directors (other than a company’s initial directors) are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually (unless a resolution has first been passed approving the proposal of the appointment of the directors together without a vote against such resolution being received).	Under Delaware law, vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors.
Annual General Meeting	Under the Companies Act 2006, a public limited company must hold an Annual General Meeting in each six-month period following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of shareholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.
General Meeting	Under the Companies Act 2006, a general meeting of the shareholders of a public limited company may be called by the directors.	Under Delaware law, special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings can require the directors to call a general meeting.

	England and Wales	Delaware
Notice of General Meetings	Under the Companies Act 2006, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters (such as the removal of directors or auditors) require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the shareholders must be given to each shareholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.
Proxy	Under the Companies Act 2006, at any meeting of shareholders, a shareholder entitled to vote at the meeting may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of shareholders, a shareholder may designate another person to act for such shareholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.
Preemptive Rights	Under the Companies Act 2006, “equity securities” (being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares) proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act 2006.	Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, a shareholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock.

	England and Wales	Delaware
Liability of Directors and Officers	Under the Companies Act 2006, any provision (whether contained in a company’s articles of association or any contract or otherwise) that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.	Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its shareholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:
	Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act 2006, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company as long as he is successful in defending the claim or criminal proceedings); and (c) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan other than costs or liabilities arising in respect of criminal or regulatory proceedings against the director that are successful).	• any breach of the director’s duty of loyalty to the corporation or its shareholders;
• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
• intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or
• any transaction from which the director derives an improper personal benefit.

England and Wales	Delaware
Voting Rights	Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act 2006, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing at least 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding voting rights attached to any treasury shares); or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding shares held as treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders entitled to vote representing a simple majority of the total voting rights of shareholders present (in person or by proxy) or who cast their vote in advance. Special resolutions require the affirmative vote on a show of hands of not less than 75% of the votes cast by shareholders present (in person or by proxy) and entitled to vote at the meeting. If a poll is demanded, a special resolution is passed if it is approved by holders entitled to vote representing not less than 75% of the total voting rights of shareholders present (in person or by proxy) or who have cast their vote in advance.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each shareholder is entitled to one vote for each share of capital stock held by such shareholder.

	England and Wales	Delaware
Shareholder Vote on Certain Transactions	The Companies Act 2006 provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:	Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•

the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•

the approval of the board of directors; and approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

• the approval of the court.
Standard of Conduct for Directors	Under English law, a director owes various statutory and fiduciary duties to the company, including:	Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the shareholders.
• to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;
• to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;
• to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;
• to exercise independent judgment;
• to exercise reasonable care, skill and diligence;
• not to accept benefits from a third party conferred by reason of his being a director or doing (or not doing) anything as a director; and
• a duty to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

	England and Wales	Delaware
Stockholder Suits	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act 2006 provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.	Under Delaware law, a shareholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:
• state that the plaintiff was a shareholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and
• allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or
• state the reasons for not making the effort.
Additionally, the plaintiff must remain a shareholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

City Code on Takeovers and Acquisitions

Since our place of central management and control is not in the United Kingdom, we are currently not subject to the U.K. City Code on Takeovers and Acquisitions (the “City Code”), which is issued and administered by the U.K. Panel on Takeovers and Acquisitions (the “Panel”). The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

a)	acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares; or
b)	who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares or ADSs that would not also apply if such holders were resident in the United Kingdom, other than withholding tax requirements. There is no limitation imposed by English law or our articles of association on the right of non-residents to hold or vote shares that would not also apply to a non-resident holder if the holder was resident in the UK.

PRINCIPAL SHAREHOLDERS OF CELSUS

The following table sets forth certain information with respect to the beneficial ownership of Celsus Ordinary Shares as of June 30, 2015 (except where otherwise indicated) for:

•	each person, or group of affiliated persons, who are known by us to beneficially own more than 5% of the outstanding Celsus Ordinary Shares;
•	each of the Celsus directors;
•	each of the Celsus named executive officers, as identified in “The Acquisition — Interests of the Celsus Directors and Executive Officers in the Acquisition”; and
•	all of the current directors and executive officers of Celsus as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of June 30, 2015, through the exercise of any option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.

Ordinary Shares that may be acquired by an individual or group within 60 days of June 30, 2015, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The percentage of ownership is based on 55,636,283 shares of Ordinary Shares outstanding on June 30, 2015, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. Celsus does not know of any arrangements, including any pledge by any person of securities of Celsus, the operation of which may at a subsequent date result in a change of control of Celsus. Unless otherwise noted, the address of each director and current and former executive officer of Celsus is: c/o Celsus Therapeutics Plc, 53 Davies Street, London, United KingdomW1K 5JH.

	Number of Ordinary Shares Beneficially Owned(1)		Percentage of Ordinary Shares Beneficially
Directors and Executive Officers
Mark S. Cohen	2,209,540	(2)	3.9%
Johnson Yiu Nam Lau, M.B.,B.S., M.D., F.R.C.P.	216,583	(3)	*
David Sidransky, M.D.	374,042	(4)	*
Amos Eiran	88,333	(5)	*
Dov Elefant	180,000	(6)	*
Gur Roshwalb, M.D.	460,438	(7)	*
Pablo Jimenez, M.D.	32,500	(8)	*
Robert F. Doman	93,333	(9)	*
Allan Shaw	156,863	(10)	*
All directors and officers as a group (9 persons)	3,811,632		6.8%
5% or More Shareholders
Prof. Saul Yedgar, Ph.D.	3,793,375	(11)	6.8%

*	Represents beneficial ownership of less than 1% of our outstanding Ordinary Shares.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes Ordinary Shares subject to options and other convertible securities that are exercisable or convertible within 60 days of June 30, 2015. Except as indicated by footnote, to our knowledge, all persons named in the table above have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned. Beneficial ownership of 5% or more shareholders is based solely on information disclosed in Schedule 13Gs and Form 4s filed with the SEC.
(2)	Includes options to purchase, 136,500 Ordinary Shares at an exercise price of £0.80 per share (or $1.30) which expire on August 28, 2017 and 60,000 Ordinary Shares at an exercise price of $1.56 per share, which expire on June 20, 2022, 75,000 Ordinary Shares at an exercise price of $1.56 per share, which expire on March 19, 2022, 65,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024, 33,333 Ordinary Shares at an exercise price of $2.00 per share, which expire on April 29, 2023, 65,000 Ordinary Shares at an exercise price of $0.60 per share, which expire on July 22, 2024 and warrants to purchase 182,450 Ordinary Shares at an exercise price of $2.00 per share. This figure does not take into account a warrant issued to Pearl Cohen Zedek Latzer Baratz Law Office, or PCZL, on February 12, 2012, to purchase 309,492 ordinary Shares at an exercise price of $2.00 per share; Mark Cohen is a senior partner in PCZL. His business address is Pearl Cohen Zedek Latzer Baratz, LLP, 1500 Broadway, 12th Floor, New York, NY 10036, United States of America.
(3)	Consists of options to purchase 68,250 Ordinary Shares at an exercise price of £0.80 per share (or $1.30), which expire on August 28, 2017, 30,000 Ordinary Shares at an exercise price of $1.56 per share, which expire on June 20, 2022, 25,000 Ordinary Shares at an exercise price of $1.56 per share, which expire on March 19, 2022, 23,333 Ordinary Shares at an exercise price of $2.00 per share, which expire on April 29, 2023, 25,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024 and 45,000 Ordinary Shares at an exercise price of $0.60 per share, which expire on July 22, 2024. Dr. Johnson’s business address is c/o Kinex Pharmaceuticals, 701 Ellicott Street, Buffalo, New York 14203.
(4)	Includes options to purchase 128,477 Ordinary Shares at an exercise price of £0.80 per share (or between $1.29 and $1.30), 68,250 Ordinary Shares which expire on August 28, 2017, and 60,227 Ordinary Shares which expire on February 5, 2018. In addition, includes options to purchase 30,000 Ordinary Shares at an exercise price of $1.56 per share which expire on June 20, 2022, 25,000 Ordinary Shares at an exercise price of $1.56 per share, which expire on March 19, 2022, 33,333 Ordinary Shares at an exercise price of $2.00 per share, which expire on April 29, 2023, 45,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024, 45,000 Ordinary Shares at an exercise price of $0.60 per share, which expire on July 22, 2024 and warrants to purchase 12,500 Ordinary Shares at an exercise price of $2.00 per share which expire February 12, 2017. Dr. Sidransky’s business address is 17 Pinsker Street, Rehovot, Israel 7630825.
(5)	Includes options to purchase 15,000 Ordinary Shares at an exercise price of $2.00 which expire on June 28, 2022, 23,333 Ordinary Shares at an exercise price of $2.00 per share, which expire on April 29, 2023, 25,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024 and 25,000 Ordinary Shares at an exercise price of $0.60 per share, which expire on July 22, 2024. Mr. Eiran’s business address is 2 Avner Street, Herzlia, Israel 4670402.
(6)	Includes options to purchase 40,000 Ordinary Shares at an exercise price of $1.56 which expire on January 11, 2022, 100,000 Ordinary Shares at an exercise price of $2.00 per share, which expire on July 1, 2023 and 40,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024.
(7)	Includes options to purchase 165,000 Ordinary Shares at an exercise price of $2.00 per share, which expire on September 24, 2023 and 120,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024.
(8)	Includes options to purchase 32,500 Ordinary Shares at an exercise price of $0.57 per share, which expire on November 1, 2023.
(9)	Includes options to purchase 23,333 Ordinary Shares at an exercise price of $2.00 per share, which expire on April 29, 2023, 25,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024 and 45,000 Ordinary Shares at an exercise price of $0.60 per share, which expire on July 22, 2024.
(10)	Includes options to purchase 33,333 Ordinary Shares at an exercise price of $2.00 per share, which expire on April 29, 2023, 45,000 Ordinary Shares at an exercise price of $0.75 per share, which expire on February 5, 2024 and 45,000 Ordinary Shares at an exercise price of $0.60 per share, which expire on July 22, 2024.

(11)	Includes the purchase of shares as described in footnote (2) above and the deduction of 101,400 Ordinary Shares purchased by the Yedgar Family Trust on January 24, 2012 by exercising a warrant granted by Prof. Yedgar. Prof. Yedgar’s business address is c/o Department of Biochemistry, Hebrew University-Hadassah Medical School, Jerusalem, Israel 91120.

Equity Compensation Plan Information

For more information relating to our equity compensation plan, please refer to the section entitled “Equity Compensation Plan Information” included in the description of security ownership of certain beneficial owners and management and related shareholder matters in Item 5 of the Celsus 10-K, which section is incorporated by reference herein.

PRINCIPAL SHAREHOLDERS OF VOLUTION

As of July [•], 2015 and following the Reorganization, RPC is the sole shareholder of Volution. Ray Prudo has voting and dispositive control over the shares held by RPC and owns approximately [•  ]% of RPC’s outstanding shares. Clive Richardson, Miles Nunn and Wynne Weston Davies do not own any of the outstanding shares of RPC.

WHERE YOU CAN FIND MORE INFORMATION

Celsus files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Celsus files at the SEC public reference room in at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Celsus SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Celsus also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

In addition, the SEC allows the Company to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement, except for any information that is superseded by information included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement as described below.

This proxy statement incorporates by reference the documents listed below that the Company has previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). They contain important information about the Company and its financial condition.

Celsus SEC Filings (SEC File Number 001-36288):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 11, 2015;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 12, 2015;
•	Proxy Statement for our Annual General Meeting on Schedule 14A filed with the SEC on May 28, 2015;
•	Current Reports on Form 8-K filed on February 17, 2015, April 13, 2015, May 1, 2015 and July 13; and
•	the description of the Company’s ADSs, which are registered under Section 12 of the Exchange Act, in the Company’s registration statement on Form 8-A as filed on January 30, 2014, including any amendment or report filed for the purpose of updating such descriptions (and declared effective by the SEC on January 30, 2014) (SEC File Number 333-192783).

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC by the Company, such information or exhibit is specifically not incorporated by reference.

In addition, the Company incorporates by reference any future filings it may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the General Meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Celsus has supplied all information contained in this proxy statement relating to Celsus, and Volution has supplied all information contained in this proxy statement relating to Volution.

If you would like to request documents from Celsus or Volution, please send a request in writing or by telephone to either Celsus or Volution at the following addresses:

Celsus Therapeutics Plc
24 West 40th Street, 8th Floor, New York, NY 10018
Attn: Gur Roshwalb, M.D.,
Chief Executive Officer
Telephone: (646) 350-0702, ext 101
Email: info@celsustx.com

Volution Immuno Pharmaceuticals
Landmark Fiduciaire (Suisse) SA
6 Place des Eaux-Vives, PO Box 3461, 1211 Geneva 3, Switzerland
Attn: Nigel Carter
Telephone: +44 (0)20 7025 7911
Email: NC@landmark-swiss.ch

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Celsus shareholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in “householding,” please notify your broker. If you prefer to receive a separate proxy statement and annual report, direct your written request to Celsus’s Chief Executive Officer at the following address: Gur Roshwalb, M.D., Celsus Therapeutics Plc, 24 West 40th Street, 8th Floor, New York, NY 10018 or contact Gur Roshwalb, M.D. at (646) 350-0702, ext 101 or info@celsustx.com. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

FUTURE SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, shareholder proposals intended to be included in the 2016 Annual General Meeting proxy materials must be received by the Secretary of the Company no later than January 23, 2016, or otherwise as permitted by applicable law (the “Proxy Deadline”); provided, however, that if the 2016 Annual General Meeting date is advanced or delayed by more than 30 days from the anniversary date of the 2015 Annual General Meeting, then shareholders must submit proposals within a reasonable time before the Company begins to print and send its proxy materials. Proposals received after this timeframe will not be included in the Company’s proxy materials for the 2016 Annual General Meeting. The form and substance of these proposals must satisfy the requirements established by the Company’s Articles, the Nominating and Corporate Governance Committee charter and the SEC, and the timing for the submission of any such proposals may be subject to change as a result of changes in SEC rules and regulations.

Under the Companies Act, in order for a shareholder proposal to be presented at an Annual General Meeting, such proposal must have been requisitioned either by shareholders representing 5% of the voting rights of all members having a right to vote on such proposal at the Annual General Meeting or by at least 100 shareholders who have a right to vote on such proposal at the relevant Annual General Meeting and who hold shares in the Company on which there has been paid up an average sum, per member, of at least £100. Such proposal must have been signed or otherwise authenticated by all requisitionists and submitted to the Company not later than (1) six weeks before the Annual General Meeting to which the requests relate, or (2) if later, the time at which notice of that meeting is given by the Company.

Additionally, shareholders who intend to nominate a director to be elected at the 2016 Annual General Meeting must provide the Secretary of the Company with written notice of such nomination between 7 and 42 days prior to the date of such meeting, together with written notice signed by the director nominee regarding his or her willingness to be elected. Any shareholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Nominating and Corporate Governance Committee, the committee that recommends a slate of nominees to the Board for election at each annual general meeting, must also provide the Secretary of the Company with: the name and address of the shareholder seeking to recommend a director candidate; a representation that the shareholder is a record holder of the Company’s securities (or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act); the name, age, business and residential address, educational background, current principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate, which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; a description of all arrangements or understandings between the shareholder and the proposed director candidate; the consent of the proposed director candidate to be named in the Proxy Statement relating to the Company’s annual general meeting and to serve as a director if elected at such annual general meeting; and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules, if then required. The Nominating and Corporate Governance Committee will consider all director candidates who comply with these requirements and will evaluate these candidates using the criteria described above under the caption, “Nomination of Directors.” Director candidates who are then approved by the Board will be included in the Company’s proxy statement for that annual general meeting.

VOLUTION IMMUNO PHARMACEUTICALS SA AND AFFILIATE
FINANCIAL STATEMENTS

Index to Financial Statements

Report of Independent Registered Public Accounting Firm	F-2
Combined and Consolidated Financial Statements
Combined and Consolidated Balance Sheets	F-3
Combined and Consolidated Statements of Comprehensive Loss	F-4
Combined and Consolidated Statements of Changes in Shareholders' Equity	F-5
Combined and Consolidated Statements of Cash Flows	F-6
Notes to Combined and Consolidated Financial Statements	F-7 – F-13

Tel. +41 44 444 35 55	BDO AG
Fax +41 44 444 35 35	Fabrikstrasse 50
www.bdo.ch	CH-8031 Zürich

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Volution Immuno Pharmaceuticals SA and Affiliate, Switzerland

We have audited the accompanying combined and consolidated balance sheets of Volution Immuno Pharmaceuticals SA and Affiliate as of December 31, 2014 and 2013 and the related combined and consolidated statements of comprehensive loss, changes in shareholder’s equity, and cash flows for the years ended December 31, 2014 and 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the combined and consolidated financial statements referred to above present fairly, in all material respects, the financial position of Volution Immuno Pharmaceuticals SA and Affiliate at December 31, 2014 and 2013, and the results of its operations and its cash flows for the years ended December 31, 2014 and 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying combined and consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the combined and consolidated financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The combined and consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Zürich, June 17, 2015

/s/ BDO AG

Christoph Tschumi                       ppa. Julian Snow

VOLUTION IMMUNO PHARMACEUTICALS SA
AND AFFILIATE

COMBINED AND CONSOLIDATED BALANCE SHEETS
December 31, 2014 and 2013
(in U.S. Dollars except share data)

	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$3,327,468	$553,654
Prepaid expenses and other current assets	7,781	—
Total Current Assets	3,335,249	553,654
Patent Acquisition Costs, net	59,417	67,601
Total Assets	$3,394,666	$621,255
Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$555,528	$220,340
Accounts payable – related party	39,236	—
Accrued expenses	42,999	—
Loans payable – shareholders	533,605	112,525
Total Current Liabilities	1,171,368	332,865
Commitments and Contingencies
Shareholders' Equity:
Varleigh Immuno Pharmaceuticals Ltd (Predecessor)
Ordinary share capital of GBP .10 par value Authorized: 11,727,149 shares; Issued and outstanding: 0 and 11,727,149 at December 31, 2014 and 2013, respectively	—	1,888,435
Volution Immuno Pharmaceuticals SA
Share capital of CHF 1.00 par value Authorized: 1,001,750 shares; Issued and outstanding: 1,001,750 and 100,000 at December 31, 2014 and 2013, respectively	1,027,866	112,300
Additional paid-in capital	12,628,432	7,964,840
Share subscription receivable	—	(112,300)
Accumulated other comprehensive income	46,081	(33,357)
Accumulated deficit	(11,479,081)	(9,531,528)
Total Shareholders' Equity	2,223,298	288,390
Total Liabilities and Shareholders' Equity	$3,394,666	$621,255

See notes to combined and consolidated financial statements.

VOLUTION IMMUNO PHARMACEUTICALS SA
AND AFFILIATE

COMBINED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
As of and for the Years Ended December 31, 2014 and 2013
(in U.S. Dollars except share data)

	2014	2013
Operating Expenses:
Research and development costs	$1,616,204	$961,527
General and administrative expenses	303,095	135,267
Total Operating Expenses	1,919,299	1,096,794
Loss from Operations	(1,919,299)	(1,096,794)
Other Income (Expense):
Interest income	91	1,266
Exchange loss	(22,909)	—
Interest expense	(5,436)	(58)
Total Other Income (Expense)	(28,254)	1,208
Loss before Income Taxes	(1,947,553)	(1,095,586)
Income Taxes	—	—
Net Loss	(1,947,553)	(1,095,586)
Other Comprehensive Income (Loss):
Foreign Currency Translation Adjustment	79,438	(30,713)
Comprehensive Loss	$(1,868,115)	$(1,126,299)

See notes to combined and consolidated financial statements.

VOLUTION IMMUNO PHARMACEUTICALS SA
AND AFFILIATE

COMBINED AND CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
As of and for the Years Ended December 31, 2014 and 2013
(in U.S. Dollars except share data)

	Varleigh Immuno Pharmaceutical Ltd. (Predecessor)		Volution Immuno Pharmaceuticals SA		Additional Paid-in Capital	Share Subscription Receivable	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
	Share Capital		Share Capital
	Shares	Amount	Shares	Amount
Shareholders' Equity, January 1, 2013	9,091,490	$1,472,950	—	$—	$7,040,385	$—	$(2,644)	$(8,435,942)	$74,749
Issuance of Ordinary Shares (Varleigh Immuno)	2,635,659	415,485	—	—	924,455	—	—	—	1,339,940
Issuance of Share Capital	—	—	100,000	112,300	—	(112,300)	—	—	—
Comprehensive Loss	—	—	—	—	—	—	(30,713)	(1,095,586)	(1,126,299)
Shareholders' Equity, December 31, 2013	11,727,149	1,888,435	100,000	112,300	7,964,840	(112,300)	(33,357)	(9,531,528)	288,390
Issuance of Share Capital	—	—	901,750	915,566	2,775,157	—	—	—	3,690,723
Payment of Share Subscription Receivable	—	—	—	—	—	112,300	—	—	112,300
Dissolution of Varleigh Immuno	(11,727,149)	(1,888,435)	—	—	1,888,435	—	—	—	—
Comprehensive Loss	—	—	—	—	—	—	79,438	(1,947,553)	(1,868,115)
Shareholders' Equity, December 31, 2014	—	$—	1,001,750	$1,027,866	$12,628,432	$—	$46,081	$(11,479,081)	$2,223,298

See notes to combined and consolidated financial statements.

VOLUTION IMMUNO PHARMACEUTICALS SA
AND AFFILIATE

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
As of and for the Years Ended December 31, 2014 and 2013
(in U.S. Dollars except share data)

	2014	2013
Cash Flows from Operating Activities:
Net loss	$(1,947,553)	$(1,095,586)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,942	8,449
Changes in operating assets and liabilities:
Decrease (increase) in assets:
Prepaid expenses and other assets	(8,422)	16,827
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	474,209	(191,524)
Total adjustments	470,729	(166,248)
Net Cash Used in Operating Activities	(1,476,824)	(1,261,834)
Cash Flows from Financing Activities:
Proceeds from stockholder loans	432,353	112,525
Proceeds from issuance of shares	3,690,723	1,339,940
Proceeds from stock subscription	112,300	—
Net Cash Provided by Financing Activities	4,235,376	1,452,465
Effect of Exchange Rates on Cash and Cash Equivalents	15,262	891
Net Increase in Cash and Cash Equivalents	2,773,814	191,522
Cash and Cash Equivalents, beginning of year	553,654	362,132
Cash and Cash Equivalents, end of year	$3,327,468	$553,654
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Interest	$5,400	$—
Income taxes	$—	$—
Supplemental Disclosure of Noncash Investing Activity:
Share capital issued in exchange for a note	$—	$112,300

See notes to combined and consolidated financial statements.

VOLUTION IMMUNO PHARMACEUTICALS SA
AND AFFILIATE

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Years Ended December 31, 2014 and 2013
(in U.S. Dollars except share data)

NOTE 1 — Nature of Business and Basis of Presentations

Volution Immuno Pharmaceutical SA (the “Company”), was incorporated in Switzerland as a private limited company and commenced business operations on October 9, 2013.

The Company is a clinical stage biotechnology company, and is focused on developing anti-complement and anti-inflammatory molecules as treatments for a wide range of rare and orphan conditions in the autoimmune and inflammatory diseases sectors.

On October 23, 2013, Varleigh Immuno Pharmaceuticals Ltd (“Varleigh”), a UK limited company, transferred its drug rights patent to vasoactive amine binding molecules to the Company in exchange for a payment of approximately $107,000, (GBP 65,000), which was the carrying value of the patents in accordance with local accounting standards, and ceased its operations and was dissolved effective September 12, 2014. The transaction resulted in the transfer of the business of Varleigh to the Company. On the date of transfer, the controlling/majority shareholders of the Company were also the controlling/majority shareholders of Varleigh. The combined and consolidated statement of financial condition and the results of operations include the financial results of Varleigh through the date of its dissolution. Upon dissolution, there were no assets, liabilities, or accumulated comprehensive income remaining in Varleigh, as such no gain or loss on dissolution was recognized.

The Company is subject to a number of risks similar to those of clinical stage companies, including dependence on key individuals, uncertainty of product development and generation of revenues, dependence on outside sources of capital, risks associated with clinical trials of products, dependence on third-party collaborators for research operations, need for regulatory approval of products, risks associated with protection of intellectual property, and competition with larger, better-capitalized companies. Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill its development activities and achieving a level of revenues adequate to support the Company’s cost structure. There are no assurances that the Company will be able to obtain additional financing on favorable terms, or at all or successfully market its products.

NOTE 2 — Liquidity Risks

The Company has operated at a loss since its inception and has had no revenues. The Company anticipates that losses will continue for the foreseeable future. At December 31, 2014, the Company had $3,327,468 of cash and cash equivalents available to fund future operations.

The Company to date has financed its operations primarily through the equity and debt financing of its shareholders. The Company will continue to be dependent upon such sources of funds until it is able to generate positive cash flows from its operations. The Company believes that its existing cash and cash equivalents as of December 31, 2014 will be sufficient to fund operations through September 2015.

The Company will be required to fund future operations through the sale of its equity securities or issuance of debt. There can be no assurance that sufficient funds will be available to the Company when needed from equity or debt financings. If the Company is unable to obtain additional funding from these or other sources when needed, or to the extent needed, it may be necessary to significantly reduce its current rate of spending and delaying, scaling back, or stopping certain research and development programs. Insufficient liquidity may also require the Company to relinquish greater rights to product candidates at an earlier stage of development or on less favorable terms than the Company would otherwise choose. These events could prevent the Company from successfully executing on its operating plan and raises substantial doubt about the Company’s ability to continue as a going concern in future periods.

VOLUTION IMMUNO PHARMACEUTICALS SA
AND AFFILIATE

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Years Ended December 31, 2014 and 2013
(in U.S. Dollars except share data)

NOTE 3 — Summary of Significant Accounting Policies

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”).

Principles of Combination and Consolidation — The consolidated financial statements include the accounts of the Company and Volution Immuno Ltd (a UK Ltd Company), its wholly-owned subsidiary, which was incorporated in London on August 22, 2014.

The financial statements of Varleigh, which was the predecessor business to the Company, have been combined through the date of its dissolution.

All intercompany transactions have been eliminated.

Foreign Currency — The functional currency of the Company is Swiss Francs, as that is the primary economic environment in which the Company operates and expects to continue to operate in the foreseeable future. The functional currency of Varleigh was the British Pound.

The reporting currency of the Company is U.S. Dollars. The Company translated its non-U.S. operations’ assets and liabilities denominated in foreign currencies into U.S. dollars at current rates of exchange as of the balance sheet date and income and expense items at the average exchange rate for the reporting period. Translation adjustments resulting from exchange rate fluctuations are recorded as foreign currency translation adjustments, a component of accumulated other comprehensive income. Gains or losses from foreign currency transactions are included in other expense (income), net.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that may affect the reported amounts of assets, liabilities, equity, revenue, expenses and related disclosure of contingent assets and liabilities. Management’s estimates and judgments include assumptions used in the impairment and useful lives of intangible assets, accrued liabilities, deferred income taxes and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from those estimates under different assumptions or conditions.

Fair Value Measurements — The carrying amounts of financial instruments, including cash and cash equivalents, accounts payable, and loans payable shareholders approximate fair value due to their short-term maturities.

Cash and Cash Equivalents — The Company considers all highly-liquid investments with original maturities of 90 days or less at the time of acquisition to be cash equivalents. The Company had no cash equivalents at December 31, 2014 or 2013.

Prepaid Expenses and Other Current Assets — Prepaid expenses and other assets consist principally of VAT receivables and prepaid expenses.

Long-Lived Assets — The Company reviews all long-lived assets for impairment whenever events or circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of assets to be held or used is measured by comparison of the carrying value of the asset to the future undiscounted net cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment recognized is measured by the amount by which the carrying value of the asset exceeds the discounted future cash flows expected to be generated by the asset.

VOLUTION IMMUNO PHARMACEUTICALS SA
AND AFFILIATE

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Years Ended December 31, 2014 and 2013
(in U.S. Dollars except share data)

NOTE 3 — Summary of Significant Accounting Policies  – (continued)

Patent Acquisition Costs — Patent acquisition costs and related capitalized legal fees are amortized on a straight-line basis over the shorter of the legal or economic life. The estimated useful life is twenty two years.

The Company expenses costs associated with maintaining and defending patents subsequent to their issuance in the period incurred.

Accrued Expenses — As part of the process of preparing the consolidated financial statements, it requires the estimate of accrued expenses. This process involves identifying services that third parties have performed on the Company’s behalf and estimating the level of service performed and the associated cost incurred on these services as of each balance sheet date in our consolidated financial statements. Examples of estimated accrued expenses include contract service fees in conjunction with pre-clinical and clinical trials and professional service fees In connection with these service fees, our estimates are most affected by our understanding of the status and timing of services provided relative to the actual services incurred by the service providers. In the event that we do not identify certain costs that have been incurred or we under or over-estimate the level of services or costs of such services, our reported expenses for a reporting period could be understated or overstated. The date on which certain services commence, the level of services performed on or before a given date, and the cost of services are often subject to our judgment. We make these judgments based upon the facts and circumstances known to us in accordance with accounting principles generally accepted in the U.S.

Research and Development Expenses — Costs associated with research and development are expensed as incurred. Research and development expenses include, among other costs, costs incurred by outside laboratories and other accredited facilities in connection with clinical trials and preclinical studies. Research and development expense for the years ended December 31, 2014 and 2013 were $1,616,204 and $961,527, respectively.

Concentration of Credit Risk — Financial instruments that subject the Company to credit risk consist of cash and cash equivalents. The Company maintains cash and cash equivalents with well-capitalized financial institutions. At times, those amounts may exceed insured limits. The Company has no significant concentrations of credit risk.

Income Taxes — The Company accounts for income taxes in accordance with the accounting rules that requires an asset and liability approach to accounting for income taxes based upon the future expected values of the related assets and liabilities. Deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and for tax loss and credit carry forwards, and are measured using the expected tax rates estimated to be in effect when such basis differences reverse. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will, more likely than not, be realized.

Uncertain tax positions — The Company follows the provisions of “Accounting for Uncertainty in Income Taxes”, which prescribes recognition thresholds that must be met before a tax position is recognized in the financial statements and provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Under “Accounting for Uncertainty in Income Taxes”, an entity may only recognize or continue to recognize tax positions that meet a “more-likely-than-not” threshold.

Comprehensive Income (Loss) — Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company’s other comprehensive income (loss) is comprised of foreign currency translation adjustments.

VOLUTION IMMUNO PHARMACEUTICALS SA
AND AFFILIATE

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Years Ended December 31, 2014 and 2013
(in U.S. Dollars except share data)

NOTE 3 — Summary of Significant Accounting Policies  – (continued)

The following table provides details with respect to changes in accumulated other comprehensive income (AOCI), which is comprised of foreign currency translation adjustments, as presented in the consolidated and combined balance sheets for the period January 1, 2013 to December 31, 2014:

Balance – January 1, 2013	$(2,644)
Other comprehensive (loss) before reclassification	(30,713)
Amounts reclassified from AOCI	—
Net current period other comprehensive (loss)	(30,713)
Balance – December 31, 2013	(33,357)
Other comprehensive income before reclassification	79,438
Amounts reclassified from AOCI	—
Net current period other comprehensive income (loss)	79,438
Balance – December 31, 2014	$46,081

New Accounting Pronouncements — The Company adopted Financial Accounting Standards Board (FASB), Accounting Standards Update No. 2014-10 “Development Stage Entities (Topic 915)”. This new standard modifies financial statement presentation to eliminate the requirement to include inception-to-date information in the statements of operations and cash flows, among other provisions.

In August 2014, the FASB issued Accounting Standard Update No. 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern. The amendments require management to perform interim and annual assessments of an entity’s ability to continue as a going concern and provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. The standard applies to all entities and is effective for annual and interim reporting periods ending after December 15, 2016, with early adoption permitted. The Company has adopted the disclosure provisions of this ASU in these consolidated/combined financial statements.

In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”). The amendments in ASU 2013-11 provide guidance on the financial statement presentation of unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. For nonpublic companies ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. This guidance will be effective for the Company beginning in the first quarter of fiscal 2015. The Company does not expect this ASU to have a material impact on its disclosures or the presentation of its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (ASC Topic 606) which replaces existing revenue recognition accounting. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: identify the contract(s) with a customer; identify the performance obligations in the contract; determine the transaction price; allocate the transaction price to the performance obligations in the contract; and recognize revenue when (or as) the entity satisfies a performance obligation. This guidance allows for two adoption methods, full retrospective approach or modified retrospective approach and will be effective for the Company beginning in the first quarter of fiscal 2018. The Company is evaluating the possible adoption methodologies and the implications of adoption on its consolidated financial statements.

VOLUTION IMMUNO PHARMACEUTICALS SA
AND AFFILIATE

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Years Ended December 31, 2014 and 2013
(in U.S. Dollars except share data)

NOTE 4 — Patent Acquisition Costs

Patent acquisition costs, net, at December 31, 2014 and 2013 consist of the following:

	December 31,
	2014	2013
Patent acquisition and related costs	$95,192	$107,172
Less: Accumulated amortization	(35,775)	(39,571)
	$59,417	$67,601

Amortization of patent acquisition costs for the years ended December 31, 2014 and 2013 was $4,942 and $4,693, respectively.

Approximate amortization expense of patent acquisition costs for the next five years is as follows:

2015	$4,300
2016	4,300
2017	4,300
2018	4,300
2019	4,300
Thereafter	37,917

NOTE 5 — Loans Payable — Shareholders

Loans payable — shareholders at December 31, 2014 and 2013 consist of the following:

	2014	2013
Unsecured demand loan (CHF 100,500) bearing interest at 3.5% per annum	$101,252	$112,525
Unsecured demand loan (EUR 224,250) bearing interest at 4.5% per annum	275,241	—
Unsecured demand loan (GBP 100,000) bearing interest at 4.5% per annum	157,112	—
	$533,605	$112,525

Interest expense included in the statement of comprehensive loss related to these loans for the years ended December 31, 2014 and 2013 was approximately $5,400 and $-, respectively.

Subsequent to December 31, 2014, the shareholder loans were repaid.

NOTE 6 — Income Taxes

The Company is incorporated in Switzerland and qualifies under the auxiliary company tax status and is taxed at a rate of 12% on the Geneva cantonal/communal taxes. The Company’s inactive subsidiary is subject to taxes in Great Britain.

Varleigh did not file tax returns in Great Britain; as such there were no tax carryforward losses available to offset future taxable income and no deferred tax assets recorded prior to dissolution.

The Company has incurred net losses since inception and expects to incur losses in the future. As a result, the Company did not record a tax provision or benefit during 2014 and 2013.

VOLUTION IMMUNO PHARMACEUTICALS SA
AND AFFILIATE

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Years Ended December 31, 2014 and 2013
(in U.S. Dollars except share data)

NOTE 6 — Income Taxes  – (continued)

Deferred tax assets and liabilities reflect the net tax effects of net operating loss carryforwards, credit carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2014	2013
Net operating loss carryforwards	$181,738	$—
Less: Valuation allowance	(181,738)	—
Deferred tax assets, net of valuation allowance	$—	$—

Based upon the level of historical taxable losses and projections of future taxable losses over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences and accordingly has established a full valuation allowance as of December 31, 2014 and 2013. The increase in valuation allowance was $181,738 and $- in 2014 and 2013, respectively.

Future realization depends on the future earnings of the Company, if any, the timing and amount of which are uncertain as of December 31, 2014. In the future, should management conclude that it is more likely than not that the deferred tax assets are, in fact, at least in part, realizable, the valuation allowance would be reduced to the extent of such realization and recognized as a deferred income tax benefit in the Company’s Statements of Operations and Comprehensive Loss.

As of December 31, 2014, the Company had available total net operating loss carryforwards of $1,514,486, which expire in the years 2020 through 2021.

Switzerland is the major tax jurisdiction of the Company, and the earliest tax year subject to examination is 2014/2013. For Varleigh there are no tax years open.

As of December 31, 2014 and 2013, there were no known uncertain tax positions. The Company has not identified any tax positions which it is reasonably possible that a significant change will occur during the next 12 months.

NOTE 7 — Shareholder Equity

Share Split — On November 20, 2014, the Company effectuated a 10 for 1 share split that resulted in the increase in outstanding share capital from 101,750 to 1,001,750 and reduced the par value from CHF 10 to CHF 1. All periods presented have been recast to reflect the split.

Share Issuances — On October 23, 2013, the Company issued 100,000 shares in exchange for a note receivable of $112,300. The note was paid in 2014.

On March 28, 2014, the Company issued 1,750 shares in exchange for $237,090.

On December 24, 2014, the Company issued 900,000 shares in exchange for $3,453,633.

On September 12, 2013, Varleigh issued 2,635,659 ordinary shares in exchange for $1,339,940.

Reserved Share Capital — The Company’s Article of Incorporation provides for the issuance of an additional 50,000 shares for the purpose of future grants of stock options. At December 31, 2014 there were no outstanding option grants.

VOLUTION IMMUNO PHARMACEUTICALS SA
AND AFFILIATE

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Years Ended December 31, 2014 and 2013
(in U.S. Dollars except share data)

NOTE 8 — Related Party Transactions

Accounting Services — An entity related to a shareholder provided accounting and booking services of approximately $79,000 to the Company during the year ended December 31, 2014.

An entity related to a shareholder provided accounting and booking services of approximately $46,000 to Varleigh during the year ended December 31, 2013.

NOTE 9 — Commitments and Contingencies

Lease commitment — In March 2014, the Company entered into a lease agreement for office and research facility in London. The lease term commenced on December 1, 2014 and expires in March 2019. The lease can be cancelled early by either party upon 3 months’ notice.

Future minimum lease payments under the Company’s operating leases are as follows as of December 31, 2014:

2015	$20,500
2016	20,500
2017	20,500
2018	20,500
2019	5,100
$87,100

During 2014 and 2013, the Company incurred rental expense of approximately $1,800 and $-, respectively.

NOTE 10 — Subsequent Events

The Company evaluated all events and transactions occurring after December 31, 2014 through the date of which the financial statements were issued, on June 17, 2015, and noted no additional items requiring recognition or disclosure, except the following:

Subsequent to December 31, 2014, the shareholder loans, as disclosed in Note 5, were repaid.

Annex A

DATED JULY 10, 2015

(1) RPC PHARMA LIMITED

-and-

(2) CELSUS THERAPEUTICS PLC

SHARE EXCHANGE
AGREEMENT
relating to

the acquisition of the entire issued share capital
of Volution Immuno Pharmaceuticals SA

THIS AGREEMENT is made on July 10, 2015

BETWEEN:

(1)	RPC PHARMA LIMITED a company registered in Malta with number C 71159 whose registered office is at Regent House, Office 21, Bisazza Street, Sliema SLM1640, Malta (“Seller”);
(2)	CELSUS THERAPEUTICS PLC a company registered in England with number 05252842 whose registered office is at 42-50 Hersham Road, Walton-on-Thames, Surrey, KT12 1RZ (“Celsus”).

BACKGROUND:

The Company is incorporated in Switzerland. The Company is wholly owned by the Seller. The Seller has agreed to sell the Volution Shares and Celsus has agreed to purchase the Volution Shares on the terms set out in this agreement.

IT IS HEREBY AGREED:

1.	DEFINITIONS AND INTERPRETATION
1.1	In this agreement the following words and expressions shall (except where the context otherwise requires) have the following meanings:
1.1.1	“Accounts Date” means 31 December 2014;
1.1.2	“Acquisition” means the acquisition of the entire issued share capital of the Company by Celsus on the terms of this agreement;
1.1.3	“Acquisition Dispute” means any dispute or claim arising out of or in connection with this agreement;
1.1.4	“Acquisition Documents” means this agreement, the Celsus Disclosure Letter, the Volution Disclosure Letter and all other documents to be entered into to give effect to the transactions contemplated therein;
1.1.5	“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction;
1.1.6	“Acquisition Transaction” means any transaction or series of transactions involving:
1.1.6.1	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction relating to Celsus (or any part of the Celsus Group) or the Seller (or any part of the Volution Group) (as the case may be);
1.1.6.2	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of Celsus (or any part of the Celsus Group) or the Seller (or any part of the Volution Group) (as the case may be); or
1.1.6.3	any liquidation or dissolution of Celsus (or any part of its Group) or the Seller (or any part of its Group) (as the case may be);
1.1.7	“Actual Cash” means the sum of Celsus cash available at the date of this agreement in actual (unrestricted and restricted) cash in bank and on hand less Unpaid Payables;
1.1.8	“Approved Person” means a person nominated by the Seller (following consultation with Celsus) to join the Board who meets the legal and regulatory requirements for a board member of a NASDAQ listed company;
1.1.9	“Authority” means any supra-national, national or sub-national authority, commission, department, agency, regulator, regulatory body, court, tribunal or arbitrator in any relevant jurisdiction;

1.1.10	“Board” means the board of directors of Celsus from time to time;
1.1.11	“Board Changes” means appointments and resignations from the Board such that, following the Board Changes, the Board is constituted as follows:
1.1.11.1	Allan Shaw (or such other Approved Person as the Seller shall notify Celsus in writing prior to the Definitive Proxy Date) as a class A board member who shall also be Chairman of the Audit Committee;
1.1.11.2	David Sidransky (or such other Approved Person as the Seller shall notify Celsus in writing prior to the Definitive Proxy Date) as a class A board member who shall also be Chairman of the Compensation Committee;
1.1.11.3	Johnson Lau (or such other Approved Person as the Seller shall notify Celsus in writing prior to the Definitive Proxy Date) as a class A board member who shall also be a member of both the Compensation Committee and the Audit Committee;
1.1.11.4	Ray Prudo as a class C board member and Executive Chairman;
1.1.11.5	Mark Cohen shall be as a class C board member Vice Chairman and Chairman of the Governance and Nominating Committee;
1.1.11.6	Clive Richardson as a class B director; and
1.1.11.7	Gur Roshwalb as a class B director,

(each such appointment subject to the terms of the Company’s articles of association);

1.1.12	“Business Day” means any day, other than a Saturday or Sunday or public holiday in New York, London or Geneva;
1.1.13	“Celsus ADSs” means American Depositary Shares, each representing 10 Celsus Shares;
1.1.14	“Celsus Balance Sheet” has the meaning in paragraph 8.1 of schedule 3;
1.1.15	“Celsus Data Room” means the virtual data room operated and managed by Celsus which contains agreements, notices, schedules, consents, certificates and other documents and information that relates to the Celsus Group and which have, in each case, been made available to the Seller and its representatives and advisers at their request, of which an index is attached to the Celsus Disclosure Letter;
1.1.16	“Celsus Disclosure Letter” means the letter of the same date as this agreement from Celsus to the Seller making certain exceptions to the Celsus Warranties;
1.1.17	“Celsus Group” means Celsus and each member of its group as constituted immediately prior to Completion and each a “Celsus Group Company”;
1.1.18	“Celsus Financials” has the meaning in paragraph 8.1 of schedule 3;
1.1.19	“Celsus Fundamental Covenants” means those obligations of Celsus set out in clauses 5.1 to 5.9 (inclusive);
1.1.20	“Celsus Resolutions” means the resolutions set out in the notice of general meeting of Celsus contained in the Proxy Statement and “Resolutions” shall be construed accordingly;
1.1.21	“Celsus SEC Documents” means each report, registration statement, proxy statement and other statements, reports, certifications, schedules, exhibits forms and other documents filed by Celsus with the SEC since 31 December 2013 including all amendments or updates thereto;
1.1.22	“Celsus Shareholders” means registered holders of Celsus Shares immediately prior to Completion;

1.1.23	“Celsus Shares” means ordinary shares of £0.01 pence each in the capital of Celsus Therapeutics plc;
1.1.24	“Celsus Warranties” means those warranties to be given by Celsus in schedule 3;
1.1.25	“Claim” means (i) a claim against the Seller for breach of any of the Seller Warranties or (ii) a claim against Celsus for breach of any of the Celsus Warranties (as the case may be);
1.1.26	“Company” means Volution Immuno Pharmaceuticals SA, Place Des Eaux Vives 6, Case Postale 3461, Geneve 3 1211, Switzerland;
1.1.27	“Company Balance Sheet” has the meaning in paragraph 8.1 of schedule 2;
1.1.28	“Company Financials” has the meaning in paragraph 8.1 of schedule 2;
1.1.29	“Completion” means the performance of the obligations to complete the sale and purchase of the Volution Shares in accordance with clause 9;
1.1.30	“Completion Date” means the date on which Completion occurs;
1.1.31	“Conditions” means the conditions set out in clause 7;
1.1.32	“Consideration” means the allotment of Celsus Shares as consideration for the sale and purchase of the Volution Shares as stated in clause 5;
1.1.33	“Consideration Shares” shall have the meaning set out in clause 5.2;
1.1.34	“Continuing Provisions” means clauses 1, 10, 11, 12, 13, 14 and 15 of this agreement;
1.1.35	“Coversin” means a recombinant small protein derived from a native protein discovered in the saliva of the Ornithodoros moubata tick;
1.1.36	“Deed of Undertaking” means the deed containing covenants in the agreed form to be given by the directors of Celsus at the date of this agreement in respect of endeavouring to procure the passing of the Celsus Resolutions;
1.1.37	“Definitive Proxy Date” means 2 Business Days before the definitive Proxy Statement is filed with the SEC;
1.1.38	“Documents and Records” means the Company’s documents, records, notebooks, results, agreements, calculations in each case whether electronic or in hard copy;
1.1.39	“Disclosed” means fairly disclosed (with sufficient detail to enable a reasonable person to understand the scope and nature of the matter being disclosed) in either the Volution Disclosure Letter/Volution Data Room or the Celsus Disclosure Letter/Celsus Data Room (as the case may be);
1.1.40	“Encumbrance” means any mortgage, security interest, loan, equity, claim, charge, pledge, lien, option, restriction, third party rights, assignment, right to acquire, right of pre-emption or any other form of right, interest, preference, security, encumbrance of any nature in favour of a third party or any agreement, arrangement or obligation to create any of them;
1.1.41	“Exchange Act” has the meaning in paragraph 8.1 of schedule 2;
1.1.42	“Fully Diluted Share Capital” means the share capital of a company taking into account its issued share capital and assuming that all warrants, options or other like instruments which require (conditionally or otherwise) a company to issue additional share capital are issued in full but without regard to the Offering;
1.1.43	“Increased Warrant Shares” has the meaning in clause 5.9;

1.1.44	“IP” means:
1.1.44.1	patent and patent applications, including the subject matter disclosed or covered by the patent applications or patents, concepts, inventions, intellectual property, methods, processes, composition of matters, data and all rights therein (including royalty and enforcement, defence and rights of any kind), know-how, trade secrets, show-how, copyright and related rights, moral rights, registered designs, design rights, database rights, semiconductor topography rights, trade marks and service marks, trade names, business names, brand names, get-up, logos, domain names and URLs, rights in unfair competition, goodwill and rights to sue for passing-off and any other intellectual property rights (in each case, whether or not registered, and including all applications to register and rights to apply to register any of them and all rights to sue for any past or present infringement of them or misappropriation, theft or other unauthorised use); and
1.1.44.2	all rights or forms of protection having equivalent or similar effect in any jurisdiction;
1.1.45	“IP Licenses Out” has the meaning in paragraph 16.7 of schedule 2;
1.1.46	“Licensed-in IP” has the meaning in paragraph 16.1 of schedule 2;
1.1.47	“Litigation” has the meaning in paragraph 27.1 of schedule 2;
1.1.48	“Lock-in Agreement” means the agreement in the agreed form between Celsus and the Seller in relation to certain restrictions on selling the Consideration Shares;
1.1.49	“Longstop Date” means the date which is four months following the date of this agreement;
1.1.50	“Material Contract” has the meaning in paragraph 20.1 of schedule 2;
1.1.51	“NASDAQ” has the meaning in clause 7.1.7;
1.1.52	“NASDAQ Listing Application” has the meaning in clause 8.11;
1.1.53	“Offering” means the proposed offering of Celsus Shares which it is intended will take place as soon as practicable following the Completion Date;
1.1.54	“Owned IP” has the meaning in paragraph 16.1 of schedule 2;
1.1.55	“Pre-closing Period” means the period of time from the date of this agreement until Completion;
1.1.56	“Product” means Coversin; any formulation of Coversin; any material or product, or process, method, related to, containing or derived from Coversin; and any product, material, process or method which incorporates or relies on any of the Company’s IP;
1.1.57	“Proxy Statement” means a proxy statement relating to the general meeting to be held by Celsus in order to consider the resolution detailed at clause 7.1.1;
1.1.58	“Reorganisation Steps Plan” means the reorganisation steps plan in the agreed form;
1.1.59	“Resignation Letter” means a resignation letter in the agreed form to be entered into by a Board director following the nomination of an Approved Person by the Buyer pursuant to clause 8.14.2 and effective from Completion;
1.1.60	“SEC” means the United States Securities and Exchange Commission;
1.1.61	“Securities Act” has the meaning in paragraph 1.5 of schedule 2;
1.1.62	“Seller Fundamental Covenants” means those covenants in clauses 2.2 and 2.3;
1.1.63	“Seller Warranties” means those warranties in schedule 2;

1.1.64	“Service Contracts” means the service contracts in the agreed form between Celsus and each of Gur Roshwalb, Dov Elefant, Clive Richardson, Miles Nunn and Wynne Weston Davis;
1.1.65	“Tax” means all taxes, levies, duties, imposts, charges and withholdings of any nature whatsoever imposed by any governmental or regulatory authority, body or instrumentality, including (without limitation) taxes on gross or net income, profits or gains, taxes on receipts, sales, use, occupation, franchise, transfer, value added and personal property and social security taxes together with all penalties, charges, additions to tax and interest relating to any of them whether in the United States, United Kingdom, Switzerland or Israel or elsewhere and whenever imposed;
1.1.66	“Tax Authority” means any governmental entity or authority whatsoever competent to impose Tax whether in the United States, the United Kingdom, Switzerland or Israel or elsewhere;
1.1.67	“Third Party Offer” means a third party offer for Celsus or the Company (as the case may be).
1.1.68	“Transaction Fees” means the sum of any costs and fees including the professional and/or advisory fees incurred and either unbilled or billed and outstanding and to be paid by any Celsus Group Company in respect of the period to and including the Completion Date in connection with the transactions contemplated by this agreement (including without limitation, the Offering);
1.1.69	“Unpaid Payables” means the sum of the unpaid payables of Celsus at the date of this agreement but excluding Transaction Fees in the agreed form and referred to in item 10 of schedule 7;
1.1.70	“US dollars” or “US$” means United States dollars or otherwise the lawful currency for the time being of the United States of America;
1.1.71	“US GAAP” has the meaning in paragraph 8.1 of schedule 2;
1.1.72	“US Person” has the meaning in paragraph 1.7 of schedule 2;
1.1.73	“Volution Data Room” means the virtual data room operated and managed by the Seller which contains agreements, notices, schedules, consents, certificates and other documents and information that relates to the Volution Group Companies and which have, in each case, been made available to Celsus and its representatives and advisers at their request, of which an index is attached to the Volution Disclosure Letter;
1.1.74	“Volution Disclosure Letter” means the letter of the same date as this agreement from the Seller to Celsus making certain exceptions to the Seller Warranties;
1.1.75	“Volution Group” means the Company and its subsidiary, Volution Immuno Pharmaceutical (UK) Limited and a “Volution Group Company”;
1.1.76	“Volution Shares” means the 1,001,750 shares of 1 Swiss franc each in the capital of the Company being the entire issued share capital of the Company which are to be acquired by Celsus in accordance with this agreement;
1.1.77	“Volution Shareholders” means Dr. Ray Prudo, Dr. Stuart Ungar, David Neep, David Byrne, Dr. James Hill and Nigel Brooksby, being the shareholders of the Company prior to completion of the Volution Reorganisation; and
1.1.78	“Volution Reorganisation” means the reorganisation set out in the Reorganisation Steps Plan;
1.1.79	“Warranties” means the Celsus Warranties and the Seller Warranties;
1.1.80	“Warrant Adjustment” has the meaning given in clause 5.10;

1.1.81	“Warrant Instrument” the instrument constituting the Warrants;
1.1.82	“Warrant Shares” has the meaning in the Warrant Instrument;
1.1.83	“Warrants” means the warrants to subscribe for shares in the capital of Celsus dated 4 April 2012 held by Iroquois Master Fund Ltd. and Alpha Capital Anstalt;
1.1.84	“Warrant Period” means the period of time during which the Warrants are outstanding;
1.1.85	“Working Capital Advance” means one or more advances made by Volution Shareholders (or a subset thereof) to the Company in order to fund the Company’s working capital requirements for a sum of up to US$4,000,000 prior to the Completion Date pursuant to the terms of the agreement between such parties dated on or about the date of this agreement or on the same or similar terms.
1.2	In this agreement (unless the context requires otherwise):
1.2.1	the terms “company”, “body corporate”, “subsidiary”, “holding company”, “undertaking”, “subsidiary undertaking”, “parent undertaking”, “debenture”, “paid up” and “officer” have the meanings given to them in the Companies Act 2006; but, for the purposes of section 1159(1) of the Companies Act 2006, a company shall be treated as a member of another company if any shares in that other company are registered in the name of either (a) a person by way of security (where the company has provided the security) or (b) a person as nominee for the company;
1.2.2	the term “group” or “Group”, in relation to a body corporate, means the body corporate, any other body corporate which is its holding company or subsidiary, and any other body corporate which is a subsidiary of that holding company;
1.2.3	reference to a document or agreement being in the ‘agreed form’ shall mean the relevant document in the form initialled by the Seller and Celsus for the purposes of identification;
1.2.4	a person shall be deemed to be connected with another if that person is so connected within the meaning of section 1122 CTA 2010; and
1.2.5	“including”, “includes” or “in particular” means including, includes or in particular without limitation.
1.3	In this agreement (unless the context requires otherwise), any reference to:
1.3.1	any gender includes all genders, and the singular includes the plural (and vice versa);
1.3.2	a company includes any company, corporation or body corporate, or any other entity having a separate legal personality; a person includes an individual, company, partnership, unincorporated association or Authority (whether or not having a separate legal personality); and any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;
1.3.3	any time of day or date is to that time or date in London;
1.3.4	a day shall be a period of 24 hours running from midnight to midnight, and days shall be to calendar days unless Business Days are specified;
1.3.5	a month or a year shall be to a calendar month or a calendar year respectively;
1.3.6	“law” or “laws” includes all applicable laws (whether civil, criminal or administrative), common laws or civil codes, legislation, subordinate legislation, treaties, regulations, directives and bye-laws in any jurisdiction, in each case for the time being in force (whether before, on or after the date of this agreement);

1.3.7	legislation or a legislative provision includes the legislation or legislative provision as amended or re-enacted, any legislation or legislative provision which it amends or re-enacts and any subordinate legislation, in each case for the time being in force (whether before, on or after the date of this agreement);
1.3.8	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates to such English term in such other jurisdiction; and any reference to any specific English law shall be deemed to include any equivalent or similar law in any other jurisdiction; and
1.3.9	writing or written includes any method of representing or reproducing words in a legible form.
1.4	For the purposes of applying a reference to a monetary sum expressed in any currency, an amount in a different currency shall be deemed to be an amount converted at the closing mid-point spot rate for a transaction between the relevant currencies as quoted by HSBC Bank plc as at the close of business on the Business Day immediately preceding the date of this agreement.
1.5	Unless the context requires otherwise, any reference in this agreement to a clause or schedule is to a clause of or schedule to this agreement, any reference to a part or paragraph is to a part or paragraph of a schedule to this agreement, any reference within a schedule to a part is to a part of that schedule, and any reference within a part of a schedule to a paragraph is to a paragraph of that part of that schedule.
1.6	This agreement incorporates the schedules to it.
1.7	The contents list, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this agreement.
2.	SALE OF VOLUTION SHARES
2.1	The Seller shall sell the Volution Shares and Celsus shall purchase such Volution Shares upon and subject to the terms and conditions of this agreement.
2.2	The Seller covenants that the Seller shall sell and Celsus will acquire sole and exclusive ownership of the Volution Shares with full title guarantee free from all Encumbrances whatsoever and together with all rights now or attaching to them at Completion including the right to all dividends declared, made or paid on or after the Completion Date.
2.3	The Seller:
2.3.1	covenants with Celsus that it has the right to transfer or to procure the transfer of the full legal and beneficial interest in its Volution Shares to Celsus on the terms set out in this agreement;
2.3.2	covenants with Celsus that it shall at its own expense do everything required by Celsus from time to time in order to vest any of the Volution Shares in Celsus; and
2.3.3	waives any right of pre-emption or other restriction on transfer in respect of the Volution Shares or any of them, and agrees to procure on Completion the irrevocable waiver of any such right or restriction conferred on any other person.
3.	WARRANTIES
3.1	The Seller warrants to Celsus that the statements set out in schedule 2:
3.1.1	are true and accurate as at the date of this agreement; and
3.1.2	will be true and accurate immediately before Completion.

For the purposes of clause 3.1.2, any express or implied reference to the date of this agreement in schedule 2 shall be construed as a reference to the Completion Date (and in relation to paragraph 16.2 of schedule 2 reference to “schedule 8” shall be to an updated schedule as at immediately prior to Completion, and delivered to Celsus at that time and, for the purposes of identification only, initialled by or on behalf of Celsus and the Seller).

3.2	Celsus warrants to the Seller that the statements set out in schedule 3:
3.2.1	are true and accurate as at the date of this agreement; and
3.2.2	will be true and accurate immediately before Completion.

For the purposes of clause 3.2.2, any express or implied reference to the date of this agreement in schedule 3 shall be construed as a reference to the Completion Date.

3.3	Each of the Warranties is separate and independent and, unless otherwise expressly provided, the beneficiary of such Warranties shall have a separate claim and right of action in respect of every breach of every Warranty.
3.4	Where a Seller Warranty is qualified by a reference (however expressed) to the knowledge or awareness of the Seller, the Seller shall be deemed to know or be aware of anything which is known to Clive Richardson, Wynne Weston Davies, Miles Nunn, Dr. Ray Prudo and Clare Craig.
3.5	Where a Celsus Warranty is qualified by a reference (however expressed) to the knowledge or awareness of Celsus, Celsus shall be deemed to know or be aware of anything which is known to any of the directors of Celsus.
3.6	Celsus warrants that:
3.6.1	the following statements are true and accurate at the date hereof:
3.6.1.1	Celsus has cash at bank and in hand of not less than $2,500,000; and
3.6.1.2	the Unpaid Payables is an accurate statement of all amounts, excluding Transaction Fees which are either incurred by Celsus but not invoiced or which have been invoiced to Celsus and not paid.
3.6.2	the following statements will be true and accurate immediately before Completion:
3.6.2.1	the warranty given in clause 3.6.1.2 was materially accurate at the date of this agreement; and
3.6.2.2	the expenditure made or incurred by Celsus since the date of this agreement has been materially consistent with the Celsus cashflow forecast in the Celsus Data Room,

where “materially accurate” and “materially consistent” shall mean within twenty (20) percent.

3.7	No limitations (including those limitations set out in clause 4 and schedule 5) shall apply to any claim made by the Seller pursuant to clause 3.6.
4.	LIMITATIONS
4.1	The liability under the Seller Fundamental Covenants and the liability of the Seller in respect of any Claim shall be limited as set out in schedule 4.
4.2	The liability under the Celsus Fundamental Covenants and the liability of the Celsus in respect of any Claim shall be limited as set out in schedule 5.
4.3	Nothing shall operate to exclude or limit any liability of any party that arises or is delayed as a result of the fraud of any that party.

5.	CONSIDERATION
5.1	The Consideration for the sale of the Volution Shares to be sold by the Seller shall be the allotment and issue, credited as fully paid, to the Seller of Celsus Shares.
5.2	Celsus shall issue such number of fully paid up Celsus Shares to the Seller (the “Consideration Shares”) so that, once issued:
5.2.1	the Consideration Shares so issued represent 91.68% of Celsus’ Fully Diluted Share Capital at Completion; and
5.2.2	the Celsus Shares held by Celsus Shareholders immediately prior to the issue of the Consideration Shares represent 8.32% of Celsus’ Fully Diluted Share Capital.
5.3	The Consideration Shares shall rank pari passu in all respects with the Celsus Shares in issue immediately prior to Completion and shall otherwise have the rights and be subject to the restrictions set out Celsus’ articles of association.
5.4	Celsus covenants with the Seller as follows:
5.4.1	that the Fully Diluted Share Capital of Celsus at the date of this agreement is as described in Part B of Schedule 1;
5.4.2	the Consideration Shares will represent 91.68 per cent of Celsus’ Fully Diluted Share Capital upon Completion;
5.4.3	that, subject only to the passing of the Celsus Resolutions, it has the right to allot, issue and vest in the Seller the full legal and beneficial interest in the Consideration Shares on the terms set out in this agreement; and
5.4.4	that on or after Completion it will, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Seller may from time to time reasonably require in order to vest any of the Consideration Shares in the Seller.
5.5	The Consideration Shares shall be issued free from all Encumbrances.
5.6	Celsus shall use all reasonable endeavours to ensure that all Consideration Shares are approved for listing (subject to notice of issuance) on NASDAQ on or as soon as reasonably practicable after their allotment.
5.7	Celsus will not consolidate, sub-divide or reorganise its share capital, declare, make or pay any dividend or other distribution or make or agree to make any issue of shares, options or any other securities, exchangeable for or convertible into, or substantially similar to, Celsus Shares or of any rights or securities arising from or attached to any Celsus Shares during or by reference to any period before the issue of the Consideration Shares.
5.8	Without the following modifying, amending or affecting such Seller’s right to rely on the truth, accuracy and completeness of all of Celsus’ representations and warranties contained in this agreement or in any Acquisition Document, the Seller understands that the purchase of Celsus Shares involves substantial risk. The Seller has experience as an investor in securities of companies and acknowledges that the Seller can bear the economic risk of its investment in the Celsus Shares and has such knowledge and experience in financial or business matters to be capable of evaluating the merits and risks of this investment in the Celsus Shares and protecting the Seller’s own interests in connection with this investment.
5.9	If during the Warrant Period, any holder or holders of the Warrants challenges the value at which the Consideration Shares are issued pursuant to clause 2(b)(iv) of the Warrant Instrument and, as a result of that challenge, the number of Warrant Shares is increased pursuant to clause 2(c) of the Warrant Instrument, (such increase in the number of Warrant Shares being the “Increased Warrant

Shares”), immediately following exercise of the Warrants, Celsus shall issue such number of additional fully paid up Consideration Shares to the Seller as is equal to 11 times the Increased Warrant Shares.
5.10	If after the Completion Date and during the Warrant Period, Celsus shall issue ordinary shares (other than the Consideration Shares) at a price per share lower than the exercise price of the Warrants (such exercise price having been adjusted to take account of any adjustment required because of the issue of the Consideration Shares) and such Celsus share issue triggers an adjustment to the exercise price and/or the number of ordinary shares underlying such Warrants (the “Warrant Adjustment”), Celsus shall issue a warrant to the Seller giving the Seller the non-transferable right (conditional only on exercise of the Warrants) to purchase a number of ordinary shares equal to the additional number of ordinary shares that are issued to the holders of the Warrants due to the Warrant Adjustment and exercised. The exercise price of the warrant to be issued to the Seller pursuant to this clause 5.10 shall be:
5.10.1	where the holder of the Warrants exercises the cashless exercise option in the Warrant Instrument, the nominal value of the ordinary shares; and
5.10.2	otherwise at an exercise price equal to the adjusted exercise price of the Warrants.
6.	SIGNING DAY DOCUMENTS
6.1	The documents listed in column (1) of Schedule 7 are to be entered into on the date of this agreement by the persons listed in column (2) of Schedule 7. The Seller and Celsus shall use their respective endeavours to ensure that all such documentation is duly entered into by such parties.
6.2	On the date of this agreement, Celsus shall provide bank statements to the Seller to demonstrate that, on the date of this agreement, Celsus has Actual Cash of not less than US$2,500,000.
7.	CONDITIONS
7.1	Without prejudice to clauses 3 and 8 the sale and purchase of the Volution Shares and the issue of the Consideration Shares are conditional on:
7.1.1	the passing of the Celsus Resolutions at the next convened non-annual general meeting of Celsus (or any adjournment thereof provided the adjourned meeting takes place before the Longstop date);
7.1.2	the approval of the NASDAQ Listing Application;
7.1.3	there shall not have occurred any general suspension of trading on the New York Stock Exchange, the NASDAQ Stock Market or any general bank moratorium;
7.1.4	the board of the Seller being satisfied that Celsus can be financed at levels and on terms satisfactory to the Seller’s board;
7.1.5	the board of Celsus not withdrawing its recommendation to Celsus Shareholders to vote in favour of the Resolutions in the absence of an event giving rise to the right of Celsus to exercise its termination right pursuant to clause 8.6 or the board of Celsus recommending, or having accepted, a Third Party Offer for Celsus;
7.1.6	the board of the Seller not having accepted a Third Party Offer for the Company; and
7.1.7	that the existing Celsus ADSs remain (and have been continually between the date of this agreement and Completion) listed on The NASDAQ Capital Market (“NASDAQ”).
7.2	If the Conditions shall not have been satisfied by the Longstop Date (or such later date and/or time as the parties to this agreement may agree), the provisions of this agreement other than the Continuing Provisions shall cease to have effect and the obligations of the parties to it shall cease and determine without liability on any party (save for any antecedent breach) on the Business Day immediately following the Longstop Date, unless one of the Conditions is incapable of being satisfied by the Longstop Date, in which case the provisions of this agreement other than the

Continuing Provisions shall automatically cease to have effect and the obligations of the parties to it shall automatically cease and determine without liability on any party (save for any antecedent breach).
7.3	Celsus and the Seller shall each use their respective reasonable endeavours to satisfy the Conditions as soon as possible and in any case on or before the Longstop Date or such later date as may be agreed in writing between the parties, it being acknowledged that Celsus shall have primary responsibility for procuring satisfaction of the Conditions in clauses 7.1.1, 7.1.2 and 7.1.7.
7.4	Without prejudice to the generality of clause 7.3 above, Celsus shall procure: (i) the filing of the preliminary Proxy Statement with the SEC no later than 15 Business Days following the date of this agreement and (ii) the filing with the SEC and the posting of the definitive Proxy Statement to the Celsus’ shareholders, each as soon as reasonably practicable and in any event within 10 Business Days after notification from the SEC that it has completed its review and shall ensure that the Celsus Resolutions are put to its shareholders at a duly convened general meeting no later than 45 days after posting and shall use all reasonable endeavours to procure the passing of the Celsus Resolutions. Celsus shall keep the Seller informed about any matter, circumstance or thing (including without limitation any correspondence from the SEC) that might arise during the process being the subject matter of this clause.
8.	PRE-COMPLETION MATTERS
8.1	Operations pending Completion

Pending Completion, the Seller shall procure that each Volution Group Company shall, subject to clause 8.3, continue to operate in the ordinary course of business consistent with past practice, while maintaining its Documents and Records, preserving the value of its assets, goodwill and current business relationships and maintaining its trading and financial position, and in accordance with all applicable laws.

8.2	Restrictions pending Completion

Pending Completion, the Seller shall procure that (subject to clause 8.3 and to the extent permitted by applicable competition laws) no Volution Group Company shall or shall agree to (whether conditionally or not):

8.2.1	change its issued share capital in any way (including the creation of new shares, the redemption or repurchase of shares or any reduction of capital) or any rights attached to any of its shares;
8.2.2	change any existing or grant any new option or right to subscribe for any shares or other securities convertible into shares;
8.2.3	declare, pay or make any dividend or other distribution or capitalise any reserves;
8.2.4	change its constitutional or governing documents;
8.2.5	pass any resolution of its shareholders or any class of its shareholders;
8.2.6	change its auditors, the date to which its annual accounts are prepared or its accounting policies, principles, estimation techniques, measurement bases, practices or procedures;
8.2.7	enter into any kind of insolvency process or any arrangement with its creditors generally;
8.2.8	undertake any merger, demerger or any other kind of business combination or reorganisation;
8.2.9	acquire or dispose of:
8.2.9.1	any shares or any other interest in any company, business or partnership;
8.2.9.2	any real estate or interest in real estate;

8.2.9.3	any material IP; or
8.2.9.4	any other material asset;
8.2.10	grant any interest, licence, option in any material IP or Product it owns;
8.2.11	cancel, abandon, or fail to renew or respond to any registration of any material registered IP it owns;
8.2.12	create any Encumbrance over any of its material assets or undertaking;
8.2.13	enter into, amend or terminate any agreement or arrangement with the Seller or any Volution Shareholder or any of their respective connected persons;
8.2.14	waive any amounts owed to it by, or any rights it has against, the Seller, any Volution Shareholder or any of their respective connected persons;
8.2.15	enter into, amend or terminate any joint venture or partnership arrangement;
8.2.16	enter into, amend or terminate any material contract or arrangement, including any contract or arrangement that:
8.2.16.1	involves expenditure or liabilities in excess of US$2,000,000;
8.2.16.2	relates to the Company’s IP or any Product;
8.2.17	incur any capital expenditure which, when aggregated with all capital expenditure incurred by it and all other Volution Group Companies since the date of this agreement, exceeds US$2,000,000;
8.2.18	incur any borrowings (except borrowings in the ordinary course of business not exceeding US$100,000 under facilities available to it at the date of this agreement (as set out in the Volution Disclosure Letter));
8.2.19	make any loan;
8.2.20	give any guarantee or indemnity in relation to the obligations or liabilities of any other person;
8.2.21	cancel or fail to renew any of its insurance policies or do or omit to do anything which would make any such policy void or voidable;
8.2.22	commence or settle any dispute or legal or arbitral proceedings involving an amount in excess of US$100,000 (except when required by insurers or for routine debt collection in the ordinary course of business), or waive any right in relation to any such dispute or proceedings;
8.2.23	engage, or (except for serious misconduct) dismiss or give notice of dismissal to, any employee whose basic salary is in excess of US$200,000 per annum;
8.2.24	make any material changes to the terms and conditions of employment (including remuneration and benefits) of any of its officers or employees; or
8.2.25	make any disclosure to, agreement with or filings with any Authority.
8.3	Permitted actions

Clauses 8.1 and 8.2 shall not restrict or prevent any Volution Group Company from doing anything:

8.3.1	to drawdown the Working Capital Advance in accordance with its terms;
8.3.2	to implement the Volution Reorganisation in accordance with the Reorganisation Steps Plan;
8.3.3	required by, or to give effect to, any Acquisition Document;
8.3.4	with Celsus’ prior written consent; or

8.3.5	to comply with any applicable law (provided always that, where practicable, before taking any action with would otherwise be a breach of this agreement in order to comply with applicable law, the Seller shall provide notice of the intended action to Celsus and take account of Celsus reasonable requests and comments in relation to the proposed course of action).
8.4	Information and access

Pending Completion, the Seller shall procure that each Volution Group Company shall:

8.4.1	keep Celsus informed about matters of material importance to its business;
8.4.2	promptly provide such information about its business, assets and affairs to Celsus as it reasonably requests; and
8.4.3	(subject to reasonable prior notice having been given) allow Celsus and its representatives reasonable access to its premises, books and records and senior personnel during normal business hours.
8.5	Restrictions on Celsus

Celsus covenants with the Seller in terms of the provisions of clauses 8.1 to 8.4 (inclusive) as if it was named in place of the Company therein save that:

8.5.1	with the consent of the Seller (not to be unreasonably withheld or delayed) Celsus may abandon certain IP assets;
8.5.2	Celsus may terminate the employment of certain employees provided that any termination payments which are in excess of their legal entitlement are agreed with the Seller;
8.5.3	Celsus may grant options over up to 2,928,310 Celsus Shares from its existing share options pool;
8.5.4	Celsus will put in place tail directors and officers insurance on such terms as are reasonably available in the market; and
8.5.5	Celsus will undertake certain activities in connection with the transactions contemplated by this agreement and the Offering in coordination with the Seller.
8.6	Celsus pre-completion termination

Celsus may terminate this agreement at any time before Completion by notice to the Seller if Celsus considers, acting reasonably, that:

8.6.1	there has been a material breach of any Seller Warranty;
8.6.2	something has occurred which would have been a material breach of any Seller Warranty if the Seller Warranties given by the Seller had been repeated at all times up to Completion by reference to the circumstances then subsisting; or
8.6.3	there has been a material breach by the Seller of clause 8.1 or 8.2.
8.7	Seller pre-completion termination

The Seller may terminate this agreement at any time before Completion by notice to Celsus if the Seller considers, acting reasonably, that:

8.7.1	there has been a material breach of any Celsus Warranty;
8.7.2	something has occurred which would have been a material breach of any Celsus Warranty if the Celsus Warranties had been repeated at all times up to Completion by reference to the circumstances then subsisting; or
8.7.3	there has been a material breach by Celsus of clause 8.1 or 8.2.

8.8	Notification of changes

Each party shall notify the other (“Notified Party”) promptly if it becomes aware of anything which may give the Notified Party a right to terminate this agreement under clause 8.6 or 8.7 (as the case may be). Any notification shall contain, so far as is practicable, sufficient detail to enable the Notified Party to make a reasonable assessment of the situation and its likely effect. If requested by the Notified Party, Celsus or the Seller (as the case may be) shall promptly use its reasonable endeavours to prevent, remedy or otherwise minimise the effects of anything so notified.

8.9	Non-Solicitation by the Seller

The Seller shall immediately cease and cause to be terminated any existing discussions with any person that relate to any Acquisition Proposal and during the Pre-Closing Period, the Seller will not and procure that no Volution Group Company will directly or indirectly:

8.9.1	solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal;
8.9.2	furnish any non-public information regarding any Volution Group Company to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal;
8.9.3	engage in discussions or negotiations with any person with respect to any Acquisition Proposal;
8.9.4	approve, endorse or recommend any Acquisition Proposal; or
8.9.5	enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction provided this clause 8.9 will not prohibit the Seller from:

8.9.6	furnishing information regarding any Volution Group Company to, or entering into discussions with, any person in response to an Acquisition Proposal that, after consultation with a financial advisor and outside legal counsel, the Board of the Seller determines in good faith is, or would reasonably be expected to result in, a Third Party Offer (and is not withdrawn); and
8.9.7	taking any action which the Board of the Seller concludes in good faith, after having taken into account the advice of its outside legal counsel, that is required in order for the Board of the Seller to comply with its fiduciary duties to the Seller’s shareholders.
8.10	Non-Solicitation by Celsus
8.10.1	During the Pre-Closing Period, Celsus will not and procure that none of its subsidiaries will directly or indirectly:
8.10.1.1	solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal;
8.10.1.2	furnish any non-public information regarding the Celsus Group to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal;
8.10.1.3	engage in discussions or negotiations with any person with respect to any Acquisition Proposal;
8.10.1.4	approve, endorse or recommend any Acquisition Proposal; or

8.10.1.5	enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction;

provided, however, this clause 8.10 will not prohibit Celsus from:

8.10.1.6	furnishing non-public information regarding the Celsus Group to, or entering into discussions with, any person in response to an Acquisition Proposal that, after consultation with a financial advisor and outside legal counsel, the Board determines in good faith is, or would reasonably be expected to result in, a Third Party Offer (and is not withdrawn); and
8.10.1.7	taking any action which the Board concludes in good faith, after having taken into account the advice of its outside legal counsel, that is required in order for the Board to comply with its fiduciary obligations to Celsus’ shareholders.
8.10.2	Celsus will immediately cease and cause to be terminated any existing discussions with any person that relate to any Acquisition Proposal.
8.11	Listing of Celsus Shares

Celsus will promptly (i) to the extent required by the rules and regulations of NASDAQ, prepare and submit to NASDAQ a notification form for the listing of the Celsus ADSs representing the Consideration Shares, pay any fee required in connection therewith and use its commercially reasonable efforts to cause such Celsus ADSs to be approved for listing (subject to notice of issuance), and (ii) to the extent required by Nasdaq Marketplace Rule 5110, file an initial listing application for the Celsus ADSs representing the Consideration Shares on NASDAQ (the “Nasdaq Listing Application”), pay any fee required in connection therewith and use its commercially reasonable efforts to cause such Nasdaq Listing Application to be conditionally approved prior to Completion. The Seller will cooperate with Celsus as reasonably requested by Celsus to cause the Nasdaq Listing Application to be approved by NASDAQ and will promptly furnish to Celsus all information concerning the Volution Group Companies and their shareholders that may be required or reasonably requested in connection with any action contemplated by this clause.

8.12	Offering
8.12.1	The parties will cooperate with each other in the structure and preparation of documentation for the Offering.
8.12.2	The Working Capital Advance shall be repaid by Celsus to the Volution Shareholders (or the relevant subset thereof) from the proceeds of the Offering no later than seven (7) days from the Offering.
8.13	SEC Documents

Celsus shall timely file with the SEC all reports and other documents required to be filed under the Securities Act or the Exchange Act. All such reports and documents (i) shall not, as of the date of such filing, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) shall comply as to form, in all material respects, with the applicable rules and regulations of the SEC. Celsus agrees to provide to the Seller copies of all reports and other documents filed or furnished under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Completion, to the extent such reports and other documentation are not publicly available on EDGAR, within two (2) days after the date such reports or other documents are filed or furnished with the SEC.

8.14	Board Changes
8.14.1	Subject to clause 8.14.2, with effect from Completion the Board shall be constituted by those individuals set out in the Board Changes.

8.14.2	The Seller can notify Celsus in writing of any Approved Person the Seller wishes to nominate as a Board director in place of Messrs Shaw, Sidransky or Lau (or any combination of them) prior to the Definitive Proxy Date, and Celsus shall procure that the relevant Board director enters into a Resignation Letter to take effect on Completion.
9.	COMPLETION
9.1	Completion shall take place at the offices of Celsus’s solicitors (or such other place as the parties may agree) on the first Business Day after the day on which the Conditions have become satisfied.
9.2	On the date of Completion, the parties shall comply with their respective obligations set out in schedule 6.
9.3	The Seller and Celsus each confirm their respective agreement that, as soon as reasonably practicable after Completion, Volution Immuno Pharmaceutical (UK) Limited will undergo a reorganisation of its contracts, assets and liabilities and subsequently be made dormant and, following expiry of the necessary time periods, will be wound up and dissolved.
10.	EFFECT OF TERMINATION
10.1	If this agreement terminates automatically under clause 7.2, or is terminated pursuant to clauses 8.6 or 8.7, then each party’s further rights, obligations and liabilities under this agreement shall cease immediately on termination, except for:
10.1.1	each party’s accrued rights (including the right to claim any remedy for breach or non-performance), obligations and liabilities as at the date of termination; and
10.1.2	each party’s continuing rights, obligations and liabilities under the Continuing Provisions.
10.2	Provided that this agreement has not previously been terminated because of the condition set out in clause 7.1.5 not being satisfied or is incapable of being satisfied, if this agreement terminates because of Celsus’ failure to satisfy the condition set out in clause 7.1.1 by the Longstop Date Celsus shall pay to the Seller a termination fee equal to the Seller’s reasonably incurred professional fees incurred in connection with the negotiation of this agreement and the transactions contemplated by this agreement within three days of a written demand to do so and provision of reasonable evidence of the fees incurred by the Seller.
10.3	If this agreement terminates because of the condition set out in clause 7.1.6 not being satisfied or incapable of being satisfied, the Seller shall pay to Celsus a termination fee of US$6,000,000 within ten days of a written demand to do so by Celsus.
10.4	If this agreement terminates because of the condition set out in clause 7.1.5 not being satisfied or incapable of being satisfied, Celsus shall pay to the Seller a termination fee of US$6,000,000 within ten days of a written demand to do so by the Seller.
10.5	If this agreement terminates because in the opinion of the Seller’s board, the condition set out in clause 7.1.4 is not satisfied and the Seller accepts a Third Party Offer for the Company (or undertakes any transaction of substantially the same commercial effect) within 6 months of such termination, the Seller shall pay to Celsus a termination fee of US$6,000,000 within ten days of a written demand to do so by Celsus.
11.	GENERAL
11.1	No variation of this agreement shall be valid unless made in writing and signed by or on behalf of each of the parties to this agreement.
11.2	No failure or delay by Celsus or the Seller or time or indulgence given by any of them in or before exercising any remedy or right under or in relation to this agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

11.3	No waiver by any party of any requirement of this agreement or of any remedy or right under this agreement shall have effect unless given by notice in writing signed by such party. No waiver of any particular breach of the provisions of this agreement shall operate as a waiver of any repetition of such breach.
11.4	This agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.
11.5	This agreement shall remain in full force and effect so far as concerns any matter remaining to be performed at Completion even though Completion shall have taken place.
11.6	A person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this agreement.
12.	COSTS
12.1	Except as set forth in clauses 10.2, 10.3, 10.4, 10.5, 12.2 and 12.3, all fees and expenses incurred in connection with this agreement and the transactions contemplated by this agreement will be paid by the party incurring such expenses, whether or not Completion occurs.
12.2	The Seller shall be responsible for any stamp duty or similar transfer taxes payable as a result of the transactions contemplated by this agreement.
12.3	Upon the completion of the Offering, Celsus shall pay to the Seller from the proceeds of the Offering all expenses incurred by the Seller in connection with this agreement.
13.	NOTICES

Any notice to be given pursuant to the terms of this agreement shall be given in writing to the party due to receive such notice at its registered office from time to time or such other address as may have been notified to the other parties in accordance with this clause 12. Notice shall be delivered personally or sent by first class prepaid recorded delivery or registered post (airmail if overseas) and shall be deemed to be given in the case of delivery personally on delivery and in the case of posting (in the absence of evidence of earlier receipt) 48 hours after posting (six days if sent by airmail).

14.	AGENT FOR SERVICE
14.1	In this clause 14, “Seller’s Agent” means McDermott, Will and Emery UK LLP of 110 Bishopsgate, London EC2N 4AY (marked for the attention of Nicholas Azis) (or any substitute agent appointed pursuant to clause 14.3).
14.2	The Seller:
14.2.1	(subject to clause 14.3) irrevocably appoints the Seller’s Agent as its agent to accept service on its behalf of (a) notices and (b) process in any legal action or proceedings before the courts of England and Wales relating to any Acquisition Dispute;
14.2.2	irrevocably agrees that any notice to be given to it is deemed to have been properly given if it is given to the Seller’s Agent in accordance with the provisions of clause 13 (whether or not such Notice is forwarded to or received by the Seller; and
14.2.3	irrevocably agrees that failure by the Seller’s Agent to notify it of the process will not invalidate the legal action or proceedings concerned.
14.3	If, for any reason, the Seller’s Agent ceases to be able to act as agent or no longer has a postal address in the United Kingdom, the Seller shall immediately:
14.3.1	(subject to this clause 14.3) irrevocably appoint a substitute agent with a postal address in the United Kingdom; and

14.3.2	notify Celsus of the name, relevant contact (where appropriate) and postal and email addresses of the substitute agent.

Such appointment and notice shall be effective on the fifth Business Day after the date on which the notice given pursuant to clause 14.3.2 is deemed to have been served or delivered in accordance with clause 13.

15.	GOVERNING LAW, JURISDICTION AND LANGUAGE
15.1	This agreement and any Acquisition Dispute are governed by and shall be construed in accordance with English Law.
15.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any Acquisition Dispute.
15.3	Each party irrevocably agrees that any process in any legal action or proceedings relating to any Acquisition Dispute may be served on it in accordance with the provisions of clauses 13 and 14.

IN WITNESS of which the parties or their duly authorised representatives have executed this agreement on the date specified above.

SCHEDULE 1: PART A — PARTICULARS OF THE SELLER

(1) Seller	(2) Number of Volution Shares
RPC Pharma Limited	1,001,750 shares of 1 Swiss franc each

PART B — PARTICULARS OF CELSUS

Number of Celsus Shares in issue:	55,636,283
Number of Celsus Shares under option:	2,791,690 issued
Number of Celsus Shares subject to warrant instruments:	3,712,070
Number of Celsus Shares to be put under option between the date of this agreement and Completion:	up to 3,073,310
Total (Fully Diluted Share Capital)	65,213,353*

*	assumes all shares to be put under option are put under option and that new options are granted in respect of any options which lapse or expire.

SCHEDULE 2: SELLER WARRANTIES

1.	The Seller
1.1	The Seller is validly existing and is a company duly incorporated and registered under the law of its jurisdiction of incorporation.
1.2	The Seller has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under this agreement and each other Acquisition Document to which it is or will be party.
1.3	This agreement and each other Acquisition Document to which the Seller is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on the Seller and will be enforceable in accordance with their respective terms (assuming that each such Acquisition Document has been properly executed by the other parties to it and that their entry into it has been duly authorised).
1.4	The entry into and performance of its obligations under this agreement and each other Acquisition Document by the Seller will not:
1.4.1	conflict with or breach any provision of its constitutional documents;
1.4.2	breach any agreement or instrument to which it is party or by which it is bound and which is material in the context of the Acquisition;
1.4.3	conflict with or breach any applicable law or any requirement of any Authority to which it is subject or submits and which is material in the context of the Acquisition; or
1.4.4	require the consent, approval or authorisation of any Authority.
1.5	The Celsus Shares to be issued to the Seller are being acquired for investment for the Seller’s own account, not as a nominee or agent, in the ordinary course of business, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (“Securities Act”).
1.6	The Seller does not have any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person, to sell or otherwise distribute any Celsus Shares.
1.7	The Seller is not a “U.S. Person” as defined by Rule 902 of Regulation S promulgated under the Securities Act, was not formed (if an entity) by a “U.S. Person” as defined by United States jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act. The Seller is not acquiring the Celsus Shares for the benefit of a “U.S. Person” as defined by Rule 902 of Regulation S. On the date hereof, the Seller was outside the United States. The Seller acknowledges, agrees and covenants that it will not engage in hedging transactions with regard to Celsus Shares prior to the expiration of the distribution compliance period specified in Rule 903 of Regulation S promulgated under the Securities Act, unless in compliance with the Securities Act. Absent another exemption from registration, the Seller will not resell Celsus Shares to “U.S. Persons” or within the United States, unless pursuant to registration of such Celsus Shares under the Securities Act.
1.8	The Seller understands that the issuance and sale thereto of Celsus Shares will not be registered under the Securities Act on the ground that such issuance and sale will be exempt from registration under the Securities Act pursuant to Regulation S promulgated under the Securities Act and that Celsus’s reliance on such exemption is based on the Seller’s representations set forth herein.
1.9	The Seller understands that the Celsus Shares have not been registered under the Securities Act and the Seller will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Celsus Shares during the 180 days following Completion. The Seller agrees that Celsus may place stop transfer orders with Celsus’s transfer agent with respect to the Celsus Shares in order to implement the restrictions on transfer set forth in this agreement.

2.	The Volution Shares
2.1	The content of Schedule 1 Part A (Particulars of Volution) is true, complete and accurate in all respects and not misleading.
2.2	The Seller is the sole legal and beneficial owner of the Volution Shares.
2.3	There is no Encumbrance affecting any of the Volution Shares, nor any agreement to create any such Encumbrance.
2.4	The Volution Shares constitute the whole of the issued share capital of the Company. The Volution Shares have been properly issued and are fully paid up.
3.	The Group Companies
3.1	Each Volution Group Company is a company duly incorporated and registered under the law of its jurisdiction of incorporation.
3.2	All the issued shares (or other securities) in each member of the Volution Group are legally and beneficially owned by the Company or another member of the Volution Group and have been properly issued and are fully paid up. There is no Encumbrance affecting any of the shares (or other securities) in any Volution Group Company, nor any agreement to create any such Encumbrance.
3.3	No person has any right (whether contingent or otherwise) to require any Volution Group Company:
3.3.1	to allot, or grant rights to subscribe for, shares in any Volution Group Company; or
3.3.2	to convert any existing securities into, or to issue securities that have rights to convert into, shares in any Volution Group Company.
4.	Interests in other companies, etc
4.1	No Volution Group Company is the legal or beneficial owner of, or has agreed to acquire, any shares, securities or other interests in any company (other than another Volution Group Company).
4.2	No Volution Group Company is, or has agreed to become, a member of any partnership, joint venture or consortium (other than recognised trade associations).
5.	Branches, etc

No Volution Group Company has any branch, agency or permanent establishment outside its jurisdiction of incorporation.

6.	Constitutional and corporate documents
6.1	The Seller has Disclosed the current constitutional documents of each Volution Group Company.
6.2	The registers and minute books required to be maintained by each Volution Group Company under the law of its jurisdiction of incorporation are in its possession or under its control and are up to date in all material respects. No Volution Group Company has received written notice that any of them should be rectified.
7.	Insolvency
7.1	Neither the Seller nor any Volution Group Company is insolvent under the law of its jurisdiction of incorporation, and it is not unable to pay its debts as they fall due, nor has it stopped paying its debts as they fall due.
7.2	No arrangement or compromise has been made by the Seller or any Volution Group Company with its creditors.
7.3	No liquidator, provisional liquidator, administrator, receiver, administrative receiver or similar officer has been appointed in relation to the Seller or any Volution Group Company or any of their assets nor has any application or notice of intention to appoint any such person been made.

7.4	No resolution has been passed, proceedings commenced or order made for the winding-up or any other reorganisation or restructuring of the Seller or any Volution Group Company.
7.5	Disclosure; Company Information.

The information relating to each Volution Group Company to be supplied by or on behalf of Seller for inclusion or incorporation in the Proxy Statement will not, on the date the Proxy Statement is first mailed to the Celsus shareholders or at the time of the Celsus shareholders’ meeting to approve the transactions contemplated herein (as applicable), contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Seller with respect to the information that has been or will be supplied by Celsus or any of their representatives for inclusion in the Proxy Statement.

8.	Accounts
8.1	The audited consolidated financial statements (including any related notes thereto) representing the financial condition of the Company and its predecessor as of December 31, 2013 and December 31, 2014 (collectively, the “Company Financials”), (i) complied, or will comply as to form in all material respects prior to the filing of the Proxy Statement, with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“US GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the US Securities Exchange Act of 1934 as amended (“Exchange Act”)), (iii) fairly presented the consolidated financial position of the Company, its predecessor and its subsidiary as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount, and (iv) are consistent with, and have been prepared from, the books and records of the Company. The Company has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K) since December 31, 2013. The balance sheet of the Compay as of December 31, 2014 is hereinafter referred to as the “Company Balance Sheet”. Notwithstanding the foregoing, consolidated unaudited financial statements are subject to normal recurring year-end adjustments (the effect of which will not, individual or in the aggregate, be material) and the absence of footnotes.
8.2	Save for the Working Capital Advance and as Disclosed in the Company Financials, no Volution Group Company has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with US GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Volution Group Companies taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, (ii) incurred in connection with the transactions contemplated in this agreement, (iii) described on the Volution Disclosure Letter, or (iv) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.
9.	Period since the Accounts Date

Since the Accounts Date:

9.1	no Volution Group Company has declared, paid or made a dividend or other distribution;
9.2	no resolution of the members of any Volution Group Company has been passed (other than resolutions relating to routine business at annual general meetings and in relation to the Volution Reorganisation);

9.3	the Volution Group Companies have operated in the ordinary course of business consistent with past practice;
9.4	no Volution Group Company has acquired or disposed of a business as a going concern;
9.5	there has not been any material change by any Volution Group Company in its accounting methods, principles or practices, except as required by concurrent changes in US GAAP or as disclosed in the notes to the Company Financials;
9.6	no Volution Group Company has undertaken any revaluation of any of its assets or the writing off or writing down of any notes or accounts receivable other than in the ordinary course of business; and
9.7	no Volution Group Company has acquired or disposed of any fixed asset with a book value in excess of US$100,000 nor incurred capital expenditure in excess of US$500,000 in aggregate.
10.	Funding
10.1	Save for the Working Capital Advance, the Volution Data Room contain details of any overdraft, loan, debt factoring or discounting, hire purchase, finance lease or other financial facilities currently available to or drawdown by any Volution Group Company.
10.2	No Volution Group Company has issued any loan capital (including debentures, loan notes and loan stock) that remains in issue. No Volution Group Company has agreed to issue any such loan capital in the future.
11.	Grants and state aid

No Volution Group Company has received grants, subsidies, allowances, loan payments, guarantees or other financial assistance from any authority.

12.	Assets

For the purposes of this paragraph, a “material asset” means an asset comprising or relating to the Products, the Company’s IP and Documents and Records.

12.1	Each Volution Group Company has the sole and exclusive ownership of (including all rights, title and interest in and to) all of its material assets, free from any Encumbrance, other than those:
12.1.1	disposed of in the ordinary course of business;
12.1.2	subject to hire purchase or finance lease agreements; or
12.1.3	acquired subject to retention of title clauses.
12.2	All material assets are in the possession of or under the control of the Volution Group Companies (save where held by a third party in the ordinary course of business).
13.	Debtors

No Volution Group Company is owed any sums other than trade receivables incurred in the ordinary course of business.

14.	Real property
14.1	The property at 4th Floor. 76 Wimpole Street, London W1 comprises all the land and buildings owned or occupied by any Group Company (“Property”).
14.2	In relation to the lease under which the Property is held (which is disclosed in the Volution Data Room):
14.2.1	the rents and other monies due and payable under it have been paid; and
14.2.2	no Volution Group Company is in material breach of its obligations under such lease (which breach remains outstanding at the date of this agreement).

15.	Insurance

The Volution Data Room contains summary details of the insurance policies maintained by or on behalf of any Volution Group Company. The premiums due in respect of such policies have been paid.

16.	IP and Product

In this schedule where “material” is used in relation to IP, it shall mean: (i) any IP relating to, comprising or derived from Coversin or any of the processes, methods or formulations relating to Coversin; or (ii) any other IP which is material.

16.1	The Volution Data Room contains all material details of the IP owned by the Company (“Owned IP”) and IP owned by another person which the Company has a subsisting licence, permission or other contractual right (whether in writing or otherwise) to use (“Licensed In IP”) which is, in each case, material to the Volution Group.
16.2	Schedule 8 contains a complete and accurate list of all of the Company’s pending and in force patents and pending patent applications as at the date of this agreement.
16.3	No licence payments are payable in respect of Licensed In IP by the Volution Group.
16.4	Save as set out in the Volution Disclosure Letter, no person is entitled to any royalty, commission, payment, in connection with any of the Owned IP or the Products.
16.5	The Company is the sole and exclusive legal and beneficial owner of (and, where registered, the sole registered owner of) the entire right, title and interest in and to each item of material Owned IP and each Product free from Encumbrances.
16.6	The Volution Data Room contains:
16.6.1	copies of all subsisting material licences, permissions or other contractual rights (whether in writing or otherwise) granting any Volution Group Company rights to use IP owned by another person; and
16.6.2	details of any disputes with or allegations made by any person relating to the ownership of any Owned IP or Licensed-In IP which disputes or allegations are subsisting or occurred within the last 3 years.
16.7	Save for Academic Research Agreements, there are no subsisting licences, permissions or other contractual rights (whether in writing or otherwise) by which the Company has granted third parties rights to use any material Owned IP or material Licensed-In IP (“IP Licences Out”) and the Company is not under any obligation (whether contingent or otherwise) to grant any. In this warranty, Academic Research Agreements means material transfer agreements with academic institutions for academic and scientific research purposes only.
16.8	The Company:
16.8.1	only employs and has only employed its non-administrative employees; and
16.8.2	only uses and has only used third party researchers, developers, independent contractors, freelancers and consultants,

who are or were engaged in the material research and development activities of the Volution Group on terms pursuant to which all of the IP in the work which they carry out or produce vests solely in the relevant Volution Group Company, both legally and beneficially, and they have waived all moral rights they may have in the work.

16.9	None of the material Owned IP or the material Licensed-In IP is currently subject to a challenge, opposition or attack or the subject of any claim for ownership or compensation. The Company has not received any written notice in the last 3 years that any Owned IP or Licensed-In IP is likely to be subject to challenge, opposition or attack or any claim for ownership or compensation.

16.10	There is no actual or, so far as the Seller is aware, threatened infringement or unauthorised use by any person of any material Owned IP or material Licensed-In IP. So far as the Seller is aware, there are no circumstances which are likely to give rise to any such actual or threatened infringement or unauthorised use.
16.11	There are no existing, pending or so far as the Seller is aware threatened claims against any Volution Group Company in respect of any infringement of any third party’s IP, and so far as the Seller is aware:
16.11.1	no such claims have been made or threatened; and
16.11.2	the activities of the Volution Group Companies do not infringe any third party’s IP.
16.12	The Volution Data Room contains details of all material completed preclinical and clinical trials conducted by any Volution Group Company.
16.13	The animal and other preclinical studies and clinical trials for Coversin conducted by the relevant Volution Group Company were, and if still pending are, so far as the Seller is aware, being conducted in all material respects in compliance with all laws and in accordance with their protocols, procedures and controls.
17.	Data protection

No Volution Group Company has received:

17.1.1	any written notice from any authority alleging non-compliance with any applicable law relating to processing of personal data and privacy; or
17.1.2	any written complaint from any individual about its use of his personal data.
18.	Confidential information, Documents and Records
18.1	There has been no material misuse of any Volution Group Company’s confidential information.
18.2	No Volution Group Company has received any written notice alleging any misuse of any third party’s confidential information.
18.3	The Documents and Records contain all material information in writing necessary to evidence the development and ownership of the Owned IP and each Product.
19.	Guarantees

No Volution Group Company is a party to any guarantee, security, indemnity, agreement or other commitment in respect of any obligation or liability of any person other than a Group Company.

20.	Key contracts
20.1	The Volution Data Room contains copies of each material agreement under which IP was acquired or licensed or developed, each a (“Material Contract”).
20.2	No Volution Group Company has received written notice from any counterparty to any Material Contract that it is in material breach of such contract (being a breach that would have a material adverse effect on the Group Companies taken as a whole).
20.3	So far as the Seller is aware, no counterparty to any Material Contract is in material breach of it (being a breach that would have a material adverse effect on the Volution Group Companies taken as a whole).
20.4	No Volution Group Company has received written notice from any counterparty to a Material Contract that it intends to terminate it.

21.	Powers of attorney

No Volution Group Company has given any power of attorney which remains in force save in relation to powers of attorney given in the ordinary course of business to professional agents in relation to the Company’s IP filings for the purpose of patent administration.

22.	Employees and terms of employment
22.1	The Volution Data Room contains:
22.1.1	copies of the contracts of employment/engagement of each officer, employee or consultant of any Volution Group Company.
22.1.2	copies of the share incentive schemes, share option schemes or profit sharing, bonus or other incentive schemes applicable to any of the Volution Group Companies’ employees or consultants.
22.2	No Volution Group Company owes anything to its employees other than remuneration for the current pay period, accrued holiday pay for the current holiday year, accrued bonuses for the current bonus period and expenses claims.
22.3	Save as part of the negotiation of the arrangements for the transition of the consultants and employees of members of the Volution Group to become employees of Celsus, no Volution Group Company is under any obligation to make any material change in the basis of remuneration or other benefits paid or provided to any of its officers, employees or consultants.
22.4	No Volution Group Company has any obligation to make a payment on redundancy or layoff in excess of that required by applicable statutory requirements or any applicable collective bargaining agreement, and no Volution Group Company operates any discretionary practice of making such excess payments.
23.	Employees
23.1	No Volution Group Company has given notice of termination or retirement to, or received notice of resignation from, any officers, employees or consultants which is outstanding.
23.2	No Volution Group Company has made any offer of employment to anyone which is outstanding.
23.3	No Volution Group Company has any current grievance or disciplinary proceedings or appeals in respect of any employee.
23.4	Save as Disclosed, no Volution officer, employee or consultant will become entitled to any payment or other benefit in excess of US$100,000, or be entitled to give notice to terminate his employment, solely as a result of Completion.
23.5	Each past and present employee of or consultant to any Volution Group Company has been employed or engaged on terms which provide that all right, title and interest in any IP developed by them (including rights to receive royalties or payments) vest exclusively in a Volution Group Company.
24.	Employment disputes

There is no claim against or dispute with any Volution Group Company from any of its employees or former employees and, so far as the Seller is aware, none is pending or threatened.

25.	Pension benefits

Other than any obligation of any Volution Group Company as employer under applicable social security or similar laws of any applicable jurisdiction to make regular and recurring contributions (such as payroll taxes) to public social security institutions, there is not in operation, and no Group Company contributes to, any agreement, arrangement, scheme or practice for the payment of any pensions, allowances, lump sums or other benefits on death or retirement for or in respect of any of its current or former employees or officers.

26.	Compliance with laws

Each Volution Group Company conducts its business in all material respects in accordance with the applicable laws of any jurisdiction in which it is incorporated or carries on business.

27.	Litigation
27.1	No Volution Group Company is involved in any civil, criminal or arbitration proceedings that are likely to have a material adverse effect on the Volution Group Companies taken as a whole (“Litigation”).
27.2	So far as the Seller is aware:
27.2.1	there is no Litigation pending or threatened by or against any Volution Group Company; and
27.2.2	there are no circumstances likely to give rise to any such Litigation.
28.	Judgments, etc

There is no outstanding judgment, order, ruling or decision by any Authority against any Volution Group Company.

29.	Tax compliance
29.1	Each Volution Group Company has:
29.1.1	submitted all relevant Tax returns (which were accurate and complete in all material respects) to the relevant Tax Authorities by the requisite dates;
29.1.2	discharged (by the due date) its liability to make any payment of Tax which has fallen due without incurring penalties, fines, surcharges or interest;
29.1.3	properly made all deductions and withholdings on account of Tax required to be made in respect of any payment made or benefit provided before the date of this agreement, and has to the extent required by law in its jurisdiction of incorporation properly accounted for all such deductions and withholdings; and
29.1.4	maintained, and has in its possession or under its control, all records and documentation that it is required to maintain for the purposes of any Tax (and the same are complete and accurate in all material respects).
29.2	In the last three years, no Volution Group Company has been subject to any dispute, investigation or non-routine audit or visit by any Tax Authority, and no Tax Authority has indicated that it intends to make such an investigation or non-routine audit or visit.
30.	VAT
30.1	Each Volution Group Company is registered as a taxable person for the purposes of VAT in the jurisdiction in which it was incorporated and is not liable to account for VAT (whether as principal, agent or otherwise) in any other jurisdiction.
30.2	In the last three years, each Volution Group Company has complied in all material respects with applicable laws relating to VAT, and has made and obtained correct and up-to-date records and documentation for the purposes of such laws.
31.	Volution Reorganisation
31.1	The Volution Reorganisation has been completed and all steps and actions contemplated therein perfected.
31.2	All consents and clearances required for the Volution Reorganisation were obtained on an unconditional basis.
31.3	No Tax is payable by any Volution Group Company as a result of the Volution Reorganisation.

SCHEDULE 3: CELSUS WARRANTIES

1.	Celsus
1.1	Celsus is validly existing and is a company duly incorporated and registered under the law of its jurisdiction of incorporation.
1.2	Celsus has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under this agreement and each other Acquisition Document to which it is or will be party.
1.3	This agreement and each other Acquisition Document to which Celsus is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on Celsus and will be enforceable in accordance with their respective terms (assuming that each such Acquisition Document has been properly executed by the other parties to it and that their entry into it has been duly authorised).
1.4	The entry into and performance of its obligations under this agreement and each other Acquisition Document by Celsus will not:
1.4.1	conflict with or breach any provision of its constitutional documents;
1.4.2	breach any agreement or instrument to which it is party or by which it is bound and which is material in the context of the Acquisition;
1.4.3	conflict with or breach any applicable law or any requirement of any Authority to which it is subject or submits and which is material in the context of the Acquisition; or
1.4.4	require the consent, approval or authorisation of any Authority.
2.	The Celsus Shares
2.1	The content of Schedule 1 Part B (Particulars of Celsus) is true, complete and accurate in all respects and not misleading.
3.	The Celsus Group Companies
3.1	Each Celsus Group Company is a company duly incorporated and registered under the law of its jurisdiction of incorporation.
3.2	All the issued shares (or other securities) in each member of the Celsus Group are legally and beneficially owned by Celsus or another member of the Celsus Group and have been properly issued and are fully paid up. There is no Encumbrance affecting any of the shares (or other securities) in any Celsus Group Company, nor any agreement to create any such Encumbrance.
3.3	The Celsus Data Room contains details all rights (whether contingent or otherwise) to require any Celsus Group Company:
3.3.1	to allot, or grant rights to subscribe for, shares in any Celsus Group Company; or
3.3.2	to convert any existing securities into, or to issue securities that have rights to convert into, shares in any Celsus Group Company.
4.	Interests in other companies, etc
4.1	No Celsus Group Company is the legal or beneficial owner of, or has agreed to acquire, any shares, securities or other interests in any company (other than another Celsus Group Company).
4.2	No Celsus Group Company is, or has agreed to become, a member of any partnership, joint venture or consortium (other than recognised trade associations).
5.	Branches, etc

No Celsus Group Company has any branch, agency or permanent establishment outside its jurisdiction of incorporation.

6.	Constitutional and corporate documents
6.1	Celsus has Disclosed the current constitutional documents of each Celsus Group Company.
6.2	The registers and minute books required to be maintained by each Celsus Group Company under the law of its jurisdiction of incorporation are in its possession or under its control and are up to date in all material respects. No Celsus Group Company has received written notice that any of them should be rectified.
7.	Insolvency
7.1	No Celsus Group Company is insolvent under the law of its jurisdiction of incorporation, and it is not unable to pay its debts as they fall due, nor has it stopped paying its debts as they fall due.
7.2	No arrangement or compromise has been made by any Celsus Group Company with its creditors.
7.3	No liquidator, provisional liquidator, administrator, receiver, administrative receiver or similar officer has been appointed in relation to any Celsus Group Company or any of their assets nor has any application or notice of intention to appoint any such person been made.
7.4	No resolution has been passed, proceedings commenced or order made for the winding-up or any other reorganisation or restructuring of any Celsus Group Company.
7.5	Disclosure; Company Information.

The information relating to each Celsus Group Company in the Proxy Statement will not, on the date the Proxy Statement, as applicable, is first mailed to the Celsus shareholders or at the time of the Celsus shareholders’ meeting to approve the transactions contemplated herein, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by the Celsus with respect to the information that has been or will be supplied by the Seller or any of their representatives for inclusion in the Proxy Statement.

8.	Accounts
8.1	The audited consolidated financial statements (including any related notes thereto) representing the financial condition of Celsus and its predecessor as of December 31, 2013 and December 31, 2014 (collectively, the “Celsus Financials”), (i) complied, or will comply as to form in all material respects prior to the filing of the Proxy Statement, with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with US GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act, (iii) fairly presented the consolidated financial position of Celsus, its predecessor and each of its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount, and (iv) are consistent with, and have been prepared from, the books and records of Celsus. Celsus has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K) since December 31, 2013. The balance sheet of Celsus as of December 31, 2014 is hereinafter referred to as the “Celsus Balance Sheet”. Notwithstanding the foregoing, consolidated unaudited financial statements are subject to normal recurring year-end adjustments (the effect of which will not, individual or in the aggregate, be material) and the absence of footnotes.
8.2	Save as Disclosed in the Celsus Financials, no Celsus Group Company has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with US GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Celsus Group Companies taken as a whole, except liabilities (i) provided for in the Celsus Balance Sheet, (ii) incurred in connection with the transactions contemplated in this agreement, (iii) described on the Celsus Disclosure Letter, or (iv) incurred since the date of the Celsus Balance Sheet in the ordinary course of business consistent with past practices.
9.	Period since the Accounts Date

Since the Accounts Date:

9.1	no Celsus Group Company has declared, paid or made a dividend or other distribution;
9.2	no resolution of the members of any Celsus Group Company has been passed (other than resolutions relating to routine business at annual general meetings);
9.3	the Celsus Group Companies have operated in the ordinary course of business consistent with past practice;
9.4	no Celsus Group Company has acquired or disposed of a business as a going concern;
9.5	there has not been any material change by any Celsus Group Company in its accounting methods, principles or practices, except as required by concurrent changes in US GAAP or as disclosed in the notes to the Celsus Financials;
9.6	no Celsus Group Company has undertaken any revaluation of any of its assets or the writing off or writing down of any notes or accounts receivable other than in the ordinary course of business; and
9.7	no Celsus Group Company has acquired or disposed of any fixed asset with a book value in excess of US$100,000 nor incurred capital expenditure in excess of US$500,000 in aggregate.
10.	Funding
10.1	The Celsus Data Room contain details of any overdraft, loan, debt factoring or discounting, hire purchase, finance lease or other financial facilities currently available to or drawdown by any Celsus Group Company.
10.2	No Celsus Group Company has issued any loan capital (including debentures, loan notes and loan stock) that remains in issue. No Celsus Group Company has agreed to issue any such loan capital in the future.
11.	Grants and state aid

No Celsus Group Company has received grants, subsidies, allowances, loan payments, guarantees or other financial assistance from any authority.

12.	Assets
12.1	Each Celsus Group Company has the sole and exclusive ownership of (including all rights, title and interest in and to) all of its material assets, free from any Encumbrance, other than those:
12.1.1	disposed of in the ordinary course of business;
12.1.2	subject to hire purchase or finance lease agreements; or
12.1.3	acquired subject to retention of title clauses.
12.2	All material assets are in the possession of or under the control of the Celsus Group Companies (save where held by a third party in the ordinary course of business).
13.	Debtors

No Celsus Group Company is owed any sums other than trade receivables incurred in the ordinary course of business.

14.	Real property
14.1	Particulars of all the land and buildings owned or occupied by any Celsus Group Company (or in which any Celsus Group Company has any interest or liability (“Celsus Property”) are contained in the Celsus Data Room.
14.2	In relation to any lease under which the Celsus Property is occupied (which is disclosed in the Celsus Data Room):
14.2.1	the rents and other monies due and payable under it have been paid; and
14.2.2	no Celsus Group Company is in material breach of its obligations under such lease (which breach remains outstanding at the date of this agreement).
15.	Insurance

The Celsus Data Room contains summary details of the insurance policies maintained by or on behalf of any Celsus Group Company. The premiums due in respect of such policies have been paid.

16.	IP

No Celsus Group Company has any material liability in relation to any IP nor any actual, pending or, so far as Celsus is aware, threatened dispute, infringement nor unauthorised use of any IP.

17.	Data protection

No Celsus Group Company has received:

17.1.1	any written notice from any authority alleging non-compliance with any applicable law relating to processing of personal data and privacy; or
17.1.2	any written complaint from any individual about its use of his personal data.
18.	Confidential information
18.1	There has been no material misuse of any Celsus Group Company’s confidential information.
18.2	No Celsus Group Company has received any written notice alleging any misuse of any third party’s confidential information.
19.	Guarantees

No Celsus Group Company is a party to any guarantee, security, indemnity, agreement or other commitment in respect of any obligation or liability of any person other than a Celsus Group Company.

20.	Key contracts
20.1	No Celsus Group Company has received written notice from any counterparty to any contract that it is in material breach of such contract (being a breach that would have a material adverse effect on the Celsus Group Companies taken as a whole).
20.2	So far as Celsus is aware, no counterparty to any contract is in material breach of it (being a breach that would have a material adverse effect on the Celsus Group Companies taken as a whole).
20.3	No Celsus Group Company has received written notice from any counterparty to a contract that it intends to terminate it.
21.	Powers of attorney

No Celsus Group Company has given any power of attorney which remains in force.

22.	Employees and terms of employment
22.1	The Celsus Data Room contains:
22.1.1	copies of the contracts of employment/engagement of each officer, employee or consultant of any Celsus Group Company.
22.1.2	copies of the share incentive schemes, share option schemes or profit sharing, bonus or other incentive schemes applicable to any of the Celsus Group Companies’ employees or consultants.
22.2	No Celsus Group Company owes anything to its employees other than remuneration for the current pay period, accrued holiday pay for the current holiday year, accrued bonuses for the current bonus period and expenses claims.
22.3	No Celsus Group Company is under any obligation to make any material change in the basis of remuneration or other benefits paid or provided to any of its officers, employees or consultants.
22.4	No Celsus Group Company has any obligation to make a payment on redundancy or layoff in excess of that required by applicable statutory requirements or any applicable collective bargaining agreement, and no Celsus Group Company operates any discretionary practice of making such excess payments.
23.	Employees
23.1	No Celsus Group Company has given notice of termination or retirement to, or received notice of resignation from, any officers, employees or consultants which is outstanding.
23.2	No Celsus Group Company has made any offer of employment to anyone which is outstanding.
23.3	No Celsus Group Company has any current grievance or disciplinary proceedings or appeals in respect of any employee.
23.4	No Celsus officer, employee or consultant will become entitled to any payment or other benefit, or be entitled to give notice to terminate his employment, solely as a result of Completion.
24.	Employment disputes

There is no claim against or dispute with any Celsus Group Company from any of its employees or former employees and, so far as Celsus is aware, none is pending or threatened.

25.	Pension benefits

Other than any obligation of any Celsus Group Company as employer under applicable social security or similar laws of any applicable jurisdiction to make regular and recurring contributions (such as payroll taxes) to public social security institutions, there is not in operation, and no Celsus Group Company contributes to, any agreement, arrangement, scheme or practice for the payment of any pensions, allowances, lump sums or other benefits on death or retirement for or in respect of any of its current or former employees or officers.

26.	Compliance with laws

Each Celsus Group Company conducts its business in all material respects in accordance with the applicable laws of any jurisdiction in which it is incorporated or carries on business.

27.	Litigation
27.1	No Celsus Group Company is involved in any civil, criminal or arbitration proceedings that are likely to have a material adverse effect on the Celsus Group Companies taken as a whole (“Litigation”).

27.2	So far as Celsus is aware:
27.2.1	there is no Litigation pending or threatened by or against any Celsus Group Company; and
27.2.2	there are no circumstances likely to give rise to any such Litigation.
28.	Judgments, etc

There is no outstanding judgment, order, ruling or decision by any Authority against any Celsus Group Company.

29.	Tax compliance
29.1	Each Celsus Group Company has:
29.1.1	submitted all relevant Tax returns (which were accurate and complete in all material respects) to the relevant Tax Authorities by the requisite dates;
29.1.2	discharged (by the due date) its liability to make any payment of Tax which has fallen due without incurring penalties, fines, surcharges or interest;
29.1.3	properly made all deductions and withholdings on account of Tax required to be made in respect of any payment made or benefit provided before the date of this agreement, and has to the extent required by law in its jurisdiction of incorporation properly accounted for all such deductions and withholdings; and
29.1.4	maintained, and has in its possession or under its control, all records and documentation that it is required to maintain for the purposes of any Tax (and the same are complete and accurate in all material respects).
29.2	In the last three years, no Celsus Group Company has been subject to any dispute, investigation or non-routine audit or visit by any Tax Authority, and no Tax Authority has indicated that it intends to make such an investigation or non-routine audit or visit.
30.	VAT
30.1	Each Celsus Group Company is registered as a taxable person for the purposes of VAT in the jurisdiction in which it was incorporated and is not liable to account for VAT (whether as principal, agent or otherwise) in any other jurisdiction.
30.2	In the last three years, each Celsus Group Company has complied in all material respects with applicable laws relating to VAT, and has made and obtained correct and up-to-date records and documentation for the purposes of such laws.
31.	SEC Filings; No Undisclosed Liabilities.
31.1	All Celsus SEC Documents have been timely filed and, as of the time a Celsus SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this agreement, then on the date of such filing): (i) each of the Celsus SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and (ii) none of the Celsus SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this agreement, there are no outstanding or unresolved comments received from SEC staff with respect to the Celsus SEC Documents. To Celsus’ knowledge, none of the Celsus SEC Documents is the subject of ongoing SEC review or investigation, other than any review or investigation initiated as a result of the transactions contemplated by this agreement.
31.2	Each Celsus Group Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Celsus required to be disclosed by Celsus in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports. Since the most recent filing of a periodic report with the SEC by Celsus, there have been no significant changes in Celsus’ internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act), or in other factors that could significantly affect its disclosure controls and procedures.
31.3	Each Celsus Group Company has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with US GAAP for external purposes and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of such entity, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with US GAAP, and that receipts and expenditures of such entity are being made only in accordance with authorizations of management and directors of such entity, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of such entity’s assets that could have a material effect on Celsus’ financial statements, and such system of internal controls over financial report is reasonably effective. Celsus has disclosed, based on its most recent evaluation prior to the date of this agreement, to its outside auditors and the audit committee of Celsus’ board of directors: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which are reasonably likely to adversely affect Celsus’ ability to record, process, summarize and report financial information; and (ii) any material fraud, within the knowledge of Celsus, that involves management or other employees who have a significant role in Celsus’ internal controls over financing reporting. As of the date hereof, there is no reason to believe that Celsus independent auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when required. To the knowledge of Celsus, neither Celsus nor any of the Celsus Group Companies nor Celsus’ independent auditors have identified or been made aware of: (x) any significant deficiency or material weakness in the design or operation of Celsus’ internal controls; (y) any illegal act or fraud, whether or not material, that involves Celsus’ management or other employees; or (z) any reasonably credible claim or allegation regarding any of the foregoing.
31.4	Each of the principal executive officer of Celsus and the principal financial officer of Celsus (or each former principal executive officer of Celsus and each former principal financial officer of Celsus, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Celsus SEC Documents, and the statements contained in such certifications were complete, correct and accurate on the date such certifications were made. For purposes of this section, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

SCHEDULE 4: SELLER LIMITATIONS

1.	Monetary limits
1.1	The aggregate liability of the Seller in respect of:
1.1.1	claims which relate to the Seller Fundamental Covenants shall not exceed US$25,000,000; and
1.1.2	all other Claims shall not exceed US10,000,000.
1.2	The Seller shall not be liable for any Claim unless and until the aggregate liability of the Seller in respect of all Qualifying Claims (as defined in paragraph 1.3 below) exceeds US$2,000,000 (excluding interest and costs), in which case the Seller shall be liable for both the initial US$2,000,000 and the excess.
1.3	The Seller shall not be liable for any single Claim until the liability of such claim exceeds US$250,000 (“Qualifying Claim”).
2.	Time limits

The Seller shall not be liable for any Claim unless Celsus has given notice to the Seller of such Claim (specifying such reasonable details of the matter or thing giving rise to such Claim as are then readily available to Celsus) before 5.00 pm on the date which is 6 months following Completion.

3.	Disclosure

The Seller shall not be liable for any Claim to the extent that the matter or thing giving rise to such Claim has been Disclosed.

4.	Accounts

The Sellers shall not be liable for any Claim to the extent that any specific provision, reserve or allowance in respect of the matter or thing giving rise to such Claim has been made in the Company’s audited accounts.

5.	No double recovery

The Seller shall not be liable to pay damages or other compensation or reimbursement more than once in respect of the same loss in relation to any Claim.

6.	Mitigation

The provisions of this schedule are without prejudice to Celsus common law duty to mitigate its loss in relation to any Claim.

SCHEDULE 5: CELSUS LIMITATIONS

1.	Monetary limits
1.1	The aggregate liability of the Celsus in respect of:
1.1.1	claims which relate to the Celsus Fundamental Covenants shall not exceed US$25,000,000; and
1.1.2	all other Claims shall not exceed US$10,000,000.
1.2	Celsus shall not be liable for any Claim unless and until the aggregate liability of the Seller in respect of all Qualifying Claims (as defined in paragraph 1.3 below) exceeds US$2,000,000 (excluding interest and costs), in which case the Seller shall (subject to paragraph 1.1) be liable for both the initial US$2,000,000 and the excess.
1.3	Celsus shall not be liable for any single Claim until the liability of such claim exceeds US$250,000 (“Qualifying Claim”).
2.	Time limits

Celsus shall not be liable for any Claim unless the Seller has given notice to Celsus of such Claim (specifying such reasonable details of the matter or thing giving rise to such Claim as are then readily available to the Seller) before 5.00 pm on the date which is 6 months following Completion.

3.	Disclosure

Celsus shall not be liable for any Claim to the extent that the matter or thing giving rise to such Claim has been Disclosed.

4.	Accounts

Celsus shall not be liable for any Claim to the extent that any specific provision, reserve or allowance in respect of the matter or thing giving rise to such Claim has been made in Celsus annual audited accounts.

5.	No double recovery

Celsus shall not be liable to pay damages or other compensation or reimbursement more than once in respect of the same loss in relation to any Claim.

6.	Mitigation

The provisions of this schedule are without prejudice to the Seller’s common law duty to mitigate its loss in relation to any Claim.

SCHEDULE 6: CLOSING DELIVERABLES

Part 1: Seller Closing Deliverables

On Completion, the Seller:

1.	shall deliver to Celsus a transfer of the Volution Shares to be sold by it under this agreement in favour of Celsus duly executed by the Seller (or, as the case may be, the registered holder of the relevant Volution Shares) together with the share certificates relating to such Volution Shares;
2.	shall deliver the Lock-in Agreement to Celsus;
3.	shall deliver such documents as are required to change the name of the Company to such name as the Board shall determine;
4.	shall deliver an updated schedule of the Company’s patents and patent applications in accordance with clause 3.1; and
5.	shall procure the execution of a service contract with Celsus by each of Clive Richardson, Miles Nunn and Wynne Weston Davis in accordance with the heads of terms set out at item 3 of schedule 7.

Part 2: Celsus Closing Deliverables

On Completion, Celsus:

6.	shall, conditionally upon the Seller complying with its obligations under this schedule:
6.1	allot and issue to the Seller the number of Consideration Shares due to it pursuant to clause 5;
6.2	procure that the name of the Seller is entered into the Register of Members of Celsus as the holder of the Consideration Shares;
6.3	deliver to the Seller the appropriate definitive certificate(s) for the Celsus Shares;
6.4	deliver to the Seller a statement of cash in bank (unrestricted and restricted) and cash in hand of Celsus; and
6.5	shall procure the entry into a service contract with Celsus by each of Gur Roshwalb and Dov Elefant in accordance with the heads of terms set out at item 3 of schedule 7.

SCHEDULE 7: SIGNING DATE DOCUMENTS

Document	Parties
1. Deeds of Undertaking	(i) Each of the Directors of Celsus and (ii) the Seller
2. Form of Director Letter of Resignation	(i) any resigning director and (ii) Celsus
3. Heads of terms of service contracts in the agreed form	(i) Each of Gur Roshwalb, Dov Elefant, Clive Richardson, Miles Nunn and Wynne Weston Davis and (ii) Celsus
4. Volution Disclosure Letter	(i) Seller (ii) acknowledgement by Celsus
5. Celsus Disclosure Letter	(i) Celsus (ii) acknowledgement by Seller
6. Relationship Agreement	(i) Seller (ii) Celsus
7. Engagement letters	(i) each of MTS and Citibank (ii) Celsus
8. Statement of cash in bank (unrestricted and restricted) and cash in hand of Celsus	(i) Seller (ii) Celsus
9. Schedule of Unpaid Payables in the agreed form	(i) Seller (ii) Celsus

Signed by	)
for and on behalf of	)	/s/ Ray Prudo
RPC PHARMA LIMITED	)	Ray Prudo

Signed by	)	/s/ Mark Cohen
for and on behalf of	)	Mark Cohen
CELSUS THERAPEUTICS PLC	)	/s/ Gur Roshwalb
Gur Roshwalb

Annex B

Lock-Up Agreement

[•  ], 2015

Celsus Therapeutics Plc
24 West 40th Street, 8th Floor
New York, NY 10018

Ladies and Gentlemen:

The undersigned (the “Shareholder”) understands that Celsus Therapeutics Plc, a company organized under the laws of England and Wales (“Celsus”), has entered into a Share Exchange Agreement, dated as of July 10, 2015 (the “Agreement”), with RPC Pharma Limited, a company organized under the laws of Malta (the “Company”), pursuant to which Celsus will purchase all of the capital stock of Volution Immuno Pharmaceuticals SA (“Volution”) from the Company, Volution’s sole shareholder, in exchange for ordinary shares of Celsus (the “Acquisition”). Capitalized terms used but not otherwise defined in this agreement (this “Lock-Up Agreement”) will have the meanings ascribed to such terms in the Agreement.

As a material inducement to the willingness of each of Celsus and the Company entering into the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholder agrees that during the period beginning on the Completion Date and continuing until and including the 180 day anniversary of the Completion Date (the “Restricted Period”), the Shareholder (or its successors, assigns or designees) will not (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Celsus Shares or any securities convertible into or exercisable or exchangeable for Celsus Shares, including without limitation, such other securities of Celsus which may be deemed to be beneficially owned by the Shareholder in accordance with the rules and regulations of the Securities and Exchange Commission and securities of Celsus which may be issued upon exercise of a share option or warrant (collectively, the “Shareholder’s Shares”) or (B) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Celsus Shares or such other securities, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Celsus Shares or such other securities, in cash or otherwise (the “Restrictions”).

None of the Restrictions apply to the disposal of any of the Shareholder’s Shares or of any interest therein: (i) pursuant to acceptance of any offer (regardless of whether it is recommended by the board of the Company or not) made by any person in force to holders of the same class of shares as the Shareholder’s Shares to acquire the whole or any part of the shares of such class; or (ii) pursuant to an irrevocable commitment or undertaking to accept a general offer of the kind referred to in (i); or (iii) pursuant to a scheme of arrangement under Part 26 of the Companies Act 2006 (the “Act”) providing for the acquisition by any person of the whole or any part of the shares of such class of shares as the Shareholder’s Shares; or (iv) to a shareholder of the Shareholder provided that (a) any such disposal (when taken together with all other such disposals to a shareholder of the Shareholder) does not account for more than 70% of the Shareholder’s Shares and (b) such person or entity shall enter into a deed prior to the transfer to be bound, mutatis mutandis by the restrictions contained in this Lock Up Agreement; or (v) pursuant to a conversion or redesignation of any of the Shareholder’s Shares of one class to become shares of another class (but for the avoidance of doubt the Restrictions shall apply to any such shares issued as a result of such conversion or redesignation).

B-1

An attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share transfer books of Celsus. Celsus may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of the Shareholder’s Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Shareholder hereby represents and warrants that the Shareholder has full power and authority to enter into this Lock-Up Agreement. All authority conferred or agreed to be conferred and any obligations of the Shareholder under this Lock-Up Agreement will be binding upon the successors, assigns, heirs or personal representatives of the Shareholder.

The Shareholder understands that each of Celsus and the Company is relying upon this Lock-Up Agreement in proceeding toward consummation of the Acquisition. The Shareholder further understands that this Lock-Up Agreement is irrevocable and is binding upon the Shareholder’s heirs, legal representatives, successors and assigns.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement will be governed by and construed in accordance with English law, without regard to the conflict of laws principles thereof. Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute relating to the Lock-Up Agreement. Each party irrevocably agrees that any process in any legal action or proceedings relating to any dispute relating to the Lock-Up Agreement may be served on it in accordance with the provisions of clauses 13 and 14 of the Agreement.

The Shareholder understands that if the Agreement is terminated in accordance with its terms, the Shareholder will be released from all obligations under this Lock-Up Agreement. This Lock-Up Agreement automatically terminates on the expiry of the Restricted Period.

This Lock-Up Agreement sets out the entire agreement and understanding between the Parties in respect of the subject matter of this Lock-Up Agreement.

This Lock-Up Agreement may be executed in any number of counterparts (including facsimile or PDF), each of which when executed and delivered, shall be deemed an original, but all the counterparts together shall constitute one and the same instrument.

This Lock-Up Agreement has been entered into as on the date stated at the beginning of it.

Signed by	)
for and on behalf of	)
Celsus Therapeutics Plc	Director

Signed by	)
for and on behalf of	)
RPC Pharma Limited	Director

B-2

Annex C

DATED July 10, 2015

CELSUS THERAPEUTICS PLC

- AND -

RPC PHARMA LIMITED

RELATIONSHIP AGREEMENT

McDERMOTT WILL & EMERY UK LLP
110 Bishopsgate
London EC2N 4AY DX 42619 Cheapside

Tel: +44 20 7577 6900
Fax: +44 20 7577 6950

C-i

THIS AGREEMENT is made on July 10, 2015

BETWEEN:

(1)	CELSUS THERAPEUTICS PLC, a company registered in England and Wales under number 05252842 whose registered office is at 42-50 Hersham Road, Walton-on-Thames, Surrey KT12 1RZ (the “Company”); and
(2)	RPC PHARMA LIMITED a company registered in Malta whose registered office is at Regent House, Office 21, Bisazza Street, Sliema SLM1640, Malta (“RPC”).

WHEREAS:

This Agreement is being entered into to regulate certain aspects of the continuing relationship between the Company and RPC.

IT IS AGREED THAT:

1.	Interpretation
1.1	In this Agreement and its Recitals, unless the context otherwise requires, each of the following terms shall have the meaning given below:

“Act”	means the Companies Act 2006 (as amended;
“Approved Person”	means a person nominated by RPC (following consultation with the Company) to join the Board who meets the legal and regulatory requirements for a board member of a NASDAQ listed company;
“Articles”	means the articles of association of the Company in force from time to time;
“Board”	means the board of directors of the Company as constituted from time to time;
“Business Day”	means a day (other than a Saturday or a Sunday and public holidays) on which the clearing banks are open for business in London and New York;
“Completion”	means completion of the share exchange agreement of even date between the Company and RPC relating to the acquisition by the Company of Volution Immuno Pharmaceuticals SA;
“Completion Date”	means the date of Completion;
“Director”	means a director of the Company from time to time;
“Group”	means the Company and its group from time to time and “Group Member” shall be construed accordingly;
“group”	means in relation to any company, any parent undertaking and any subsidiary undertaking of that company and any subsidiary undertaking of any such parent undertaking from time to time;
“Ordinary Shares”	means the issued ordinary shares of 1 pence each in the capital of the Company;
“Relevant Director”	means any Director appointed by RPC;
“RPC Group”	means RPC and any shareholder of RPC from time to time; and
“Shares”	means the entire issued share capital of the Company from time to time including without limitation the Ordinary Shares.

1.2	In this Agreement:
1.2.1	the headings are for convenience only and shall not affect is interpretation;
1.2.2	expressions defined in the Act shall have the same meanings in this Agreement, unless the context requires otherwise or they are otherwise defined in this Agreement;
1.2.3	a reference to a provision of law includes a reference to any provision which from time to time amends, extends, consolidates or replaces that provision and any subordinate legislation made under any such provision;
1.2.4	words denoting the singular number shall include the plural, the masculine gender shall include the feminine gender and neuter, and vice versa; and
1.2.5	references to persons shall include individuals, corporations (wherever incorporated), unincorporated associates (including partnerships), trusts, any form of governmental body, agency or authority, and any other organisation of any nature (in each case, whether or not having separate legal personality).
2.	Condition

This Agreement is conditional upon Completion and shall become effective on the Completion Date.

3.	Composition of the Board committees
3.1	Subject to such designated Directors meeting NASDAQ and SEC requirements to sit on such committees, each of the audit committee, nomination committee and the remuneration committee of the Company shall comprise at least one Director designated to serve on such committee by RPC.
3.2	For the avoidance of doubt, the Directors nominated by RPC pursuant to clause 3.1 shall be an existing member of the Board and nothing in this clause 3 shall give RPC the right to appoint any Directors to the Board in addition to those specified in clause 4.
4.	Appointments
4.1	Subject to clause 4.2, RPC shall be entitled to appoint the following number of Directors in relation to the percentage of Shares held in aggregate by members of the RPC Group from time to time:
4.1.1	two Directors if members of the RPC Group hold 25 per cent or more of the Shares;
4.1.2	one Director if members of the RPC Group hold 10 per cent or more but less than 25 per cent of the Shares; and
4.1.3	no Directors if members of the RPC Group hold less than 10 per cent of the Shares,

provided always that where such right to appoint a Director falls away pursuant to the terms of this clause 4 RPC shall procure the resignation of the relevant Director as soon as practicably possible thereafter at no cost to the Company.

4.2	The Directors appointed by RPC shall:
4.2.1	only be nominated for appointment by RPC if they are an Approved Person; and
4.2.2	unless otherwise agreed by the Board, be A class directors (as such term is defined in the Company’s articles of association in force at the date of this agreement).
5.	Assignment

Subject to the provisions of this Agreement, no party shall assign or in any other way dispose of any of its rights or obligations under this Agreement without the prior written consent of the other party.

6.	Confidentiality
6.1	Subject to clause 6.3, RPC shall not and shall procure that its directors, officers, employees and agents and advisers shall not and shall procure that any member of the RPC Group and its and their respective directors, officers, employees and agents respective advisers shall not (save as required by applicable law or regulation) disclose to any third party or use for its own or their own commercial purposes any information of a confidential nature relating to any Group Member obtained under the provisions of this Agreement, and for these purposes a professional adviser of any member of the RPC Group shall not be treated as a third party.
6.2	Any press release or other media communication to be made by any party relating to the investment of any member of the RPC Group in the Company shall, save as required by law or any applicable regulation or decision of any governmental or regulatory authority, be subject to the prior approval of RPC and the Company, any such approval not to be unreasonably withheld or delayed.
6.3	This clause shall not restrict disclosure of information which (a) is in or has come into the public domain otherwise than as a result of a breach by a member of the RPC Group or any of their respective directors, officers, employees, advisers or agents of this clause or of any other duty of confidentiality by any such person; or (b) is already in the possession of any member of the RPC Group on a non-confidential basis at the time that it is first supplied by the Group; or (c) is received by a member of the RPC Group at any time in good faith from a third party who is not bound by any obligation of confidentiality in relation thereto; or (d) has been independently developed by a member of the RPC Group without reference to confidential information supplied by the Group.
7.	Change of law

If there is any change in law or applicable regulations which would materially affect the operation of this Agreement, the parties hereto agree to enter into bona fide negotiations with a view to agreeing such amendments to this Agreement as the parties shall in good faith determine to be necessary to ensure that notwithstanding such changes the intentions of each as reflected by the provisions of this Agreement are given effect.

8.	Duration

This Agreement shall continue in full force and effect for so long as RPC or any member of the RPC Group, individually or collectively, holds 10 per cent or more of the Shares.

9.	Severance
9.1	If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.
9.2	In the event that any provision of this Agreement becomes wholly or partly void, unenforceable or for any other reason cannot in whole or in part be put into effect, then the remaining provisions of this Agreement will not be affected. In such event the parties shall co-operate and negotiate in good faith to agree provisions (to replace those which are void, unenforceable or ineffective) which are not void or unenforceable, or which can otherwise be put into effect and which, as far as possible, are legally and commercially the same as those they replace.
9.3	In the event that provisions of this Agreement need to be interpreted or supplemented then the interpretation or supplement shall be completed in good faith in such a way that the spirit, contents and purpose of this Agreement are adhered to as far as possible.

10.	Entire Agreement
10.1	It is hereby acknowledged that this Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement.
10.2	No amendment, change or addition to this Agreement shall be effective or binding on any party unless reduced to writing and executed by all the parties.
11.	General
11.1	Each of the parties shall, and shall use all reasonable efforts to procure that any other person shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.
11.2	This Agreement shall not be construed as creating any partnership or agency (except to the extent expressly described) relationship between any of the parties.
11.3	No relaxation, forbearance, indulgence or delay (together “indulgence”) of any party in exercising any right shall be construed as a waiver of the right and shall not affect the ability of that party subsequently to exercise that right or to pursue any remedy, not shall any indulgence constitute a waiver of any other right.
11.4	A person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999, except that clause 6 (Confidentiality) shall be enforceable by any Member of the RPC Group, provided that no consent of a person who is not a party to this Agreement is required for any variation (including any release or compromise in whole or in party of any liability) or termination of this Agreement.
12.	Notices
12.1	Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party, posted by first class post addressed to that party at such address and shall if:
12.1.1	personally delivered, be deemed to have been received at the time of delivery; or
12.1.2	posted to an inland address in the United Kingdom, be deemed to have been received on the second Business Day after the date of posting,

PROVIDED that where, in the case of delivery by hand, delivery occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9.00 am on the next following Business Day.

12.2	For the purposes of this clause the authorised address of each party shall be the address set out below (including the person for whose attention a notice or communication is to be addressed) or such other address (and details) as that party may notify to the others in writing from time to time in accordance with the requirements of this clause:
(a)	Celsus Therapeutics PLC Thames House Portsmouth Road Esher Surrey KT10 5AD
(b)	RPC PHARMA LIMITED Regent House Office 21 Bisazza Street Sliema SLM1640 Malta

13.	Agent for service
13.1	In this clause 13, “RPC’s Agent” means McDermott, Will and Emery UK LLP of 110 Bishopsgate, London EC2N 4AY (marked for the attention of Nicholas Azis) (or any substitute agent appointed pursuant to clause 13.3).
13.2	RPC:
13.2.1	(subject to clause 13.3) irrevocably appoints RPC’s Agent as its agent to accept service on its behalf of (a) notices and (b) process in any legal action or proceedings before the courts of England and Wales relating to any acquisition dispute;
13.2.2	irrevocably agrees that any notice to be given to it is deemed to have been properly given if it is given to RPCs’ Agent in accordance with the provisions of clause 12 (whether or not such Notice is forwarded to or received by RPC; and
13.2.3	irrevocably agrees that failure by RPC’s Agent to notify it of the process will not invalidate the legal action or proceedings concerned.
13.3	If, for any reason, RPC’s Agent ceases to be able to act as agent or no longer has a postal address in the United Kingdom, RPC shall immediately:
13.3.1	(subject to this clause 13.3) irrevocably appoint a substitute agent with a postal address in the United Kingdom; and
13.3.2	Notify the Company of the name, relevant contact (where appropriate) and postal and email address of the substitute agent.

Such appointment and notice shall be effective on the fifth Business day after the date on which the notice given pursuant to clause 13.3.2 is deemed to have been served or delivered in accordance with clause 12.

14.	Governing law and jurisdiction
14.1	This Agreement, or any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with English law.
14.2	The courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Agreement (including, without limitation, claims for set-off or counterclaim) or the legal relationships established by this Agreement.
15.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.

AS WITNESS the hands of the parties or their duly authorised representatives the day and year first above written.

Signed by	)
for and on behalf of	)
Celsus Therapeutics PLC	) /s/ Gur Roshwalb
Gur Roshwalb
Signed by	)
for and on behalf of	) /s/ Ray Prudo
RPC Pharma Limited	) Ray Prudo

Annex D

CONFIDENTIAL

June 23, 2015

Board of Directors
Celsus Therapeutics plc
The Gridiron Building
One Pancras Square
C/O Pearl Cohen Zedek Latzer Baratz UK LLP London, NIC4AG

Members of the Board of Directors:

We understand that Celsus Therapeutics plc, a company registered in England (the “Company”), proposes to enter into a Share Exchange Agreement, expected to be dated as of June 24, 2015 (the “Share Exchange Agreement”), by and between the Company and RPC Pharma Limited (“Seller”), a company registered in Malta and owner of Volution Immuno Pharmaceuticals SA (“Volution”), pursuant to which the Company will acquire all of the issued and outstanding capital stock of Volution from Seller in exchange for newly issued, fully paid ordinary shares (the “Company Shares”) of £0.01 pence each in the capital of the Company (the “Transaction”). We further understand that in connection with the Transaction, the Company shall issue such number of Company Shares to the Seller (the “Consideration Shares”) so that, once issued, the Company Shares so issued represent 91.68% of the Company’s Fully Diluted Share Capital. The terms and conditions of the Transaction are more fully set forth in the Share Exchange Agreement and capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Share Exchange Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the Company of the exchange ratio in the Transaction.

In the course of performing our review and analyses for rendering the opinion set forth below, we have:

(i)	reviewed the financial terms of a draft copy of the Share Exchange Agreement as of June 22, 2015, which was the most recent draft available to us (the “Draft Share Exchange Agreement”);
(ii)	reviewed certain publicly available business and financial information concerning the Company and Volution and the industries in which they operate;
(iii)	reviewed certain internal financial analyses and forecasts of the Company and Volution prepared by and provided to us by the management of the Company relating to each of the Company’s and Volution’s business, including certain benefits to be realized as a result of the Transaction (the “Projections”);
(iv)	reviewed the long-range plan of Volution’s business prepared by and provided to us by the management of the Company (the “Long-Range Plan”);
(v)	conducted discussions with members of senior management and representatives of the Company and Volution concerning the matters described in clauses (ii)-(iv) above and certain other matters we believed necessary or appropriate to our inquiry;
(vi)	compared the financial and operating performance of Volution with publicly available information concerning other publicly-traded companies and reviewed the current and historical market prices of securities of certain publicly traded securities of such other companies, in each case, that we deemed relevant;
(vii)	compared the financial and operating performance of Volution with the performance of the initial public offerings of certain companies that we deemed relevant;

(viii)	reviewed and analyzed the proposed financial terms of the Transaction as compared to the financial terms of certain selected business combinations and the consideration paid in such transactions that we deemed relevant;
(ix)	reviewed and analyzed, based on the Projections, the cash flows generated by Volution to determine the present value of Volution’s discounted cash flows; and
(x)	performed such other financial studies, analyses and investigations and considered such other information as we deemed appropriate for the purposes of the opinion set forth below.

In arriving at the opinion set forth below, we have assumed and relied upon, without assuming liability or responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information that was publicly available or was provided to, discussed with or reviewed by us upon the assurances of the management of the Company and Volution that they are not aware of any material relevant developments or matters related to the Company or Volution or that may affect the Transaction that has been omitted or that remains undisclosed to us. The opinion set forth below does not address any legal, regulatory, tax, accounting or financial reporting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from experts. We have not conducted any independent verification of the Projections and express no view as to the Projections or the assumptions on which they are based. Without limiting the generality of the foregoing, with respect to the Projections, we have assumed, with your consent, and based upon discussions with the Company’s management, that they have been reasonably prepared in good faith, that the Projections are the best currently available estimates and judgments of the management of the Company of the future results of operations and financial performance of Volution, including the amount and timing of the estimated benefits to be realized as a result of the Transaction.

In arriving at the opinion set forth below, we have made no analysis of, and express no opinion as to, the adequacy of the reserves of Volution and have relied upon information supplied to us by Volution and the Company as to such adequacy. In addition, we have not made any independent evaluations or appraisals of the assets or liabilities (including any contingent derivatives or off-balance-sheet assets or liabilities) of the Company or Volution or any of their respective subsidiaries, and we have not been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company, Volution or any other entity under any state or federal law relating to bankruptcy, insolvency or similar matters. We have assumed that there has been no material change in the assets, financial condition, business or prospects of Volution since the date of the most recent relevant financial statements made available to us. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Volution or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither Volution nor the Company is party to any material pending transaction that has not been disclosed to us, including, without limitation, any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Transaction.

We have assumed that the representations and warranties of each party contained in the Share Exchange Agreement and in all other related documents and instruments that are referred to therein are and will be true and correct as of the date or the dates made or deemed made, that each party thereto will fully and timely perform all of the covenants and agreements required to be performed by it under the Share Exchange Agreement and any other agreement contemplated thereby, that all conditions to the consummation of the Transaction will be satisfied without waiver thereof and that the Transaction and the other transactions contemplated by the Share Exchange Agreement will be consummated in accordance with the terms of the Share Exchange Agreement without waiver, modification or amendment of any term, condition or agreement thereof. Without limiting the foregoing, we have further assumed that no holder of securities of Volution shall be required, directly or indirectly to make any payment to indemnify or hold harmless the Company or any other indemnified party named in the Share Exchange Agreement under the Share Exchange Agreement. We have assumed that the final form of the Share Exchange Agreement will be in all respects relevant to our analysis identical to the Draft Share Exchange Agreement. We have also assumed that any governmental, regulatory and other consents and approvals contemplated in connection with the Transaction will be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the Company, Volution or the benefits to be realized as a result of the Transaction.

We have considered the amount of the Consideration to be paid in connection with the Transaction and the other transactions contemplated by the Share Exchange Agreement in the aggregate without considering any allocation of the Consideration among the securityholders of the Seller.

Our opinion set forth below is necessarily based on economic, market, financial and other conditions as they exist, and on the information made available to us, as of the date of this letter. It should be understood that, although subsequent developments may affect the conclusion reached in such opinion, we do not have any obligation to update, revise or reaffirm this opinion.

Our opinion set forth below addresses solely the fairness, from a financial point of view, to the Company of the exchange ratio in the Transaction and does not address any other terms in the Share Exchange Agreement or any other agreement relating to the Transaction or any other aspect or implication of the Transaction, including, without limitation, the form or structure of the Transaction. Our opinion does not address the Company’s underlying business decision to proceed with the Transaction or the relative merits of the Transaction compared to other alternatives available to the Company. We express no opinion as to the prices or ranges of prices at which shares of securities of any person, including the Company, will trade at any time, including following the announcement or consummation of the Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Transaction, or any class of such persons, relative to the compensation to be paid to the securityholders of the Seller in connection with the Transaction or with respect to the fairness of any such compensation.

It is understood that this letter and the opinion set forth below are provided to the Board of Directors of the Company for your information in connection with your consideration of the Transaction and may not be used for any other purpose or disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever without our prior written consent. All advice and opinions (written and oral) rendered by us are intended for the use and benefit of the Board of Directors of the Company, and they may not be used for any other purpose without our prior written consent. The opinion set forth below does not constitute a recommendation to the Board of Directors of the Company or any stockholder of the Company or Volution as to how to vote on or to take any other action in connection with the Transaction, including, without limitation, how any stockholder should vote his, her or its shares in connection with the Transaction.

As part of our investment banking services, we are regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, and for other purposes. We have acted as the Company’s financial advisor in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We will also receive an additional fee for rendering the opinion set forth below. In the two years prior to the date hereof, we have provided and may currently be providing certain investment banking and financial advisory services to the Company and have received customary fees in connection with such services. We may also seek to provide investment banking or financial advisory services to the Company and Volution and/or certain of their respective affiliates in the future and expect to receive fees for the rendering of these services.

The opinion set forth below was reviewed and approved by a fairness committee of MTS Securities, LLC.

Based upon and subject to the foregoing, it is our opinion as of the date hereof that the exchange ratio in the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

MTS SECURITIES, LLC

Annex E

CELSUS THERAPEUTICS PLC

AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN

1.	DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Celsus Therapeutics PLC Amended and Restated 2014 Equity Incentive Plan, have the following meanings:

Administrator means the committee to which the Board of Directors has delegated the authority to grant equity under the Plan.

Affiliate means a corporation which, is a parent or subsidiary of the Company, direct or indirect, in an unbroken chain of corporations if, each of the corporations (except for the ultimate parent corporation) owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Agreement means an agreement between the Company and a Participant delivered pursuant to the Plan, in such form as the Administrator shall approve.

Applicable Law means the requirements relating to (a) the adoption and administration of equity plans under United Kingdom corporate laws, (b) the offer and issuance of equity under United States federal securities laws and regulations and any applicable securities laws of any other jurisdiction, (c) the Code, (d) any stock exchange or quotation system on which the Common Stock is then listed or traded, and (e) any other the applicable laws or regulations.

Board of Directors means the Board of Directors of the Company.

Cause means, with respect to a Participant (a) dishonesty with respect to the Company or any Affiliate, (b) insubordination, substantial malfeasance or non-feasance of duty, (c) unauthorized disclosure of confidential information, (d) breach by a Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate, and (e) conduct substantially prejudicial to the business of the Company or any Affiliate; provided, however, that any provision in an agreement between a Participant and the Company or an Affiliate, which contains a conflicting definition of Cause for termination and which is in effect at the time of such termination, shall supersede this definition with respect to that Participant. The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company.

Code means the United States Internal Revenue Code of 1986, as amended, including any successor statute, regulation and guidance thereto.

Common Stock means ordinary shares of the Company, par value £0.01 per share.

Company means Celsus Therapeutics PLC, a company formed under the laws of England and Wales.

Consultant means any natural person who is an advisor or consultant that provides bona fide services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.

Disability or Disabled means a permanent and total disability in which an individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

Director means a member of the Board of Directors.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or Director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fair Market Value of a Share of Common Stock means:

(1)	If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or, if not applicable, the last price of the Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;
(2)	If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and
(3)	If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine in compliance with Applicable Laws.

ISO means an option intended to qualify as an incentive stock option under Section 422 of the Code.

Non-Qualified Option means an option which is not intended to qualify as an ISO.

Option means an ISO or Non-Qualified Option granted under the Plan.

Participant means an Employee, Director, or Consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.

Plan means this Celsus Therapeutics PLC Amended and Restated 2014 Equity Incentive Plan.

Securities Act means the Securities Act of 1933, as amended.

Shares means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

Stock-Based Award means a grant by the Company under the Plan of an equity award or equity based award which is not an Option or Stock Grant.

Stock Grant means a grant by the Company of Shares under the Plan.

Stock Right means a right to Shares or the value of Shares of the Company granted pursuant to the Plan — an ISO, a Non-Qualified Option, a Stock Grant or a Stock-Based Award.

Survivor means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.

2.	PURPOSES OF THE PLAN.

The Plan is intended to encourage ownership of Shares by Employees, Directors of and certain Consultants to the Company and its Affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of ISOs, Non-Qualified Options, Stock Grants and Stock-Based Awards.

3.	SHARES SUBJECT TO THE PLAN.

The number of Shares as to which Stock Rights (including ISOs) may be issued from time to time pursuant to this Plan shall be the sum of: (i) 141,142,420 shares of Common Stock and (ii) any shares of Common Stock that are represented by awards granted under the Company’s 2007 Stock Option Plan that are forfeited, expire or are cancelled without delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company on or after June 19, 2014, or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 22 of this Plan; provided, however, that no more than 2,831,690 Shares shall be added to the Plan pursuant to subsection (ii).

If an Option ceases to be outstanding, in whole or in part (other than by exercise), or if the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Stock Grant or Stock-Based Award, or if any Stock Right expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued, the unissued or reacquired Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan. Notwithstanding the foregoing, if a Stock Right is exercised, in whole or in part, by tender of Shares or if the Company or an Affiliate’s tax withholding obligation is satisfied by withholding Shares, the number of Shares deemed to have been issued under the Plan for purposes of the limitation set forth in Paragraph 3(a) above shall be the number of Shares that were subject to the Stock Right or portion thereof, and not the net number of Shares actually issued.

4.	ADMINISTRATION OF THE PLAN.

Subject to the provisions of the Plan, the Administrator is authorized to:

a.	Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;
b.	Determine which Employees, Directors and Consultants shall be granted Stock Rights;
c.	Determine the number of Shares for which a Stock Right or Stock Rights shall be granted; provided however that in no event shall Stock Rights with respect to more than 1,000,000 Shares be granted to any Participant in any fiscal year;
d.	Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted;
e.	Amend any term or condition of any outstanding Stock Right, other than reducing the exercise price or purchase price, provided that (i) such term or condition as amended is not prohibited by the Plan; (ii) any such amendment shall not impair the rights of a Participant under any Stock Right previously granted without such Participant’s consent or in the event of death of the Participant the Participant’s Survivors; and (iii) any such amendment shall be made only after the Administrator determines whether such amendment would cause any adverse tax consequences to the Participant, including, but not limited to, the annual vesting limitation contained in Section 422(d) of the Code and described in Paragraph 6(B)(iv) below with respect to ISOs and pursuant to Section 409A of the Code; and
f.	Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company or to Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right;

provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of not causing any adverse tax consequences under Section 409A of the Code and preserving the tax status under Section 422 of the Code of those Options which are designated as ISOs. Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors. In addition, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Administrator.

To the extent permitted under Applicable Law, the Board of Directors or the Administrator may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board of Directors or the Administrator may revoke any such allocation or delegation at any time.

5.	ELIGIBILITY FOR PARTICIPATION.

The Administrator will, in its sole discretion, name the Participants in the Plan, provided, however, that each Participant must be an Employee, Director or Consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person not then an Employee, Director or Consultant of the Company or of an Affiliate. The actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. ISOs may be granted only to Employees who are deemed to be residents of the United States for tax purposes. Non-Qualified Options, Stock Grants and Stock-Based Awards may be granted to any Employee, Director or Consultant of the Company or an Affiliate. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify him or her from, participation in any other grant of Stock Rights or any grant under any other benefit plan established by the Company or any Affiliate for Employees, Directors or Consultants.

6.	TERMS AND CONDITIONS OF OPTIONS.

Each Option shall be set forth in writing in an Option Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto. The Option Agreements shall be subject to at least the following terms and conditions:

A.	Non-Qualified Options: Each Option intended to be a Non-Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non-Qualified Option:
i.	Exercise Price: Each Option Agreement shall state the exercise price per share of the Shares covered by each Option, which exercise price shall be determined by the Administrator and shall be at least equal to the greater of the par value or the Fair Market Value per share of Common Stock on the date of grant of the Option.
ii.	Number of Shares: Each Option Agreement shall state the number of Shares to which it pertains.
iii.	Vesting: Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain performance conditions or the attainment of stated goals or events.

iv.	Additional Conditions: Exercise of any Option may be conditioned upon the Participant’s execution of a Share purchase agreement in form satisfactory to the Administrator providing for certain protections for the Company and its other shareholders, including requirements that:
a.	The Participant’s or the Participant’s Survivors’ right to sell or transfer the Shares may be restricted; and
b.	The Participant or the Participant’s Survivors may be required to execute letters of investment intent and must also acknowledge that the Shares will bear legends noting any applicable restrictions.
v.	Term of Option: Each Option shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide.
B.	ISOs: Each Option intended to be an ISO shall be issued only to an Employee who is deemed to be a resident of the United States for tax purposes, and shall be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 of the Code and relevant regulations and rulings of the Internal Revenue Service:
i.	Minimum standards: The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(A) above, except clause (i) and (v) thereunder.
ii.	Exercise Price: Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:
a.	10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Common Stock on the date of grant of the Option; or
b.	More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 110% of the Fair Market Value per share of the Common Stock on the date of grant of the Option.
iii.	Term of Option: For Participants who own:
a.	10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or
b.	More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.
iv.	Limitation on Yearly Exercise: The Option Agreements shall restrict the amount of ISOs which may become exercisable in any calendar year (under this or any other ISO plan of the Company or an Affiliate) so that the aggregate Fair Market Value (determined on the date each ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by the Participant in any calendar year does not exceed $100,000.

7.	TERMS AND CONDITIONS OF STOCK GRANTS.

Each Stock Grant to a Participant shall state the principal terms in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:

(a)	Each Agreement shall state the purchase price per share, if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator but shall not be less than the minimum consideration required by Applicable Law on the date of the grant of the Stock Grant;
(b)	Each Agreement shall state the number of Shares to which the Stock Grant pertains; and
(c)	Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant and the purchase price therefor, if any, including the time period or performance conditions or the attainment of stated goals or events upon which such rights shall accrue.
8.	TERMS AND CONDITIONS OF OTHER STOCK-BASED AWARDS.

The Administrator shall have the right to grant other Stock-Based Awards based upon the Common Stock having such terms and conditions as the Administrator may determine, including, without limitation, the grant of Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of stock appreciation rights, phantom stock awards or stock units. The principal terms of each Stock-Based Award shall be set forth in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company. Each Agreement shall include the terms of any right of the Company to terminate the Stock-Based Award without the issuance of Shares, including time-based or performance-based vesting conditions or the attainment of stated goals or events upon which Shares shall be issued.

To the extent a Stock-Based Award is subject to Section 409A of the Code, such Stock-Based Award shall be paid as provided in the Agreement on the earliest to occur of:

•	death,
•	disability within the meaning of Section 409A of the Code,
•	separation from service with the Company and all of its Affiliates or, in the case of a Specified Employee (which for these purposes is a key employee of the Company or an Affiliate as defined in Section 416(i) of the Code without regard to paragraph (5) thereof), 6 months after a separation from service with the Company and all of its Affiliates,
•	a “change in control event” within the meaning of Section 409A of the Code, or
•	a fixed date as specified by the Administrator in the applicable Agreement.

Payment of a Stock-Based Award subject to Section 409A of the Code shall not be accelerated, except as provided in regulations issued by the Secretary of the Treasury under Section 409A of the Code.

The Company intends that the Plan and any Stock-Based Awards granted hereunder to a United States taxpayer be exempt from the application of Section 409A of the Code, or meet the requirements of paragraphs (2), (3) and (4) of subsection (a) of Section 409A of the Code, and be operated in accordance with Section 409A of the Code, so that any compensation deferred under any Stock-Based Award (and applicable investment earnings) shall not be included in income under Section 409A of the Code. Any ambiguities in the Plan shall be construed to effect the intent as described in this Paragraph 8.

9.	EXERCISE OF OPTIONS AND ISSUE OF SHARES.

An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company or its designee (in a form acceptable to the Administrator, which may include electronic notice), together with provision for payment of the aggregate exercise price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such notice shall be signed by the person exercising the Option (which signature may be provided electronically in a form acceptable to the Administrator), shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the exercise price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or such other currencies as may be determined by the Administrator; or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) having a Fair Market Value equal as of the date of the exercise to the aggregate cash exercise price for the number of Shares as to which the Option is being exercised; or (c) at the discretion of the Administrator, by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal as of the date of exercise to the aggregate exercise price for the number of Shares as to which the Option is being exercised; or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator; or (e) at the discretion of the Administrator, by any combination of (a), (b), (c) and (d) above; or (e) at the discretion of the Administrator, payment of such other lawful consideration as the Administrator may determine. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422 of the Code.

Upon confirmation of the exercise of the Option by the Company, the Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant’s Survivors, as the case may be). In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be fully paid, non-assessable Shares.

10.	PAYMENT IN CONNECTION WITH THE ISSUANCE OF STOCK GRANTS AND STOCK-BASED AWARDS AND ISSUE OF SHARES.

Any Stock Grant or Stock-Based Award requiring payment of a purchase price for the Shares as to which such Stock Grant or Stock-Based Award is being granted shall be made (a) in United States dollars in cash or such other currencies as may be determined by the Administrator; or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) and having a Fair Market Value equal as of the date of payment to the purchase price of the Stock Grant or Stock-Based Award; or (c) at the discretion of the Administrator, by any combination of (a) and (b) above; or (d) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine.

The Company shall when required pursuant to the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Grant or Stock-Based Award was made to the Participant (or to the Participant’s Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement. In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

11.	RIGHTS AS A SHAREHOLDER.

No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right, except after due exercise of an Option or issuance of Shares as set forth in any Agreement, tender of the aggregate exercise or full purchase price, if any, for the Shares being purchased and registration of the Shares in the Company’s share register in the name of the Participant.

12.	ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement provided that no Stock Right may be transferred by a Participant for value. Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO. The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above during the Participant’s lifetime, a Stock Right shall only be exercisable by or issued to such Participant (or his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

13.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN “FOR CAUSE” OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement, in the event of a termination of service (whether as an Employee, Director or Consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:

a.	A Participant who ceases to be an Employee, Director or Consultant of the Company or of an Affiliate (for any reason other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 14, 15, and 16, respectively), may exercise any Option granted to him or her to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in a Participant’s Option Agreement.
b.	Except as provided in Subparagraph (c) below, or Paragraph 15 or 16, in no event may an Option intended to be an ISO, be exercised later than three months after the Participant’s termination of employment.
c.	The provisions of this Paragraph, and not the provisions of Paragraph 15 or 16, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, Director status or consultancy; provided, however, in the case of a Participant’s Disability or death within three months after the termination of employment, Director status or consultancy, the Participant or the Participant’s Survivors may exercise the Option within one year after the date of the Participant’s termination of service, but in no event after the date of expiration of the term of the Option.
d.	Notwithstanding anything herein to the contrary, if subsequent to a Participant’s termination of employment, termination of Director status or termination of consultancy, but prior to the exercise of an Option, the Administrator determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then such Participant shall forthwith cease to have any right to exercise any Option.
e.	A Participant to whom an Option has been granted under the Plan who is absent from the Company or an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, Director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide; provided, however, that, for ISOs, any leave of absence granted by the Administrator of greater than ninety days, unless pursuant to a contract or statute that guarantees the right to reemployment, shall cause such ISO to become a Non-Qualified Option on the 181st day following such leave of absence.
f.	Except as required by law or as set forth in a Participant’s Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant’s status within or among the Company and any Affiliates and the Participant continues to be an Employee, Director or Consultant of the

Company or any Affiliate; provided, however, if a Participant’s employment by either the Company or an Affiliate shall cease (other than to become an employee of an Affiliate or the Company) or the entity that employees the Participant is no longer deemed an Affiliate, such termination shall affect the Participant’s rights under any Option granted to such Participant in accordance with the terms of the Plan and the Participant’s Option Agreement.
14.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Option Agreement, the following rules apply if the Participant’s service (whether as an Employee, Director or Consultant) with the Company or an Affiliate is terminated for Cause prior to the time that all his or her outstanding Options have been exercised:

a.	All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated for Cause will immediately be forfeited.
b.	Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then the right to exercise any Option is forfeited.
15.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement, a Participant who ceases to be an Employee, Director or Consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant to the extent that the Option has become exercisable but has not been exercised on the date of the Participant’s termination of service due to Disability. A Disabled Participant may exercise the Option only within the period ending one year after the date of the Participant’s termination of service due to Disability, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not been terminated due to Disability and had continued to be an Employee, Director or Consultant or, if earlier, within the originally prescribed term of the Option.

The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

16.	EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Option Agreement, in the event of the death of a Participant while the Participant is an Employee, Director or Consultant of the Company or of an Affiliate, such Option may be exercised by the Participant’s Survivors to the extent that the Option has become exercisable but has not been exercised on the date of death. If the Participant’s Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an Employee, Director or Consultant or, if earlier, within the originally prescribed term of the Option.

17.	EFFECT OF TERMINATION OF SERVICE ON STOCK GRANTS AND STOCK-BASED AWARDS.

In the event of a termination of service (whether as an Employee, Director or Consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant or a Stock-Based Award and paid the purchase price, if required, such grant shall terminate.

For purposes of this Paragraph 17 and Paragraph 18 below, a Participant to whom a Stock Grant or a Stock-Based Award has been issued under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, Director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

In addition, for purposes of this Paragraph 17 and Paragraph 18 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, Director status or consultancy so long as the Participant continues to be an Employee, Director or Consultant of the Company or any Affiliate.

18.	EFFECT ON STOCK GRANTS AND STOCK_BASED AWARDS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE.

Except as otherwise provided in a Participant’s Agreement, in the event of a termination of service for any reason (whether as an Employee, Director or Consultant), other than for Cause for which event there are special rules in Paragraph 19 below, before all forfeiture provisions or Company rights of repurchase shall have lapsed, then the Company shall have the right to cancel or repurchase that number of Shares subject to a Stock Grant or Stock-Based Award as to which the Company’s forfeiture or repurchase rights have not lapsed.

With respect to a termination for a Disability, the Administrator shall make the determination both as to whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

19.	EFFECT ON STOCK GRANTS OR STOCK BASED-AWARDS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if the Participant’s service (whether as an Employee, Director or Consultant) with the Company or an Affiliate is terminated for Cause:

a.	All Shares subject to any Stock Grant or Stock Based-Award that remain subject to forfeiture provisions or as to which the Company shall have a repurchase right shall be immediately forfeited to the Company as of the time the Participant is notified his or her service is terminated for Cause.
b.	Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then all Shares subject to any Stock Grant or Stock Based-Award that remained subject to forfeiture provisions or as to which the Company had a repurchase right on the date of termination shall be immediately forfeited to the Company
20.	PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue Shares under the Plan unless and until the following conditions have been fulfilled:

a.	The person(s) who receives a Stock Right shall warrant to the Company, prior to the receipt of Shares, that such person is acquiring such Shares for his or her own account, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person acquiring such Shares shall be bound by the provisions of the following legend (or a legend in substantially similar form) which shall be endorsed upon the certificate(s) evidencing the Shares issued pursuant to such exercise or such grant:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”

b.	At the discretion of the Administrator, the Company shall have received an opinion of its U.S. counsel that the Shares may be issued in compliance with the Securities Act without registration thereunder.

The Company may delay issuance of the Shares until completion of any action or obtaining of any consent which the Company deems necessary under any Applicable Law.

21.	DISSOLUTION OR LIQUIDATION OF THE COMPANY.

Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants and Stock-Based Awards which have not been accepted, to the extent required under the applicable Agreement, will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation. Upon the dissolution or liquidation of the Company, any outstanding Stock-Based Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.

22.	ADJUSTMENTS.

Upon the occurrence of any of the following events, a Participant’s rights with respect to any outstanding Stock Right granted to him or her hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant’s Agreement:

A. Stock Dividends and Stock Splits.  If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, each Stock Right and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the exercise or purchase price per share, to reflect such events. The number of Shares subject to the limitations in Paragraphs 3 and 4(c) shall also be proportionately adjusted upon the occurrence of such events.

B. Corporate Transactions.  If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company’s assets other than a transaction to merely change the state of incorporation or other internal reorganization of the Company (a “Corporate Transaction”), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that such Options must be exercised (either (a) to the extent then exercisable or, (b) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period such Options which have not been exercised shall terminate; or (iii) terminate such Options in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock into which such Option would have been exercisable (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph) less the aggregate exercise price thereof. For purposes of determining the payments to be made pursuant to Subclause (iii) above, in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors.

With respect to outstanding Stock Grants, the Administrator or the Successor Board, shall make appropriate provision for the continuation of such Stock Grants on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Stock Grants either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate

Transaction or securities of any successor or acquiring entity. In lieu of the foregoing, in connection with any Corporate Transaction, the Administrator may provide that, upon consummation of the Corporate Transaction, each outstanding Stock Grant shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock comprising such Stock Grant (to the extent such Stock Grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Administrator, all forfeiture and repurchase rights being waived upon such Corporate Transaction).

In taking any of the actions permitted under this Paragraph 22B, the Administrator shall not be obligated by the Plan to treat all Stock Rights, all Stock Rights held by a Participant, or all Stock Rights of the same type, identically.

C. Recapitalization or Reorganization.  In the event of a recapitalization or reorganization of the Company, other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising an Option or accepting a Stock Grant after the recapitalization or reorganization shall be entitled to receive for the price paid upon such exercise or acceptance, if any, the number of replacement securities which would have been received if such Option had been exercised or Stock Grant accepted prior to such recapitalization or reorganization.

D. Adjustments to Stock-Based Awards.  Upon the happening of any of the events described in Subparagraphs A, B or C above, any outstanding Stock-Based Award shall be appropriately adjusted to reflect the events described in such Subparagraphs. The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 22, including, but not limited to the effect of any Corporate Transaction, and, subject to Paragraph 4, its determination shall be conclusive.

E. Modification of Options.  Notwithstanding the foregoing, any adjustments made pursuant to Subparagraph A, B or C above with respect to Options shall be made only after the Administrator determines whether such adjustments would (i) constitute a “modification” of any ISOs (as that term is defined in Section 424(h) of the Code) or (ii) cause any adverse tax consequences for the holders of Options, including, but not limited to, pursuant to Section 409A of the Code. If the Administrator determines that such adjustments made with respect to Options would constitute a modification or other adverse tax consequence, it may refrain from making such adjustments, unless the holder of an Option specifically agrees in writing that such adjustment be made and such writing indicates that the holder has full knowledge of the consequences of such “modification” on his or her income tax treatment with respect to the Option. This paragraph shall not apply to the acceleration of the vesting of any ISO that would cause any portion of the ISO to violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6(B)(iv).

23.	ISSUANCES OF SECURITIES.

Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

24.	FRACTIONAL SHARES.

No fractional shares shall be issued under the Plan and the person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

25.	CONVERSION OF ISOs INTO NON-QUALIFIED OPTIONS; TERMINATION OF ISOs.

The Administrator, at the written request of any Participant, may in its discretion take such actions as may be necessary to convert such Participant’s ISOs (or any portions thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Participant is an Employee of the Company or an Affiliate at the time of such conversion. At the time of such conversion, the Administrator (with the consent of the Participant) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any Participant the right to have such Participant’s ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Administrator takes appropriate action. The Administrator, with the consent of the Participant, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

26.	WITHHOLDING.

In the event that any U.S. federal, other country, state, or local income taxes, employment taxes, Federal Insurance Contributions Act (“F.I.C.A.”) withholdings or other amounts are required by Applicable Law to be withheld from the Participant’s salary, wages or other remuneration in connection with the issuance of a Stock Right or Shares under the Plan or for any other reason required by Applicable Law, the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner set forth under the definition of Fair Market Value provided in Paragraph 1 above, as of the most recent practicable date prior to the date of exercise. If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer. The Administrator in its discretion may condition the exercise of an Option for less than the then Fair Market Value on the Participant’s payment of such additional withholding.

27.	NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any Shares acquired pursuant to the exercise of an ISO. A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale or gift) of such Shares before the later of (a) two years after the date the Employee was granted the ISO, or (b) one year after the date the Employee acquired Shares by exercising the ISO, except as otherwise provided in Section 424(c) of the Code. If the Employee has died before such Shares are sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

28.	TERMINATION OF THE PLAN.

The Plan will terminate on April 30, 2024, the date which is ten years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders of the Company. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination. Termination of the Plan shall not affect any Stock Rights theretofore granted.

29.	AMENDMENT OF THE PLAN AND AGREEMENTS.

The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator, including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code or any other tax regulation of any applicable jurisdiction, and to the extent necessary to qualify the Shares issuable under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers or other exchange. Any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval. Other than as set forth in Paragraph 22 of the Plan, the exercise price of an Option may not be reduced without stockholder approval.

Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to him or her. With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant.

30.	EMPLOYMENT OR OTHER RELATIONSHIP.

Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or Director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or Director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

31.	GOVERNING LAW.

This Plan shall be construed and enforced in accordance with the laws of England and Wales.

PROXY FORM

CELSUS THERAPEUTICS PLC
For use at the General Meeting to be held at the offices of Celsus Therapeutics PLC,
24 West 40th Street, 8th Floor, New York, NY 10018 at [•] p.m. local time on [•], 2015.

I/We . (Name in full block capitals please)
of
being (a) member(s) of Celsus Therapeutics plc (the “Company”) hereby appoint the Chairman of the meeting or .
as my/our proxy to attend, speak and vote for me/us and on my/our behalf as identified by an “X” in the appropriate box below at the general meeting of the Company to be held at [•] local time on [•], 2015 and at any adjournment of the meeting. This form of proxy relates to the resolutions referred to below.
I/We instruct my/our proxy to vote as follows:

Ordinary Resolutions	For	Against	Abstain (see note 2)	Discretionary (see note 3)
1. To approve the issuance of Celsus’s Ordinary Shares, par value £0.01 pursuant to the Share Exchange Agreement, dated as of July 10, 2015, by and among Celsus and RPC Pharma Limited.
2. To change the name of the Company to “Akari Therapeutics, Plc”.
3. To elect Ray Prudo, M.D. as a Class C director.
4. To elect Clive Richardson as a Class B director.

5.

To approve a proposed amendment to the Company’s 2014 Equity Incentive Plan to increase the number of shares available for the grant of awards by 135,277,420 shares provided that the Acquisition is completed.

6.

To approve an increase in the cap on aggregate director fees (excluding executive Director remuneration) in article 27.1 of the Celsus’ Articles of Association at US$500,000 per annum, such sum to be automatically increased at the end of each fiscal year of Celsus by the same percentage increase as the increase in the U.S. consumer Prices Index as published by the U.S. Bureau of Labor Statistics over that fiscal year.

Dated this  2015.
Signature(s)
Notes:

1.	Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any indication, the proxy will exercise his/her discretion as to whether and how he/she votes. The proxy may also vote or abstain from voting as he/she thinks fit on any other business which may properly come before the meeting.
2.	If you mark the box “abstain”, it will mean that your proxy will abstain from voting and, accordingly, your vote will not be counted either for or against the relevant resolution. It should be noted that a vote Abstain is not a vote in law.

3.	If you mark the box “discretionary”, the proxy can vote as it chooses or can decide not to vote at all.
4.	The form of proxy should be signed and dated by the shareholder or his attorney duly authorised in writing. If the appointer is a corporation this proxy should be under seal or under the hand of an officer or attorney duly authorised. Any alteration made to the form of proxy should be initialed.
5.	To be valid, this form of proxy, together with a duly signed and dated power of attorney or any other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority) must be signed and dated and lodged at the Company’s registrars at the address below, so as to be received not less than 48 hours before the time appointed for the meeting.
6.	A proxy need not be a shareholder of the Company. A shareholder may appoint a proxy of his/her own choice. If you wish to appoint someone else, please delete the words “the Chairman of the meeting” and insert the name of the person whom you wish to appoint in the space provided. The Chairman of the meeting will act as your proxy, whether or not such deletion is made, if no other name is inserted. A shareholder may appoint more than one proxy in relation to the meeting provided that each proxy is appointed to exercise rights attached to different shares.
7.	In the case of joint holders, signature of any one holder will be sufficient, but the names of all the joint holders should be stated. The vote of the senior holder (according to the order in which the names stand in the register of members in respect of the holding) who tenders a vote in person or by proxy will be accepted to the exclusion of the vote(s) of the other joint holder(s).
8.	Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, as amended, the Company specifies that entitlement to attend and vote at the General Meeting, and the number of votes which may be cast at the General Meeting, will be determined by reference to the Company’s register of members at 6:00 p.m. (London time) on [•], 2015 or, if the General Meeting is adjourned, at close of business on the date which is two days before the day of the adjourned General Meeting (as the case may be). In each case, changes to the register of members after such time will be disregarded.
9.	Completion and return of a form of proxy will not preclude a shareholder from attending the meeting and voting in person.
10.	The Company has retained SLC Registrars to hold and maintain its register of members. SLC Registrars will be engaged by the Company to send proxy forms to all registered members appearing on that register and to take delivery of completed proxy forms posted to it in accordance with the details above. Persons, who own Ordinary Shares through a brokerage firm, bank or other financial institution, including persons who own Ordinary Shares in the form of ADSs through the Depositary (“Beneficial Owners”), must return a voting instruction form to have their shares or the shares underlying their ADSs, as the case may be, voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from Beneficial Owners may vote at their discretion. ADR holders are not entitled to vote directly at the General Meeting, but a Deposit Agreement, as amended, exists between the Depositary and the holders of ADRs pursuant to which registered holders of ADRs are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Ordinary Shares so represented. The Depositary has agreed that it will endeavor, insofar as practicable, to vote (in person or by delivery to the Company of a proxy) the Ordinary Shares registered in the name of State Street Nominees Ltd, as custodian for the Depositary, in accordance with the instructions of the ADR holders. Instructions from the ADR holders must be sent to the Depositary so that the instructions are received by no later than [•], 2015, at 10.00 am New York time.

Address for lodgment of Proxies:
SLC Registrars
42 – 50 Hersham Road
Walton-on-Thames
Surrey KT12 1RZ
United Kingdom